As filed with the Securities and Exchange Commission on February 7, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WESCO INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	5063 (Primary Standard Industrial Classification Code Number)	25-1723342 (IRS Employer Identification Number)

225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Address, including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

Diane E. Lazzaris
Senior Vice President and General Counsel
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
(412) 454-2200
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Adam O. Emmerich John L. Robinson Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Justin C. Choi Executive Vice President, General Counsel and Corporate Secretary Anixter International Inc. 2301 Patriot Blvd. Glenview, Illinois 60026 (224) 521-8000	Irving L. Rotter Gabriel Saltarelli Sidley Austin LLP 787 7th Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the proxy statement/prospectus contained herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	8,317,621 shares(1)	N/A		$997,202,497	(4)	$129,436.89	(5)
Depositary Shares Each Representing a 1/1,000th Interest in a share of Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock	22,055,403 shares(2)	N/A		$997,202,497	(4)		(5)
Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock, par value $0.01 per share	22,056 shares(3)		(6)		(6)		(6)
Total	N/A	N/A		$997,202,497	(4)	$129,436.89	(5)

(1)	Represents the estimated maximum number of shares of WESCO International, Inc. (“WESCO”) common stock, par value $0.01 per share, issuable in connection with the merger described in the proxy statement/prospectus contained herein and is based on (1) the estimated maximum number of shares of Anixter International Inc. (“Anixter”) common stock, par value $1.00, expected to be exchanged in connection with the merger, multiplied by (2) the exchange ratio of 0.2397 shares of WESCO common stock for each share of Anixter common stock under the merger agreement.
(2)	Represents the estimated maximum number of depositary shares (the “depositary shares”), each representing a 1/1,000th interest in a share of WESCO Series A fixed-rate reset cumulative perpetual preferred stock, $25,000 stated amount per whole preferred share (the “WESCO Series A preferred stock”), issuable in connection with the merger described in the proxy statement/prospectus contained herein and is based on (1) the estimated maximum number of shares of Anixter common stock expected to be exchanged in connection with the merger, multiplied by (2) the exchange ratio of 0.6356 depositary shares for each share of Anixter common stock under the merger agreement.
(3)	Represents the estimated maximum number of shares of the WESCO Series A preferred stock, rounded to the nearest whole share, issuable in connection with the merger described in the proxy statement/prospectus contained herein and is based on (1) the estimated maximum number of shares of Anixter common stock expected to be exchanged in connection with the merger, multiplied by (2) the exchange ratio of 0.6356 depositary shares for each share of Anixter common stock under the merger agreement, divided by (3) 1,000.
(4)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (1) the product of (a) $98.39, the average of the high and low sales prices of Anixter common stock, as quoted on the New York Stock Exchange, on February 6, 2020, and (b) the estimated maximum number of shares of Anixter common stock expected to be exchanged in connection with the merger; less (2) $2,458,759,240, the minimum estimated amount of the cash consideration to be paid by the registrant in connection with the merger.
(5)	Computed in accordance with Rules 457(c) and 457(f) under the Securities Act to be $129,436.89, which is equal to 0.0001298 multiplied by the proposed maximum aggregate offering price of $997,202,497.
(6)	No separate consideration will be payable in respect of shares of the WESCO Series A preferred stock, which are issuable in connection with the merger described in the proxy statement/prospectus contained herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. WESCO may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2020

ANIXTER INTERNATIONAL INC.

2301 Patriot Boulevard
Glenview, Illinois 60026

[      ]

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Anixter International Inc., a Delaware corporation (“Anixter”), to be held on [      ], at [      ] a.m./p.m. Central Time at [      ] (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of Anixter by WESCO International, Inc., a Delaware corporation (“WESCO”). Regardless of whether you plan to attend the special meeting, you are encouraged to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On January 10, 2020, Anixter entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “merger agreement”) with WESCO and Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WESCO (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Anixter (the “merger”), with Anixter surviving the merger as a wholly owned subsidiary of WESCO. At the special meeting, Anixter will ask you to adopt the merger agreement.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive for each share of Anixter common stock (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement as further described below (the “cash consideration”), (ii) 0.2397 shares of WESCO common stock, subject to adjustment pursuant to the terms of the merger agreement as further described below (the “common stock consideration”), and (iii) 0.6356 depositary shares (the “depositary shares”), each representing a 1/1,000th interest in a share of newly issued WESCO Series A fixed-rate reset cumulative perpetual WESCO preferred stock, $25,000 stated amount per whole preferred share (the “WESCO Series A preferred stock”), subject to adjustment pursuant to the terms of the merger agreement as further described below (the “preferred stock consideration” and together with the common stock consideration, the “stock consideration”, and the stock consideration together with the cash consideration, the “merger consideration”), in each case, less any applicable withholding taxes. Each Anixter stockholder who would otherwise have been entitled to receive a fractional share of WESCO common stock or a fractional depositary share in the merger will instead receive a cash payment in lieu of such fractional share.

Based on the closing price of WESCO common stock on January 10, 2020, the last full trading day before the public announcement of the merger, and the liquidation preference of the WESCO Series A preferred stock underlying the preferred stock consideration, and giving effect to the downside protection described below, the implied value of the per share merger consideration is $100.00. Based on the closing price of WESCO common stock on January 31, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, and the liquidation preference of the preferred stock consideration, the per share value of Anixter common stock implied by the per share merger consideration is $100.00.

The merger agreement provides for downside protection for the value of WESCO common stock, such that if the volume-weighted average trading price of WESCO common stock on the New York Stock Exchange (the “NYSE”) during a specified period prior to closing is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price is less than $47.10, the amount of the cash consideration will be increased by $2.82. We refer to the adjustment to the cash consideration described above as the “downside protection.”

The merger agreement also provides that WESCO may elect to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. As of the date of this proxy statement/prospectus, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

The proxy statement/prospectus accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to read carefully the accompanying proxy statement/prospectus and the copy of the merger agreement attached as Annex A to the accompanying proxy statement/prospectus.

The board of directors of Anixter (the “Anixter Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Anixter Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of Anixter and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Anixter’s stockholders and (v) recommended that Anixter’s stockholders vote for the adoption of the merger agreement. Accordingly, the Anixter Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and you are encouraged to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of Anixter’s common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement/prospectus, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Samuel Zell
Chairman

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying notice of special meeting of stockholders and proxy statement/prospectus are dated [      ] and are first being mailed to Anixter’s stockholders on or about [      ].

ANIXTER INTERNATIONAL INC.

2301 Patriot Boulevard
Glenview, Illinois 60026

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [       ]

To the Stockholders of Anixter International Inc.:

A special meeting of Anixter stockholders will be held on [       ], at [       ] a.m./p.m. Central Time at [       ], for the following purposes:

1.	to consider and vote on a proposal to adopt the merger agreement by and among Anixter, WESCO and Merger Sub, pursuant to which Merger Sub will be merged with and into Anixter, with Anixter surviving as a wholly owned subsidiary of WESCO;
2.	to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger; and
3.	to consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on [       ] are entitled to notice of, and to vote at, the special meeting. A list of Anixter stockholders entitled to vote at the special meeting will be available for examination by any Anixter stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by Anixter stockholders for any purpose germane to the special meeting during ordinary business hours at Anixter’s principal executive offices located at 2301 Patriot Boulevard, Glenview, Illinois 60026.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement/prospectus and the copy of the merger agreement attached as Annex A to the accompanying proxy statement/prospectus.

The Anixter Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Anixter Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of Anixter and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Anixter’s stockholders and (v) recommended that Anixter’s stockholders vote for the adoption of the merger agreement.

The Anixter Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. If you hold your shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares. Your proxy is being solicited by the Anixter Board and the other participants named in the accompanying proxy statement/prospectus.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Anixter’s proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Toll-Free: (800) 662-5200
Email: AXE@investor.morrowsodali.com

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Justin C. Choi
Executive Vice President, General Counsel & Secretary

Glenview, Illinois
[      ]

Please Vote Today—Your Vote is Important

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about WESCO and Anixter from other documents that WESCO and Anixter have filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information,” beginning on page [    ]. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.

You can obtain copies of this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone at the following addresses and telephone numbers:

For Information Regarding WESCO: WESCO International, Inc. 225 West Station Square Drive Suite 700 Pittsburgh, Pennsylvania 15219 (412) 454-2200 Attention: Investor Relations	For Information Regarding Anixter: Anixter International Inc. 2301 Patriot Blvd. Glenview, Illinois 60026 (224) 521-8000 Attention: Investor Relations

In addition, if you have questions about the special meeting, the merger, the proposals or this proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, need to obtain proxy cards or other information related to the proxy solicitation or need help submitting a proxy or voting your shares of Anixter common stock, you may contact Anixter’s proxy solicitor, Morrow Sodali LLC, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Toll-Free: (800) 662-5200
Email: AXE@investor.morrowsodali.com

If you would like to request any documents, please do so by [      ], which is the date that is five business days prior to the date of the special meeting, in order to receive them before the special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-[         ]) filed with the SEC by WESCO, constitutes a prospectus of WESCO under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of WESCO common stock, the depositary shares, each representing a 1/1,000th interest in the WESCO Series A preferred stock to be issued to Anixter stockholders pursuant to the merger agreement, and the shares of WESCO Series A preferred stock to be issued to the depositary pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement of Anixter under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a notice of meeting with respect to the special meeting of Anixter stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [         ], and you should assume that the information contained in this proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such information.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding WESCO has been provided by WESCO, and information contained in this proxy statement/prospectus regarding Anixter has been provided by Anixter.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers do not address all questions that may be important to you as an Anixter stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the Annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?
A:	The Anixter Board is using this proxy statement/prospectus to solicit proxies of holders of Anixter common stock in connection with the merger agreement and the merger. In addition, WESCO is using this proxy statement/prospectus as a prospectus for the holders of WESCO common stock because WESCO is offering shares of WESCO common stock and depositary shares, each representing a 1/1,000th interest in a share of WESCO Series A preferred stock, to be issued in exchange for shares of Anixter common stock in the merger. You are receiving this proxy statement/prospectus in connection with the solicitation of proxies by the Anixter Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.
Q:	As a stockholder of Anixter, what will I receive in the merger?
A:	If the merger is completed, you will be entitled to receive (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement, (ii) 0.2397 shares of WESCO common stock, subject to adjustment pursuant to the terms of the merger agreement, and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of newly issued WESCO Series A preferred stock, $25,000 stated amount per whole preferred share, subject to adjustment pursuant to the terms of the merger agreement, in each case, less any applicable withholding taxes, for each share of Anixter common stock you own as of immediately prior to the effective time of the merger, unless you have properly exercised and perfected your demand for appraisal rights in accordance the Section 262 of the Delaware General Corporation Law (the “DGCL”) with respect to such shares. See the section entitled “The Merger—Merger Consideration,” beginning on page [ ], for a more detailed description of the merger consideration that Anixter stockholders will be entitled to receive if the merger is completed.
Q:	What are the material U.S. federal income tax consequences of the merger?
A:	The receipt of merger consideration in exchange for shares of Anixter common stock (and the receipt of cash in lieu of fractional shares of WESCO common stock or of a depositary share) pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page [ ]), will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the effective time) of the stock consideration received in the merger and (ii) the U.S. holder’s adjusted tax basis in Anixter common stock surrendered in exchange therefor. Non-U.S. holders (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page [ ]), that receive the merger consideration pursuant to the merger may be subject to U.S. withholding tax with respect to any cash received. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [ ], for a more detailed description of the U.S. federal income tax consequences of the merger. The tax consequences of the merger to a particular holder of Anixter common stock will depend on such holder’s particular facts and circumstances. Holders of Anixter common stock should consult their own tax advisors to determine the specific U.S. federal, state, local and non-U.S. tax consequences to them of exchanging their shares of Anixter common stock for merger consideration pursuant to the merger.
Q:	What are the terms of the WESCO Series A preferred stock?
A:	We have included a summary of the depositary shares representing an interest in WESCO Series A preferred stock, as well as a more complete description of this security in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]. In addition, the form of certificate of designations for the WESCO Series A preferred stock is attached as Annex B to this proxy statement/prospectus. Anixter stockholders are encouraged to read these descriptions and any other documents referred to or incorporated by reference therein. Generally, subject to consummation of the merger and WESCO’s right to reduce the preferred stock consideration pursuant to the terms of the merger agreement and as described above, Anixter stockholders will receive depositary shares, evidenced by depositary receipts, each representing a fractional interest in a share of newly issued WESCO Series A preferred stock, $25,000 stated amount per whole preferred share.

Subject to the consummation of the merger and WESCO’s right to reduce the preferred stock consideration pursuant to the terms of the merger agreement and as described above, WESCO will deposit the underlying shares of the WESCO Series A preferred stock with a depositary (the “depositary”) pursuant to a deposit agreement among (i) WESCO, (ii) Computershare Trust Company, N.A., and Computershare Inc., acting jointly as the depositary, and (iii) the holders from time to time of the depositary receipts evidencing the depositary shares (the “deposit agreement”). Subject to the terms of the deposit agreement, each depositary share, evidenced by a depositary receipt, will entitle the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the WESCO Series A preferred stock represented thereby (including any dividend, liquidation, redemption and voting rights).

The WESCO Series A preferred stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon WESCO’s liquidation, dissolution or winding up, (i) senior to WESCO common stock and all classes or series of capital stock of WESCO now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the WESCO Series A preferred stock as to rights to payments of dividends and distributions of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up (collectively, the “junior stock”), (ii) on parity with any class or series of capital stock of WESCO established after the date of first issuance of the WESCO Series A preferred stock (the “original issue date”) that is expressly designated as ranking on parity with the WESCO Series A preferred stock as to rights to payments of dividends and distributions of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up (the “parity stock”), and (iii) junior to any class or series of capital stock of WESCO established after the original issue date that is expressly designated as ranking senior to the WESCO Series A preferred stock as to rights to payments of dividends and distributions of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up (the “senior stock”), and all indebtedness and other liabilities of WESCO.

Holders of the WESCO Series A preferred stock, and in turn, holders of the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, acting through the depositary, will have limited voting rights, including the right to elect two directors to the board of directors of WESCO (the “WESCO Board”) in the event dividends on the WESCO Series A preferred stock remain unpaid for the equivalent of six or more full quarterly dividend periods.

As of the date of this proxy statement/prospectus, the initial dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, has not yet been determined and will not be fixed until the date of issuance of the WESCO Series A preferred stock. The initial annual dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will be set to equal (i) if no bridge loans have been incurred under the unsecured bridge facility, the yield to maturity using the issue price for the longest duration unsecured notes (the “unsecured notes”) to be issued to effect the merger or (ii) if any bridge loans have been incurred under the unsecured bridge facility, the highest yield to maturity using the issue price of such debt, plus a spread of 325 basis points, based on the $25,000 liquidation preference per whole share of WESCO Series A preferred stock. This initial annual dividend rate will apply from the original issue date to, but excluding, the fifth year anniversary of the original issue date (the “first call date”). The annual dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will reset on the first call date and, thereafter, on the date falling on the fifth anniversary of the preceding reset date (each such date, including the first call date, a “reset date”), to the five-year U.S. Treasury rate (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]) as of the most recent reset date plus a spread set on the reset date to approximate the risk premium on the original issue date.

WESCO may redeem the WESCO Series A preferred stock (i) in whole or in part on each reset date, (ii) in whole but not in part following a ratings event (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), and (iii) in whole or in part upon the occurrence of a WESCO change of control (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]). If WESCO redeems the WESCO Series A preferred stock the depositary will redeem a proportionate number of depositary shares. In the event that WESCO does not exercise its change-of-control redemption right and the WESCO change of control involves the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, holders of the WESCO Series A preferred stock may elect to convert some or all of their WESCO Series A preferred stock into a number of shares of WESCO common stock calculated in the manner described in the section entitled “Description of WESCO Series A Preferred Stock—Conversion Rights,” beginning on page [  ]. In addition, no depositary shares representing an interest in WESCO Series A preferred stock may be redeemed by WESCO if, following such redemption, less than $100 million of liquidation preference of the WESCO Series A preferred stock would remain outstanding.

Q:	Will the depositary shares representing an interest in WESCO Series A preferred stock be listed for trading on a stock exchange?
A:	WESCO will file an application to have the depositary shares representing an interest in WESCO Series A preferred stock issued in the merger approved for listing on the New York Stock Exchange (“NYSE”). In addition, the merger agreement provides that WESCO and Anixter are not obligated to consummate the merger unless the depositary shares representing an interest in WESCO Series A preferred stock are approved for listing on the NYSE. However, as described more fully in the risk factors relating to the depositary shares and WESCO Series A preferred stock beginning on page [ ] of this proxy statement/prospectus, even if the depositary shares representing an interest in WESCO Series A preferred stock are listed on the NYSE, an established trading market might not develop in the future.
Q:	Are there any risks related to the merger or any risks related to owning WESCO common stock or depositary shares representing an interest in WESCO Series A preferred stock?
A:	Yes. You should carefully review the section entitled “Risk Factors,” beginning on page [ ] of this proxy statement/prospectus.
Q:	What will happen to my Anixter options in the merger?
A:	Prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee of the Anixter Board) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger, each then-outstanding option to purchase shares of Anixter common stock granted under an Anixter stock plan (an “Anixter option”) will be fully vested (to the extent not already vested) and canceled and each holder of any such canceled Anixter option will be entitled to receive a cash payment of an amount equal to the product of (i) the total number of shares of Anixter common stock subject to such Anixter option and (ii) the excess, if any, of (A) value of the merger consideration (equal to the sum of the cash consideration, the value of the common stock consideration determined based on a specified volume weighted average price and the value of the preferred stock consideration) (the “merger consideration value”) over (B) the exercise price per share of Anixter common stock subject to such canceled Anixter option, without interest.

However, if any such Anixter option has an exercise price per share of Anixter common stock that is greater than or equal to the merger consideration value, such Anixter option will be canceled in exchange for no consideration.

For additional information regarding the treatment of outstanding Anixter equity awards, see the section entitled “The Merger Agreement—Treatment of Anixter Equity Awards,” beginning on page [ ].

Q:	What will happen to my restricted stock units in the merger?
A:	Prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee of the Anixter Board) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger, each then-outstanding restricted stock unit award with respect to shares of Anixter common stock granted under an Anixter stock plan (whether subject to time-based vesting criteria, performance-based vesting criteria or any combination thereof) (a “restricted stock unit”) (other than restricted stock units granted between the signing of the merger agreement and the effective time) will be fully vested (to the extent not already vested, and, for performance-based restricted stock units, in accordance with the terms of the applicable award agreement) and canceled and each holder of any such canceled restricted stock units will be entitled to receive a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Anixter common stock subject to such canceled restricted stock units and (B) the merger consideration value, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon. Vesting in the case of any restricted stock units subject to performance-based vesting criteria will be determined in accordance with the terms of the applicable award agreement (which is generally expected to result in vesting based on actual performance for units subject to performance periods that have ended prior to the effective time of the merger, and vesting at the target level for units subject to performance periods that were not scheduled to end prior to the effective time of the merger).

Each restricted stock unit granted between the signing of the merger agreement and the effective time and that remains outstanding at the effective time will, at the effective time, be converted into a cash-settled WESCO award using a conversion formula that preserves the economic value of the award as of immediately before the conversion (i.e., the converted award will generally have a value equal to the value of the shares of Anixter common stock subject to such restricted stock unit award immediately prior to the effective time). The converted award will otherwise have the same terms and conditions that applied to the restricted stock unit award immediately prior to the effective time.

For additional information regarding the treatment of outstanding Anixter equity awards, see the section entitled “The Merger Agreement—Treatment of Anixter Equity Awards,” beginning on page [ ].

Q:	Where and when will the special meeting of stockholders be held?
A:	The special meeting of Anixter stockholders will be held at [ ] on [ ], at [ ] a.m./p.m. Central Time.
Q:	Who is entitled to vote at the special meeting?
A:	Only holders of record of Anixter common stock as of the close of business on [ ], the record date for the special meeting, are entitled to receive these proxy materials and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement/prospectus for each share of Anixter common stock that you held on the record date.
Q:	What proposals will be considered at the special meeting?
A:	At the special meeting, you will be asked to consider and vote on:
•	a proposal to adopt the merger agreement;
•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [ ]; and
•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
Q:	What vote is required to approve each of the proposals?
A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such matter. Abstentions and failures to vote (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Although the Anixter Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Anixter or WESCO or any of their respective subsidiaries, and, if the merger agreement is adopted by Anixter stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to Anixter’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the meeting or the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Anixter may not recess or postpone the special meeting, and may not change the record date, except (x) upon WESCO’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good-faith judgment of the Anixter Board (following consultation with Anixter’s advisors, including legal counsel, and with WESCO), (A) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Anixter stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Anixter common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time Anixter has not received proxies sufficient to allow the receipt of Anixter stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Q:	How does the Anixter Board recommend that I vote on the proposals?
A:	Upon careful consideration, the Anixter Board has unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of Anixter and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Anixter Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Anixter’s Reasons for the Merger; Recommendations of the Anixter Board,” beginning on page [ ]. In addition, in considering the recommendation of the Anixter Board with respect to the merger agreement, you should be aware that some of Anixter’s directors and executive officers have interests that may be different from, or in addition to, the interests of Anixter stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [ ].

Q:	Have any of Anixter’s stockholders already agreed to approve the proposal to adopt the merger agreement?
A:	Yes, pursuant to the voting agreement, Samuel Zell Revocable Trust, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., KMJZ Investments L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., SZ Intervivos QTIP Trust and Zell Family Foundation have agreed, among other things, to vote a total of 3,640,337 shares of Anixter common stock, representing approximately 10.8% of the outstanding shares of Anixter common stock as of February 5, 2020, in favor of the proposal to adopt the merger agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement. The voting agreement allows the voting agreement stockholders to donate up to 600,000 shares of Anixter common stock covered by the voting agreement to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Anixter common stock will remain subject to the voting agreement. For additional information, see the section entitled “The Voting Agreement,” beginning on page [ ].

Q:	Do I need to attend the special meeting in person?
A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.
Q:	How many shares are needed to constitute a quorum?
A:	The presence at the special meeting, in person or by proxy, of the holders of one-half of the issued and outstanding shares of Anixter common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were [ ] shares of Anixter common stock outstanding. If you are an Anixter stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Anixter common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Anixter common stock held by Anixter stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger?
A:	In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Anixter is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Anixter’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page [ ].
Q:	What will happen if Anixter stockholders do not approve the non-binding compensation advisory proposal?
A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, meaning that it will not be binding on Anixter or WESCO or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by Anixter stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to Anixter’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.
Q:	What do I need to do now?
A:	After carefully reading and considering the information contained in this proxy statement/prospectus and the Annexes attached to this proxy statement/prospectus, please vote your shares of Anixter common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Anixter common stock that you owned on the record date.

Q:	How do I vote if I am a stockholder of record?
A:	You may vote by:
•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;
•	submitting your proxy by using the telephone number printed on each proxy card you receive;
•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or
•	appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Anixter common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?
A:	Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Anixter common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.
Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?
A:	Your bank, broker, trust or other nominee will NOT be able to vote your shares of Anixter common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Anixter common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Anixter common stock present at the special meeting for purposes of determining whether a quorum is present.
Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?
A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to Anixter’s Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Anixter common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Anixter common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?
A:	If you receive more than one proxy card, it means that you hold shares of Anixter common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.
Q:	What happens if I transfer my shares of Anixter common stock before the special meeting?
A:	The record date for the special meeting is earlier than the date on which the merger is expected to be completed. If you own shares of Anixter common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time of the merger.
Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?
A:	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Anixter common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will be available to these holders only if they deliver a written demand for an appraisal to Anixter prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement/prospectus. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex F to this proxy statement/prospectus. For additional information, see the section entitled “Appraisal Rights,” beginning on page [ ].
Q:	If I hold my shares in certificated form, should I send in my stock certificates now?
A:	No. Shortly after the merger is completed, stockholders holding certificated shares of Anixter common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.
Q:	Should I do anything with respect to my company equity awards now?
A:	No. There is no need for you to do anything with respect to your Anixter equity awards at this time. For additional information, see the section entitled “The Merger Agreement—Treatment of Anixter Equity Awards,” beginning on page [ ].
Q:	When is the merger expected to be completed?
A:	Anixter and WESCO are working toward satisfying all the conditions to the merger as quickly as possible. We currently anticipate that all the conditions to the merger will be completed during the second or third quarter of 2020, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Anixter stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [ ].

Q:	What happens if the merger is not completed?
A:	If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from WESCO or Merger Sub for your shares of Anixter common stock. Instead, Anixter will remain a public company, and Anixter common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. Anixter expects that Anixter’s management will operate Anixter’s business in a manner similar to that in which it is being operated today and that holders of shares of Anixter common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Anixter common stock.

In addition, upon termination of the merger agreement under certain circumstances, including termination by WESCO in the event of a change of recommendation by the Anixter Board or termination by Anixter to enter into a definitive agreement with respect to a superior company proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitations of Superior Company Proposals,” beginning on page [ ]), Anixter would be obligated to pay WESCO a termination fee of $100 million (the “termination fee”). If either Anixter or WESCO terminate the merger agreement as a result of the failure to obtain Anixter stockholder approval, Anixter would be obligated to pay WESCO an amount equal to that required to reimburse WESCO, Merger Sub and their respective affiliates for all reasonable out-of-pocket expenses incurred in connection with the merger, up to $25 million, with such expense reimbursement creditable against any termination fee paid by Anixter to WESCO.

Upon termination of the merger agreement under specified circumstances, including the termination by either party because certain required regulatory clearances either are not obtained before the outside date (as defined in the section entitled “Summary—Conditions to the Merger,” beginning on page [ ]) or are denied, WESCO would be required to pay Anixter a reverse termination fee of $190 million (the “reverse termination fee”). WESCO would also be obligated to pay Anixter the reverse termination fee in connection with a legal restraint termination (as defined in the section entitled “Summary—Termination of the Merger Agreement,” beginning on page [ ]) if such legal restraint termination arises under certain antitrust laws.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page [ ].

Q:	Are there any requirements if I plan on attending the special meeting?
A:	If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting, and, if you intend to vote your shares held in “street name” at the special meeting, you must also bring a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Anixter.
Q:	Where can I find more information about Anixter?
A:	Anixter files periodic reports, proxy statement/prospectus and other information with the SEC. You may read and copy any document Anixter files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Anixter’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page [ ].

Q:	Who can help answer my questions?
A:	For any questions about the merger, assistance in submitting proxies or voting shares of Anixter common stock, or additional copies of this proxy statement/prospectus or the enclosed proxy card(s), please contact Anixter’s proxy solicitor:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Toll-Free: (800) 662-5200
Email: AXE@investor.morrowsodali.com

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

SUMMARY

This summary highlights certain information in this proxy statement/prospectus, but may not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus and the attached Annexes and the other documents to which this proxy statement/prospectus refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement/prospectus incorporates by reference important business and financial information about Anixter International Inc. and WESCO International, Inc. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.”

The Parties (see page [   ])

Anixter International Inc.

Anixter International Inc., a Delaware corporation, is a leading distributor of network and security solutions, electrical and electronic solutions, and utility power solutions. Anixter’s principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026, and Anixter’s telephone number is 224-521-8000.

WESCO International, Inc.

WESCO International, Inc., a Delaware corporation, is a leading provider of electrical, industrial, and communications maintenance, repair and operating and original equipment manufacturer products, construction materials, advanced supply chain management and logistics services. WESCO’s principal executive office is located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and its telephone number is 412-454-2200.

Warrior Merger Sub, Inc.

Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of WESCO (“Merger Sub”), was formed on December 12, 2019 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into Anixter, with Anixter surviving, and Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and its telephone number is 412-454-2200.

The Merger (see page [   ])

On January 10, 2020, Anixter, WESCO and Merger Sub entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “merger agreement”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Anixter (the “merger”), with Anixter surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of WESCO. Following the completion of the merger, Anixter will cease to be a publicly traded company.

The Merger Consideration (see page [   ])

At the effective time of the merger, each share of Anixter’s common stock, par value $1.00 per share (“Anixter common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (A) shares owned by Anixter, WESCO or Merger Sub and (B) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement as further described below, (ii) 0.2397 shares of WESCO common stock, par value $0.01 per share, subject to adjustment pursuant to the terms of the merger agreement as further described below, and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of newly issued WESCO Series A preferred stock, $25,000 stated amount per whole preferred share, subject to adjustment pursuant to the terms of the merger agreement as further described below, in each case, less any applicable withholding taxes. Each Anixter stockholder who would otherwise have been entitled to receive a fractional share of WESCO common stock or of a depositary share in the merger will instead receive a cash payment in lieu of such fractional share.

Based on the closing price of WESCO common stock on January 10, 2020, the last full trading day before the public announcement of the merger, and the liquidation preference of the preferred stock consideration, the per share value of Anixter common stock implied by the per share merger consideration was $100.00, giving effect to the downside protection described below. Based on the closing price of WESCO common stock on January 31, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, and the liquidation preference of the preferred stock consideration, the per share value of Anixter common stock implied by the per share merger consideration is $100.00, giving effect to the downside protection described below.

Adjustments to the Merger Consideration

The merger agreement provides for downside protection for the value of WESCO common stock, such that if the average of the volume-weighted trading prices of WESCO common stock on the NYSE during the 10 consecutive trading days ending three trading days prior to the effective time is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price (as defined in the section entitled “The Merger Agreement—Effects of the Merger; Merger Consideration,” beginning on page [ ]) is less than $47.10, the amount of the cash consideration will be increased by $2.82.

The merger agreement also provides that WESCO may elect to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. As of the date of this proxy statement/prospectus, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

The merger agreement further provides that the common stock consideration may be reduced to the minimum extent necessary, and the cash consideration increased, to ensure that the issuance of WESCO common stock at closing does not exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time.

WESCO Series A Preferred Stock

Subject to consummation of the merger and WESCO’s right to reduce the preferred stock consideration pursuant to the terms of the merger agreement and as described above, the WESCO Series A preferred stock underlying the depositary shares will have the designation and number of shares, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, as set forth in the form of certificate of designations attached as “Exhibit E” to the merger agreement and as Annex B to this proxy statement/prospectus.

Generally, Anixter stockholders will receive depositary shares, each representing a 1/1,000th interest in a whole share of newly issued WESCO Series A preferred stock. Subject to the terms of the deposit agreement, each depositary share, evidenced by a depositary receipt, will entitle the holder, through the depositary, to a proportional fractional interest in all rights and preferences of the WESCO Series A preferred stock represented thereby (including any dividend, liquidation, redemption and voting rights). The WESCO Series A preferred stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon WESCO’s liquidation, dissolution or winding up, senior to WESCO common stock and other classes or series of junior stock of WESCO, on parity with all parity stock of WESCO, and junior to all senior stock and all indebtedness and other liabilities of WESCO. Holders of the WESCO Series A preferred stock, and in turn, holders of the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, acting through the depositary, will have limited voting rights, including the right to elect two directors to the WESCO Board in the event dividends on the WESCO Series A preferred stock remain unpaid for the equivalent of six or more full quarterly dividend periods.

As of the date of this proxy statement/prospectus, the initial annual dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, has not yet been determined and will not be fixed until the original issue date of the

WESCO Series A preferred stock. The initial annual dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will be set to equal (i) if no bridge loans have been incurred under the unsecured bridge facility, the yield to maturity using the issue price for the unsecured notes to be issued to effect the merger or (ii) if any bridge loans have been incurred under the unsecured bridge facility, the highest yield to maturity using the issue price of such debt, plus a spread of 325 basis points, based on the $25,000 liquidation preference per whole share of WESCO Series A preferred stock. The initial dividend rate will apply from the original issue date to, but excluding, the first call date. The dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will reset on each reset date to the five-year U.S. Treasury rate as of the most recent reset date plus a spread set on the reset date to approximate the risk premium on the original issue date.

WESCO may redeem the WESCO Series A preferred stock (i) in whole or in part on each reset date, (ii) in whole but not in part following a ratings event (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), and (iii) in whole or in part upon the occurrence of a WESCO change of control (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]). If WESCO redeems the WESCO Series A preferred stock, the depositary will redeem a proportionate number of depositary shares. In the event that WESCO does not exercise its redemption right upon a WESCO change of control and the WESCO change of control involves the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, holders of the WESCO Series A preferred stock may elect to convert some or all of their WESCO Series A preferred stock into a number of shares of WESCO common stock calculated in the manner described in the section entitled “Description of WESCO Series A Preferred Stock—Conversion Rights,” beginning on page [   ].

For a more complete description of the WESCO Series A preferred stock, see the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ].

The Special Meeting (see page [   ])

The special meeting will be held on [ ], at [ ] a.m./p.m. Central Time at [ ] (including any postponements or adjournments thereof, the “special meeting”). At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page [ ], for additional information on the special meeting, including how to vote your shares of Anixter common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page [   ])

You may vote at the special meeting if you were a holder of record of shares of Anixter common stock as of the close of business on [ ], which is the record date for the special meeting (the “record date”). You will be entitled to one vote for each share of Anixter common stock that you owned on the record date. As of the record date, there were [ ] shares of Anixter common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such matter.

How to Vote (see page [   ])

Stockholders of record have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting in person. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Anixter common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Anixter common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page [ ], and “The Special Meeting—Solicitation of Proxies,” beginning on page [ ]. If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Anixter’s proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

Anixter’s Reasons for the Merger; Recommendation of the Anixter Board (see page [   ])

After careful consideration of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Anixter Board unanimously adopted and declared advisable the merger agreement and the merger and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, and determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of Anixter and its stockholders. Accordingly, the Anixter Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Anixter Board in reaching its conclusions, see the section entitled “The Merger—Anixter’s Reasons for the Merger; Recommendation of the Anixter Board,” beginning on page [ ]. In addition, in considering the recommendation of the Anixter Board with respect to the merger agreement, you should be aware that some of Anixter’s directors and executive officers have interests that may be different from, or in addition to, the interests of Anixter stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [ ].

Opinions of Anixter’s Financial Advisors (see page [   ])

Opinion of Centerview Partners LLC

Anixter retained Centerview Partners LLC (“Centerview”) as lead financial advisor to the Anixter Board in connection with the proposed merger and the other transactions contemplated by the merger agreement. In connection with this engagement, the Anixter Board requested that Centerview evaluate the fairness, from a financial point of view, to the holders of shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) of the merger consideration proposed to be paid to such holders pursuant to the merger agreement. On January 10, 2020, Centerview rendered to the Anixter Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated January 10, 2020 that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration proposed to be paid to the holders of shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 10, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Anixter Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the merger and does not constitute a recommendation to any Anixter stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter. For a detailed discussion of Centerview’s opinion, please see the section entitled “The Merger—Opinions of Anixter’s Financial Advisors,” beginning on page [ ].

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Opinion of Wells Fargo Securities, LLC

Anixter also retained Wells Fargo Securities, LLC (“Wells Fargo Securities”) as a financial advisor to the Anixter Board in connection with the proposed merger. At the meeting of the Anixter Board on January 10, 2020 Wells Fargo Securities rendered its oral opinion to the Anixter Board that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, the merger consideration to be paid to the holders of Anixter common stock in the proposed merger was fair, from a financial point of view, to the holders of Anixter common stock. Wells Fargo Securities subsequently confirmed this oral opinion by delivering its written opinion to the Anixter Board, dated January 10, 2020.

The full text of the written opinion of Wells Fargo Securities dated January 10, 2020 which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. Anixter’s stockholders are urged to read the opinion in its entirety. Wells Fargo Securities’ written opinion was addressed to the Anixter Board (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Anixter common stock in the proposed merger and did not address any other aspect of the proposed merger. The opinion does not constitute a recommendation to any Anixter stockholder as to how such stockholder should vote with respect to the proposed merger or any other matter. For a description of the opinion that the Anixter Board received from Wells Fargo Securities, see the section entitled “The Merger—Opinions of Anixter’s Financial Advisors,” beginning on page [ ].

Market Price and Dividend Data (see page [   ])

Anixter common stock is traded on the NYSE under the symbol “AXE.” On October 29, 2019, the last full trading day prior to the public announcement of the original CD&R merger agreement (as defined in the section entitled “The Merger—Background to the Merger,” beginning on page [ ]), the closing stock price for Anixter common stock was $71.40 per share. On January 10, 2020, the last full trading day prior to the public announcement of the merger agreement, the closing price for Anixter common stock was $98.79 per share. On February 6, 2020, the last full trading day prior to the filing of this proxy statement/prospectus, the closing price for Anixter common stock was $98.12 per share.

WESCO common stock is traded on the NYSE under the symbol “WCC.” On January 10, 2020, the last full trading day prior to the public announcement of the merger agreement, the closing price for WESCO common stock was $58.14 per share. On February 6, 2020, the last full trading day prior to the filing of this proxy statement/prospectus, the closing price for WESCO common stock was $49.22 per share.

Listing of WESCO Common Stock and Depositary Shares; Delisting of Anixter Common Stock (see page [   ])

It is a condition to the consummation of the merger that the shares of WESCO common stock and the depositary shares representing an interest in WESCO Series A preferred stock to be issued to Anixter stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance.

Following the completion of the merger, shares of Anixter common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Anixter common stock under the Securities Exchange Act of 1934 (the “Exchange Act”) will be terminated.

Consequences if the Merger Is Not Completed (see page [   ])

If the proposal to adopt the merger agreement does not receive the required approval from Anixter stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from WESCO or Merger Sub for your shares of Anixter common stock. Instead, Anixter will remain an independent public company, and Anixter common stock will continue to be listed and traded on the NYSE.

In addition, upon termination of the merger agreement under certain circumstances, including the termination by WESCO in the event of a change of recommendation by the Anixter Board or by Anixter to enter into a definitive agreement with respect to a superior company proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitations of Superior Company Proposals,” beginning on page [ ]), Anixter would be obligated to pay WESCO a termination fee of $100 million. If either Anixter or WESCO terminates the merger agreement as a result of the failure to obtain the Anixter stockholder approval (as defined under “—Conditions to the Merger,” beginning on page [ ]), Anixter would be obligated to pay WESCO an amount equal to that required to reimburse WESCO, Merger Sub and their respective affiliates for all reasonable out-of-pocket expenses incurred in connection with the merger, up to $25 million, with such expense reimbursement creditable against any termination fee paid by Anixter to WESCO. Upon termination of the merger agreement under specified circumstances, including the termination by either party because certain required regulatory clearances either are not obtained before the outside date (as defined under “—Conditions to the Merger,” beginning on page [ ]) or are denied, WESCO would be required to pay Anixter a reverse termination fee of $190 million. WESCO would also be obligated to pay Anixter the reverse termination fee in connection with a legal restraint termination (as defined in the section entitled “Summary—Termination of the Merger Agreement” beginning on page [ ]) if such legal restraint termination arises under certain antitrust laws. For additional information, see the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ].

If WESCO or Merger Sub breaches the merger agreement and such breach proximately causes, or results in, the failure of the merger to be consummated (whether or not the merger agreement is terminated), Anixter would have the right, on behalf of Anixter’s stockholders, to recover damages calculated based on the economic benefits of the merger to Anixter’s stockholders resulting from the premium of the expected merger consideration value over the trading prices of Anixter common stock before the announcement of the original CD&R merger agreement (as defined in the section entitled “The Merger—Background of the Merger,” beginning on page [ ]). For additional information, see the section entitled “The Merger Agreement—No Third-Party Beneficiaries,” beginning on page [ ].

Treatment of Anixter Equity Awards (see page [   ])

Anixter Options

The merger agreement provides that, prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each outstanding Anixter option will be fully vested and canceled; and
•	each holder of any such canceled Anixter option will be entitled to receive, in consideration of and full settlement for the cancelation of such Anixter option, a cash payment of an amount equal to the product of (i) the total number of shares of Anixter common stock subject to such canceled Anixter option and (ii) the excess, if any, of (A) the merger consideration value over (B) the exercise price per share of Anixter common stock subject to such canceled Anixter option, without interest.

However, if any such Anixter option has an exercise price per share of Anixter common stock subject to such Anixter option that is greater than or equal to the merger consideration value, such Anixter option will be canceled in exchange for no consideration. As of the date of this proxy statement/prospectus, there are no outstanding Anixter options that have an exercise price per share of Anixter common stock subject to such Anixter option greater than or equal to the merger consideration value. From and after the effective time of the merger, no Anixter option will be exercisable, and each Anixter option will entitle its holder only to the cash payments, if any, in accordance with the immediately preceding bullet.

Restricted Stock Units

The merger agreement provides that, prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each outstanding restricted stock unit (other than any restricted stock unit granted after the signing of the merger agreement but prior to the effective time) will be fully vested and canceled (vesting in the case of any restricted stock unit subject to performance-based vesting criteria will be determined in accordance with the terms of the applicable award agreement (which is generally expected to result in vesting based on actual performance for units subject to performance periods that have ended prior to the effective time of the merger, and vesting at the target level for units subject to performance periods that were not scheduled to end prior to the effective time of the merger)); and
•	each holder of any such canceled restricted stock unit will be entitled to receive, in consideration of and in full settlement for the cancelation of such restricted stock unit, a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Anixter common stock subject to such canceled restricted stock unit and (B) the merger consideration value, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock unit, including all accrued but unpaid interest thereon.

From and after the effective time, each restricted stock unit award granted prior to the signing of the merger agreement will entitle its holder only to cash payments in accordance with the immediately preceding bullet.

Each restricted stock unit award granted between the signing of the merger agreement and the effective time that remains outstanding at the effective time will, at the effective time, be converted into a cash-settled WESCO award using a conversion formula that preserves the economic value of the award as of immediately before the conversion (i.e., the converted award will generally have a value equal to the value of the shares of Anixter common stock subject to such restricted stock unit award immediately prior to the effective time). The converted award will otherwise have the same terms and conditions that applied to the restricted stock unit award immediately prior to the effective time.

Termination of Anixter Stock Plans

As of the effective time of the merger, all Anixter stock plans will terminate, and no further Anixter options, restricted stock units or other rights with respect to shares of Anixter common stock will be granted thereunder.

See the section entitled “The Merger Agreement—Treatment of Anixter Equity Awards,” beginning on page [ ] for details regarding payment timing in respect of Anixter’s equity awards in the merger.

Interests of Directors and Executive Officers in the Merger (see page [   ])

In considering the recommendation of the Anixter Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of Anixter’s directors and executive officers have interests that may be different from, or in addition to, the interests of Anixter stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [ ]. The Anixter Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to Anixter stockholders. Such interests potentially include entitlement to:

•	accelerated vesting and settlement of outstanding equity awards at the effective time of the merger;
•	possible severance payments and/or benefits under preexisting change in control severance agreements with Anixter; and

•	continued indemnification and insurance coverage under the merger agreement.

The Voting Agreement (see page [   ])

On January 10, 2020, in connection with the execution of the merger agreement, WESCO entered into a voting agreement (the “voting agreement”) with Samuel Zell Revocable Trust, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., KMJZ Investments L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., SZ Intervivos QTIP Trust and Zell Family Foundation (the “voting agreement stockholders”). The voting agreement covers a total of 3,640,337 shares of Anixter common stock owned by the voting agreement stockholders, representing approximately 10.8% of the outstanding shares of Anixter common stock as of February 5, 2020. However, the voting agreement stockholders are permitted to donate up to 600,000 of these shares of Anixter common stock to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Anixter common stock will remain subject to the voting agreement. Pursuant to the voting agreement, the voting agreement stockholders agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted their shares in favor of adopting the merger agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement.

Additionally, the voting agreement stockholders agreed, subject to certain exceptions, to immediately cease and cause to be terminated any activities, discussions or negotiations being conducted with any persons other than WESCO with respect to any company takeover proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [ ]).

See the section entitled “The Voting Agreement,” beginning on page [ ] for further discussion of the terms of the voting agreement. A copy of the voting agreement is attached to this proxy statement/prospectus as Annex F.

Conditions to the Merger (see page [   ])

The respective obligations of Anixter, WESCO and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) on or before the closing date of the merger of the following conditions:

•	the approval and adoption of the merger and the merger agreement by the holders of a majority of the outstanding shares of Anixter common stock on the record date must have been obtained (the “Anixter stockholder approval”);
•	any waiting period (and any extension thereof) in connection with the antitrust filings required to be made in the United States, Canada, Mexico and Turkey must have been terminated or expired, and any approvals, consents or clearances required under such antitrust filings must have been obtained;
•	no court or other governmental entity may have entered or issued a temporary restraining order, preliminary or permanent injunction or other judgment preventing the consummation of the merger, and no law preventing the consummation of the merger may be in effect, in each case, in the United States, Canada, Mexico, Turkey or the United Kingdom;
•	the registration statement on Form S-4 of which this prospectus/proxy statement forms a part must have been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act and no stop order suspending the effectiveness of the Form S-4 may have been issued by the SEC or remain in effect and no proceeding to that effect may have been commenced; and
•	shares of WESCO common stock and depositary shares representing an interest in WESCO Series A preferred stock that will be issued in connection with the merger must have been approved for listing on the NYSE, subject to official notice of issuance.

In addition, the obligations of WESCO and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•	subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of Anixter must be true and correct at and as of the closing date as though made at and as of the closing date (except if made as of an earlier date, in which case as of such date);
•	Anixter must have performed or complied in all material respects with its covenants;
•	no Anixter material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties,” beginning on page [ ]) may have occurred since September 27, 2019; and
•	WESCO must have received a certificate executed by Anixter’s Chief Executive Officer and Chief Financial Officer certifying on behalf of Anixter that the conditions described in the three immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

In addition, the obligation of Anixter to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•	subject to certain exceptions and materiality standards provided in the merger agreement, the representations and warranties of WESCO must be true and correct at and as of the closing date as though made at and as of the closing date (except if made as of an earlier date, in which case as of such date);
•	WESCO must have performed or complied in all material respects with its covenants;
•	no WESCO material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties,” beginning on page [ ]) may have occurred since September 30, 2019; and
•	Anixter must have received a certificate executed on behalf of WESCO by an officer of WESCO certifying on behalf of WESCO that the conditions described in the three immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

Regulatory Approvals (see page [   ])

The respective obligations of WESCO, Anixter and Merger Sub under the merger agreement to effect the merger are subject to:

•	the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) being terminated or having expired (notification was filed on January 27, 2020); and
•	the obtaining of approvals or clearances, or the expiration, termination or waiver of the waiting periods under the antitrust laws of:
•	Canada (notification is required to be filed by February 25, 2020);
•	Mexico (notification is required to be filed by February 25, 2020); and
•	Turkey (notification is required to be filed by February 25, 2020).

WESCO, Anixter and Merger Sub also plan to seek approvals under the antitrust laws of Russia and Chile. The receipt of such approvals, however, is not a condition to the closing of the merger.

In addition to the foregoing, WESCO, Anixter and/or Merger Sub are required to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement/prospectus with the SEC and the certificate of merger with the Secretary of State of the State of Delaware.

Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to:

•	obtain all necessary actions or non-actions, waivers, consents and approvals from governmental entities and make all necessary registrations and filings and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a legal proceeding by, any governmental entity;
•	obtain all necessary consents, approvals or waivers from third parties;
•	defend any legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and
•	execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Under the terms of the merger agreement, however, WESCO is not obligated to, and Anixter shall not, and shall not permit any of its subsidiaries to, take any action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on WESCO, Anixter and their respective subsidiaries, taken as a whole, after giving effect to the merger and the other transactions contemplated by the merger agreement.

For a description of the respective obligations of WESCO, Merger Sub and Anixter under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger—Regulatory Approvals” beginning on page [ ] and “The Merger Agreement—Efforts to Complete the Merger,” beginning on page [ ].

Financing of the Merger (see page [   ])

WESCO has obtained debt financing commitments that fully backstop amounts needed to pay the cash consideration to consummate the merger and for the other transactions contemplated by the merger agreement. WESCO entered into a commitment letter, dated January 10, 2020 (the “original commitment letter”), between Barclays Bank PLC (“Barclays Bank”) and WESCO, pursuant to which Barclays Bank committed to provide WESCO with a senior secured asset based revolving credit facility in aggregate principal amount of $1.2 billion and an unsecured bridge facility in aggregate principal amount of $3.215 billion in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions set forth in the original commitment letter. On February 3, 2020, WESCO entered into (i) an amendment to the original commitment letter (together with the original commitment letter, the “commitment letter”) and (ii) joinders to the commitment letter with five additional banks (collectively, the “additional banks”, and together with Barclays Bank, the “Commitment Parties”), which, among other things, reallocated revolving credit facility and bridge facility commitments among Barclays Bank and the additional banks. WESCO expects to use proceeds of the debt financing commitments, together with the proceeds of any permanent financing replacing the debt financing commitments, amounts available under its accounts receivable securitization facility (the “AR Securitization Facility”) and existing cash on hand, for the cash required to consummate the merger and for the other transactions contemplated by the merger agreement, including paying the cash consideration, refinancing certain existing indebtedness of Anixter contemplated by the merger agreement, financing the satisfaction and discharge, defeasance, redemption or other repayment in full of Anixter’s 5.125% Senior Notes due 2021 (the “2021 Notes”), financing any consent solicitation or change of control tender offer in respect of Anixter’s 5.50% Senior Notes due 2023 (the “2023 Notes”) and Anixter’s 6.00% Senior Notes due 2025 (the “2025 Notes”), paying fees to an affiliate of Clayton, Dubilier & Rice, LLC (“CD&R”) in connection with the termination of the merger agreement between Anixter, such affiliate and the other parties thereto, and paying all other related fees and expenses. The obligations of the Commitment Parties to provide the debt financing under the commitment letter and the joinders related thereto are subject to certain customary conditions.

Prior to completion of the merger, WESCO intends to enter into permanent financing to replace the unsecured bridge facility.

Prior to the completion of the merger, in addition to the debt financing contemplated by the debt financing commitments, WESCO also intends to offer additional WESCO common stock or other equity or equity-linked securities in connection with the financing of the cash required to consummate the merger and the other transactions contemplated by the merger agreement. As of the date of this proxy statement/prospectus, WESCO has not made any determination as to the nature or amount of such equity financing.

Restrictions on Solicitation of Company Takeover Proposals (see page [   ])

Beginning on January 10, 2020 until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms, Anixter will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage and facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [ ]), participate in discussions and negotiations with third parties regarding any company takeover proposal and provide non-public information to such third parties pursuant to an acceptable confidentiality agreement (as defined in the section entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [ ]) with each such third party.

The no-shop provision is subject to a “fiduciary out” provision, which permits the Anixter Board, subject to Anixter’s compliance with certain obligations, to furnish information to and participate in discussions and negotiations with third parties that make company takeover proposals that do not result from a material breach of Anixter’s non-solicitation obligations. For additional information regarding the restrictions on Anixter’s ability to solicit company takeover proposals and the exceptions to such restrictions, see the sections entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals” and “The Merger Agreement—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ] and [ ], respectively.

Obligation of the Anixter Board with Respect to Its Recommendation (see page [   ])

The Anixter Board has unanimously recommended that Anixter stockholders vote “FOR” the proposal to adopt the merger agreement. The merger agreement contains covenants that require, subject to certain limited exceptions, the Anixter Board to recommend that Anixter stockholders adopt the merger agreement at the special meeting. Notwithstanding any change of recommendation by the Anixter Board, the merger agreement contains covenants requiring Anixter to file a proxy statement/prospectus with the SEC and hold a special meeting of Anixter stockholders to adopt the merger agreement at such special meeting.

However, in certain circumstances, the Anixter Board may make an Anixter recommendation change (as defined in the section entitled “The Merger Agreement—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ]) prior to the receipt of the Anixter stockholder approval in response to a superior company proposal that did not result from a material breach of Anixter’s non-solicitation obligations. In such case, Anixter must first give WESCO at least five business days’ prior written notice of its intention to take any such action and negotiate in good faith with WESCO for five business days following the delivery of such notice with respect to any revised proposal from WESCO in respect of the terms of the merger (to the extent WESCO desires to negotiate). If the superior company proposal that is the basis for such Anixter recommendation change is amended or modified, Anixter must provide a new notice to WESCO and a new five-business-day period for negotiating with WESCO will start. If, at the end of such five-business-day period, the Anixter Board has considered in good faith any revised proposal from WESCO in respect of the terms of the merger and determines in good faith, after consultation with Anixter’s outside counsel and financial advisor, that the superior company proposal that is the basis for the Anixter recommendation change nevertheless continues to constitute a superior company proposal and that a failure to make an Anixter recommendation change would be inconsistent with its fiduciary duties under applicable law, the Anixter Board may make an Anixter recommendation change.

The Anixter Board may also make an Anixter recommendation change in certain circumstances in response to an intervening event (as defined in the section entitled “The Merger Agreement—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ]). In such case, Anixter must first give WESCO at least five business days’ prior written notice of its intention to take any such action and negotiate with WESCO for five business days following the delivery of such notice with respect to any revised proposal from WESCO in respect of the terms of the merger (to the extent WESCO desires to negotiate). If, at the end of such five-business-day period, the Anixter Board determines in good faith, after consultation with Anixter’s outside counsel and financial advisor, that a failure to make an Anixter recommendation change would be inconsistent with its fiduciary duties under applicable law, the Anixter Board may make an Anixter recommendation change.

Termination of the Merger Agreement (see page [   ])

WESCO and Anixter may mutually agree to terminate the merger agreement before the effective time of the merger, whether before or after receipt of the Anixter stockholder approval.

Either WESCO or Anixter may terminate the merger agreement, whether before or after the receipt of the Anixter stockholder approval, in the following circumstances:

•	if the merger has not been consummated on or before July 10, 2020 (which deadline may be extended under the circumstances set forth below or with the mutual written consent of the parties, the “outside date,” and such termination right described in this bullet, an “outside date termination”), subject to an initial extension to October 13, 2020 for purposes of satisfying specified reciprocal closing conditions, including receipt of the Anixter stockholder approval, obtaining U.S. and certain foreign antitrust clearance, the absence of certain orders or laws preventing the consummation of the merger, the effectiveness of the Form S-4 or the authorization of the NYSE to list WESCO common stock and the depositary shares representing an interest in WESCO Series A preferred stock, and subject to a further extension to January 11, 2021 for certain limited purposes, including obtaining U.S. and certain foreign antitrust clearance or orders or laws preventing the consummation of the merger;
•	if any law or other legal restraint or prohibition entered or made after the date of the merger agreement has made consummation of the merger illegal, or any governmental entity has issued a final non-appealable judgment permanently enjoining or otherwise permanently prohibiting the merger, except that the termination right described in this bullet will not be available (i) to any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the issuance of any such judgment or (ii) in connection with any such law or other such legal restraint or prohibition other than any law, legal restraint or prohibition of any governmental entity in the United States, Canada, Mexico, Turkey or the United Kingdom or any such judgment other than a judgment of a court of competent jurisdiction in the United States, Canada, Mexico, Turkey or the United Kingdom (a “legal restraint termination”); or
•	if, upon a vote at a duly convened meeting of Anixter stockholders to obtain the Anixter stockholder approval (including any adjournment or postponement thereof), the Anixter stockholder approval is not obtained (a “non-approval termination”).

WESCO may also terminate the merger agreement, whether before or after the receipt of the Anixter stockholder approval:

•	if Anixter has breached or failed to perform in any material respect any of Anixter’s representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [ ] to be satisfied, and (ii) cannot be or has not been cured within 30 days after WESCO gives Anixter written notice of such breach (an “Anixter breach termination”), except that, to effect an Anixter breach termination, WESCO must not then be in breach of any of its representations, warranties or covenants contained in the merger agreement; and
•	before receipt of the Anixter stockholder approval, if either (i) the Anixter Board or any committee thereof makes an Anixter recommendation change or (ii) Anixter has materially breached the covenants and agreement described in the sections entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [ ], and “The Merger Agreement—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ], and such breach has resulted in the receipt by Anixter of a company takeover proposal (a “specified termination”).

Anixter may also terminate the merger agreement:

•	whether before or after the receipt of the Anixter stockholder approval, if WESCO has breached or failed to perform in any material respect any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [ ] to be satisfied, and (ii) cannot be or has not been cured within 30 days after Anixter gives WESCO written notice of such breach (a “WESCO breach termination”), except that, to effect a WESCO breach termination, Anixter must not then be in breach of any of its representations, warranties or covenants in the merger agreement;
•	before receipt of Anixter stockholder approval, if:
•	the Anixter Board has received a superior company proposal;
•	Anixter has complied in all material respects with its obligations described in the section entitled “The Merger Agreement—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ], to the extent applicable;
•	Anixter has previously paid or concurrently pays or causes to be paid the termination fee described in the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ]; and
•	the Anixter Board concurrently approves, and Anixter concurrently enters into, a definitive agreement providing for the implementation of such superior company proposal (a “superior company proposal termination”).

Expenses; Termination Fees (see page [   ])

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such fees and expenses.

In addition, in certain circumstances in connection with a superior company proposal termination, an Anixter breach termination, an outside date termination, a specified termination or a non-approval termination, Anixter would be obligated to pay WESCO a termination fee of $100 million. If either Anixter or WESCO terminates the merger agreement as a result of the failure to obtain the Anixter stockholder approval, Anixter would be obligated to pay WESCO an amount equal to that required to reimburse WESCO, Merger Sub and their respective affiliates for all reasonable out-of-pocket expenses incurred in connection with the merger, in an amount not to exceed $25 million, with such expense reimbursement creditable against any termination fee paid by Anixter to WESCO.

In addition, WESCO would be obligated to pay Anixter a reverse termination fee of $190 million (i) in connection with a legal restraint termination if such legal restraint termination arises under certain antitrust laws, or (ii) in connection with an outside date termination if such outside date termination results from a failure to obtain the required antitrust clearance or otherwise arises under certain antitrust laws. WESCO will not be required to pay this reverse termination fee in the event that a breach of any representation, warranty, covenant or agreement made by Anixter in the merger agreement is the principal cause of the failure to obtain the required antitrust clearance or the applicability of an order, injunction, judgment or law preventing the consummation of the merger in certain jurisdictions.

For additional information, see the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ].

Appraisal Rights (see page [   ])

Under Delaware law, holders of shares of Anixter common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of shares of Anixter common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (the holders of such shares, “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of such holder’s appraisal shares (as defined in the section entitled “The Merger Agreement—Appraisal Rights,” beginning on page [ ]) in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (“Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more than, the same as or less than the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Anixter common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page [ ].

To seek appraisal, an Anixter stockholder of record must deliver a written demand for appraisal to Anixter before the vote on the merger agreement at Anixter special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Anixter common stock until the effective time of the merger, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights.

Litigation Related to the Merger (see page [   ])

Between December 9, 2019, and December 19, 2019, four lawsuits were filed by purported stockholders of Anixter in connection with its now-terminated Agreement and Plan of Merger, dated as of October 30, 2019, as amended on November 21, 2019, as amended and restated on December 23, 2019, as further amended and restated on January 1, 2020 (the “CD&R merger agreement”), with CD&R Arrow Parent, LLC, a wholly owned subsidiary of funds managed or advised by CD&R (“CD&R Acquirer”), and CD&R Arrow Merger Sub, Inc. (“CD&R Merger Sub”), styled as (i) Michael Kent, et al. v. Anixter International Inc., et al., No. 1:19-cv-02239-LPS, in the United States District Court for the District of Delaware (the “Kent Lawsuit”), (ii) Shiva Stein v. Anixter International Inc., et al., No. 1:19-cv-02242-LPS, in the United States District Court for the District of Delaware (the “Stein Lawsuit”), (iii) Teamsters Union No. 142 Pension Fund v. Anixter International Inc., Case No. 2019-0999, in the Court of Chancery of the State of Delaware (the “Teamsters Union Lawsuit”), and (iv) David Pill, et al. v. Anixter International Inc., et al., No. 1:19-cv-02301, in the United States District Court for the District of Delaware (the “Pill Lawsuit,” and together with the Kent Lawsuit, the Stein Lawsuit, and the Teamsters Union Lawsuit, the “Claims”). All of the Claims were asserted against Anixter and its directors; the Teamsters Union Lawsuit also names CD&R, CD&R Acquirer and CD&R Merger Sub. The Kent Lawsuit, Stein Lawsuit and Pill Lawsuit alleged that Anixter’s December 4, 2019 preliminary proxy statement (the “preliminary CD&R proxy statement”) was deficient, and sought injunctive and other relief. On January 17, 2020, plaintiffs in each of the Kent Lawsuit, the Stein Lawsuit, and the Pill Lawsuit filed notices voluntarily dismissing those actions. The Teamsters Union Lawsuit alleged, among other things, that the Anixter Board breached its fiduciary duties, that the CD&R defendants aided and abetted those breaches, and that the preliminary CD&R proxy statement was deficient, and sought injunctive and other relief. On December 27, 2019, the Delaware Court of Chancery deferred decision on the Teamsters Union Lawsuit plaintiff’s motion for expedited proceedings. On January 30, 2020, plaintiff in the Teamsters Union Lawsuit filed a motion to (i) voluntarily dismiss the action without prejudice and (ii) request that the Court retain jurisdiction to consider plaintiff’s forthcoming motion for fees. On February 6, 2020, Anixter responded to the motion. The motion is currently pending, though Anixter anticipates the Teamsters Union Lawsuit will soon be voluntarily dismissed without prejudice.

Additional lawsuits may be filed against Anixter, WESCO, the Anixter Board, the WESCO Board, the officers of Anixter or WESCO in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Anixter and WESCO, as applicable, including any costs associated with indemnification.

Material U.S. Federal Income Tax Consequences of the Merger (see page [   ])

The receipt of merger consideration in exchange for shares of Anixter common stock pursuant to the merger (and the receipt of cash in lieu of fractional shares of WESCO common stock or of a depositary share) generally will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder (as defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences,” beginning on page [ ]), will generally recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the effective time) of the stock consideration received in the merger and (ii) the U.S. holder’s adjusted tax basis in Anixter common stock surrendered in exchange therefor. Non-U.S. holders (as defined below in the section entitled “The Merger—Material U.S.

Federal Income Tax Consequences,” beginning on page [ ]), that receive the merger consideration pursuant to the merger may be subject to U.S. withholding tax with respect to any cash received. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page [ ], for a more detailed description of the U.S. federal income tax consequences of the merger. The tax consequences of the merger to a particular holder of Anixter common stock will depend on such holder’s particular facts and circumstances. Holders of Anixter common stock should consult their own tax advisors to determine the specific U.S. federal, state, local and non-U.S. tax consequences to them of exchanging their shares of Anixter common stock for merger consideration pursuant to the merger.

Accounting Treatment of the Merger (see page [   ])

WESCO prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (referred to in this proxy statement/prospectus as “GAAP”). The merger will be accounted for using the acquisition method of accounting. WESCO will be treated as the acquirer for accounting purposes.

Comparison of Rights of Stockholders (see page [   ])

Anixter stockholders, whose rights are currently governed by Anixter’s certificate of incorporation, its bylaws and Delaware law, will, upon completion of the merger, become WESCO stockholders, and their rights will be governed by WESCO’s certificate of incorporation (including the form of certificate of designations for the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus), its bylaws and Delaware law.

Risk Factors (see page [   ])

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WESCO

The following table presents selected historical consolidated financial data for WESCO as of and for the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014 and as of and for the nine months ended September 30, 2019 and 2018. The selected consolidated statement of income data of WESCO for the fiscal years ended December 31, 2018, 2017 and 2016 and the balance sheet data as of December 31, 2018 and 2017 have been derived from WESCO’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2018 contained in WESCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this proxy statement/prospectus.

The financial data as of and for the nine months ended September 30, 2019 and 2018 have been obtained from WESCO’s unaudited condensed consolidated financial statements included in WESCO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in WESCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and WESCO’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information,” beginning on page [ ].

	Nine Months Ended September 30,		Year Ended December 31,
(in millions, except per share data)	2019	2018	2018	2017	2016	2015	2014
Consolidated Statement of Income data:
Net sales	$6,259.5	$6,165.1	$8,176.6	$7,679.0	$7,336.0	$7,518.5	$7,889.6
Net income from operations	169.5	167.3	225.4	163.2	101.1	208.4	275.4
Net income attributable to WESCO International	170.3	169.2	227.4	163.5	101.6	210.7	275.9

Net income per share attributable to WESCO International
Basic	$3.91	$3.60	$4.87	$3.42	$2.30	$4.85	$6.21
Diluted	$3.88	$3.56	$4.82	$3.38	$2.10	$4.18	$5.18

Balance Sheet data:
Total assets	$5,047.4	$4,778.8	$4,605.0	$4,735.5	$4,431.8	$4,569.7	$4,754.4
Total debt (including current and short-term debt)(1)	1,372.2	1,261.6	1,223.5	1,348.6	1,385.3	1,483.4	1,415.6
Stockholders’ equity	2,186.7	2,231.8	2,219.7	2,116.1	1,963.6	1,727.5	1,881.8
(1)	Includes the discount related to the 2029 Debentures and Term Loan Facility. For 2018, 2017, 2016, and 2015, also includes debt issuance costs.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ANIXTER

The following table presents selected historical consolidated financial data for Anixter as of and for the fiscal years ended December 28, 2018, December 29, 2017, December 30, 2016, January 1, 2016 and January 2, 2015 and as of and for the nine months ended September 27, 2019 and September 28, 2018. The selected consolidated statement of income data of Anixter for the fiscal years ended December 28, 2018, December 29, 2017 and December 30, 2016 and the balance sheet data as of December 28, 2018 and December 29, 2017 have been derived from Anixter’s audited consolidated financial statements as of and for the fiscal year ended December 28, 2018 contained in Anixter’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, which is incorporated by reference into this proxy statement/prospectus.

The selected consolidated statement of income data for the fiscal years ended January 1, 2016 and January 2, 2015 and the balance sheet data as of December 30, 2016, January 1, 2016 and January 2, 2015 have been derived from Anixter’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus. The financial data as of and for the nine months ended September 27, 2019 and September 28, 2018 have been obtained from Anixter’s unaudited condensed consolidated financial statements included in Anixter’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2019, which is incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Anixter’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018 and Anixter’s Quarterly Report on Form 10-Q for the nine months ended September 27, 2019, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page [ ].

	Nine Months Ended September 27, 2019 and September 28, 2018		Year Ended
(in millions, except per share data)	2019	2018	2018	2017	2016	2015	2014
Consolidated Statement of Income data:
Net Sales	$6,593.3	$6,281.1	$8,400.2	$7,927.4	$7,622.8	$6,190.5	$5,507.0
Net income from continuing operations	$161.9	$114.5	$156.3	$109.0	$121.1	$96.9	$163.4
Net (loss) income from discontinued operations	$—	$—	$—	$—	$(0.6)	$30.7	$31.4
Net income	$161.9	$114.5	$156.3	$109.0	$120.5	$127.6	$194.8

Diluted Income (Loss) per share:
Continuing Operations	$4.73	$3.36	$4.58	$3.21	$3.61	$2.90	$4.90
Discontinued Operations	$—	$—	—	—	$(0.02)	$0.91	$0.94
Net income	$4.73	$3.36	$4.58	$3.21	$3.59	$3.81	$5.84

Balance Sheet data:
Total assets(a)	$4,868.5	$4,625.6	$4,653.1	$4,252.2	$4,093.6	$4,142.0	$3,580.8
Total long-term debt(a)	$1,083.2	$1,263.7	$1,252.7	$1,247.9	$1,378.8	$1,642.9	$1,202.0
Stockholders’ equity	$1,751.4	$1,564.1	$1,570.4	$1,459.0	$1,292.2	$1,179.4	$1,133.0
(a)	Year-over-year changes from fiscal 2014 to fiscal 2015 are primarily due to the acquisition of Power Solutions. September 28, 2018 Total long-term debt includes current portion of long-term debt.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the effect of the merger of WESCO and Anixter and the related financing transactions. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet” in the table below gives effect to the merger as if it had taken place on September 30, 2019. The information under “Unaudited Pro Forma Condensed Combined Statement of Income” in the table below gives effect to the merger as if it had taken place on January 1, 2018, the first day of WESCO’s 2018 fiscal year. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where WESCO is considered the acquirer of Anixter for accounting purposes. See the section entitled “The Merger—Accounting Treatment of the Merger” beginning on page [ ].

WESCO and Anixter have different fiscal years. WESCO’s fiscal year ends on December 31, whereas Anixter’s fiscal year ends on the Friday nearest December 31. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.

This unaudited pro forma condensed combined financial information has been prepared by WESCO’s management in accordance with Article 11, Pro Forma Financial Information, under Regulation S-X of the Exchange Act. This information is provided for illustrative purposes only and is based on assumptions and estimates considered appropriate by WESCO’s management; however, it is not necessarily indicative of what WESCO’s consolidated financial condition or results of operations would have been assuming the transactions had been consummated as of the dates indicated, nor does it purport to represent WESCO’s consolidated financial position or results of operations for future periods. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. Differences between these preliminary estimates and the final acquisition accounting may have a material impact. There were no material transactions between WESCO and Anixter during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. This unaudited pro forma condensed combined financial information does not consider any impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies or other synergies that may be achieved in the merger or any strategies that management may consider in order to continue to efficiently manage WESCO’s operations. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors” beginning on page [ ]. The information presented below should be read in conjunction with the historical consolidated financial statements of WESCO and Anixter, including the related notes filed by each of them with the SEC. See the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on pages [ ] and [ ], respectively.

(in thousands)	As of September 30, 2019
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$114,319
Total assets	11,990,311
Long-term debt, net of current portion	4,471,800
Total stockholders’ equity	$3,695,884
(in thousands, except for per share amounts)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Pro Forma Statement of Income Data:
Revenue	$12,852,765	$16,576,752
Net income	243,857	259,798

Earnings per common share:
Basic	$3.20	$3.12
Diluted	$2.71	$2.77
Weighted average common shares outstanding:
Basic	64,874	68,051
Diluted	76,419	76,576

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following tables set forth historical per share information of WESCO and Anixter, the unaudited pro forma condensed combined per share information and the equivalent basis pro forma combined per share information after giving effect to the merger and financing activities related to the merger. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that WESCO will experience after the merger. The historical per share data has been derived from the historical consolidated financial statements of WESCO and Anixter, as of and for the periods indicated. The unaudited pro forma condensed combined per share data reflects the merger and related financing activities as if they had occurred on January 1, 2018 in the case of income from continuing operations per share, in the case of cash dividends per share of WESCO Series A preferred stock converted to common stock and as if they had occurred on September 30, 2019 in the case of book value per share.

WESCO and Anixter have different fiscal years. WESCO’s fiscal year ends on December 31, whereas Anixter’s fiscal year ends on the Friday nearest December 31. The historical WESCO period ends presented in the table below are for the nine months ended September 30, 2019 and the year ended December 31, 2018. The historical Anixter period ends presented in the table below are for the nine months ended September 27, 2019 and the fiscal year ended December 28, 2018. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing these period ends which differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.

The unaudited pro forma condensed combined per share data has been derived from and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page [ ], and the related notes included in this proxy statement/prospectus beginning on page [ ]. The equivalent basis pro forma combined amounts are calculated by multiplying the pro forma combined data by the common exchange ratio of 0.2397, which is the common stock consideration to Anixter stockholders as contemplated in the merger agreement. The equivalent basis pro forma calculations exclude the cash portion per share of the merger consideration and the preferred stock portion of the merger consideration, each of which may be adjusted as set forth in the merger agreement and described in the section entitled “The Merger—Merger Consideration,” beginning on page [ ].

	Historical WESCO	Historical Anixer	Pro forma Combined	Equivalent Basis Pro forma Combined(b)
Income from continuing operations per basic share attributable to common stockholders

Nine months ended 9/30/2019	$3.91	$4.75	$3.20	$0.77
Year ended 12/31/18	$4.87	$4.62	$3.12	$0.75

Income from continuing operations per diluted share attributable to common stockholders

Nine months ended 9/30/2019	$3.88	$4.73	$2.71	$0.65
Year ended 12/31/18	$4.82	$4.58	$2.77	$0.66

Cash Dividends per share of WESCO Series A preferred stock converted to common stock

Nine months ended 9/30/2019	$—	$—	$3.33	$0.80
Year ended 12/31/18	$—	$—	$6.18	$1.48

Book value per Share at 9/30/19(a)	$0.05	$0.05	$0.06	$0.01
(a)	Book value per share for historical WESCO and historical Anixter is calculated by dividing stockholders' equity by the number of common shares outstanding as of the date of the applicable period. Book value per share for the pro forma combined is calculated by dividing pro forma shareholders' equity by the pro forma number of common shares outstanding as of September 30, 2019.
(b)	Calculated by multiplying the pro forma combined data by the common exchange ratio of 0.2397 which is the common stock consideration to Anixter stockholders as contemplated in the transaction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement/prospectus that are not historical in nature are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements may generally be identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “seek,” “will,” “should,” “could,” “may,” “aim,” “target,” “potential,” “intend,” “projects,” “likely,” “continue,” “positioned,” “outlook” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements are based upon management’s current expectations and speak only as of the date of this proxy statement/prospectus. Anixter and WESCO caution readers that there may be events in the future that neither Anixter nor WESCO is able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those contained in or implied by the forward-looking statements including, without limitation:

•	the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);
•	unanticipated difficulties or expenditures relating to the merger;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require Anixter to pay a termination fee or reimburse WESCO for certain of its expenses;
•	legal proceedings, judgments or settlements, including those that may be instituted against Anixter, the Anixter Board, Anixter’s executive officers and others following the announcement of the merger;
•	disruptions of current plans and operations caused by the announcement and pendency of the merger;
•	potential difficulties in employee retention due to the announcement and pendency of the merger;
•	the response of customers, distributors, suppliers, business partners and regulators to the announcement and pendency of the merger;
•	the execution of each company’s long-term growth objectives and business transformation initiatives;
•	risks inherent in international operations, including foreign currency fluctuations;
•	changes in accounting standards or tax rates, laws or regulations;
•	management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new personnel into WESCO’s practices;
•	the adequacy of each company’s business, financial and information systems and technology;
•	maintenance of effective internal controls;
•	continued and sufficient access to capital;
•	market and general economic and political conditions; and
•	other factors described in Anixter’s and WESCO’s reports filed with the SEC, including Anixter’s and WESCO’s respective annual reports on Form 10-K, quarterly reports on Form 10-Q and other documents filed with the SEC from time to time, including the risks and uncertainties set forth in or incorporated by reference into this proxy statement/prospectus in the section entitled “Risk Factors” beginning on page .[ ]

Neither Anixter nor WESCO can give any assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement/prospectus, and Anixter and WESCO undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page [ ], you should carefully consider the following risk factors before deciding whether to vote for the merger proposal and the other proposals described in this proxy statement/prospectus. In addition, you should read and consider the risk factors associated with each of the businesses of WESCO and Anixter because these risk factors will relate to the combined company following the completion of the merger. These risk factors may be found in WESCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Anixter’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018 and, in each case, any amendments thereto, as such risk factors may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page [ ].

Risks Relating to the Merger

Because the exchange ratio is fixed for the common stock portion of the merger consideration and the market price of WESCO common stock has fluctuated and will continue to fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, shares of Anixter common stock will be converted into the right to receive (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement as further described below, (ii) 0.2397 shares of WESCO common stock, par value $0.01 per share, subject to adjustment pursuant to the terms of the merger agreement as further described below, and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of newly issued WESCO Series A preferred stock, $25,000 stated amount per whole preferred share, subject to adjustment pursuant to the terms of the merger agreement as further described below.

The merger agreement provides for downside protection for the value of WESCO common stock, such that if the average of the volume-weighted trading prices of WESCO common stock on the NYSE during the 10 consecutive trading days ending three trading days prior to the effective time is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price is less than $47.10, the amount of the cash consideration will be increased by $2.82. We refer to this mechanism as the “downside protection.”

Based on the closing price of WESCO common stock on January 10, 2020, the last full trading day before the public announcement of the merger, and the liquidation preference of the preferred stock consideration, the per share value of Anixter common stock implied by the per share merger consideration was $100.00, giving effect to the downside protection described above. Based on the closing price of WESCO common stock on January 31, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of Anixter common stock implied by the per share merger consideration is $100.00. The implied value of the per share merger consideration will fluctuate, subject to the 20% downside protection described above, as the market price of WESCO common stock fluctuates because a portion of the per share merger consideration is payable in a fixed number of shares of WESCO common stock. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the special meeting, Anixter stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in WESCO’s and Anixter’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger, regulatory considerations and other risk factors set forth or incorporated by reference into this proxy statement/prospectus. Many of these factors are beyond WESCO’s and Anixter’s control. You are urged to obtain current market quotations for WESCO common stock before deciding whether to vote for the merger proposal.

In the event WESCO elects to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis, you will receive a reduced number of depositary shares representing an interest in WESCO Series A preferred stock for each share of Anixter common stock.

The merger agreement provides that holders of shares of Anixter common stock as of immediately prior to the effective time of the merger will receive 0.6356 depositary shares representing an interest in WESCO Series A preferred stock as part of the merger consideration. Under the terms of the merger agreement, prior to the closing of the merger, WESCO may elect to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. Accordingly, Anixter stockholders may receive a reduced number (which number may be zero) of depositary shares representing an interest in WESCO Series A preferred stock, and may thus have a more limited opportunity to continue to share in the combined company’s operations and activities in the future. As of the date of this proxy statement/prospectus, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

In addition, you will not necessarily know whether WESCO will pay the merger consideration in a combination of cash, WESCO common stock and depositary shares representing an interest in WESCO Series A preferred stock, or instead entirely in cash and WESCO common stock at the time you review this proxy statement/prospectus and complete your proxy materials. Moreover, Anixter will not necessarily know whether WESCO intends to pay entirely in cash and WESCO common stock at the time of the special meeting of stockholders at which the merger and merger agreement will be considered. If WESCO elects to substitute additional cash consideration or to pay the merger consideration entirely in cash and WESCO common stock, it may need to arrange additional financing to pay such amount.

For a more complete summary of the required regulatory approvals and the conditions to the closing of the merger, see the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [ ].

Completion of the merger is subject to the conditions contained in the merger agreement and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of WESCO and Anixter to complete the merger are subject to the satisfaction or waiver of a number of conditions, including, among others, obtaining the Anixter stockholder approval and the receipt of certain regulatory approvals. For a more complete summary of the required regulatory approvals and the conditions to the closing of the merger, see the section entitled “The Merger Agreement—Conditions to the Merger,” beginning on page [ ].

Many of the conditions to the closing of the merger are not within WESCO’s or Anixter’s control, and neither company can predict when or if these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to July 10, 2020, which deadline may be extended, under certain circumstances, to October 13, 2020, and which deadline may be further extended, under certain circumstances, to January 11, 2021, it is possible that the merger agreement will be terminated. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause WESCO not to realize some or all of the benefits that WESCO expects to achieve if the merger is successfully completed within its expected timeframe. There can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed.

The merger is subject to the expiration or termination of applicable waiting periods and the receipt of approvals, consents or clearances from certain regulatory authorities that may impose conditions that could have an adverse effect on the anticipated benefits of the merger or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any applicable waiting period (and any extension thereof) under the HSR Act relating to the completion of the merger must have expired or been terminated and any authorization or consent from a governmental authority required to be obtained with respect to the merger under the antitrust laws of Canada, Mexico and Turkey must have been obtained. WESCO, Anixter and Merger Sub also plan to seek approvals under the antitrust laws of Russia and Chile. The receipt of such approvals, however, is not a condition to the closing of the merger.

The governmental authorities from whom these approvals are required have broad discretion in administering the governing laws and regulations, and may take into account various facts and circumstances in their consideration of the merger. These governmental authorities may initiate proceedings seeking to prevent, or otherwise seek to prevent, the merger. As a condition to the approval of the merger, these governmental authorities also may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of the combined company’s business after completion of the merger, which could adversely affect WESCO’s ability to integrate Anixter’s operations with WESCO’s operations, reduce the anticipated benefits of the transaction or otherwise materially and adversely affect the combined company’s business and results of operations after completion of the merger.

Under the merger agreement, WESCO and Anixter have agreed to use their respective reasonable best efforts to obtain such authorizations and consents and WESCO has agreed to take any and all steps necessary to avoid or eliminate impediments under any antitrust or certain other laws that may be asserted by any governmental authority so as to enable the completion of the merger as promptly as practicable. However, WESCO is not required to take any action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on WESCO, Anixter and their respective subsidiaries, taken as a whole, after giving effect to the merger and the other transactions contemplated by the merger agreement. For a more detailed description of WESCO’s and Anixter’s obligations to obtain required regulatory authorizations and approvals, see the section entitled “The Merger Agreement—Conduct of Business by Anixter and WESCO Prior to Completion of the Merger,” beginning on page [ ].

In addition, at any time before or after the completion of the merger, and notwithstanding the termination of applicable waiting periods, the applicable U.S. or foreign antitrust authorities or any state attorney general could take such action under the antitrust laws as such party deems necessary or desirable in the public interest. Such action could include, among other things, seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging, seeking to enjoin, or seeking to impose conditions on the merger. WESCO and Anixter may not prevail and may incur significant costs in defending or settling any such action. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Approvals,” beginning on page [ ].

Upon termination of the merger agreement under specified circumstances, including the termination by either party because certain required regulatory clearances either are not obtained before the outside date or are denied, WESCO would be required to pay Anixter a reverse termination fee of $190 million. For additional information, see the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ].

There can be no assurance that the conditions to the completion of the merger set forth in the merger agreement relating to applicable regulatory laws will be satisfied and no assurance that the merger will be completed.

Anixter’s directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder of Anixter generally.

When considering the recommendation of the Anixter Board that Anixter stockholders approve the merger proposal, Anixter stockholders should be aware that directors and executive officers of Anixter have certain interests in the merger that may be different from, or in addition to, the interests of Anixter stockholders generally. These interests generally include, among others, accelerated vesting and settlement of outstanding equity awards at the effective time of the merger, possible severance payments and/or benefits under preexisting change in control severance agreements with Anixter, and continued indemnification and insurance coverage under the merger agreement. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [ ] for a more detailed description of these interests. As a result of these interests, directors and executive officers of Anixter might be more likely to support and vote in favor of the merger proposal than if they did not have these interests. The Anixter Board was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger, and in recommending that the Anixter stockholders approve and adopt the merger agreement.

The merger agreement contains provisions that limit Anixter’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of Anixter from making a favorable alternative transaction proposal and, in specified circumstances, could require Anixter to pay a substantial termination fee to WESCO.

The merger agreement contains provisions that make it more difficult for Anixter to be acquired by any person other than WESCO. The merger agreement contains certain provisions that restrict Anixter’s ability to, among other things, initiate, solicit or knowingly facilitate or encourage, or engage in discussions or negotiations relating to, or take any action to make the provisions of anti-takeover law inapplicable to, any third-party acquisition proposal. Further, even if the Anixter Board withdraws or qualifies its recommendation with respect to the approval of the merger proposal, unless the merger agreement is terminated in accordance with its terms, Anixter will still be required to submit the merger proposal to a vote at the special meeting of Anixter stockholders. In addition, following receipt by Anixter of any third-party acquisition proposal that constitutes a “superior company proposal,” WESCO will have an opportunity to offer to modify the terms of the merger agreement before the Anixter Board may withdraw or qualify its recommendation with respect to the merger proposal in favor of such superior company proposal, as described further in the section entitled “The Merger Agreement—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ].

In some circumstances, upon termination of the merger agreement, Anixter would be required to pay a termination fee of $100 million to WESCO or reimburse certain expenses of WESCO, up to $25 million, in connection with the transactions contemplated by the merger agreement. For further discussion, see the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ].

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Anixter or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share value than the value proposed to be received in the merger. In particular, the termination fee, if applicable, would be substantial, and could result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Anixter stockholders than it might otherwise have proposed to pay absent such a fee.

If the merger agreement is terminated and Anixter determines to seek another business combination, Anixter may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

The merger agreement subjects Anixter to restrictions on its business activities.

The merger agreement subjects Anixter to restrictions on its business activities and obligates Anixter to generally operate its business in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to maintain and preserve intact its current business organization. These restrictions could have an adverse effect on Anixter’s results of operations, cash flows and financial position. See the section entitled “The Merger Agreement—Conduct of Business by Anixter and WESCO Prior to Completion of the Merger,” beginning on page [ ] for a description of the restrictions applicable to Anixter.

The business relationships of WESCO and Anixter and their respective subsidiaries may be subject to disruption due to uncertainty associated with the merger, which could have an adverse effect on the results of operations, cash flows and financial position of WESCO, Anixter and, following the completion of the merger, the combined company.

Parties with which WESCO and Anixter, or their respective subsidiaries, do business may be uncertain as to the effects on them of the merger and related transactions, including with respect to current or future business relationships with WESCO, Anixter, their respective subsidiaries or the combined company. These relationships may be subject to disruption as customers, suppliers and other persons with whom WESCO and Anixter have a business relationship may delay or defer certain business decisions or might decide to terminate, change or renegotiate their relationships with WESCO or Anixter, as applicable, or consider entering into business relationships with parties other than WESCO, Anixter, their respective subsidiaries or the combined company. These disruptions could have an adverse effect on the results of operations, cash flows and financial position of Anixter, WESCO or the combined company following the completion of the merger, including an adverse effect on WESCO’s ability to realize the expected synergies and other benefits of the merger. The risk, and adverse effect, of any disruption could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Failure to complete the merger could negatively affect the stock price and the future business and financial results of Anixter.

If the merger is not completed for any reason, including as a result of Anixter stockholders failing to approve the merger proposal, the ongoing business of Anixter may be adversely affected and, without realizing any of the benefits of having completed the merger, Anixter could be subject to a number of negative consequences, including, among others, the following:

•	Anixter may experience negative reactions from the financial markets, including negative impacts on its stock price;
•	Anixter may experience negative reactions from its customers and suppliers;
•	Anixter may experience negative reactions from its employees and may not be able to retain key management personnel and other key employees;
•	Anixter will have incurred, and will continue to incur, significant non-recurring costs in connection with the merger that it may be unable to recover;
•	the merger agreement places certain restrictions on the conduct of Anixter’s business prior to completion of the merger, the waiver of which is subject to the consent of WESCO, which may prevent Anixter from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger that may be beneficial to Anixter (see the section entitled “The Merger Agreement—Conduct of Business by Anixter and WESCO Prior to Completion of the Merger,” beginning on page [ ] for a description of the restrictions applicable to Anixter); and
•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Anixter management, which could otherwise be devoted to day-to-day operations and other opportunities that may be beneficial to Anixter as an independent company.

In addition, Anixter is required to pay WESCO a termination fee of $100 million, upon termination of the merger agreement, if the merger agreement is terminated in certain circumstances involving an adverse recommendation change, a breach of Anixter’s non-solicitation obligations or certain other circumstances set forth in the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ]. If either Anixter or WESCO terminate the merger agreement due to a failure to obtain the approval of the Anixter stockholders, Anixter would also be required to reimburse WESCO, Merger Sub and their respective affiliates for all reasonable out-of-pocket expenses incurred in connection with the merger, up to $25 million, with such expense reimbursement creditable against any termination fee paid by Anixter to WESCO. Finally, Anixter could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Anixter to perform its obligations under the merger agreement. If the merger is not completed, any of these risks may materialize and may adversely affect Anixter’s businesses, financial condition, financial results and stock price.

Completion of the merger will trigger change in control or other provisions in certain agreements to which Anixter is a party, which may have an adverse impact on the combined company’s business and results of operations.

The completion of the merger will trigger change in control and other provisions in certain agreements to which Anixter is a party. If Anixter and WESCO are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Anixter and WESCO are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Anixter or the combined company. Any of the foregoing or similar developments may have an adverse impact on the combined company’s business and results of operations.

The shares of WESCO common stock and depositary shares representing an interest in WESCO Series A preferred stock to be received by Anixter stockholders as a result of the merger will have rights different from the shares of Anixter common stock.

Upon completion of the merger, Anixter stockholders will no longer be stockholders of Anixter but will instead receive cash, shares of WESCO common stock and depositary shares representing an interest in WESCO Series A preferred stock, and become WESCO stockholders. Anixter stockholders’ rights as stockholders will be governed by the terms of WESCO’s certificate of incorporation (including the form of certificate of designations for the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus) and bylaws, and Delaware law. See the section entitled “Comparison of Rights of Stockholders,” beginning on page 198 for a discussion of the different rights associated with WESCO common stock and the WESCO Series A preferred stock.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially from them.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what WESCO’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions and preliminary estimates, to record the Anixter identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Anixter as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the unaudited pro forma condensed combined financial information reflected in this proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” beginning on page [ ].

The prospective financial information for WESCO and Anixter is based on various assumptions that may not prove to be correct.

The unaudited prospective financial information of WESCO and Anixter is set forth in the section entitled “The Merger—Certain Unaudited Prospective Financial Information,” beginning on page [ ]. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. In the view of Anixter’s management, the prospective information was prepared on a reasonable basis, reflected the best currently available estimates and judgments of WESCO and Anixter, as applicable, and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of WESCO and Anixter. However, the prospective information is not fact. Further, prospective financial information does not reflect any impact of the proposed transaction and has not been updated since the date of preparation.

The prospective financial information included in this document has been prepared by, and is the responsibility of, Anixter’s management and WESCO’s management. The independent registered public accounting firms of WESCO and Anixter have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying prospective financial information and accordingly, the independent registered public accounting firms of WESCO and Anixter do not express an opinion or any other form of assurance with respect thereto. The independent registered public accounting firms’ reports that are incorporated by reference relate to the WESCO and Anixter previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so. The unaudited prospective financial information was prepared solely for internal use to assist in the evaluation of the business combination.

Such information is inherently subjective in nature, though considered reasonable by the management of Anixter as of the date such information was prepared, and is susceptible to interpretation and, accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of WESCO and Anixter, all of which are difficult to predict and many of which are beyond WESCO’s and Anixter’s control. Accordingly, there can be no assurance that the assumptions made in preparing any particular information will prove accurate. There will be differences between actual and prospective results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Anixter stockholders are cautioned not to place undue reliance on the unaudited prospective financial information, and the inclusion of the unaudited prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained therein will be achieved.

The fairness opinions obtained by the Anixter Board from its financial advisors do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the fairness opinions. The Anixter Board has not obtained updated fairness opinions as of the date of this proxy statement/prospectus from its financial advisors, and the Anixter Board does not expect to receive updated fairness opinions prior to the closing of the merger.

At the meeting of the Anixter Board on January 10, 2020, Centerview and Wells Fargo Securities rendered their respective oral opinions, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in their respective written opinions, the consideration per share of Anixter common stock of (i) $70.00 in cash, without interest, (ii) 0.2397 shares of WESCO common stock and (iii) 0.6356 depositary shares, each representing a fractional interest in a whole share of WESCO Series A preferred stock, in each case subject to the adjustments set forth in the merger agreement and described in the section entitled “The Merger—Merger Consideration” beginning on page [ ], to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of Anixter common stock as of immediately prior to the effective time of the merger (other than (A) shares of Anixter common stock owned by Anixter, WESCO or Merger Sub and (B) shares of Anixter common stock held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL), was fair, from a financial point of view, to such holders. Centerview’s and Wells Fargo Securities’ respective fairness opinions do not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of their opinion, including changes in the operations and prospects of Anixter and WESCO or their respective operating companies, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Anixter and WESCO, and on which Centerview’s and Wells Fargo Securities’ respective opinions were based, and that may alter the value of Anixter or WESCO or the prices of shares of Anixter or WESCO common stock by the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since, and could be materially different from its value as of, the date of the fairness opinions, and Centerview’s and Wells Fargo Securities’ respective opinions do not address the prices at which shares of Anixter common stock or WESCO common stock may have traded or trade since the date of their opinion. Centerview’s and Wells Fargo Securities’ respective opinions do not speak as of the time the merger will be completed or as of any date other than the date of its opinion. Anixter does not anticipate asking Centerview or Wells Fargo Securities to update their respective opinions, and neither Centerview nor Wells Fargo Securities has any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of their opinion. The fairness opinion that Anixter received from Centerview is attached as Annex C to this proxy statement/prospectus and the fairness opinion that Anixter received from Wells Fargo Securities is attached as Annex D to this proxy statement/prospectus.

For a description of the opinions, see the section entitled “The Merger—Opinions of Anixter’s Financial Advisors,” beginning on page [ ]. For a description of the other factors considered by the Anixter Board in determining to approve the merger, see the section entitled “The Merger—Anixter’s Reasons for the Merger; Recommendation of the Anixter Board,” beginning on page [ ].

The merger may not be accretive, and may be dilutive, to WESCO earnings per share, which may negatively affect the market price of WESCO common stock.

Because shares of WESCO common stock will be issued in the merger, it is possible that the merger will be dilutive to WESCO earnings per share, which could negatively affect the market price of shares of WESCO common stock. Based on the number of outstanding shares of Anixter common stock as of January 31, 2020, WESCO would issue approximately 8,109,187 shares of WESCO common stock in the merger. The issuance of these new shares of WESCO common stock could have the effect of depressing the market price of shares of WESCO common stock, through dilution of earnings per share or otherwise.

In addition, future events and conditions could decrease accretion or increase dilution relative to current expectations, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, WESCO’s earnings per share could cause the price of shares of WESCO common stock to decline or grow at a reduced rate.

The merger will involve substantial costs.

Anixter and WESCO have incurred, and expect to continue to incur, a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will comprise transaction and regulatory costs related to the merger.

WESCO and the combined company also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. WESCO continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although WESCO expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow WESCO to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

Lawsuits may in the future be filed against Anixter, WESCO, their respective directors and Merger Sub challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Transactions like the merger are frequently the subject of litigation or other legal proceedings, including actions alleging that either the Anixter Board or the WESCO Board breached their respective fiduciary duties to their stockholders by entering into the merger agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Both Anixter and WESCO believe that any such litigation or proceedings would be without merit, but there can be no assurance that they will not be brought. Indeed, between December 9, 2019 and December 19, 2019, four lawsuits were filed by purported stockholders of Anixter in connection with the now-terminated CD&R merger agreement. All of these claims were asserted against Anixter and its directors, and one of the lawsuits also named CD&R. For additional information regarding these lawsuits, see the section entitled “The Merger—Litigation Related to the Merger,” beginning on page [ ].

If litigation or other legal proceedings are brought against either Anixter or WESCO or against either the Anixter Board or WESCO Board in connection with the merger agreement, they will defend against it, but they might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Anixter, WESCO or the combined company, including through the possible diversion of either company’s resources or distraction of key personnel.

Further, one of the conditions to the completion of the merger is that no injunction by any court of competent jurisdiction or competent governmental entity will be in effect that prevents the consummation of the merger. As such, if any of the plaintiffs are successful in obtaining an injunction prohibiting the consummation of the merger, that injunction may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees of Anixter or WESCO, which could adversely affect the future business and operations of the combined company following the merger.

Anixter and WESCO are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the merger will depend in part upon its ability to retain key management personnel and other key employees of Anixter and WESCO. Current and prospective employees of Anixter and WESCO may experience uncertainty about their future roles with the combined company following the merger, which may materially adversely affect the ability of each of Anixter and WESCO to attract and retain key personnel during the pendency of the merger. Accordingly, no assurance can be given that the combined company will be able to retain key management personnel and other key employees of Anixter and WESCO.

Risks Relating to the Depositary Shares and WESCO Series A Preferred Stock

The WESCO Series A preferred stock is equity and therefore is subordinated to WESCO’s existing and future indebtedness. The WESCO Series A preferred stock will also rank junior to any class or series of capital stock of WESCO established after the issuance of the WESCO Series A preferred stock and designated as ranking senior to the WESCO Series A preferred stock.

The shares of WESCO Series A preferred stock are equity interests in WESCO and do not constitute indebtedness. As such, the WESCO Series A preferred stock is subordinated to all of WESCO’s existing and future indebtedness. The WESCO Series A preferred stock would also rank junior to any class or series of senior stock of WESCO. As of September 30, 2019, WESCO had consolidated indebtedness of $1.4 billion. WESCO’s pro forma indebtedness as of September 30, 2019, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith and WESCO’s anticipated offering of additional shares of WESCO common stock or other equity or equity-linked securities in connection with the financing of the cash consideration required to consummate the merger, is expected to be approximately $4.6 billion.

WESCO’s current indebtedness includes restrictions on WESCO’s ability to pay dividends to its stockholders, and WESCO’s future indebtedness may also restrict payments of dividends on the WESCO Series A preferred stock.

The initial annual dividend rate on the WESCO Series A preferred stock will not be fixed until the date of issuance of the WESCO Series A preferred stock.

You will not know the initial dividend rate on the WESCO Series A preferred stock (and related depositary shares) at the time you review this proxy statement/prospectus and complete your proxy materials. Moreover, Anixter will not necessarily know what the initial dividend rate on the WESCO Series A preferred stock will be at the time of the special meeting of stockholders at which the merger and merger agreement will be considered. Under the terms of the form of certificate of designations attached as Annex B to this proxy statement/prospectus, the initial annual dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will be set to equal (i) if no bridge loans have been incurred under the unsecured bridge facility, the yield to maturity using the issue price for the unsecured notes to be issued by WESCO to effect the merger or (ii) if any bridge loans have been incurred under the unsecured bridge facility, the highest yield to maturity using the issue price of such debt, plus a spread of 325 basis points, based on the $25,000 liquidation preference per whole share of WESCO Series A preferred stock. This initial annual dividend rate will apply from the original issue date to, but excluding, the first call date. Each dividend on a depositary share will be in an amount equal to 1/1,000th of the dividend declared on the underlying share of the WESCO Series A preferred stock

The annual dividend rate on the WESCO Series A preferred stock will reset on each reset date to the five-year U.S. Treasury rate as of the most recent reset date, plus a spread set on the reset date to approximate the risk premium on the original issue date. The calculation of the spread is described in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ] and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

The historical five-year U.S. Treasury rates are not an indication of future five-year U.S. Treasury rates.

In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time after the first call date, and you should not take the historical U.S. Treasury rates as an indication of future rates.

Dividends are payable on the WESCO Series A preferred stock only when, as and if declared and only out of funds legally available therefor.

Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, dividends on the WESCO Series A preferred stock and, in turn, on the depositary shares, are payable when, as and if declared by the WESCO Board or any duly authorized committee of the WESCO Board, and only out of funds legally available therefor. In addition, WESCO may become subject to contractual restrictions on WESCO’s ability to pay dividends in the future, whether under indebtedness or otherwise. Therefore, although dividends are cumulative on the WESCO Series A preferred stock, you cannot be certain that dividends will be paid on the WESCO Series A preferred stock and, in turn, on the depositary shares, on the dividend payment dates described herein, or at all.

If WESCO is not paying full dividends on WESCO’s existing or any future parity stock, WESCO will not be able to pay full dividends on the WESCO Series A preferred stock, and if WESCO is not paying dividends on any future senior stock, WESCO will not be able to pay any dividends on the WESCO Series A preferred stock.

When dividends are not paid in full on any shares of any class or series of capital stock ranking, as to dividends, on parity with the WESCO Series A preferred stock (and related depositary shares), all dividends declared with respect to shares of WESCO Series A preferred stock (and related depositary shares) and all shares of outstanding parity stock will be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accrued dividends per share on the shares of WESCO Series A preferred stock (and related depositary shares) and all shares of such parity stock bear to each other. Therefore, if WESCO is not paying full dividends on any outstanding shares of parity stock, WESCO will not be able to pay full dividends on the WESCO Series A preferred stock (and related depositary shares). Similarly, if WESCO issues any series of stock designated as ranking senior to the WESCO Series A preferred stock (and related depositary shares) as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of WESCO, WESCO expects that if it does not pay any amount of stated dividends thereon, WESCO will not be able to pay any dividends on the WESCO Series A preferred stock (and related depositary shares).

Holders of the WESCO Series A preferred stock should not expect WESCO to redeem the WESCO Series A preferred stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

The WESCO Series A preferred stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will generally not be redeemable at the option of its holders (except upon a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, as described below). By its terms, the WESCO Series A preferred stock may be redeemed by WESCO, at its option on the first call date or any subsequent reset date, either in whole or in part, for cash at a redemption price of $25,000 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends (whether or not declared) up to, but excluding, the date fixed for redemption, without interest, to the extent WESCO has funds legally available therefor. Any decision WESCO may make at any time to redeem the WESCO Series A preferred stock will depend upon, among other things, WESCO’s evaluation of the overall level and quality of WESCO’s capital components, considered in light of WESCO’s risk exposures, earnings and growth strategy, as well as general market conditions at such time. Accordingly, holders of the WESCO Series A preferred stock should not expect WESCO to redeem the WESCO Series A preferred stock on the date it first becomes redeemable or on any particular date thereafter.

In addition, no depositary shares representing an interest in WESCO Series A preferred stock may be redeemed by WESCO if, following such redemption, less than $100 million of liquidation preference of the WESCO Series A preferred stock would remain outstanding. For additional information, see the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ] and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

If WESCO chooses to redeem the WESCO Series A preferred stock, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the WESCO Series A preferred stock.

A downgrade, suspension or withdrawal of, or change in, the methodology used to determine any rating assigned by a ratings agency to WESCO or WESCO’s securities, including the WESCO Series A preferred stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Actual or anticipated changes in the credit ratings assigned to the WESCO Series A preferred stock or WESCO’s credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit ratings agencies continually review their ratings for the companies that they follow, including WESCO. The credit ratings agencies also evaluate the electrical distribution industry as a whole and may change their credit rating for WESCO and its securities, including the WESCO Series A preferred stock, based on their overall view of WESCO’s industry. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal of the ratings assigned to the WESCO Series A preferred stock, WESCO or WESCO’s other securities, or any perceived decrease in WESCO’s creditworthiness could cause the trading price of the depositary shares to decline significantly.

The ratings agencies that currently or may in the future publish a rating for WESCO or the WESCO Series A preferred stock may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the WESCO Series A preferred stock. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the WESCO Series A preferred stock, which is sometimes called “notching.” If the ratings agencies change their practices for rating these securities in the future, and the ratings of the WESCO Series A preferred stock are subsequently lowered or “notched” further, the trading price of the depositary shares could be negatively affected.

WESCO may redeem the depositary shares and WESCO Series A preferred stock at any time (including before the first call date) following a ratings event.

The depositary shares and the WESCO Series A preferred stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will generally not be redeemable at the option of its holders (except in the event of a change of control of WESCO involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, as described below). The WESCO Series A preferred stock may be redeemed by WESCO, at its option, in whole, but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by WESCO following a ratings event (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), for cash at a redemption price of $25,500 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends (whether or not declared) up to, but excluding, the date fixed for redemption, without interest, to the extent WESCO has funds legally available therefor. If WESCO redeems the WESCO Series A preferred stock, the depositary will redeem a proportionate number of depositary shares. No WESCO Series A preferred stock may be redeemed by WESCO if, following such redemption, less than $100 million of liquidation preference of the WESCO Series A preferred stock would remain outstanding. For additional information, see the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ] and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

If WESCO chooses to redeem the WESCO Series A preferred stock, thereby causing a corresponding redemption by the depositary of depositary shares, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the depositary shares and the WESCO Series A preferred stock.

WESCO may redeem the depositary shares and the WESCO Series A preferred stock upon a change of control of WESCO.

The depositary shares and the WESCO Series A preferred stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will generally not be redeemable at the option of its holders. The WESCO Series A preferred stock may be redeemed by WESCO, at its option, in whole or in part, within 120 days after the first date on which a WESCO change of control occurred (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), for cash at a redemption price of $25,000 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption. If WESCO redeems the WESCO Series A preferred stock, the depositary will redeem a proportionate number of depositary shares. If WESCO chooses to redeem the WESCO Series A preferred stock, thereby causing a corresponding redemption by the depositary of depositary shares, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the depositary shares and the WESCO Series A preferred stock.

In the event that WESCO does not exercise its redemption right upon a WESCO change of control and the WESCO change of control involves the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, you may elect to convert some or all of your depositary shares representing an interest in WESCO Series A preferred stock into a number of shares of WESCO common stock calculated in the manner described in the section entitled “Description of WESCO Series A Preferred Stock—Conversion Rights,” beginning on page [ ] and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

There may be future sales of the WESCO Series A preferred stock, which may adversely affect the market price of the WESCO Series A preferred stock and related depositary shares.

WESCO is not restricted from issuing additional WESCO Series A preferred stock or securities similar to the WESCO Series A preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, WESCO Series A preferred stock. Holders of the depositary shares and the WESCO Series A preferred stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the depositary shares and the WESCO Series A preferred stock could decline as a result of sales of the WESCO Series A preferred stock or of other securities made after this offering or the perception that such sales could occur. Because WESCO’s decision to issue securities in any future offering will depend on market conditions and other factors beyond WESCO’s control, WESCO cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the depositary shares and the WESCO Series A preferred stock bear the risk of WESCO’s future offerings reducing the market price of the depositary shares and the WESCO Series A preferred stock and diluting their holdings in the depositary shares and the WESCO Series A preferred stock.

The depositary shares may not have an active trading market.

The depositary shares representing an interest in WESCO Series A preferred stock are a new issue of securities with no established trading market. WESCO will file an application to have the depositary shares representing an interest in WESCO Series A preferred stock issued in the merger approved for listing on the NYSE. In addition, the merger agreement provides that WESCO and Anixter are not obligated to consummate the merger unless the depositary shares representing an interest in WESCO Series A preferred stock are approved for listing on the NYSE. However, even if the depositary shares representing an interest in WESCO Series A preferred stock are listed on the NYSE, WESCO cannot assure you that an active trading market for the depositary shares will develop or be sustained or that holders of the depositary shares will be able to sell their depositary shares at favorable prices or at all. If an active trading market does develop on the NYSE, the depositary shares may trade at prices lower than their face value and the difference between bid and ask prices in any secondary market for the depositary shares could be substantial. The trading price of the depositary shares would depend on many factors, including prevailing interest rates, the market for similar securities, general economic and financial market conditions, WESCO’s issuance of debt or preferred equity securities, and WESCO’s financial condition, results of operation and prospects. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, depositary shares, and holders of the depositary shares (which do not have a maturity date) may be required to bear the financial risks of an investment in the depositary shares for an indefinite period of time.

The voting rights of holders of the WESCO Series A preferred stock, and in turn, the depositary shares representing an interest in WESCO Series A preferred stock, will be limited.

Holders of the WESCO Series A preferred stock, and in turn, the depositary shares, have no voting rights with respect to matters that generally require the approval of voting WESCO common stockholders. Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the WESCO Series A preferred stock. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of WESCO Series A preferred stock. The limited voting rights of holders of the WESCO Series A preferred stock, and in turn of the holders of the depositary shares, include the right to vote as a single class on certain matters that may affect the preference or special rights of the WESCO Series A preferred stock, as described in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]. In addition, if dividends on the WESCO Series A preferred stock and, in turn, the depositary shares, have not been paid for the equivalent of six or more full quarterly dividend periods (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), whether or not for consecutive dividend periods, holders of the outstanding WESCO Series A preferred stock, and in turn, holders of the depositary shares, voting together as a single class with the holders of all other classes or series of preferred stock of WESCO upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on the WESCO Board, subject to the terms and to the limited extent described in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ].

Risks Relating to the Business of the Combined Company Upon Completion of the Merger

The market price of WESCO common stock and the depositary shares after the merger will continue to fluctuate and may be affected by factors different from those affecting shares of Anixter common stock currently.

Upon completion of the merger, holders of Anixter common stock will receive cash, WESCO common stock and depositary shares representing a fractional interest in the WESCO Series A preferred stock and thus become holders both of WESCO common stock and depositary shares representing an interest in WESCO Series A preferred stock. In addition to the risk factors relating to the depositary shares noted above, the market price of WESCO common stock and such depositary shares may fluctuate significantly following completion of the merger and holders of Anixter common stock could lose the value of their investment in WESCO common stock and the depositary shares. In addition, any significant price and volume fluctuations of the stock markets could have a material adverse effect on the market for, or liquidity of, WESCO common stock and the depositary shares, regardless of WESCO’s actual operating performance. In addition, WESCO’s business differs in important respects from that of Anixter, and accordingly, the results of operations of the combined company and the market price of WESCO common stock and the depositary shares after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of WESCO and Anixter. For a discussion of the businesses of WESCO and Anixter and of some important factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information,” beginning on page [ ].

Sales of shares of WESCO common stock or depositary shares representing an interest in WESCO Series A preferred stock after the completion of the merger may cause the market price of WESCO common stock or depositary shares representing an interest in WESCO Series A preferred stock to fall.

Based on the number of outstanding shares of Anixter common stock as of January 31, 2020, WESCO will issue approximately 8,109,187 shares of WESCO common stock in the merger. Certain Anixter stockholders may decide not to hold the shares of WESCO common stock they will receive in the merger. Other Anixter stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of WESCO common stock that they receive in the merger. Such sales of WESCO common stock could have the effect of depressing the market price for WESCO common stock and may take place promptly following the merger.

In addition, certain Anixter stockholders may decide not to hold the depositary shares representing an interest in WESCO Series A preferred stock they will receive in the merger. Other Anixter stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell such depositary shares that they receive in the merger. Such sales of depositary shares representing an interest in WESCO Series A preferred stock could have the effect of depressing the market price for depositary shares and may take place promptly following the merger.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Anixter and WESCO have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on WESCO’s ability to successfully combine and integrate the businesses of WESCO and Anixter. It is possible that the pendency of the merger and/or the integration process could result in the loss of key employees, higher than expected costs, diversion of management attention of both Anixter and WESCO, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits and cost savings of the merger. After closing, as part of the integration process, WESCO may also attempt to divest certain assets of the combined company, which may not be possible on favorable terms or at all, or, if successful, may change the profile of the combined company. If WESCO experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. WESCO’s management continues to refine its integration plan. These integration matters could have an adverse effect on each of WESCO and Anixter during this transition period and for an undetermined period after completion of the merger. In addition, the actual cost savings of the merger could be less than anticipated.

After the merger, Anixter stockholders will have a significantly lower ownership and voting interest in WESCO than they currently have in Anixter and will exercise less influence over management.

Based on the number of shares of Anixter common stock outstanding as of January 31, 2020, and the number of shares of WESCO common stock outstanding as of January 31, 2020, it is expected that, immediately after completion of the merger, former Anixter stockholders will own approximately 16% of the outstanding shares of WESCO common stock. And as noted herein, holders of depositary shares representing an interest in WESCO Series A preferred stock will have limited voting rights. Consequently, former Anixter stockholders will have less influence over the management and policies of WESCO than they currently have over the management and policies of Anixter.

In connection with the merger, WESCO will incur additional indebtedness and may also assume certain of Anixter’s outstanding indebtedness, which will increase WESCO’s interest and expense and could adversely affect WESCO, including by decreasing its business flexibility.

As of September 30, 2019, WESCO had consolidated indebtedness of $1.4 billion. WESCO’s pro forma indebtedness as of September 30, 2019, after giving effect to the merger, the anticipated incurrence and extinguishment of indebtedness in connection therewith and WESCO’s anticipated offering of additional shares of WESCO common stock or other equity or equity-linked securities in connection with the financing of the cash consideration required to consummate the merger, is expected to be approximately $4.6 billion. WESCO will have increased indebtedness following completion of the merger in comparison to that of WESCO on a recent historical basis. The effects of this increased indebtedness could include reducing WESCO’s flexibility to respond to changing business and economic conditions and increasing WESCO’s interest expense. WESCO will also incur various costs and expenses associated with the financing of the merger. The amount of cash required to pay interest on WESCO’s increased indebtedness levels and pay dividends due on the WESCO Series A preferred stock following completion of the merger and thus the demands on WESCO’s cash resources will be greater than the amount of cash flows required to service the indebtedness of WESCO prior to the merger. This could reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for WESCO relative to other companies with lower debt levels. If WESCO does not achieve the expected benefits and cost savings from the merger, or if the financial performance of the combined company does not meet current expectations, then WESCO’s ability to service its indebtedness may be even more adversely impacted.

Certain of the indebtedness to be incurred in connection with the merger may bear interest at variable interest rates. If interest rates increase, variable rate debt will create higher debt service requirements, which could adversely affect WESCO’s cash flows.

In addition, WESCO’s credit ratings impact the cost and availability of future borrowings and, accordingly, WESCO’s cost of capital. WESCO’s ratings reflect each rating organization’s opinion of WESCO’s financial strength, operating performance and ability to meet WESCO’s debt obligations. After the merger was announced, Moody’s placed credit ratings for WESCO on review for downgrade and S&P Global Ratings placed its credit ratings for WESCO on negative CreditWatch. There can be no assurance that WESCO will achieve a particular rating from any rating organization or maintain a particular rating in the future.

Moreover, WESCO may be required to raise substantial additional financing to fund working capital, capital expenditures, acquisitions or other general corporate requirements. WESCO’s ability to arrange additional financing will depend on, among other factors, WESCO’s financial position and performance, as well as prevailing market conditions and other factors beyond WESCO’s control. WESCO cannot assure you that it will be able to obtain additional financing on terms acceptable to WESCO or at all.

The agreements that will govern the indebtedness to be incurred in connection with the merger will contain various covenants that impose restrictions on WESCO and certain of its subsidiaries that may affect their ability to operate their businesses.

The agreements that will govern the debt financing to be incurred in connection with the merger will contain various affirmative and negative covenants that may restrict the ability of WESCO and certain of its subsidiaries to take actions such as incur liens, incur debt, engage in mergers, consolidations and acquisitions, transfer assets outside the ordinary course of business, make loans or other investments, pay dividends, repurchase equity interests, make payments with respect to equity interests, repay or repurchase subordinated debt and engage in affiliate transactions. In addition, the agreements that will govern such debt financing will contain a financial covenant that will require WESCO to maintain certain financial ratios. The ability of WESCO and its subsidiaries to comply with these provisions may be affected by events beyond their control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could give the holders of such debt financing the right to accelerate WESCO’s repayment obligations thereof.

Other Risk Factors of WESCO and Anixter

WESCO’s and Anixter’s businesses are and will be subject to the risks described above. In addition, WESCO and Anixter are, and will continue to be subject to the risks described in WESCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and Anixter’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to WESCO’s and Anixter’s businesses. See the section entitled “Where You Can Find More Information,” beginning on page [ ] for the location of information incorporated by reference into this proxy statement/prospectus.

PARTIES TO THE MERGER

Anixter

Anixter International Inc., a Delaware corporation, through Anixter Inc., a Delaware corporation, and its subsidiaries, is a leading distributor of network and security solutions, electrical and electronic solutions and utility power solutions. Anixter is a leader in providing advanced inventory management services including procurement, just-in-time delivery, material management programs, turn-key yard layout and management, quality assurance testing, component kit production, storm/event kitting, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. Shares of Anixter common stock are listed on the NYSE and trade under the symbol “AXE.”

Anixter’s principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026, and its telephone number is 224-521-8000. Anixter’s website address is www.anixter.com. The information provided on Anixter’s website is not part of this proxy statement/prospectus and is not incorporated by reference in this proxy statement/prospectus by this or any other reference to Anixter’s website in this proxy statement/prospectus.

Additional information about Anixter is contained in Anixter’s public filings, which are incorporated by reference in this proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 210 .

WESCO

WESCO International, Inc., a Delaware corporation, is a leading provider of electrical, industrial, and communications maintenance, repair and operating and original equipment manufacturer products, construction materials, advanced supply chain management and logistics services. WESCO was incorporated under the laws of Delaware in 1993 and effectively formed in February 1994 upon acquiring a distribution business from Westinghouse Electric Corporation. WESCO has approximately 9,300 employees worldwide. Shares of WESCO common stock are listed on the NYSE and trade under the symbol “WCC.”

WESCO’s principal executive offices are located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and its telephone number is 412-454-2200. WESCO’s website address is www.wesco.com. The information provided on WESCO’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus by this or any other reference to WESCO’s website in this proxy statement/prospectus.

Additional information about WESCO is contained in its public filings, which are incorporated by reference into this proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 210.

Merger Sub

Warrior Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of WESCO. Merger Sub was formed on December 12, 2019 expressly for purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into Anixter, with Anixter surviving, and Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania 15219, and its telephone number is 412-454-2200.

THE SPECIAL MEETING

We are furnishing this proxy statement/prospectus as part of the solicitation of proxies by the Anixter Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on [      ], at [      ] a.m./p.m. Central Time at [      ].

Anixter stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of Anixter common stock in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting, and, if you intend to vote your shares held in “street name” at the special meeting, you must also bring a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Anixter.

Purpose of the Special Meeting

At the special meeting, Anixter stockholders of record will be asked to consider and vote on:

•	a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into Anixter, with Anixter continuing as the surviving corporation and a wholly owned subsidiary of WESCO;
•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [ ]; and
•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Anixter Board

The Anixter Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Anixter Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of Anixter and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Anixter’s stockholders and (v) recommended that Anixter’s stockholders vote for the adoption of the merger agreement. Accordingly, the Anixter Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

The Anixter Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Anixter common stock as of the close of business on [      ], which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Anixter common stock that you owned on the record date. As of the

record date, there were [      ] shares of Anixter common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [      ] shares of Anixter common stock (one-half of the issued and outstanding stock of Anixter entitled to vote) constitutes a quorum for the special meeting.

If you are an Anixter stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Anixter common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Anixter common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Anixter common stock held by stockholders of record that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on Anixter or WESCO or any of their respective subsidiaries, and, if the merger agreement is adopted by Anixter stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to Anixter’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman of the meeting or the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Anixter may not recess or postpone the special meeting, and may not change the record date, except (x) upon WESCO’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Anixter Board (following consultation with Anixter’s advisors, including legal counsel, and with WESCO), (A) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Anixter stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Anixter common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time Anixter has not received proxies sufficient to allow the receipt of Anixter stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the chairman or the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under NYSE rules, all of the proposals in this proxy statement/prospectus are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a broker are represented at a meeting, but the broker has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your broker will NOT be able to vote your shares of Anixter common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your broker on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Anixter common stock, the failure to provide your broker with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your broker does not have discretionary authority to vote on either proposal, the failure to provide your broker with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Anixter common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Anixter common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Anixter common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Anixter common stock, please call Anixter’s proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Anixter common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by an Anixter stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the Anixter proxy card;
•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Anixter’s Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026, stating that the proxy is revoked;
•	by submitting a later-dated proxy card relating to the same shares of Anixter common stock; or
•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Anixter common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if you return a properly executed proxy card but do not indicate instructions on your proxy card, “FOR” the proposal.

Regardless of whether a quorum is present at the special meeting, the special meeting may be adjourned by either the chairman of the meeting or by the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

Anixter may not recess or postpone the special meeting, and may not change the record date, except (x) upon WESCO’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Anixter Board (following consultation with Anixter’s advisors, including legal counsel, and with WESCO), (A) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Anixter stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Anixter common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time Anixter has not received proxies sufficient to allow the receipt of Anixter stockholder approval at the special meeting or (ii) to the extent required by applicable law.

Solicitation of Proxies

The Anixter Board is soliciting the enclosed proxy card in connection with the special meeting, and Anixter will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Anixter and its directors, officers and regular employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Anixter has retained Morrow Sodali LLC to assist in the solicitation process. Anixter will pay Morrow Sodali LLC a fee of approximately $10,000 plus reimbursement of certain specified out-of-pocket expenses. Anixter also has agreed to indemnify Morrow Sodali LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Anixter will ask banks, brokers, trusts and other nominees to forward Anixter’s proxy solicitation materials to the beneficial owners of shares of Anixter common stock held of record by such banks, brokers, trusts or other nominees. Anixter will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Anixter stockholders entitled to vote at the special meeting will be available for examination by any Anixter stockholder at the special meeting. At least 10 days prior to the date of the special meeting, this stockholder list will be available for inspection by Anixter stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at Anixter’s principal executive offices located at 2301 Patriot Boulevard, Glenview, Illinois 60026.

The Voting Agreement

On January 10, 2020, in connection with the execution of the merger agreement, WESCO entered into the voting agreement with Samuel Zell Revocable Trust, Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., Samstock/ZFT, L.L.C., KMJZ Investments L.L.C., Samstock/Alpha, L.L.C., SZ Intervivos QTIP Trust and Zell Family Foundation. The voting agreement covers a total of 3,640,337 shares of Anixter common stock owned by the voting agreement stockholders, representing approximately 10.8% of the outstanding shares of Anixter common stock as of February 5, 2020.

However, the voting agreement stockholders are permitted to donate up to 600,000 of these shares of Anixter common stock to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Anixter common stock will remain subject to the voting agreement. Pursuant to the voting agreement, the voting agreement stockholders agreed, among other things, subject to the terms and conditions of the voting agreement, to vote or cause to be voted their shares in favor of adopting the merger agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the merger and other transactions contemplated by the merger agreement.

Additionally, the voting agreement stockholders agreed, subject to certain exceptions, to not, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of proposals or offers that constitute, or could reasonably be expected to lead to, a company takeover proposal, including by furnishing non-public information regarding Anixter or any Anixter Subsidiary to any third person in connection therewith; (ii) participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of Anixter or any Anixter Subsidiary to, or otherwise cooperate with, assist or participate in, facilitate or encourage efforts by, persons (or representatives of persons) that have made, are seeking to make, have informed Anixter of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, any company takeover proposal; and (iii) amend, grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to Anixter or any Anixter Subsidiary.

See the section entitled “The Voting Agreement,” beginning on page 0 for further discussion of the terms of the voting agreement. A copy of the voting agreement is also attached to this proxy statement/prospectus as Annex F.

Questions and Additional Information

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please call Anixter’s proxy solicitor, Morrow Sodali LLC, toll-free at (800) 662-5200.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement/prospectus, Anixter stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement/prospectus. For additional information, see the sections entitled “The Merger,” beginning on page [      ], and “The Merger Agreement,” beginning on page [      ].

The Anixter Board unanimously recommends that Anixter stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Anixter common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Anixter is required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Anixter’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page [      ], including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, Anixter stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Anixter, the Anixter Board or WESCO or any of Anixter’s or WESCO’s subsidiaries and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto). However, Anixter seeks your support and believes that your support is appropriate because Anixter has a comprehensive executive compensation program designed to link the compensation of Anixter’s executives with Anixter’s performance and the interests of Anixter stockholders. Accordingly, you are asked to vote on the following resolution:

“RESOLVED, that the stockholders of Anixter International Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Anixter International Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” (including the Golden Parachute Compensation Table contained therein and the accompanying footnotes and narrative disclosure).”

The Anixter Board unanimously recommends that Anixter stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Anixter common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on Anixter or WESCO or any of their respective subsidiaries, and, if the merger agreement is adopted by Anixter stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to Anixter’s named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Anixter stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Anixter Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Anixter common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the chairman or the affirmative vote of holders of a majority of the shares of Anixter common stock present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Anixter may not recess or postpone the special meeting, and may not change the record date, except (x) upon WESCO’s prior written request, or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgement of the Anixter Board (following consultation with Anixter’s advisors, including legal counsel, and with WESCO), (A) to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Anixter stockholders a reasonable amount of time in advance of the special meeting or (B) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Anixter common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or to the extent that at such time Anixter has not received proxies sufficient to allow the receipt of Anixter stockholder approval at the special meeting or (ii) to the extent required by applicable law.

THE MERGER

This section of this proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger. In addition, important business and financial information about each of WESCO and Anixter is included in or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page [  ].

Overview

Anixter is seeking the adoption by Anixter stockholders of the merger agreement Anixter entered into on January 10, 2020 with WESCO and Merger Sub. If the proposal to adopt the merger agreement is approved by the holders of shares of Anixter common stock representing a majority of the outstanding shares of Anixter common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by the merger agreement and applicable law) waived, Merger Sub will be merged with and into Anixter upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Anixter will continue to exist following the merger as a wholly owned subsidiary of WESCO.

The Anixter Board has approved the merger agreement and unanimously recommends that Anixter stockholders vote “FOR” the proposal to adopt the merger agreement.

Merger Consideration

At the effective time of the merger, each share of Anixter common stock, par value $1.00 per share, that is issued and outstanding immediately prior to the effective time of the merger (other than (A) shares owned by Anixter, WESCO or Merger Sub and (B) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement as further described below, (ii) 0.2397 shares of WESCO common stock, par value $0.01 per share, subject to adjustment pursuant to the terms of the merger agreement as further described below, and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of newly issued WESCO Series A preferred stock, $25,000 stated amount per whole preferred share, subject to adjustment pursuant to the terms of the merger agreement as further described below, in each case, less any applicable withholding taxes. Each Anixter stockholder who would otherwise have been entitled to receive a fractional share of WESCO common stock or of a depositary share in the merger will instead receive a cash payment in lieu of such fractional share. See the section entitled “The Merger—Exchange of Shares,” beginning on page [  ] for a discussion of the treatment of fractional shares of WESCO common stock and of depositary shares.

Based on the number of shares of Anixter common stock outstanding as of January 31, 2020, WESCO would issue approximately 8,109,187 shares of WESCO common stock to Anixter stockholders pursuant to the merger. The actual number of shares of WESCO common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of Anixter common stock outstanding at such time. The merger agreement provides, however, that the common stock consideration may be reduced to the minimum extent necessary, and the cash consideration increased, to ensure that the issuance of WESCO common stock at closing does not exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time. Based on the number of shares of Anixter common stock outstanding as of January 31, 2020 and the number of shares of WESCO common stock outstanding as of January 31, 2020, immediately after completion of the merger, former Anixter stockholders would own approximately 16% of the outstanding shares of WESCO common stock.

Based on the closing price of WESCO common stock on January 10, 2020, the last full trading day before the public announcement of the merger, and the liquidation preference of the preferred stock consideration, the per share value of Anixter common stock implied by the per share merger consideration is $100.00, giving effect to the downside protection described below. Based on the closing price of WESCO common stock on January 31, 2020, the most recent practicable date prior to the date of this proxy statement/prospectus, and the liquidation preference of the preferred stock consideration, the per share value of Anixter common stock implied by the per share merger consideration is $100.00.

Adjustments to the Merger Consideration

The merger agreement provides for downside protection for the value of WESCO common stock, such that if the average of the volume-weighted trading prices of WESCO common stock on the NYSE during the 10 consecutive trading days ending three trading days prior to the effective time is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price is less than $47.10, the amount of the cash consideration will be increased by $2.82.

The merger agreement also provides that WESCO may elect to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. As of the date of this proxy statement/prospectus, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

The merger agreement further provides that the common stock consideration may be reduced to the minimum extent necessary, and the cash consideration increased, to ensure that the issuance of WESCO common stock at closing does not exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time.

WESCO Series A Preferred Stock

Subject to consummation of the merger and WESCO’s right to reduce the preferred stock consideration pursuant to the terms of the merger agreement and as described above, Anixter stockholders will receive a number of depositary shares, each representing a fractional interest in a whole share of newly issued WESCO Series A preferred stock, $25,000 stated amount per whole preferred share. The WESCO Series A preferred stock underlying the depositary shares will have the designation and number of shares, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, as set forth in the form of certificate of designations attached as “Exhibit E” to the merger agreement and as Annex B to this proxy statement/prospectus.

Ranking

Generally, the WESCO Series A preferred stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon WESCO’s liquidation, dissolution or winding up, senior to WESCO common stock and all classes or series of junior stock of WESCO, on parity with all classes or series of parity stock of WESCO, and junior to all classes or series of senior stock of WESCO and all indebtedness and other liabilities of WESCO.

Redemption Rights

The WESCO Series A preferred stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will generally not be redeemable at the option of its holders. The WESCO Series A preferred stock may be redeemed by WESCO, at its option:

(i)	either in whole or in part, at any time or from time to time, for cash at a redemption price of $25,000 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends (whether or not declared) up to, but excluding, the date fixed for redemption, without interest, to the extent WESCO has funds legally available therefor, on the first call date and on each reset date thereafter;
(ii)	in whole, but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by WESCO following a ratings event (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), for cash at a redemption price of

$25,500 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends (whether or not declared) up to, but excluding, the date fixed for redemption, without interest, to the extent WESCO has funds legally available therefor; or

(iii)	in whole or in part, within 120 days after the first date on which a WESCO change of control occurred (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [ ]), for cash at a redemption price of $25,000 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption.

No depositary shares representing an interest in the WESCO Series A preferred stock may be redeemed by WESCO pursuant to clauses (i) or (ii) above if, following such redemption, less than $100 million of liquidation preference of the WESCO Series A preferred stock would remain outstanding.

Conversion Right

In the event that WESCO does not exercise its change-of-control redemption right and the WESCO change of control involves the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, holders of the WESCO Series A preferred stock (including holders of the depositary shares for the same) may elect to convert some or all of their WESCO Series A preferred stock into a number of shares of WESCO common stock calculated in the manner and subject to the limits described in the section entitled “Description of WESCO Series A Preferred Stock—Conversion Rights,” beginning on page [  ] and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

Dividend Rate

As of the date of this proxy statement/prospectus, the initial dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, has not yet been determined and will not be fixed until the date of issuance of the WESCO Series A preferred stock. The initial annual dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will be set to equal (i) if no bridge loans have been incurred under the unsecured bridge facility, the yield to maturity using the issue price for the unsecured notes to be issued to effect the merger or (ii) if any bridge loans have been incurred under the unsecured bridge facility, the highest yield to maturity using the issue price of such debt, plus a spread of 325 basis points. This initial annual dividend rate will apply from the date of issuance of the WESCO Series A preferred stock to, but excluding, the first call date. The dividend rate on the WESCO Series A preferred stock, and in turn, on the depositary shares representing a 1/1,000th interest in a share of the WESCO Series A preferred stock, will reset on each reset date to the five-year U.S. Treasury rate as of the most recent reset date, plus a spread set on the reset date to approximate the risk premium on the original issue date. The calculation of the spread is described in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [  ] and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

Dividends on the WESCO Series A preferred stock are payable when, as and if declared by the WESCO Board, and only out of funds legally available therefor.

Voting Rights

Holders of the WESCO Series A preferred stock, and in turn, the depositary shares, have no voting rights with respect to matters that generally require the approval of voting WESCO common stockholders. Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the WESCO Series A preferred stock. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can vote only whole shares of WESCO Series A preferred stock. The limited voting rights of holders of the WESCO Series A preferred stock, and in turn of the holders of the depositary shares, include the right to vote as a single class on certain matters that may affect the preference or special rights of the WESCO Series A preferred stock, as described in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [  ]. In addition, if dividends on the WESCO Series A preferred stock and, in turn, the depositary shares, have not been paid for the equivalent of six or more full quarterly dividend periods (as defined in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [  ]), whether or not for consecutive dividend periods, holders of the outstanding WESCO Series A preferred stock, and in turn, holders of the depositary shares, voting together as a single class with the holders of all other classes or series of preferred stock of WESCO upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on the WESCO Board, subject to the terms and to the limited extent described in the section entitled “Description of WESCO Series A Preferred Stock,” beginning on page [  ].

Background of the Merger

The Anixter Board and Anixter’s management regularly review Anixter’s business strategy and strategic plan and evaluate strategic and financial opportunities to maximize stockholder value. In addition, the Anixter Board and Anixter’s management periodically review and assess Anixter’s competitive position and actively monitor and assess industry trends; Anixter’s short- and long-term performance; Anixter’s stock price performance; and potential strategic and financial initiatives. The Anixter Board and Anixter’s management also periodically discuss potential challenges that Anixter faces in executing its strategic plan.

On May 6, 2019, Theodore A. Dosch, Anixter’s Executive Vice President—Finance and Chief Financial Officer, held an introductory meeting in New York, New York with Nathan K. Sleeper, a Partner and, as of January 1, 2020, Chief Executive Officer at CD&R, a financial sponsor with significant experience in the industrials and distribution market. This meeting was held at the suggestion of a representative of Wells Fargo Securities who was familiar with Anixter and CD&R, and who also attended the meeting. Mr. Sleeper described CD&R’s history and experience in the distribution industry and CD&R’s interest in considering possible ways to partner with Anixter. Messrs. Dosch and Sleeper also discussed, at a high level, the strategic direction of each of Anixter and CD&R. At the conclusion of this meeting, Messrs. Dosch and Sleeper discussed the possibility of continuing their discussions if there was a desire and interest to consider a strategic partnership in the future. Shortly after this meeting, Mr. Dosch relayed the contents of this meeting to William A. Galvin, Anixter’s Chief Executive Officer. Mr. Galvin then discussed the meeting between Messrs. Dosch and Sleeper with Samuel Zell, the Chairman of the Anixter Board.

On May 21, 2019, representatives of Centerview held an in-person meeting with Messrs. Galvin and Dosch at Anixter’s executive office in Glenview, Illinois to discuss Anixter’s business and the industrials and distribution industry generally. During these discussions, Centerview’s representatives indicated to Messrs. Galvin and Dosch that Anixter may wish to consider examining potential strategic alternatives.

On June 21, 2019, Mr. Dosch contacted Mr. Sleeper by telephone. Mr. Dosch informed Mr. Sleeper that, after discussions with Messrs. Zell and Galvin, Anixter was willing to have a meeting with CD&R to further discuss opportunities for a strategic partnership of some form. They scheduled a meeting between representatives of Anixter and CD&R to take place after release of Anixter’s earnings for the second quarter of 2019, so that Anixter’s most current financial results would be publicly available at such time. Anixter’s earnings for the second quarter of 2019 were released to the public on July 25, 2019.

On August 6, 2019, Anixter entered into a non-disclosure agreement with CD&R, which contained customary standstill and non-solicitation provisions.

On August 7, 2019, representatives of Anixter and CD&R held an in-person meeting at Anixter’s executive offices. In attendance for Anixter were Mr. Galvin, Mr. Dosch and Kevin Burns, Anixter’s Senior Vice President – Treasurer and Investor Relations. In attendance for CD&R were Mr. Sleeper, J.L. Zrebiec, a Partner at CD&R, and Tyler Young, a Principal at CD&R. Messrs. Sleeper and Zrebiec provided Anixter’s attendees with an overview of CD&R’s history and experience with industrial companies, especially in the distribution space, which included previously owning two of Anixter’s competitors. Messrs. Galvin and Dosch described Anixter’s strategy, long-term direction and business potential. Mr. Galvin also provided an overview of Anixter’s innovation and business transformation project, Anixter’s margin improvement efforts and Anixter’s acquisition strategies and growth opportunities. During the meeting, Mr. Sleeper asked if Anixter would consider a potential sale to CD&R. Mr. Galvin responded that Anixter was not for sale but, consistent with Anixter’s policy, if the Anixter Board were presented with an offer that it believed was in the best interests of Anixter and its stockholders, then the Anixter Board would consider such offer. Following the meeting, Mr. Galvin relayed the substance of the meeting to Mr. Zell.

On the same day, representatives of Centerview held an in-person meeting with Mr. Zell in Chicago, Illinois to discuss Anixter’s business and the industry generally. During these discussions, the representatives of Centerview indicated to Mr. Zell that Anixter may wish to consider examining potential strategic alternatives.

On August 8, 2019, at the direction of Messrs. Galvin and Dosch, Mr. Burns provided to CD&R by email a copy of the management presentation containing an overview of Anixter and other information that Anixter’s representatives had shared with CD&R during their meeting on August 7, 2019.

On August 12, 2019, Mr. Galvin contacted Mr. Sleeper by telephone to clarify certain points from the meeting on August 7. Mr. Galvin asked Mr. Sleeper if CD&R was still interested in a potential strategic transaction with Anixter. Mr. Sleeper responded that, before the meeting on August 7, CD&R had been interested in potentially acquiring Anixter and that, after the meeting on August 7, CD&R’s interest in such an acquisition had increased. Mr. Galvin stated that the parties should discuss a price range, as Anixter and the Anixter Board would not pursue a potential strategic transaction unless Anixter could get comfortable that such a transaction would be in the best interests of the holders of Anixter common stock. Mr. Galvin emphasized to Mr. Sleeper that maintaining confidentiality regarding the existence and substance of any discussions between Anixter and CD&R was of critical importance to Anixter. To that end, Mr. Galvin noted that, if the Anixter Board decided to enter into discussions with CD&R, in order to ensure confidentiality, the parties would need to limit the number of people with knowledge of such discussions and the timeframe for entering into a transaction would need to be relatively short.

On August 15, 2019, Mr. Galvin had an in-person meeting with Mr. Zell in Chicago, Illinois. Messrs. Galvin and Zell discussed Anixter’s process and strategy with respect to a potential strategic transaction with CD&R, as well as the engagement of potential financial advisors.

Late in August 2019, Anixter’s senior management indicated to representatives of Centerview that it had held preliminary discussions with an interested party regarding the potential sale of Anixter.

On August 22, 2019, Mr. Sleeper contacted Mr. Galvin by telephone to make an oral, non-binding preliminary proposal to acquire Anixter for a price of $75.00 per share in cash. Mr. Galvin responded that this offer represented a low price for Anixter, but that he would discuss it further with Mr. Zell. Mr. Galvin then contacted Mr. Zell by telephone to discuss CD&R’s non-binding proposal. They concluded that CD&R’s proposed offer price was insufficient to proceed. Further, they concluded that it would not be worth pursuing discussions with CD&R unless it offered a price that at a minimum started with an “8.” Mr. Galvin then contacted Mr. Sleeper by telephone and relayed this information to him. Mr. Sleeper responded that CD&R would conduct additional analysis and would let Mr. Galvin know if CD&R could make an offer that satisfied this condition.

On August 27, 2019, Mr. Sleeper contacted Mr. Galvin by telephone. He stated that CD&R was willing to pursue a potential acquisition of Anixter and could satisfy the price range condition. Messrs. Galvin and Sleeper then discussed the process for a potential strategic transaction, and Mr. Galvin asked Mr. Sleeper to provide further details regarding CD&R’s timing and diligence requirements.

Between August 28 and September 1, 2019, Anixter entered into confidentiality agreements with each of Centerview and Wells Fargo Securities and retained Sidley Austin LLP (“Sidley”) as its outside legal counsel.

On September 3, 2019, Anixter received a diligence work plan from CD&R, which contemplated management presentations, access to a virtual data room set up by Anixter and its external advisors, responses to due diligence requests, and follow-up due diligence meetings and calls with Anixter’s management.

On September 5, 2019, the Anixter Board held a regularly scheduled meeting in Chicago, Illinois, at which Mr. Dosch and Justin Choi, Anixter’s General Counsel, were also in attendance. At this meeting, Mr. Zell briefed the Anixter Board on CD&R’s interest in acquiring Anixter and the Anixter Board discussed the process for such an acquisition. On the same day, Anixter’s senior management indicated to representatives of each of Centerview and Wells Fargo Securities that it was considering retaining each of Centerview and Wells Fargo Securities as its financial advisors.

On September 9, 2019, a telephonic meeting was held between representatives of Anixter, CD&R, Centerview and Wells Fargo Securities regarding CD&R’s diligence process and timeline.

On September 11, 2019, Centerview disclosed to Anixter and Sidley a report on its relationships with CD&R and other potential acquirers of Anixter. This disclosure was provided to the Anixter Board in advance of the Anixter Board meeting on October 8, 2019.

On September 14, 2019, CD&R and its external advisors, Debevoise & Plimpton LLP, CD&R’s outside counsel (“Debevoise”), CD&R’s outside accountant and West Monroe Partners, were provided with access to a virtual data room set up by Anixter. The contents of the data room developed gradually, first with financial, functional and business diligence information, and, in October, with legal diligence information.

On September 17, 2019, Wells Fargo Securities delivered to Anixter and Sidley a memorandum setting forth its existing relationships with CD&R and other potential acquirers of Anixter, which was provided to the Anixter Board in advance of the Anixter Board meeting on October 8, 2019.

Between September 20 and October 11, 2019, a number of due diligence calls and meetings were held between representatives of Anixter, CD&R and their respective external advisors.

On September 25, 2019, Messrs. Zell and Galvin held an in-person meeting with Mr. Sleeper in New York, New York. Mr. Zell emphasized that the process should only move forward if CD&R was serious, and Mr. Sleeper confirmed that CD&R was serious. Mr. Zell also emphasized to Mr. Sleeper the critical importance of maintaining confidentiality during the diligence process and the need for the process to move expeditiously to ensure confidentiality.

On September 26, 2019, representatives of CD&R and its external advisors held an in-person meeting with Anixter’s senior management in Chicago, Illinois. Representatives of Centerview and Wells Fargo Securities also attended this meeting. At this meeting, Anixter’s senior management conducted management presentations for CD&R. Messrs. Galvin and Dosch presented an overview of Anixter’s strategic plan for 2019, and Mr. Dosch presented on Anixter’s financial projections and efficiency initiatives. The leaders of each of Anixter’s three business segments provided an overview of their respective businesses. On September 27, 2019, representatives of Anixter provided representatives of CD&R with a tour of Anixter’s facility in Alsip, Illinois.

On October 2, 2019, Mr. Galvin contacted Mr. Zell by telephone to discuss the proposed timing for a formal offer by CD&R to Anixter.

On October 8, 2019, a telephonic meeting of the Anixter Board was held, at which representatives of each of Anixter’s senior management, Centerview, Wells Fargo Securities and Sidley were present. This meeting began without representatives of Centerview and Wells Fargo Securities present. Mr. Galvin provided the Anixter Board with an overview of Anixter’s potential acquisition by CD&R. He reported that management presentations and a facility tour had taken place and that all key workstreams were in progress. Mr. Galvin stated that Anixter’s senior management and external advisors expected to receive an offer on the timeline that would be communicated by Centerview, at the direction of the Anixter Board, to CD&R later that day. If Anixter and CD&R reached agreement, the signing of such merger agreement could potentially be announced concurrently with the announcement of Anixter’s earnings for the third quarter of 2019.

Representatives of Centerview and Wells Fargo Securities then joined the meeting and provided the Anixter Board with an overview of (i) the current market environment and Anixter’s position therein, (ii) preliminary valuation perspectives, (iii) potential strategic alternatives, and (iv) three alternative paths forward: continuing to engage solely with CD&R; conducting a broader outreach to potential bidders; or not proceeding with a sale process at all. The representatives of Centerview and Wells Fargo Securities left the meeting following this discussion.

Sidley then reviewed the role of financial advisors in merger transactions and due diligence matters that the Anixter Board should consider before engaging financial advisors, including potential conflicts of interest. Sidley then summarized the disclosures provided by Centerview and Wells Fargo Securities regarding their existing relationships, if any, with CD&R and other potential acquirers, and any potential conflicts of interests as a result thereof. The Anixter Board determined that neither Centerview nor Wells Fargo Securities presented any material conflicts that would preclude their engagement as a financial advisor in connection with a potential strategic transaction with CD&R.

Sidley then provided the Anixter Board with a summary of the material terms of the proposed engagement letters with Centerview and Wells Fargo Securities. The Anixter Board considered the advantages of engaging two financial advisors instead of one financial advisor to run the process for the potential transaction. Management recommended engaging Centerview as the lead financial advisor for the potential transaction, due to Centerview’s deep industry expertise, knowledge of Anixter and experience as a financial advisor in a wide variety of transactions and engaging Wells Fargo Securities as an additional financial advisor, given its knowledge of Anixter and deep industry expertise.

The Anixter Board unanimously approved the engagement of Centerview and Wells Fargo Securities on the terms presented to the Anixter Board, with such changes as may be negotiated by Anixter’s senior management. Sidley then reviewed the general fiduciary duties of the Anixter Board under Delaware law, as well as providing an overview of the Anixter Board’s fiduciary duties with respect to a merger transaction. All members of the Anixter Board and Anixter’s senior management confirmed that they have no conflicts of interest with respect to CD&R. Sidley described the process considerations that the Anixter Board should take into account.

Representatives of Centerview and Wells Fargo Securities then rejoined the meeting and gave the Anixter Board an update on the potential transaction with CD&R, including an update on various workstreams and the transaction rationale. The Anixter Board discussed with representatives of both Centerview and Wells Fargo Securities the possibility of conducting a single-bidder process followed by a robust post-signing market check, as this process would move expeditiously (including as a result of CD&R’s deep industry expertise) and might be more likely to remain confidential. Sidley informed the Anixter Board that it had prepared a proposed draft merger agreement and briefed the Anixter Board on its key terms, including the “go-shop,” conditions to closing and the protections available to Anixter if the merger agreement were terminated. Following the meeting, Anixter entered into engagement letters with each of Centerview and Wells Fargo Securities as its external financial advisors.

Later on October 8, 2019, at the direction of the Anixter Board, a representative of Centerview contacted Mr. Sleeper and suggested that if CD&R intended to submit a formal offer it should do so by no later than October 23, 2019, such that if the parties were able to come to an agreement thereafter on a potential transaction, it could be announced concurrently with Anixter’s scheduled earnings announcement on October 30, 2019.

On October 9, 2019, Centerview uploaded to the data room the draft merger agreement prepared by Sidley and Anixter’s preliminary financial results for the third quarter of 2019. The draft merger agreement provided for, among other things, (i) a 45-day go-shop period during which Anixter would be allowed to solicit acquisition proposals, subject to a 20-day extended period for Anixter to negotiate with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) a termination fee, or a reduced termination fee in connection with the go-shop provision, payable by Anixter to CD&R Acquirer in amounts to be discussed, and (iii) a reverse termination fee payable by CD&R Acquirer to Anixter in an amount to be discussed if CD&R Acquirer were unable to consummate the merger due to a failure to obtain financing.

On October 11 and 14, 2019, further in-person diligence meetings were held in Chicago, Illinois between representatives of Anixter, CD&R and their respective external advisors. Among the topics covered were Anixter’s innovation and business transformation initiative.

On October 17, 2019, representatives of Debevoise sent a revised draft of the merger agreement to Sidley. The revised draft merger agreement provided for, among other things, (i) a 30-day go-shop period, subject to a 10-day extended period for negotiations with “excluded parties” who submit acquisition proposals during the go-shop period, (ii) a requirement that Anixter reimburse CD&R’s expenses, up to an agreed-upon cap, if Anixter stockholders fail to approve the proposed transaction and (iii) the closing of the merger to be delayed after the conditions to the merger are satisfied for a marketing period of 20 business days to permit CD&R to raise debt financing.

On October 20, 2019, representatives of Debevoise sent initial drafts of the equity commitment letter and limited guarantee to Sidley. On October 21, 2019, representatives of Sidley contacted representatives of Debevoise by telephone to discuss the draft merger agreement. On that same day, a due diligence call was held between representatives of Anixter, CD&R and their respective external advisors.

On October 23, 2019, representatives of Sidley sent a revised draft of the merger agreement to Debevoise.

Later that same day, CD&R delivered a formal proposal with the following terms: (i) a price of $80.00 per share in cash; (ii) a termination fee of $90 million (approximately 3.2% of the equity value of the proposed transaction) payable by Anixter to CD&R Acquirer, or $45 million (approximately 1.6% of the equity value)

under certain circumstances in connection with the go-shop or a transaction with an “excluded party”; (iii) an expense reimbursement amount not to exceed $25 million if Anixter stockholders fail to provide their requisite approval for the proposed transaction; (iv) a reverse termination fee of $140 million (approximately 5% of equity value); and (v) a six-month outside date, after which either party could terminate the merger agreement. Finally, CD&R proposed that certain Anixter stockholders associated with Mr. Zell enter into a voting agreement with CD&R Acquirer in support of the proposed transaction. CD&R’s formal proposal attached draft debt commitment letters from the potential lenders to CD&R Acquirer.

On October 24, 2019, a telephonic meeting of the Anixter Board was held, at which representatives of each of Anixter’s senior management, Centerview, Wells Fargo Securities and Sidley were present. Mr. Zell provided the Anixter Board with an update on the potential transaction and an update on process. Representatives of Centerview summarized the key terms of the initial offer from CD&R. Mr. Zell then provided his initial view of the proposal. Mr. Zell stated that, in his view, the price was sufficient to merit continuing negotiations for the proposed transaction. Mr. Zell noted that (i) Anixter common stock is thinly traded and, despite numerous efforts over the past several years to increase liquidity in trading, volume has not increased meaningfully, (ii) the price of Anixter common stock had not increased significantly, notwithstanding six straight quarters of positive results and (iii) CD&R has significant experience owning and investing in companies similar to Anixter. Mr. Zell reminded the Anixter Board that CD&R had been asked to move quickly because of confidentiality concerns as well as the desire not to distract Anixter’s management. Mr. Zell noted that CD&R had invested significant time and resources and had completed comprehensive diligence and provided a meaningful proposal within the requested timeframe. Mr. Zell observed that Anixter would have a go-shop period following signing, during which Centerview and Wells Fargo Securities would actively solicit alternative bidders for Anixter and which could result in a superior offer for Anixter. Mr. Zell concluded that while the proposal was reasonable, nevertheless the Anixter Board should propose (i) an increase in price to $84.00 per share and (ii) a longer go-shop period of 45 days. He stated that, in his view, an acquisition of Anixter by CD&R with a price between $80.00 and $84.00 per share and a go-shop period longer than 30 days would be in the best interests of Anixter and its stockholders. Finally, Mr. Zell stated that he was willing to sign a voting agreement containing customary terms, as such agreements are common in these types of transactions.

Sidley reviewed the key open issues on the merger agreement and a summary of changes from the initial draft of the merger agreement. The Anixter Board discussed the CD&R proposal and considered possible responses. The Anixter Board then unanimously approved proceeding with negotiations with CD&R with the following counteroffer: (i) a price of $84.00 per share; (ii) a longer go-shop period of 45 days and shorter match periods for CD&R in the event of a superior company proposal; (iii) a reverse termination fee of 7% of the equity value of the proposed transaction; and (iv) an outside date of nine months to allow sufficient time to obtain required antitrust approvals and for CD&R to complete marketing for the debt financing. The Anixter Board directed Centerview to convey the counteroffer to CD&R.

On October 24, 2019, a representative of Centerview contacted Mr. Sleeper by telephone to communicate the Anixter Board’s counteroffer to CD&R.

On October 25, 2019, Mr. Sleeper contacted Centerview by telephone to communicate CD&R’s best and final offer to Anixter, which consisted of (i) raising its offer price from $80.00 to $81.00 per share in cash, (ii) increasing the reverse termination fee from $140 million to $190 million, (iii) extending the go-shop period from 30 to 40 days, and (iv) extending the outside date from six months to an unspecified longer period (subject to the approval of CD&R’s potential lenders).

On the same day, representatives of Sidley sent revised drafts of the equity commitment letter and limited guarantee to Debevoise, and representatives of Debevoise sent an initial draft of the voting agreement to Sidley for forwarding to counsel representing the voting agreement stockholders.

On October 26, 2019, representatives of Debevoise sent a revised draft of the merger agreement to Sidley, which reflected the terms of CD&R’s revised offer.

On October 27, 2019, representatives of Debevoise sent revised drafts of the equity commitment letter and limited guarantee to Sidley.

Also on October 27, 2019, representatives of Sidley contacted representatives of Debevoise by telephone to discuss the draft merger agreement and related documents.

On October 28, 2019, a telephonic meeting of the Anixter Board was held, at which representatives of each of Anixter’s senior management, Centerview, Wells Fargo Securities and Sidley were present. Representatives of Centerview summarized the latest developments in the negotiations, noting that a counteroffer on the terms approved by the Anixter Board at its October 24, 2019 meeting had been presented to CD&R that same day, and that, on October 25, 2019, CD&R had communicated its best and final offer to Centerview. The terms of CD&R’s revised offer were provided to the Anixter Board. Mr. Zell indicated that he believed that CD&R would not be willing to improve these terms. Representatives from Centerview and Wells Fargo Securities then discussed the financial analyses that were distributed to the Anixter Board prior to the meeting. Representatives of Sidley then provided an update on discussions relating to the merger agreement and related documents, and stated that significant progress had been made between the parties since the last meeting of the Anixter Board, but that several issues remained outstanding. In particular, Sidley noted that the outside date had not been agreed, with CD&R continuing to negotiate for a six-month outside date.

Throughout October 28 and 29, 2019, representatives of Sidley and Debevoise exchanged drafts of the merger agreement and related documents and spoke by telephone and corresponded by email to discuss the drafts. During this time, representatives of Neal, Gerber & Eisenberg LLP, the voting agreement stockholders’ counsel, and Debevoise exchanged drafts of the voting agreement and spoke by telephone and corresponded by email to discuss such drafts.

After the closing of U.S. financial markets on October 29, 2019, a telephonic meeting of the Anixter Board was held, at which representatives of each of Anixter’s senior management, Centerview, Wells Fargo Securities and Sidley were present. Representatives of Centerview advised the Anixter Board that Anixter had resolved all material issues related to the proposed transaction, other than the outside date in the merger agreement, which Anixter wished to extend beyond six months. Representatives of Centerview reviewed Centerview’s financial analysis of the merger consideration, and rendered to the Anixter Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Anixter common stock (other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Anixter Board its final financial analysis of the merger consideration provided for in the merger agreement. Representatives of Wells Fargo Securities then delivered to the Anixter Board its oral opinion, confirmed by delivery of a written opinion dated such date, to the effect that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Anixter common stock in the proposed transaction was fair, from a financial point of view, to the holders of Anixter common stock. Representatives of Centerview then summarized the go-shop process to the Anixter Board, including that the go-shop period extends through the 40-day period following the date of the merger agreement. After the public announcement of the proposed transaction, Centerview and Wells Fargo Securities would reach out to strategic acquirers and financial sponsors who may be interested in bidding for Anixter. Representatives of Centerview noted that it intended to focus on strategic acquirers and financial sponsors that had the motivation and financial capacity to make a proposal and if any of these parties indicated interest in considering whether to make an alternative bid for Anixter, it would be provided with a form of non-disclosure agreement. Once the non-disclosure agreement was in place, a basic package of information, including limited non-public information, would be provided. Upon receipt of a non-binding proposal, the Anixter Board would determine whether to grant access to a data room maintained by Anixter in order to provide more complete and detailed information. Representatives of Centerview then noted that the sensitivity around certain strategic purchasers has been addressed in the merger agreement and a “clean team” and “clean data room” process is in place for the provision of competitively sensitive information to potential strategic bidders. The Anixter Board unanimously voted in favor of adopting the merger agreement and the transactions contemplated thereby.

Later that evening, the parties resolved the outside date issue, agreeing that the outside date would be extended approximately six weeks beyond the six months originally proposed by CD&R, and that, in certain circumstances, CD&R would begin marketing its debt financing before all antitrust approvals had been obtained.

Prior to the opening of U.S. financial markets on October 30, 2019, (i) Anixter, CD&R Acquirer and CD&R Merger Sub executed the merger agreement (the “original CD&R merger agreement”), (ii) Clayton, Dubilier & Rice Fund X, L.P. and CD&R Acquirer executed the equity commitment letter effective as of October 30, 2019,

(iii) Clayton, Dubilier & Rice Fund X, L.P., CD&R Acquirer and Anixter executed the limited guarantee effective as of October 30, 2019, (iv) the lenders to CD&R Acquirer and CD&R Acquirer executed the debt commitment letter and fee letter effective as of October 30, 2019, and (v) CD&R Acquirer and the voting agreement stockholders executed the voting agreement effective as of October 30, 2019. On October 30, 2019, Anixter and CD&R Acquirer issued a joint press release announcing the merger. The go-shop period began upon the execution of the original CD&R merger agreement. On the same day, at the direction of the Anixter Board, Centerview and Wells Fargo Securities began contacting potential counterparties to an alternative transaction with Anixter, including WESCO, in connection with the go-shop process.

During the go-shop period, 18 prospective buyers, including WESCO, were contacted regarding the possibility of exploring a transaction with Anixter and one inbound inquiry was received. Four prospective buyers, including WESCO, entered into acceptable confidentiality agreements with Anixter and were provided with access to a virtual data room maintained by Centerview containing non-public information relating to Anixter.

Over the next several days, representatives of Centerview and Wells Fargo Securities had discussions or communicated via email with representatives of the four interested parties. WESCO was the only one of the four parties to ultimately submit a company takeover proposal.

Because WESCO is a competitor of Anixter, WESCO could not be provided with competitively sensitive information until Anixter and WESCO entered into a “clean team” confidentiality agreement, pursuant to which competitively sensitive information would be provided to WESCO only in a separate “clean data room.”

On November 3, 2019, representatives of Sidley provided a draft “clean team” confidentiality agreement to WESCO.

On November 7, 2019, representatives of Sidley contacted WESCO’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), by telephone to negotiate the “clean team” confidentiality agreement.

On November 12, 2019, WESCO submitted a company takeover proposal with a nominal value of $85.00 per share of Anixter common stock (the “First WESCO Proposal”), which consisted of 48% cash (representing $40.84 per share) and 52% newly issued shares of WESCO’s publicly traded common stock (representing $44.16 per share).

On November 14, 2019, at the direction of Messrs. Zell and Galvin, representatives of Centerview and Wells Fargo Securities had a telephonic discussion with representatives of WESCO’s financial advisor, Barclays Capital Inc. (“Barclays”), to seek clarification on a number of open items in the First WESCO Proposal.

Also on November 14, 2019, a telephonic meeting of the Anixter Board was held, at which representatives of each of Anixter’s senior management, Centerview, Wells Fargo Securities and Sidley were present, to evaluate and determine how to respond to the First WESCO Proposal. Representatives of Sidley advised the Anixter Board regarding its fiduciary duties with respect to the First WESCO Proposal and Anixter’s obligations under the go-shop provisions of the original CD&R merger agreement.

In comparing the First WESCO Proposal with the original CD&R merger agreement, the Anixter Board considered that the First WESCO Proposal carried meaningful risks, including, among others, (i) that the issuance of shares of WESCO common stock as part of its proposed merger consideration would be conditioned on a favorable vote of WESCO’s stockholders (the “WESCO stockholders vote requirement”), which increased the conditionality of a transaction with WESCO as compared to CD&R’s committed debt and equity financing, (ii) the possibility of heightened antitrust scrutiny in certain jurisdictions, including the United States and Canada, which could delay the closing date, (iii) that WESCO had not secured committed debt financing and (iv) the potential of WESCO common stock losing value between the signing and the closing.

The Anixter Board also noted that the First WESCO Proposal did not address a number of material items, including, among others, (i) whether WESCO’s proposed transaction would be subject to a financing condition, (ii) whether a reverse termination fee would be payable to Anixter in the event that WESCO’s stockholders did not approve the issuance of shares of WESCO common stock, (iii) whether WESCO would have a “fiduciary out,” allowing the WESCO Board to withdraw its recommendation that its stockholders approve the issuance of shares of WESCO common stock or terminate the transaction to accept a superior proposal for WESCO, (iv) whether the common stock component of the proposed consideration would be tax-free and (v) whether

WESCO was proposing a transaction structure with “full specific performance” or a transaction structure where remedies would be limited to the payment of a reverse termination fee. The Anixter Board was advised that, although representatives of Sidley and Centerview had contacted representatives of Wachtell Lipton and Barclays, respectively, to seek further information on these points, meaningful clarification had not been provided. The Anixter Board also considered that, although the merger consideration proposed by WESCO was nominally at a higher price than the merger consideration in the original CD&R merger agreement, a significant portion of that consideration was payable in shares of WESCO common stock, which would require Anixter to conduct diligence on WESCO and would also expose the holders of Anixter common stock to risks associated with integration and other commercial risks associated with the proposed transaction.

After consultation with representatives of Sidley, Centerview and Wells Fargo Securities, the Anixter Board unanimously determined that the First WESCO Proposal was not a viable alternative to the original CD&R merger agreement and did not constitute a superior company proposal. The Anixter Board instructed Centerview and Wells Fargo Securities to contact CD&R without disclosing WESCO’s identity or the fact that WESCO had made a company takeover proposal, and deliver the message that if CD&R were interested in increasing the merger consideration, the Anixter Board would be willing to consider such a proposal.

Later on November 14, 2019, at the direction of the Anixter Board, representatives of Centerview contacted representatives of Barclays by telephone to inform them that the Anixter Board had determined not to proceed with the First WESCO Proposal. Representatives of Centerview then contacted Mr. Sleeper to let him know that the Anixter Board would be open to receiving an improved proposal from CD&R.

On November 16, 2019, WESCO submitted a revised company takeover proposal with a nominal value of $90.00 per share of Anixter common stock (the “Second WESCO Proposal”), which consisted of 45% cash (representing $40.15 per share) and 55% newly issued shares of WESCO common stock (representing $49.85 per share, based on a pre-signing volume weighted average price of WESCO common stock). The Second WESCO Proposal clarified that the common stock portion of the proposed consideration would be tax-free, that WESCO expected to obtain committed financing for the cash portion of the proposed consideration and that the transaction would not be subject to a financing condition. However, the Second WESCO proposal did not clarify (i) whether a reverse termination fee would be payable to Anixter in the event that WESCO’s stockholders did not approve the issuance of shares of WESCO common stock or (ii) whether WESCO would have a “fiduciary out,” allowing the WESCO Board to withdraw its recommendation that its stockholders approve the issuance of shares of WESCO common stock or terminate the transaction to accept a superior acquisition proposal for WESCO.

After discussions with Mr. Zell, representatives of Centerview and Wells Fargo Securities contacted representatives of Barclays by telephone on November 18, 2019 to inform Barclays that Anixter’s preference would be for WESCO to revise the Second WESCO Proposal to increase the cash portion of the merger consideration.

On that same day, representatives of Wachtell Lipton contacted representatives of Sidley to clarify certain points regarding the Second WESCO Proposal. Among other things, representatives of Wachtell Lipton confirmed that the WESCO Board would have a “fiduciary out,” allowing it to change or withdraw its recommendation that WESCO stockholders approve the issuance of shares of WESCO common stock contemplated by the Second WESCO Proposal. Representatives of Wachtell Lipton also confirmed that WESCO would not have the right to terminate the definitive transaction documentation to accept a superior acquisition proposal for WESCO.

On that same day, Mr. Sleeper contacted representatives of Centerview to make a non-binding, oral offer to amend the original CD&R merger agreement (the “Revised CD&R Proposal”) in the following respects: (i) to increase the merger consideration to $82.50 per share from $81.00 per share of Anixter common stock; (ii) to change the “no-shop” period start date to 9:00 a.m. New York City time on November 24, 2019, from 11:59 p.m. New York City time on December 9, 2019; (iii) to reduce the extended go-shop negotiation period for excluded parties to five calendar days (instead of 10 calendar days); and (iv) to increase the Anixter termination fee to $100 million (from $90 million), with a lower go-shop Anixter termination fee of $60 million (instead of $45 million) payable in certain circumstances. Mr. Sleeper initially said that this proposal would expire on

November 19, 2019. Representatives of Centerview noted that there would be a regularly scheduled Anixter Board meeting on November 21, 2019 and requested that the offer remain open until after that meeting. Mr. Sleeper agreed that this offer would remain open until after the Anixter Board meeting on November 21, 2019.

On November 19, 2019, WESCO submitted a third company takeover proposal with the same nominal value of $90.00 per share of Anixter common stock, but increasing the cash consideration from 45% to approximately 70% (representing $63.21 per share) and decreasing the common stock consideration from 55% to approximately 30% (representing $26.79 per share, based on a pre-signing volume weighted average price of WESCO common stock) (the “Third WESCO Proposal”). The Third WESCO Proposal clarified that WESCO would not require the ability to terminate the transaction agreement as a result of any change in the ability of the WESCO Board to recommend the issuance of shares of WESCO common stock to its stockholders, nor to terminate the agreement if a bid for WESCO itself were made while the transaction were pending, and that WESCO would be prepared to negotiate a customary “no-vote” fee, payable to Anixter if its stockholders were to turn down the proposed transaction.

On November 20, 2019, representatives of Centerview contacted representatives of Barclays to seek clarification on certain aspects of the Third WESCO Proposal. Barclays clarified that WESCO would be willing to pay a termination fee in the range of 0.5% to 1% if WESCO’s stockholders voted down the issuance of shares of WESCO common stock in the absence of a competing proposal for WESCO. In addition, the representatives of Barclays clarified that they remained highly confident that WESCO would be able to finance its proposed transaction. Later that night, the Anixter Board, members of Anixter’s senior management and representatives of Centerview and Sidley met for dinner and discussed at length the advantages and disadvantages of the Revised CD&R Proposal and the Third WESCO Proposal.

On November 21, 2019, an in-person meeting of the Anixter Board was held, in which members of management and representatives of Centerview, Wells Fargo Securities and Sidley, participated, to evaluate and determine how to respond to the Revised CD&R Proposal and the Third WESCO Proposal. In comparing the Third WESCO Proposal with the Revised CD&R Proposal, the Anixter Board considered that WESCO had improved its offer, but that the Third WESCO Proposal still contained significant risks, including, among others, (i) the issuance of shares of WESCO common stock as part of the proposed merger consideration was still conditioned on the WESCO stockholders vote requirement, which increased the conditionality of a transaction with WESCO as compared to the Revised CD&R Proposal and CD&R’s committed debt and equity financing, (ii) the potential for heightened antitrust scrutiny in certain jurisdictions, including the United States and Canada, which could delay the closing date, (iii) the possibility that a delay in obtaining antitrust approvals could extend beyond the expiration date for any financing commitments that WESCO may obtain and (iv) the potential of WESCO’s common stock losing value between signing and closing given the macroeconomic and political environment.

The Anixter Board also noted that the Revised CD&R Proposal presented an opportunity to increase the consideration payable to stockholders without incremental risk and that even though the incremental termination fees coupled with the shortened go-shop period would make it more difficult for a competing bidder such as WESCO to make a superior company proposal, the increased termination fees would still be in the range of customary termination fees for similar transactions. Similarly, the Anixter Board considered the benefits associated with the Third WESCO Proposal, which included a higher nominal price, and the possibility that Anixter’s stockholders could benefit from a potential increase in value of the combined company resulting from projected synergies.

Representatives of Sidley advised the Anixter Board of its fiduciary duties with respect to the Revised CD&R Proposal and the Third WESCO Proposal. The Anixter Board then discussed both the nominal prices offered and the risks of nonconsummation and delay.

The Anixter Board requested the opinions of Centerview and Wells Fargo Securities. Representatives of Centerview reviewed with the Anixter Board Centerview’s final financial analysis of the merger consideration provided for in the Revised CD&R Proposal and rendered to the Anixter Board an oral opinion, subsequently confirmed by delivery of a written opinion dated such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Anixter common stock (other than as specified in such opinion) pursuant to the Revised CD&R Proposal was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Anixter Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Revised CD&R Proposal and rendered to the Anixter Board its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Anixter common stock pursuant to the Revised CD&R Proposal was fair, from a financial point of view, to the holders of Anixter common stock.

After evaluating the Revised CD&R Proposal and the Third WESCO Proposal, the Anixter Board unanimously approved the amendment to the original CD&R merger agreement on the terms offered by CD&R in the Revised CD&R Proposal. The Anixter Board also determined (i) that the Third WESCO Proposal was reasonably likely to result in a superior company proposal, such that WESCO would be an excluded party under the original CD&R merger agreement, and (ii) that WESCO should be provided access to more complete diligence information (in the case of competitively sensitive information, pursuant to the “clean team” and “clean data room” provisions of the original CD&R merger agreement), and to request that WESCO do the same for Anixter. On the same date, Anixter and WESCO entered into a “clean team” confidentiality agreement.

After the closing of U.S. financial markets on November 21, 2019, (i) CD&R obtained consents from the lenders to CD&R Acquirer to amend the original CD&R merger agreement pursuant to the terms of the Revised CD&R Proposal, (ii) Anixter, CD&R Acquirer and CD&R Merger Sub executed the amendment to the merger agreement (the “amended CD&R merger agreement”), and (iii) Clayton, Dubilier & Rice Fund X, L.P. and CD&R Acquirer executed an amendment to the equity commitment letter. Before the opening of the U.S. financial markets on November 22, 2019, Anixter and CD&R Acquirer issued a joint press release announcing the amended CD&R merger agreement.

On November 25, 2019, Anixter’s senior management team and the heads of each of Anixter’s three business units met with representatives of WESCO and its financial and legal advisors for more than three hours and made an initial presentation of Anixter, including its business, operations and finances. Between November 26, 2019 and December 19, 2019, Anixter also engaged in 12 diligence calls or working sessions with representatives of WESCO, including finance, legal and operations calls, and a full-day review of Ernst & Young’s audit work papers. Between December 6, 2019 and December 23, 2019, Deloitte and Touche LLP conducted diligence on behalf of Anixter regarding WESCO on finance, tax and regulatory matters, and Sidley conducted diligence regarding regulatory matters.

On December 1, 2019, representatives of Wachtell Lipton sent to representatives of Sidley a draft merger agreement, which, among other things, included (i) a regulatory efforts covenant requiring WESCO to take all actions necessary, including making divestitures, to obtain regulatory approval of the transaction, unless such action would result in, or would be reasonably likely to result in, a material adverse effect on the combined company after giving effect to the transaction, (ii) a “no-vote” fee of $25 million, payable if WESCO stockholders failed to approve the issuance of shares of WESCO common stock in connection with the transaction, and (iii) a “force-the-vote” provision whereby WESCO would not be permitted to terminate the agreement and instead would be required to hold a meeting of its stockholders to approve the issuance of shares of WESCO common stock even if the WESCO Board changed its recommendation in favor of the transaction. On the same day, representatives of Barclays invited representatives of Anixter and its advisors to a virtual data room set up by WESCO.

On December 4, 2019, Anixter filed the preliminary CD&R proxy statement with the SEC and issued an internal communication to its employees regarding the designation of WESCO as an excluded party under the amended CD&R merger agreement.

On December 5, 2019, Mr. Sleeper contacted representatives of Centerview by telephone. Mr. Sleeper communicated CD&R’s interest in acquiring 100% of the outstanding shares of WESCO common stock in an all-cash transaction, on terms and conditions (e.g., representations, warranties, interim covenants and conditions) similar to those contained in the amended CD&R merger agreement, except that the closing of CD&R’s acquisition of WESCO would be conditional upon the closing of the merger with Anixter.

Also on December 5, 2019, Debevoise sent to Sidley a formal proposal from CD&R (the “Second Revised CD&R Proposal”). The Second Revised CD&R Proposal contemplated (i) an amendment to the amended CD&R merger agreement to require CD&R Acquirer to pay an additional $2.50 per share to the holders of Anixter common stock (in the form of a contingent value right), which would be conditional upon CD&R or one of its affiliates entering into a definitive acquisition agreement to acquire WESCO prior to, or within six months after, the consummation of CD&R’s acquisition of Anixter and (ii) Anixter committing to reasonably cooperate with CD&R in its efforts to obtain regulatory clearance and debt financing for CD&R’s acquisition of WESCO if CD&R or one of its affiliates entered into such a definitive acquisition agreement. As part of the Second Revised CD&R Proposal, Debevoise sent Sidley drafts of a further amended and restated merger agreement and a form of contingent value right agreement reflecting these terms.

On December 6, 2019, representatives of Barclays sent to representatives of Centerview a formal proposal from WESCO (the “Fourth WESCO Proposal”). The Fourth WESCO Proposal provided for the same nominal value of $90.00 per share of Anixter common stock as the Third WESCO Proposal; however, to reduce the exposure of holders of Anixter common stock to fluctuations in the price of WESCO common stock between signing and closing, WESCO proposed a cash collar on the value of WESCO common stock issued as consideration so long as the trading prices for the WESCO common stock are within a range of 20% above or below the trading prices for the WESCO common stock prior to signing. In addition, the Fourth WESCO Proposal attached a debt financing commitment letter signed by Barclays Bank.

On December 8, 2019, Mr. Sleeper contacted representatives of Centerview by telephone to inform them that CD&R had submitted a formal proposal to acquire 100% of the outstanding shares of WESCO common stock in a fully financed, all-cash transaction. Mr. Sleeper said that the price proposed to WESCO was $68.00 per share, which represented an approximately 23% percent premium to the price of WESCO common stock at the closing of U.S. financial markets on December 6, 2019. The CD&R proposal for WESCO was conditional upon the closing of CD&R’s acquisition of Anixter. Mr. Sleeper expressed confidence that CD&R could complete its diligence on WESCO within two weeks of receiving the requested information from WESCO and, if WESCO provided such information to CD&R immediately, CD&R and WESCO could sign a definitive acquisition agreement by late December 2019 or early January 2020.

On December 9, 2019, a telephonic meeting of the Anixter Board was held, in which members of management and representatives of Centerview, Wells Fargo Securities and Sidley participated, to evaluate and determine how to respond to the Second Revised CD&R Proposal and the Fourth WESCO Proposal.

In comparing the Fourth WESCO Proposal to the Third WESCO Proposal, the Anixter Board considered that the Fourth WESCO Proposal did not materially improve the terms of Third WESCO Proposal, which the Anixter Board had determined not to be a superior company proposal. The Anixter Board determined that WESCO should be informed that, in order to be attractive to Anixter stockholders, WESCO would need to improve the Fourth WESCO Proposal in the following manner: (i) eliminate the WESCO stockholder vote requirement by reducing the WESCO common stock consideration and increasing the cash consideration; (ii) commit to the same level of efforts to obtain antitrust clearance as CD&R Acquirer had in the amended CD&R merger agreement; (iii) agree to pay Anixter a reverse termination fee of $190 million if WESCO’s acquisition of Anixter were not completed for antitrust reasons; and (iv) include a provision in WESCO’s merger agreement allowing Anixter to recover damages on behalf of the holders of Anixter common stock for the lost premium if WESCO failed to close its acquisition of Anixter. The Anixter Board directed representatives of Centerview to send representatives of Barclays a letter from Mr. Zell that laid out the terms of Anixter’s counteroffer.

In considering the Second Revised CD&R Proposal, the Anixter Board noted that, among other things, the Second Revised CD&R Proposal (i) was highly conditional, (ii) could increase the scrutiny paid to CD&R’s acquisition of Anixter by antitrust regulators, (iii) contained elements which could result in Anixter’s stockholders not receiving additional consideration even if CD&R acquired WESCO and (iv) could chill WESCO’s pursuit of Anixter or, because entering into documentation with respect to the Second Revised CD&R Proposal would require public disclosure of CD&R’s pursuit of WESCO, could provoke a hostile response from WESCO without a sufficient benefit to Anixter’s stockholders. Therefore, the Anixter Board directed representatives of Centerview to orally communicate to representatives of CD&R that Anixter had not accepted the Second Revised CD&R Proposal.

Later that same day, acting upon the Anixter Board’s direction, representatives of Centerview (i) sent to representatives of Barclays a letter from Mr. Zell that laid out the terms of Anixter’s counteroffer and (ii) contacted Mr. Sleeper by telephone to inform him that Anixter had not accepted the Second Revised CD&R Proposal.

On December 10, 2019, representatives of Barclays contacted representatives of Centerview by telephone with WESCO’s response to Anixter’s counteroffer. WESCO agreed to work in good faith to remove the WESCO stockholder vote requirement and accepted Anixter’s request for an antitrust termination fee of $190 million. However, WESCO rejected Anixter’s request to commit to the same level of efforts to obtain antitrust clearance as CD&R Acquirer had in the amended CD&R merger agreement. WESCO instead reiterated that it would be required to take all actions necessary, including making divestitures, to obtain regulatory approval of the transaction, unless such action would result in, or would be reasonably likely to result in, a material adverse effect on the combined company after giving effect to the transaction.

On December 11, 2019, representatives of Centerview, at the direction of the Anixter Board, contacted representatives of Barclays to discuss WESCO’s financing and reiterate the importance to the Anixter Board of eliminating the WESCO stockholder vote requirement. Representatives of Centerview and representatives of Barclays discussed certain structuring options to eliminate the WESCO stockholder vote requirement, including replacing a portion of the WESCO common stock to be issued in the merger with the issuance of a new series of perpetual cumulative preferred stock. On the same day, Wachtell Lipton contacted Sidley and stated that WESCO would eliminate the WESCO stockholder vote requirement and would agree that Anixter could recover damages on behalf of the holders of Anixter common stock for the lost premium if WESCO failed to close its acquisition of Anixter.

Between December 9, 2019 and December 19, 2019, four lawsuits were filed by purported stockholders of Anixter. All of the lawsuits asserted claims against Anixter and its directors; one also asserted claims against CD&R and certain of its affiliates. Three of those litigations were voluntarily dismissed by the pertinent filing plaintiff. The fourth, the Teamsters Union Lawsuit, alleges, among other things, that (i) the Anixter Board breached its fiduciary duties, (ii) CD&R, CD&R Acquirer and CD&R Merger Sub aided and abetted those breaches, and (iii) the preliminary CD&R proxy statement is deficient, and seeks injunctive and other relief. On December 27, 2019, the Delaware Court of Chancery deferred decision on the plaintiff’s motion for expedited proceedings in connection with the Teamsters Union Lawsuit. On January 30, 2020, plaintiff in the Teamsters Union Lawsuit filed a motion to (i) voluntarily dismiss the action without prejudice and (ii) request that the Court retain jurisdiction to consider plaintiff’s forthcoming motion for fees. On February 6, 2020, Anixter responded to the motion. The motion is currently pending, though Anixter anticipates the Teamsters Union Lawsuit will soon be voluntarily dismissed without prejudice. For a detailed discussion of the Claims, please see the section entitled “The Merger—Litigation Related to the Merger,” beginning on page [  ].

On December 13, 2019, Wachtell Lipton sent to Sidley a revised merger agreement and a first draft of the preferred stock term sheet, which provided a summary of the material terms of depositary shares representing an interest in shares of a newly created series of WESCO preferred stock, with such preferred stock consideration to be issued by WESCO to Anixter stockholders. The preferred stock consideration was to be issued in lieu of, and would reduce the amount of, WESCO common stock to be issued. Thereafter, Wachtell Lipton and Sidley had numerous discussions and exchanged drafts of the merger agreement and the WESCO Series A preferred stock term sheet over the course of the week.

On or about December 15, 2019, Mr. Sleeper contacted representatives of Centerview by telephone to inform them that CD&R had communicated to WESCO a revised proposal under which (i) CD&R’s acquisition of WESCO would not be conditioned upon the closing of CD&R Acquirer’s acquisition of Anixter, and (ii) it had informed WESCO that it had fully committed financing for the WESCO acquisition.

On December 18, 2019, representatives of Barclays sent to representatives of Centerview a formal proposal from WESCO (the “Fifth WESCO Proposal”), which provided for the same $90.00 nominal value per share of Anixter common stock as in the Fourth WESCO Proposal, but a different mix of consideration. The Fifth WESCO Proposal offered Anixter stockholders (i) $63.00 in cash, (ii) 0.2397 shares of WESCO common stock valued at $13.29 (based on a price per share of WESCO common stock of $55.45, the 10-day volume weighted average price of WESCO common stock on the NYSE as of the end of trading on December 17, 2019), and (iii) $13.71 in face amount of the preferred stock consideration (based on the liquidation preference of the WESCO

Series A preferred stock). WESCO attached to its letter executed financing commitment papers from Barclays and confirmed that its proposal was not subject to any financing contingencies. In addition, WESCO noted that it would be prepared to submit a binding proposal on the terms of the Fifth WESCO Proposal if the Anixter Board were to declare the Fifth WESCO Proposal a superior company proposal.

WESCO’s proposed documentation reflected its agreement to remove the WESCO stockholder vote requirement, but WESCO opted to issue the preferred stock consideration instead of increasing the cash consideration. WESCO also accepted Anixter’s request for an antitrust termination fee of $190 million and agreed that Anixter could recover damages on behalf of its stockholders for the lost premium if WESCO failed to close the transaction. In addition, some of the conditional elements in the WESCO financing proposal were eliminated, but the financing remained somewhat more conditional than the CD&R financing. Finally, WESCO rejected the “hell or high water” standard for obtaining antitrust clearance and reiterated that it would be required to take all actions necessary, including making divestitures, to obtain regulatory approval of the transaction, unless such action would result in, or would be reasonably likely to result in, a material adverse effect on the combined company after giving effect to the transaction.

On or about December 19, 2019, Mr. Sleeper contacted representatives of Centerview by telephone to inform them that CD&R had received a letter from WESCO indicating that the WESCO Board had concluded that CD&R’s proposal to acquire all of the outstanding shares of WESCO did not form a basis for discussions at that time.

On December 20, 2019, CD&R presented to Anixter a revised formal proposal (the “Third Revised CD&R Proposal”), which increased the cash consideration per share of Anixter common stock from $82.50 to $86.00, and waived the requirement that all antitrust approvals and Anixter stockholder approval be obtained prior to the commencement of the marketing period for the debt financing for the transaction. In its letter, CD&R argued that its all-cash proposal provided superior certainty of value to the consideration mix of the Fifth WESCO Proposal, along with greater certainty of a timely closing. CD&R also reiterated its willingness to provide Anixter stockholders with a contingent value right that would offer an additional $2.50 per share of Anixter common stock if CD&R subsequently agreed to acquire or merge with WESCO, or to sell Anixter to WESCO, within a predetermined time period from the closing of CD&R’s acquisition of Anixter.

Later on the same day, Mr. Zell had a discussion with representatives from Centerview regarding CD&R’s proposed contingent value right. Mr. Zell instructed Centerview to request that the time period for either an agreement for an acquisition of WESCO, or for a sale to WESCO, be set at 12 months (increased from six months in the Second Revised CD&R Proposal). On the same day, representatives from Centerview had a discussion with Mr. Sleeper, and Mr. Sleeper agreed to such request.

On December 23, 2019, a meeting of the Anixter Board was held, in which members of senior management, and representatives of Centerview, Wells Fargo Securities and Sidley participated, to evaluate and determine how to respond to the Fifth WESCO Proposal and the Third Revised CD&R Proposal.

Representatives of Centerview and Wells Fargo Securities advised the Anixter Board on the criteria used to value the Fifth WESCO Proposal compared to the Third Revised CD&R Proposal. In performing their analysis, the financial advisors focused on the principal elements that could cause the actual value of WESCO’s proposal to vary from its nominal value of $90.00 per share, which included the following: (i) the potential variability in value of the preferred stock consideration and (ii) the expected delay, since the closing of the WESCO transaction would be expected to occur approximately five to eight months later than the CD&R transaction, requiring the WESCO merger consideration to be discounted to present value to account for the time value of money. In analyzing these two elements, Centerview based its analysis on a range of expected trading values of the preferred stock consideration, and discounted the value at closing assuming a range of delays to closing from five to eight months (relative to the expected closing of the Third Revised CD&R Proposal) and a range of discount rates Centerview considered appropriate based on its experience and professional judgement, which produced a range of values per share for the Fifth WESCO Proposal as compared to the $86.00 in cash, and without attributing any value to the potential $2.50 per share future payment in the form of contingent value rights, for the Third Revised CD&R Proposal. In analyzing these two elements, Wells Fargo Securities analyzed investors’ lost opportunity for reinvesting the $86.00 in cash they would receive in the CD&R merger. Using annualized S&P growth rates Wells Fargo Securities considered appropriate based on its experience and professional judgment, and a range of delays from five to eight months, Wells Fargo Securities produced a range of future values per share, before giving effect to a potential $2.50 future payment under the contingent value rights, for the Third Revised CD&R Proposal, as compared to the nominal $90.00 per share future value of the Fifth WESCO Proposal.

Representatives of Sidley advised the Anixter Board of the difference in likely closing timing between the Fifth WESCO Proposal and the Third Revised CD&R Proposal. The Anixter Board then discussed both the nominal prices offered, and the risks of devaluation of the preferred stock consideration and the delay in closing that should be expected if the Anixter Board decided to accept the Fifth WESCO Proposal. The Anixter Board discussed the risks presented by the preferred stock consideration offered by WESCO (comprising $13.59 face amount (based on the liquidation preference of the WESCO Series A preferred stock) of WESCO’s nominal $90.00 offer), including:

•	whether there would be an active trading market for the preferred stock consideration;
•	whether the preferred stock consideration would be expected to trade at face value, particularly in the period immediately following the closing, in light of the “churn” that would likely occur after the closing, as many of Anixter’s shareholders might not wish to hold the preferred stock consideration;
•	that many factors could affect the market prices of the preferred stock consideration, including future stock issuances by WESCO, changes in interest rates and other market conditions; and
•	that, under its present financing structure, WESCO would be highly leveraged and if WESCO failed to pay any preferred dividends, the holders of the preferred stock consideration would have limited rights.

While it was generally acknowledged that the values of the two offers were close, in comparing the Fifth WESCO Proposal with the Third Revised CD&R Proposal, the Anixter Board considered that (i) the Third Revised CD&R Proposal offered greater certainty of value as an all-cash transaction while there was risk in the Fifth WESCO Proposal (e.g., uncertainty as to the value of the preferred stock consideration and diminution of value because of the longer lead time to close the transaction); (ii) the nominal difference between the two proposals of $4.00 (i.e., approximately 4.5%) was inadequate to compensate Anixter’s stockholders for the delayed closing and valuation risks relating to the preferred stock consideration; (iii) the 4.5% premium in the WESCO proposal was inadequate given that a stockholder could reasonably expect to earn more than 4% during the five-to-eight-month period between a potential CD&R closing and a potential WESCO closing; and (iv) given that 2020 is an election year, the likelihood that there will be significant market volatility and it would not be in the best interests of Anixter and its stockholders to delay a transaction so that it closes in a period of heightened economic uncertainty.

Representatives of Centerview reviewed with the Anixter Board Centerview’s final financial analysis of the merger consideration provided for in the Fifth WESCO Proposal and the Third Revised CD&R Proposal and rendered to the Anixter Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Anixter common stock (other than as specified in such opinion) pursuant to the Third Revised CD&R Proposal was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Anixter Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Fifth WESCO Proposal and the Third Revised CD&R Proposal and rendered to the Anixter Board its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Anixter common stock pursuant to the Third Revised CD&R Proposal was fair, from a financial point of view, to the holders of Anixter common stock.

After evaluating the Fifth WESCO Proposal and the Third Revised CD&R Proposal, the Anixter Board unanimously approved the amendment to the merger agreement on the terms offered by CD&R in the Third

Revised CD&R Proposal. The Anixter Board also determined that the Fifth WESCO Proposal was not a “superior company proposal” as defined in the amended CD&R merger agreement and rejected the offer from WESCO. The Anixter Board instructed Centerview and Wells Fargo Securities to notify WESCO that Anixter had not accepted its offer.

After the closing of the U.S. financial markets on December 23, 2019, (i) Anixter, CD&R Acquirer and CD&R Merger Sub executed an amended and restated merger agreement (the “first amended and restated CD&R merger agreement”), and (ii) Clayton, Dubilier & Rice Fund X, L.P. and CD&R Acquirer executed an amended and restated equity commitment letter. Before the opening of the U.S. financial markets on December 24, 2019, Anixter and CD&R Acquirer issued a joint press release announcing the first amended and restated CD&R merger agreement.

On December 26, 2019, representatives of Barclays sent to representatives of Centerview a formal proposal from WESCO (the “Sixth WESCO Proposal”), increasing the nominal value of the consideration to $93.50 per share of Anixter common stock, consisting of (i) 63.00 in cash, (ii) 0.2397 shares of WESCO common stock valued at $13.85 (based on a price per share of WESCO common stock of $57.79, 10-day volume weighted average price of WESCO common stock on the NYSE as of the end of trading on December 26, 2019), and (iii) $16.65 face amount in preferred stock consideration, with such value based on the liquidation preference of the WESCO Series A preferred stock. The Sixth WESCO Proposal contained additional terms, including (A) a modified, asymmetrical cash collar mechanism that provided Anixter stockholders a cash “top-up” for up to a 20% decline in the value of the WESCO common stock consideration between signing and closing, but afforded Anixter stockholders full participation in the value upside in the WESCO common stock consideration prior to closing, and (B) an increase in the proposed dividend rate on the preferred stock consideration, from 275 basis points to 325 basis points, over the reference rate. WESCO’s proposed documentation reflected that the proposal was on substantially similar terms as the Fifth WESCO Proposal, with modifications to provide the terms outlined above.

On December 30, 2019, CD&R delivered to the Anixter Board a revised formal proposal (the “Fourth Revised CD&R Proposal). The Fourth Revised CD&R Proposal contemplated an amendment to the first amended and restated CD&R merger agreement to increase the all-cash merger consideration to $93.50 per share of Anixter common stock (from $86.00 per share). Additionally, under the Fourth Revised CD&R Proposal, the closing of the acquisition of Anixter by CD&R was not required to occur prior to September 30, 2020, even if the closing conditions were satisfied at an earlier date. CD&R Acquirer could, however, elect (or Anixter and CD&R Acquirer could agree) to close the merger prior to September 30, 2020. On the same date, Mr. Sleeper indicated to Centerview that this change in closing timing would permit CD&R flexibility in timing the financing relative to market conditions while benefiting from Anixter’s cash flow and its own equity cost of capital during the interim period. Mr. Sleeper also indicated that CD&R would plan to weigh these factors in deciding when to finance and close the transaction.

On January 1, 2020, a special meeting of the Anixter Board was held, in which members of senior management and representatives of Centerview, Wells Fargo Securities and Sidley, participated, to evaluate and determine how to respond to the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal.

Representatives of Centerview and Wells Fargo Securities advised the Anixter Board on the criteria used to value the Sixth WESCO Proposal compared to the Fourth Revised CD&R Proposal. In performing their analysis, the financial advisors focused on the principal elements that could cause the actual value of WESCO’s proposal to vary from its nominal value of $93.50, which included the following: (i) the potential variability in value of the preferred stock consideration, and (ii) the expected time between the signing of the merger agreement and the closing of the WESCO transaction, since the closing would be expected to occur approximately six to nine months after signing, requiring the WESCO merger consideration to be discounted to present value to account for the time value of money. In analyzing these two elements, Centerview based its analysis on a range of expected trading values of the preferred stock consideration, and discounted the value at closing assuming a range of delays to closing from six to nine months and a range of discount rates Centerview considered appropriate based on its experience and professional judgement, which produced a range of values per share for the Sixth WESCO Proposal. In comparison, the $93.50 in cash for the Fourth Revised CD&R Proposal was discounted assuming a range of delays to closing from one to nine months and the same range of discount rates, which produced a range of values per share for the Fourth Revised CD&R Proposal. Wells Fargo Securities also presented for the Anixter Board’s reference its calculations of the range of present values for both the Sixth

WESCO Proposal and the Fourth Revised CD&R Proposal, using a range of discount rates based on S&P equity returns benchmarking and the yield-to-maturity on WESCO’s 2024 notes, and a range of closing periods of six to nine months for the Sixth WESCO Proposal and one to nine months for the Fourth Revised CD&R Proposal, which produced a range of values for the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal.

The Anixter Board then discussed both the nominal price offered and the risks of devaluation of the preferred stock consideration if the Anixter Board decided to accept the Sixth WESCO Proposal. The Anixter Board discussed the risks presented by the preferred stock consideration (comprising $16.65 face amount of WESCO’s nominal $93.50 offer), including:

•	the preferred stock consideration would be a new issuance with no stated maturity date and no established trading market, which may negatively affect trading price and liquidity;
•	the preferred stock consideration would be listed at closing, but WESCO would not be obligated to maintain the listing;
•	dividends would be payable on the preferred stock consideration only when declared by the WESCO Board;
•	there would be no covenant to pay dividends even if funds are available, and no penalty rate for failure to pay;
•	dividends accumulate, but do not accrete (i.e., the missed dividends themselves would earn a zero return), which could effectively reduce returns to holders;
•	the preferred stock consideration could be diluted by issuance of additional shares of parity preferred stock and by other transactions;
•	the preferred stock consideration would have limited voting rights, including no rights to approve future debt issuances;
•	a ratings downgrade could cause trading prices or liquidity of the preferred stock to decline significantly; and
•	trading prices for the preferred stock consideration could be affected by market interest rates and other factors.

The Anixter Board then discussed considerations regarding the fact that the closing of the merger with CD&R may not occur until September 30, 2020, subject to the satisfaction of certain closing conditions. Representatives of Sidley then advised the Anixter Board of their obligations in evaluating whether the Sixth WESCO Proposal constituted a “superior company proposal” under the first amended and restated CD&R merger agreement.

In comparing the Sixth WESCO Proposal with the Fourth Revised CD&R Proposal, the Anixter Board considered that the Fourth Revised CD&R Proposal offered greater certainty of value as an all-cash transaction while there was risk in the Sixth WESCO Proposal (e.g., uncertainty as to the value of the preferred stock consideration, and the need for WESCO to obtain all necessary antitrust clearances as compared to CD&R, which had already obtained most of the necessary antitrust clearances).

Representatives of Centerview reviewed with the Anixter Board Centerview’s final financial analysis of the merger consideration provided for in the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal and rendered to the Anixter Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid to the holders of shares of Anixter common stock (other than as specified in such opinion) pursuant to the Fourth Revised CD&R Proposal was fair, from a financial point of view, to such holders. Representatives of Wells Fargo Securities then reviewed with the Anixter Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal and rendered to the Anixter Board its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Anixter common stock pursuant to the Fourth Revised CD&R Proposal was fair, from a financial point of view, to the holders of Anixter common stock.

After evaluating the Sixth WESCO Proposal and the Fourth Revised CD&R Proposal, the Anixter Board unanimously approved a new amendment to the first amended and restated CD&R merger agreement on the terms offered by CD&R in the Fourth Revised CD&R Proposal. The Anixter Board also determined that the Sixth WESCO Proposal was not a “superior company proposal” as defined in the first amended and restated CD&R merger agreement and rejected the offer from WESCO. The Anixter Board instructed Centerview and Wells Fargo Securities to notify representatives of Barclays that Anixter had not accepted the WESCO offer.

Also on January 1, 2020, (i) Anixter, CD&R Acquirer and CD&R Merger Sub executed a second amended and restated merger agreement (the “second amended and restated CD&R merger agreement”), and (ii) Clayton, Dubilier & Rice Fund X, L.P. and CD&R Acquirer executed a further amended and restated equity commitment letter. Before the opening of the U.S. financial markets on January 2, 2020, Anixter and CD&R Acquirer issued a joint press release announcing the second amended and restated CD&R merger agreement.

On January 3, 2020, Anixter filed the definitive CD&R proxy statement. On the same day, representatives of Barclays sent to representatives of Centerview a further revised formal proposal from WESCO (the “Seventh WESCO Proposal”), increasing the nominal value of the consideration to $97.00 per share of Anixter common stock, consisting of (i) $63.00 in cash, (ii) 0.2397 shares of WESCO common stock valued at $14.11 (based on a price per share of WESCO common stock of $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020), and (iii) $19.89 in face amount of the preferred stock consideration (based on the liquidation preference of the WESCO Series A preferred stock). WESCO’s proposed definitive documentation was otherwise in substantially the same form as the documentation prepared in connection with the Sixth WESCO Proposal. On the same day, Anixter issued a press release announcing that WESCO had submitted the Seventh WESCO Proposal.

On January 6, 2020, Mr. Sleeper provided an indicative term sheet and illustrative funding detail presentation (the “CD&R term sheet”) describing in general terms the parameters of potential amendments to the second amended and restated CD&R merger agreement that could be adopted if the Anixter Board decided to move forward with the transaction with CD&R. The CD&R term sheet proposed amending the second amended and restated CD&R merger agreement to remove CD&R’s ability to delay the closing of the transaction until September 30, 2020, and instead proposed a closing date in February 2020. The CD&R term sheet proposed maintaining the merger consideration at $93.50 per share, with a portion of such merger consideration paid at closing, and a second payment of the remainder of the merger consideration to be paid at a later date to be negotiated, with such funds deposited in escrow with an exchange agent. Additionally, the CD&R term sheet proposed amending the amended and restated equity commitment letter to contemplate funding at the closing of the merger the escrow account from which the second payment would be made to Anixter stockholders at a later date. On January 7, 2020, representatives of Barclays sent to representatives of Centerview a letter from WESCO that highlighted the value provided to Anixter stockholders by the Seventh WESCO Proposal, including the mix of cash and stock consideration, the opportunity for Anixter stockholders to benefit from synergy opportunities of the combined company, the protection offered by the asymmetrical cash collar and the ability of WESCO to timely close the transaction.

On January 8, 2020, a special meeting of the Anixter Board was held, in which members of senior management and representatives of Centerview, Wells Fargo Securities and Sidley, participated, to evaluate and determine how to respond to the Seventh WESCO Proposal. Because CD&R had not submitted the CD&R term sheet as a formal proposal, at the instruction of the Anixter Board, the analyses presented by Centerview and Wells Fargo Securities compared the Seventh WESCO Proposal to the second amended and restated CD&R merger agreement and not the CD&R term sheet.

Representatives of Centerview and Wells Fargo Securities advised the Anixter Board on the criteria used to value the Seventh WESCO Proposal compared to the consideration to be paid by CD&R under the second amended and restated CD&R merger agreement. In performing their analyses, the financial advisors noted that, pursuant to the second amended and restated CD&R merger agreement, CD&R would have the flexibility to defer the closing until September 30, 2020 and, in order to take maximum advantage of such timing flexibility, it was prudent to assume that CD&R would elect to close the transaction toward the end of such period. Considering that timing of the closing of the transaction with WESCO would likely depend mostly on obtaining regulatory approval, there was now potentially little timing difference between the two proposals and, aside from closing timing, the principal elements that could cause the actual value of the Seventh WESCO Proposal to vary from its nominal value of $97.00 per share were the potential variability in value of the common stock and the preferred stock consideration components. In analyzing these two elements, Centerview based its analysis on a range of expected trading values of the common stock (including the potential impact of the asymmetrical cash collar thereon) and the preferred stock and discounted the value at closing to present value assuming that the closing would happen between six to nine months after signing and using a range of discount rates considered appropriate based on its experience and professional judgement, which produced a range of values per share for the Seventh WESCO Proposal. In comparison, the consideration to be paid by CD&R under the second amended and restated CD&R merger agreement was discounted assuming a range of delays to closing from one to nine months and the same range of discount rates, which produced a range of values per share for such consideration. Wells Fargo Securities also presented for the Anixter Board’s reference its calculations of the range of present values for both the Seventh WESCO Proposal and the second amended and restated CD&R merger agreement, discounting the value of the Seventh WESCO Proposal at closing to present value assuming that the closing would happen between six to nine months after signing and using a range of discount rates Wells Fargo Securities considered appropriate based on its experience and professional judgement.

The Anixter Board then discussed both the nominal prices offered and the risks of devaluation presented by the preferred stock consideration (comprising $19.89 face amount of WESCO’s nominal $97.00 offer, with such value based on the liquidation preference of the WESCO Series A preferred stock), including:

•	the preferred stock consideration would be a new issuance with no stated maturity date and no established trading market, which may negatively affect trading price and liquidity;
•	the preferred stock consideration would be listed at closing, but WESCO would not be obligated to maintain the listing;
•	dividends would be payable on the preferred stock consideration only when declared by the WESCO board of directors;
•	there would be no covenant to pay dividends even if funds are available, and no penalty rate for failure to pay;
•	dividends accumulate, but do not accrete (i.e., the missed dividends themselves would earn a zero return), which could effectively reduce returns to holders;
•	the preferred stock consideration could be diluted by issuance of additional shares of parity preferred stock and by other transactions;
•	the preferred stock consideration would have limited voting rights, including no rights to approve future debt issuances;
•	a ratings downgrade could cause trading prices or liquidity of the preferred stock to decline significantly; and
•	trading prices for the preferred stock consideration could be affected by market interest rates and other factors.

Representatives of Sidley also summarized for the Anixter Board certain aspects of the CD&R term sheet. In particular, Sidley advised the Anixter Board that (i) even though the CD&R term sheet provided that CD&R would not make the second payment until 2021, such amount would be taxable in 2020, (ii) the right to such payment would not be transferable, (iii) the funds for the second payment would be kept in an escrow account until the date of the payment to Anixter’s stockholders, (iv) any income on the escrowed funds between the February closing and the second payment date would go to CD&R and (v) CD&R had not provided any information regarding how the money would be invested or who would bear any losses on the escrowed funds. The representatives of Sidley then reiterated to the Anixter Board their obligations in evaluating whether the Seventh WESCO Proposal constituted a “superior company proposal” under the second amended and restated CD&R merger agreement.

The Anixter Board considered the deferred payment concept submitted in the CD&R term sheet and concluded that a near-term payment coupled with a deferred payment of a substantial portion of the merger consideration was not an attractive alternative to the second amended and restated CD&R merger agreement. The

Anixter Board then considered the Seventh WESCO Proposal and the second amended and restated CD&R merger agreement and concluded that, while the ranges of potential values of the two alternatives were close and overlapping, the Seventh WESCO Proposal was likely superior to the second amended and restated CD&R merger agreement. However, the Anixter Board did not definitively determine that the Seventh WESCO Proposal constituted a superior company proposal. Instead, the Anixter Board instructed its advisors to contact WESCO’s advisors and request that WESCO improve its proposal. The meeting was recessed while the advisors carried out the Anixter Board’s instructions.

Representatives of Anixter’s advisors contacted WESCO’s advisors to advise them that the Anixter Board had recessed its meeting without declaring the Seventh WESCO Proposal a superior company proposal and had instead requested that WESCO offer an improved proposal.

Following discussions between representatives of both Anixter and WESCO’s financial and legal advisors, WESCO transmitted a further revised proposal to Anixter (the “Final WESCO Proposal”). The Final WESCO Proposal contemplated consideration with a nominal value of $100.00 per share of Anixter common stock, consisting of (i) $70.00 in cash, (ii) 0.2397 shares of WESCO common stock valued at $14.11 (based on a price per share of WESCO common stock of $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020), and (iii) $15.89 in face amount of the preferred stock consideration (based on the liquidation preference of the WESCO Series A preferred stock). The Final WESCO Proposal was otherwise made on the same terms as the Seventh WESCO Proposal, including the asymmetrical cash collar mechanism.

Later that same day, the Anixter Board meeting was reconvened. The Anixter Board considered that the second amended and restated CD&R merger agreement no longer had a timing advantage because it allowed CD&R to delay closing until September 30, 2020. The Anixter Board also considered that WESCO’s asymmetrical cash collar allowed Anixter’s stockholders to benefit from the potential upside of WESCO common stock while giving stockholders significant downside protection. While noting that there were some risks associated with the preferred stock consideration, the Anixter Board considered those risks to be acceptable. The Anixter Board determined that the Final WESCO Proposal, with a nominal value of $100.00 per share of Anixter common stock comprising (i) $70.00 in cash, (ii) 0.2397 shares of WESCO common stock valued at $14.11 (based on a price per share of WESCO common stock of $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020), and (iii) $15.89 in face amount of the preferred stock consideration (based on the liquidation preference of the WESCO Series A preferred stock), was more favorable from a financial point of view to the stockholders than the CD&R merger and was reasonably likely to be timely consummated in accordance with its terms, and therefore constituted a “superior company proposal” pursuant to the terms of the second amended and restated CD&R merger agreement.

After the Anixter Board meeting, representatives of Centerview contacted representatives of Barclays to inform them that the Anixter Board had deemed the Final WESCO Proposal a superior company proposal. WESCO then transmitted a binding proposal to Anixter to acquire 100% of the outstanding stock in Anixter on the terms provided in the Final WESCO Proposal, with such binding proposal expiring on the earliest of (i) any amendment to the terms of the second amended and restated CD&R merger agreement, (ii) 1:00 p.m. Eastern Time on January 17, 2020, and (iii) any earlier time at which the Anixter Board shall have determined that the Final WESCO Proposal was no longer a superior company proposal.

On the evening of January 8, 2020, Anixter provided written notice to CD&R that the Final WESCO Proposal was a superior company proposal as required by Section 5.02(e)(i) of the second amended and restated CD&R merger agreement, which gave CD&R Acquirer the right to negotiate with Anixter for five business days following delivery of such notice. Representatives of CD&R contacted representatives of Anixter to inform them that CD&R would consider waiving its rights under Section 5.02(e)(i) of the second amended and restated CD&R merger agreement and allow Anixter to terminate the second amended and restated CD&R merger agreement, subject to negotiation of a mutually satisfactory termination agreement and payment of the $100 million termination fee. Representatives of Sidley also informed a representative of Wachtell Lipton that CD&R would consider waiving its matching rights, as described above. From January 9 through January 10, the representatives of Sidley, Debevoise and Wachtell Lipton negotiated the terms of the termination agreement between Anixter, CD&R Acquirer and CD&R Merger Sub.

On January 9, 2020, Anixter issued a press release announcing that the Final WESCO Proposal constituted a superior company proposal pursuant to the terms of the second amended and restated CD&R merger agreement.

On January 10, 2020, a special meeting of the Anixter Board was held, in which members of senior management and representatives of Centerview, Wells Fargo Securities and Sidley, participated, to consider termination of the second amended and restated CD&R merger agreement and entry into a new merger agreement with WESCO pursuant to the terms of the Final WESCO Proposal.

Representatives of Centerview reviewed with the Anixter Board Centerview’s final financial analysis of the merger consideration provided for in the Final WESCO Proposal and rendered to the Anixter Board an oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the merger consideration to be paid and issued to the holders of shares of Anixter common stock (other than as specified in such opinion) pursuant to the Final WESCO Proposal was fair, from a financial point of view, to such holders. For a detailed discussion of Centerview’s opinion, please see the section entitled “The Merger—Opinions of Anixter’s Financial Advisors—Opinion of Centerview Partners LLC,” beginning on page [  ]. Representatives of Wells Fargo Securities then reviewed with the Anixter Board Wells Fargo Securities’ final financial analysis of the merger consideration provided for in the Final WESCO Proposal and rendered to the Anixter Board its oral opinion, subsequently confirmed by delivery of a written opinion dated as of such date, that as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid and issued to holders of Anixter common stock pursuant to the Final WESCO Proposal was fair, from a financial point of view, to the holders of Anixter common stock, as more fully described below in the section entitled “The Merger—Opinions of Anixter’s Financial Advisors—Opinion of Wells Fargo Securities, LLC,” beginning on page [  ].

After evaluating the Final WESCO Proposal, the Anixter Board unanimously approved termination of the second amended and restated CD&R merger agreement and the execution of the merger agreement with WESCO.

After the closing of the U.S. financial markets on the same date, (i) Anixter, CD&R Acquirer and CD&R Merger Sub executed a termination agreement, (ii) WESCO paid the $100 million termination fee to CD&R on behalf of Anixter, (iii) Anixter, WESCO and Merger Sub entered into the merger agreement, (iv) the lenders to WESCO and WESCO executed the debt commitment letter, fee credit letter and fee letters effective as of January 10, 2020, and (v) WESCO and the voting agreement stockholders executed the voting agreement.

Before the opening of the U.S. financial markets on January 13, 2020, Anixter and WESCO issued a joint press release announcing the execution of the merger agreement between Anixter, WESCO and Merger Sub, and the termination of the second amended and restated CD&R merger agreement.

On February 4, 2020, Anixter consented to the participation of Wells Fargo Securities and its affiliates in WESCO’s planned asset based loan and an accounts receivable securitization facility, for which Barclays Bank is to be agent. These facilities are planned to be put in place to support the combined company’s businesses after the completion of the merger.

Anixter’s Reasons for the Merger; Recommendation of the Anixter Board

At the special meeting of the Anixter Board held on January 10, 2020, after careful consideration, including detailed discussions with Anixter’s management and its legal and financial advisors, the Anixter Board unanimously:

•	adopted and declared advisable the merger agreement and the merger and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger;
•	authorized and approved the execution, delivery and performance of the merger agreement and the consummation by Anixter of the transactions contemplated by the merger agreement, including the merger;
•	determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of Anixter and its stockholders;
•	directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Anixter stockholders;

•	recommended that Anixter stockholders vote for the adoption of the merger agreement; and
•	approved the termination of the second amended and restated CD&R merger agreement.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Anixter Board consulted with Anixter’s senior management team and outside legal and financial advisors and considered and evaluated a variety of factors over the course of over five months and twelve meetings of the Anixter Board since CD&R approached Anixter in August 2019, including the following factors, each of which the Anixter Board believed supported a unanimous determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and a unanimous recommendation that Anixter stockholders vote in favor of adopting the merger agreement:

•	Merger Consideration. The Anixter Board considered that the merger consideration per share of Anixter’s common stock to be paid by WESCO, which had a value of $100.16 (based on the $59.53 closing price of WESCO common stock on January 8, 2020 and assuming the value of the preferred stock consideration is equal to its face amount) represents:
•	a 57.5% premium over the 90-day volume-weighted average price of Anixter common stock reported for the period ended on October 29, 2019 (the trading day immediately prior to the announcement of Anixter’s entry into the CD&R merger agreement);
•	a 40.3% premium over the closing price of Anixter common stock on October 29, 2019; and
•	a 40.3% premium over the 52-week high (ending October 29, 2019) closing price of Anixter common stock and a 98.6% premium over the 52-week low (ending October 29, 2019) closing price of Anixter common stock.
•	Form of Consideration. The Anixter Board also considered that the merger consideration was to be paid by WESCO in the form of cash, WESCO common stock and depositary shares representing an interest in newly created WESCO Series A preferred stock. The stock component of the merger consideration would provide holders of Anixter common stock with an additional premium if the value of WESCO’s common stock increases to more than $58.88 per share at the time of merger and would provide holders of Anixter common stock with the opportunity to participate in any potential enhanced equity value of the combined company resulting from expected synergies and continued operation following the merger. The cash component of the merger consideration provides a degree of certainty to the value of the consideration to be received in the merger.
•	Downside Protection. The Anixter Board considered that the merger agreement provides downside protection in the form of additional cash if the average WESCO stock price during a specified period prior to the closing is less than $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock (i.e., protection against a decline of up to 20% in the WESCO stock price).
•	Course of Negotiations. The Anixter Board considered that the merger consideration to be paid by WESCO was the result of arms’ length negotiations, which included:
•	a price increase of $12.50 by CD&R from the initial price of $81.00 per share in cash, without interest, contemplated by the original CD&R merger agreement on October 30, 2019 to $93.50 per share in cash, without interest, contemplated by the second amended and restated CD&R merger agreement on January 1, 2020; and
•	a price increase of $15.00 per share by WESCO from the First WESCO Proposal on November 12, 2019 of $85.00 per share, and the Anixter Board’s belief, after extensive diligence and discussions with WESCO, that the merger consideration to be paid by WESCO under the merger agreement represented the best price reasonably available for Anixter.
•	Prospects of Anixter. The Anixter Board considered, on a historical and prospective basis, Anixter’s business, operations, financial condition, earnings, prospects and competitive position, as well as trends in the industrials and distribution industry, noting in particular the short and long-term risks, uncertainties and challenges facing Anixter and the industry, including Anixter’s Innovation and Business Transformation Initiative. The Anixter Board also considered the market price and volatility of

Anixter common stock, the fact that Anixter common stock is thinly traded, the fact that the price of Anixter common stock has not reflected improvements in the performance of Anixter’s business, and Anixter’s financial projections and the risks associated with Anixter’s ability to meet such projections, including those described in Anixter’s SEC filings.

•	Prospects of the Combined Company. The Anixter Board considered that the merger with WESCO would create a stronger combined company with the requisite resources, technology, products, customer base and workforce to succeed in the industrials and distribution industry.
•	Potential Strategic Alternatives. The Anixter Board considered:
•	other alternatives available to Anixter, including pursuing various alternative stand-alone strategies and entering into an alternative transaction with various other third parties, in each case, considering the potential stockholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives;
•	that CD&R made an unsolicited proposal to Anixter regarding a potential acquisition of Anixter in August 2019;
•	that during the go-shop period under the CD&R merger agreement (which ended at 9:00 a.m. (Eastern time) on November 24, 2019), Anixter was permitted to initiate, solicit, facilitate or encourage, or participate in discussions or negotiations regarding alternative acquisition proposals from potential acquirers;
•	that during the go-shop period, Anixter received a company takeover proposal from WESCO;
•	that WESCO made multiple proposals to acquire all of the outstanding shares of Anixter common stock;
•	that WESCO paid to CD&R, on behalf of Anixter, the termination fee under the CD&R merger agreement to terminate the CD&R merger agreement; and
•	that, subject to certain conditions, after the no-shop period start date and prior to receipt of Anixter stockholder approval, Anixter may consider unsolicited proposals from potential acquirers if the Anixter Board determines that such proposal is reasonably likely to result in a superior company proposal and, subject to the payment to WESCO of a termination fee, terminate the merger agreement and enter into an agreement with such potential acquirer in connection with the superior company proposal.
•	No Financing Condition. The Anixter Board considered that the merger is not subject to a financing condition and, in particular, that WESCO had represented that it had committed financing that would be sufficient to pay the aggregate merger consideration, the consideration payable to the holders of Anixter equity awards and any other amount payable in connection with the consummation of the transactions contemplated by the merger agreement and any related fees and expenses of WESCO. The Anixter Board also considered the terms and conditions of the financing commitments WESCO obtained in connection with the merger.
•	No Substantial Timing Difference. The Anixter Board considered that there was not expected to be a substantial timing difference between the consummation of the transactions contemplated by the second amended and restated CD&R merger agreement, which gave CD&R the option to delay closing until September 2020, and the consummation of the merger with WESCO.
•	Opinions of Anixter’s Financial Advisors. The Anixter Board considered the financial analyses reviewed and discussed with the Anixter Board by representatives of Centerview and Wells Fargo Securities on January 10, 2020:
•	the oral opinion of Centerview rendered to the Anixter Board on January 10, 2020, which was subsequently confirmed by delivery of a written opinion dated as of such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Anixter common stock

(other than as specified in such opinion) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in the section entitled “The Merger—Opinions of Anixter’s Financial Advisors—Opinion of Centerview Partners LLC,” beginning on page [  ]; and

•	the oral opinion of Wells Fargo Securities delivered to the Anixter Board, which was confirmed by delivery of a written opinion dated January 10, 2020 to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in preparing the opinion, the merger consideration to be paid to holders of Anixter common stock in the proposed merger was fair, from a financial point of view, to the holders of Anixter common stock, as more fully described below under the section entitled “The Merger—Opinions of Anixter’s Financial Advisors—Opinion of Wells Fargo Securities, LLC,” beginning on page [ ].
•	The Merger Agreement. The Anixter Board considered the terms and conditions of the merger agreement, including:
•	the parties’ representations, warranties and covenants, including the covenants obligating each party to use reasonable best efforts (subject to certain limitations) to obtain required regulatory approvals and cause the merger to be consummated;
•	the fact that WESCO’s obligation to complete the merger is not subject to receipt or availability of any funds or financing, the limited number and nature of the conditions to funding set forth in the debt commitment letter and the obligation of WESCO to use its reasonable best efforts to obtain the financing;
•	Anixter’s ability, prior to receipt of stockholder approval, to furnish information to and conduct negotiations with a third party that has made a company takeover proposal prior to the no-shop period start date, if the Anixter Board determines in good faith, after consultation with Anixter’s financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior company proposal;
•	the fact that, in certain circumstances and subject to compliance with certain procedural requirements, the Anixter Board is permitted to change its recommendation that Anixter stockholders adopt the merger agreement in response to an intervening event arising between signing and closing or to enter into an agreement with respect to a superior company proposal;
•	the Anixter Board’s belief, after consulting Anixter’s outside legal and financial advisors, that Anixter’s obligations:
•	to pay WESCO a termination fee of $100 million (representing approximately 2.9% of the aggregate merger consideration) if Anixter terminates the merger agreement to enter into an acquisition agreement for a superior company proposal;
•	to pay WESCO a termination fee of $100 million (representing approximately 2.9% of the aggregate merger consideration) if WESCO terminates the merger agreement after the Anixter Board withdraws its recommendation that stockholders adopt the merger agreement in response to a material intervening event arising after signing or the receipt of a superior company proposal; and
•	to reimburse WESCO for its reasonable out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, in an amount not to exceed $25 million, if either Anixter or WESCO terminates the merger agreement as a result of the failure to obtain Anixter stockholder approval;

were consistent with market standards and would not necessarily preclude other potential acquirers from making an alternative proposal to acquire Anixter;

•	the requirement that, in the event of a failure of the merger to be consummated in certain circumstances related to the regulatory approval of the merger, WESCO will pay to Anixter a termination fee of $190 million; and

•	the Anixter Board’s belief that the outside date of July 10, 2020, which may be automatically extended to January 11, 2021 in certain circumstances, allows for sufficient time to complete the merger.
•	Conditions to the Consummation of the Merger. The Anixter Board considered the conditions to the consummation of the merger and the likelihood of closing and noted that (i) no third-party consents are required to consummate the merger, and (ii) only antitrust approvals in the United States, Canada, Mexico, and Turkey are required.
•	Voting Agreement. The Anixter Board considered the fact that:
•	certain stockholders of Anixter associated with the Chairman of the Anixter Board, who collectively hold approximately 10.8% of the outstanding shares of Anixter common stock, will receive the same consideration as Anixter’s other stockholders of the outstanding shares;
•	the voting agreement stockholders are supportive of the transaction and were willing to execute a voting agreement in support of the transaction; and
•	the voting agreement will terminate upon the termination of the merger agreement in accordance with its terms.
•	Structure; Anixter Stockholder Adoption. The Anixter Board considered that the structure of the transaction as a merger will result in detailed public disclosure and a reasonable period of time prior to stockholder approval of the merger during which an unsolicited superior company proposal could be brought forth, and that completion of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Anixter common stock.
•	Timing of Completion. The Anixter Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Anixter Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which Anixter’s business would be subject to the potential uncertainty of closing and related disruption.
•	Specific Performance Right. The Anixter Board considered Anixter’s ability to specifically enforce WESCO’s obligation to cause the completion of the merger to occur.
•	Damages for Lost Premium. The Anixter Board considered that, if the merger is not completed as a result of a breach of the merger agreement by WESCO, Anixter would have the right to recover damages based on the economic benefits of the merger to Anixter stockholders resulting from the premium of the expected value of the merger consideration over the trading prices of Anixter common stock before the announcement of the original CD&R merger agreement (net of the reverse termination fee, if paid).
•	Availability of Appraisal Rights. The Anixter Board considered the availability of appraisal rights under Delaware law to Anixter’s stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required appraisal procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement.

In the course of its deliberations, the Anixter Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the following risks associated with the preferred stock consideration:
•	the WESCO Series A preferred stock would be a new issuance with no stated maturity date and no established trading market, which may negatively affect trading price and liquidity;
•	shareholders might sell the depositary shares representing an interest in the WESCO Series A preferred stock soon after the merger, which could adversely affect trading prices;

•	the depositary shares representing an interest in the WESCO Series A preferred stock would be listed at closing, but WESCO would not be obligated to maintain the listing;
•	dividends would be payable on the WESCO Series A preferred stock only if declared by the WESCO Board;
•	there would be no covenant to pay dividends even if funds are available and no penalty rate for failure to pay;
•	dividends accumulate, but do not accrete (i.e., the unpaid dividends themselves would earn a zero return until paid), which could effectively reduce returns to holders;
•	the WESCO Series A preferred stock could be diluted by issuance of additional shares of parity preferred stock and by other transactions;
•	the WESCO Series A preferred stock has limited voting rights, including no rights to approve future debt issuances;
•	a ratings downgrade could cause trading prices or liquidity of the depositary shares and WESCO Series A preferred stock to decline significantly; and
•	trading prices for the depositary shares and WESCO Series A preferred stock could be affected by market interest rates and other factors;
•	the fact that the merger agreement precludes Anixter from actively soliciting or, subject to certain exceptions, participating in discussions or negotiations with respect to alternative proposals and requires Anixter to provide WESCO with an opportunity to match superior company proposals received from other parties;
•	the possibility that, under certain circumstances, Anixter may be required to pay WESCO a termination fee, including if (i) Anixter terminates the merger agreement to enter into an agreement for a superior company proposal prior to the receipt of stockholder approval of the merger, (ii) after Anixter has received an offer for a qualifying transaction (as defined in the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [ ]), WESCO terminates the merger agreement due to a material breach by Anixter or Anixter effects an outside date termination at a time when WESCO had the right to effect an Anixter breach termination, and within 12 months after such termination Anixter consummates any qualifying transaction or enters into a definitive agreement to consummate and subsequently consummates any qualifying transaction, (iii) WESCO terminates the merger agreement after the Anixter Board withdraws its recommendation that Anixter’s stockholders adopt the merger agreement, or, prior to receiving stockholder approval of the merger, Anixter breaches its obligations in the merger agreement relating to non-solicitation, or (iv) after the announcement of a company takeover proposal, the merger agreement is terminated due to failure of Anixter’s stockholders to adopt the merger agreement and, within 12 months after such termination, Anixter consummates any qualifying transaction or enters into a definitive agreement with respect to any qualifying transaction and subsequently consummates any qualifying transaction;
•	the provisions of the merger agreement that would require Anixter to reimburse WESCO for its reasonable out-of-pocket transaction expenses (not to exceed $25 million) if Anixter or WESCO terminate the merger agreement as a result of the failure to obtain Anixter stockholder approval;
•	the fact that, following the merger, Anixter will no longer exist as an independent public company;
•	the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including approval by Anixter stockholders and the condition requiring the expiration or termination of any waiting period (or extension thereof) and the receipt of approvals, consents or clearances required under certain U.S. and foreign antitrust filings;
•	the risks and costs to Anixter if the merger is not completed, including the diversion of management and employee attention, the potential negative impact on Anixter’s ability to retain employees and the potential negative effects on its business relationships, including with customers, vendors and employees;

•	the restrictions on the conduct of Anixter’s business prior to the consummation of the merger, which may delay or prevent Anixter from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations of Anixter;
•	the fact that, for United States federal income tax purposes, the merger consideration will be taxable to Anixter’s stockholders who are entitled to receive such consideration;
•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt Anixter’s business operations;
•	the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on Anixter’s employees and its relationships with existing and prospective customers, vendors and other third parties;
•	costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with seeking required governmental consents and with any litigation that may result from the announcement or pendency of the merger, and that if the merger is not consummated Anixter may be required to bear all or a portion of such costs; and
•	the fact that Anixter’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Anixter’s stockholders.

After considering the foregoing factors, the Anixter Board concluded that, overall, the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expects Anixter and Anixter’s stockholders to achieve as a result a result of the merger.

The foregoing discussion of the information and factors considered by the Anixter Board is not intended to be exhaustive, but includes the material factors considered by the Anixter Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Anixter Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Anixter Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The Anixter Board based its recommendation on the totality of the information presented, including the factors described above.

Certain Unaudited Prospective Financial Information

Neither WESCO nor Anixter generally publishes its business plans and strategies or makes external disclosures of its anticipated financial position or results of operations due to, among other reasons, the uncertainty of the underlying assumptions and estimates, other than, in each case, providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.

Prospective Financial Information Relating to Anixter

In the ordinary course of their duties, Anixter’s management prepared and provided to the Anixter Board prospective financial information for fiscal years 2019 through 2024 (the “Anixter prospective financial information”). The Anixter prospective financial information was also provided to Centerview and Wells Fargo Securities for their use and reliance in connection with their respective financial analyses and opinions, as well as to WESCO in connection with its due diligence investigation.

The Anixter prospective financial information reflects numerous assumptions and estimates that Anixter management made in good faith, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Anixter’s business, including future initiatives, all of which are difficult to predict and many of which are beyond Anixter’s control.

The Anixter prospective financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective information also reflects assumptions as to certain business decisions that are subject to change.

The table below summarizes the financial projections for each fiscal year indicated below (expressed in millions). The financial projections for the 2019 fiscal year were prepared in October 2019. The financial projections for the 2020, 2021 2022, 2023 and 2024 fiscal years were prepared during quarterly period ended September 27, 2019.

	2019E	2020E	2021E	2022E	2023E	2024E
Total Revenue	$8,798.9	$9,207.9	$9,584.3	$9,981.1	$10,389.1	$10,817.2
Total Gross Profit	$1,767.0	$1,869.8	$1,947.6	$2,028.3	$2,114.1	$2,200.9
Operating Income	$373.3	$419.2	$459.4	$510.2	$568.9	$598.1
Net Income	$212.2	$255.1	$294.9	$340.6	$392.1	$421.0
Adjusted Net Income	$238.1	$280.6	$320.4	$366.1	$417.7	$446.5
Adjusted EBITDA	$466.8	$513.6	$555.4	$608.0	$668.4	$699.4
Free Cash Flow	$166.6	$205.3	$281.2	$338.7	$380.6	$411.9

Prospective Financial Information Relating to WESCO

In connection with Anixter’s and its representatives’ evaluation of the merger, WESCO prepared the unaudited prospective financial information set forth in the table below (the “WESCO prospective financial information”).

The WESCO prospective financial information necessarily reflects numerous estimates and assumptions made by WESCO’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to WESCO’s business, including future initiatives, all of which are difficult to predict and many of which are beyond WESCO’s control. The WESCO prospective financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective information also reflects assumptions as to certain business decisions that are subject to change.

The table below summarizes the financial projections for each fiscal year indicated below (expressed in millions). The financial projections for the 2019 fiscal year were prepared in October 2019. The financial projections for the 2020, 2021 2022, 2023 and 2024 fiscal years were prepared in November 2019.

	2019E	2020E	2021E	2022E	2023E	2024E
Net Sales	8,357.3	8,608.0	8,926.5	9,274.6	9,673.4	10,031.4
Gross Profit	1,583.2	1,658.0	1,728.3	1,805.0	1,892.2	1,972.3
EBIT	350.7	375.0	413.8	457.6	504.8	550.2
EBITDA	412.2	437.4	477.2	522.6	571.4	618.4
Cash Flow
Depreciation/Amortization	61.5	62.4	63.4	65.0	66.6	68.2
Change in Net Working Capital	(38.8)	(52.4)	(31.1)	(35.2)	(38.8)	(44.4)
Other	(7.0)	3.6	(22.6)	(25.0)	(27.4)	(28.7)
Capital Expenditures	(40.9)	(38.4)	(36.0)	(36.0)	(36.0)	(36.0)

In addition, Anixter’s management also prepared unaudited prospective financial information for WESCO (the “adjusted WESCO prospective financial information”). The adjusted WESCO prospective financial information necessarily reflects numerous estimates and assumptions made by Anixter’s management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to WESCO’s business, all of which are difficult to predict and all of which are beyond Anixter’s control. The adjusted WESCO prospective financial information also reflects subjective judgment in many respects and thus is susceptible to multiple interpretations. The adjusted WESCO prospective financial information also reflects assumptions as to certain business decisions that are subject to change. WESCO management did not prepare or review the adjusted WESCO prospective financial information.

The table below summarizes the adjusted financial projections for each fiscal year indicated below (expressed in millions). The adjusted financial projections for the 2019, 2020, 2021 2022, 2023 and 2024 fiscal years were prepared in December 2019.

	2019E	2020E	2021E	2022E	2023E	2024E
Sales	$8,357	$8,608	$8,926	$9,275	$9,673	$10,031
Gross Profit	$1,583	$1,639	$1,709	$1,776	$1,857	$1,926
EBITDA	$412	$419	$458	$493	$536	$572
Cash Flow
Depreciation/Amortization	$62	$62	$63	$65	$67	$68
Change in Net Working Capital & Other	(65)	(68)	(73)	(79)	(85)	(92)
Capital Expenditures	(41)	(38)	(36)	(36)	(36)	(36)

Anixter provided the adjusted WESCO prospective financial information to Anixter’s financial advisors for their use and reliance in connection with their financial analyses and respective fairness opinions delivered to the Anixter Board in connection with the merger. Anixter also provided the WESCO prospective financial information to Anixter’s financial advisors for their reference. The Anixter Board also reviewed and considered the WESCO prospective financial information and the adjusted WESCO prospective financial information.

The Anixter prospective financial information, the WESCO prospective financial information and the adjusted WESCO prospective financial information (collectively, the “prospective financial information”) included above is provided to give Anixter stockholders access to certain non-public information that was made available to Anixter, the Anixter Board and Anixter’s financial advisors in connection with Anixter’s evaluation of the merger, and is not included in this proxy statement/prospectus in order to influence any Anixter stockholder to make any investment decision with respect to the merger, including whether or not to seek dissenters’ rights for appraisal with respect to shares of Anixter common stock. Except as described above, the prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the prospective financial information reflects numerous assumptions and estimates that the parties preparing such projections made in good faith at the time such projections were prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the applicable party. These assumptions are inherently uncertain, were made as of the date the parties’ projections were prepared, and may not be reflective of actual results, either since the date such projections were prepared, now or in the future, in light of changed circumstances, economic conditions or other developments. The prospective financial information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of WESCO or Anixter, as applicable.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The prospective financial information included in this document has been prepared by, and is the responsibility of, Anixter’s management and WESCO’s management. The independent registered public accounting firms of WESCO and Anixter have not audited, reviewed, examined, compiled nor applied agreed upon procedures with respect to the accompanying prospective financial information and accordingly, the independent registered public accounting firms of WESCO and Anixter do not express an opinion or any other form of assurance with respect thereto. The independent registered public accounting firms’ reports that are incorporated by reference relate to the WESCO and Anixter previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so. The inclusion of the prospective financial information in this proxy statement/prospectus does not constitute an admission or representation by WESCO, Anixter or any of their respective boards of directors or representatives that it is viewed as material information of WESCO or Anixter, and in fact, none of WESCO, Anixter or any of their respective boards of directors or representatives view the prospective financial information as material because of the inherent risks and uncertainties associated with such long range prospective information.

In the view of WESCO’s and Anixter’s management, the prospective financial information was prepared on a reasonable basis reflecting such management’s best available estimates and judgments regarding WESCO’s and Anixter’s future financial performance. The prospective financial information does not contain facts and should not be relied upon as necessarily indicative of actual future results. You are cautioned not to place undue reliance on the prospective financial information. None of Anixter, WESCO or any of their respective affiliates, advisors or other representatives makes any representation to any Anixter stockholder regarding the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of Anixter relative to the prospective financial information. Except as required by applicable law, none of Anixter, WESCO or any of their respective affiliates intends to, and each of them expressly disclaims any obligation to, update, correct or otherwise revise the prospective financial information if any of it has changed or otherwise has become or is inappropriate (even in the short term). These considerations should be taken into account in reviewing the prospective financial information, which was prepared as of an earlier date.

The prospective financial information does not reflect changes in general business or economic conditions since the time it was prepared, changes in Anixter’s or WESCO’s businesses, as applicable, or their prospects or any other transactions or events that have occurred or that may occur and that were not anticipated at the time the prospective financial information was prepared, and the prospective financial information is not necessarily indicative of current values or necessarily predictive of future performance, which may be significantly more favorable or less favorable than as set forth therein and should not be regarded as a representation that the financial forecasts, projected results or other estimates and assumptions therein will be achieved.

Because the prospective financial information reflects subjective judgment in many respects, it is susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The prospective financial information also covers multiple fiscal years, and such information by its nature becomes less predictive with each succeeding fiscal year. The prospective financial information constitutes forward-looking information and is subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” beginning on pages [  ] and [  ], respectively, of this proxy statement/prospectus, as well as the risk factors with respect to WESCO’s and Anixter’s respective businesses contained in their respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, which readers are urged to review and which may be found as described in the section entitled “Where You Can Find More Information,” beginning on page [  ] of this proxy statement/prospectus. Accordingly, there can be no assurance that the projected results summarized above will be realized or that actual results will not differ materially from the projected results summarized above, and the prospective financial information cannot be considered a guarantee of future operating results and should not be relied upon as such. None of Anixter, WESCO or any of their respective affiliates, advisors or other representatives makes any representation to any Anixter stockholder regarding the validity, reasonableness, accuracy or completeness of the financial projections or the ultimate performance of Anixter relative to the prospective financial information.

In addition, certain of the financial projections are non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Anixter may not be comparable to similarly titled financial measures used by other companies. Furthermore, the non-GAAP metrics are not reconciled to GAAP metrics.

Opinions of Anixter’s Financial Advisors

Opinion of Centerview Partners LLC

On January 10, 2020, Centerview rendered to the Anixter Board its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the merger consideration to be paid to the holders of shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Centerview’s written opinion, dated January 10, 2020, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the members of the Anixter Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion did not address any other term or aspect of the merger agreement or the merger and does not constitute a recommendation to any Anixter stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft the merger agreement sent by WESCO to Anixter on January 8, 2020 (referred to in this summary of Centerview’s opinion as the “draft merger agreement”);
•	Annual Reports on Form 10-K of Anixter for the years ended December 28, 2018, December 29, 2017 and December 30, 2016 and Annual Reports on Form 10-K of WESCO for the years ended December 31, 2018, December 31, 2017 and December 31, 2016;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Anixter and WESCO;
•	certain publicly available research analyst reports for Anixter and WESCO;
•	certain other communications from Anixter to its stockholders;
•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Anixter, including certain financial forecasts, analyses and projections relating to Anixter and WESCO prepared by management of Anixter and furnished to Centerview by Anixter for purposes of Centerview’s analysis (which are referred to in this summary of Centerview’s opinion as the “Anixter projections,” and which are collectively referred to in this summary of Centerview’s opinion as the “Anixter internal data”);
•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of WESCO, including certain financial forecasts, analyses and projections relating to WESCO prepared by management of WESCO and furnished to Centerview by Anixter for purposes of Centerview’s analysis (which are referred to in this summary of Centerview’s opinion as the “WESCO projections,” and which are collectively referred to in this summary of Centerview’s opinion as the “WESCO internal data”); and
•	certain cost savings and operating synergies projected by the management of Anixter to result from the transactions contemplated by the merger agreement furnished to Centerview by Anixter for purposes of Centerview’s analysis (which are referred to in this summary of Centerview’s opinion as the “synergies”).

Centerview also participated in discussions with members of the senior management and representatives of Anixter and WESCO regarding their assessment of the Anixter internal data, WESCO internal data and the synergies, as appropriate. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Anixter and WESCO and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant.

Centerview also compared certain of the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Anixter’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Anixter’s direction, that the Anixter internal data (including, without limitation, Anixter projections) and the synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Anixter as to the matters covered thereby and, that the WESCO internal data (including, without limitation, the WESCO projections) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of WESCO as to the matters covered thereby, and Centerview relied, at Anixter’s direction, on the Anixter internal data, WESCO internal data and the synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Anixter internal data, WESCO internal data, the synergies or the assumptions on which they were based. In addition, at Anixter’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Anixter or WESCO, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Anixter or WESCO. Centerview assumed, at Anixter’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at Anixter’s direction, that the merger will be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Anixter or WESCO, or the ability of Anixter or WESCO to pay their respective obligations when they come due, or as to the impact of the merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Anixter’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to Anixter or in which Anixter might engage.

Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) of the merger consideration to be paid to such holders pursuant to the merger agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the merger, including, without limitation, the fairness of the merger or any other term or aspect of the merger to, or any consideration to be received in connection therewith by, or the impact of the merger on, the holders of any other class of securities, creditors or other constituencies of Anixter or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Anixter or any party, or class of such persons in connection with the merger, whether relative to the merger consideration to be paid to the holders of the shares of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation

Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview expresses no view or opinion as to what the value of WESCO common stock or the WESCO Series A preferred stock actually will be when issued pursuant to the merger agreement or the prices at which Anixter common stock, WESCO common stock or the WESCO Series A preferred stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the transactions contemplated by the merger agreement. The cash consideration, common stock consideration and preferred stock consideration will be subject to certain adjustment procedures as described in the merger agreement, as to which Centerview expresses no view or opinion. Centerview’s opinion does not constitute a recommendation to any Anixter stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Anixter Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview’s Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Anixter Board in connection with Centerview’s opinion, dated January 10, 2020. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Anixter or WESCO. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion.

In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Anixter, WESCO or any other parties to the transactions contemplated by the merger agreement. None of Anixter, WESCO, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Anixter and WESCO do not purport to be appraisals or reflect the prices at which Anixter or WESCO may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 8, 2020 (the penultimate trading day prior to Centerview’s presentation to the Anixter Board), and is not necessarily indicative of current market conditions. The implied per share equity value ranges described below were based on Anixter’s fully-diluted shares of common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units) outstanding as of January 8, 2020 based on information provided by Anixter.

Anixter Financial Analysis

Selected Public Company Analysis

Centerview reviewed certain financial information of Anixter and compared it to corresponding financial information of certain publicly traded companies that Centerview selected, based on its experience and professional judgment (which are referred to as the “selected Anixter companies” in this summary of Centerview’s opinion). Although none of the selected Anixter companies is directly comparable to Anixter, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of Anixter. However, because none of the selected Anixter companies is exactly the same as Anixter, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of Anixter and the selected Anixter companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of January 8, 2020, Centerview calculated, for each selected Anixter company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the value of debt and certain liabilities less cash and cash equivalents), as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, adjusted to include stock-based compensation (based on average of Wall Street analyst estimates) and to exclude certain one-time charges (which is referred to in this summary of Centerview’s opinion as “adjusted EBITDA”), for calendar year 2020. Such multiple is referred to, with respect to the selected companies, as the “2020 EV/adjusted EBITDA Multiple.”

The 2020 EV/adjusted EBITDA Multiple for the selected Anixter companies is listed below:

Selected Anixter Companies	2020 EV/adjusted EBITDA Multiple
Rexel S.A.	7.3x
WESCO International, Inc.	8.1x	(1)
Resideo Technologies, Inc.	7.5x
Mean	7.6x
Median	7.5x
(1)	Based on information available as of the unaffected date October 29, 2019.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2020 EV/adjusted EBITDA Multiples of 7x to 8x. In selecting this range of 2020 EV/adjusted EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of Anixter and the selected Anixter companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Centerview applied this range of 2020 EV/adjusted EBITDA Multiples to Anixter’s estimated calendar year 2020 adjusted EBITDA as set forth in Anixter projections to derive a range of implied enterprise values for Anixter. Centerview subtracted from this range of implied enterprise values Anixter’s estimated net debt as of 2019 fiscal year end of approximately $1,000 million, to derive a range of implied equity values for Anixter. Centerview then divided these implied equity values by the number of fully diluted shares of Anixter common stock as set forth in the Anixter internal data to derive a range of implied values per share of Anixter common stock of $70.27 to $84.33, rounded to the nearest $0.01. Centerview compared this range to the implied per share value of the merger consideration proposed to be paid to the holders of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement, which equaled $100.16 per share (based on a $59.53 closing price per share of WESCO common stock as of January 8, 2020 and a $25,000 stated amount per whole share of WESCO Series A preferred stock).

Selected Precedent Transactions Analysis

Centerview reviewed and compared certain information relating to the following selected transactions that Centerview, based on its experience and professional judgment (which are referred to as the “selected transactions” in this summary of Centerview’s opinion), deemed relevant to consider in relation to Anixter and the merger.

However, because none of the selected transactions used in this analysis is identical or directly comparable to the merger, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business or financial characteristics of Anixter and each target company as well as the merger and the selected transactions that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis. Although none of the selected transactions is directly comparable to the merger, the companies included in the selected transactions listed below were selected, among other reasons, based on Centerview’s experience and professional judgment, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of Anixter. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Anixter and the companies included in the selected transactions analysis.

Using publicly available information obtained from SEC filings and other data sources as of January 8, 2020, Centerview calculated, for each selected transaction, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transactions, as a multiple of the target company’s adjusted EBITDA for the last 12-month period (which is referred to as “LTM”), for which financial information had been made public at the time of the announcement of such transactions. Such multiple is referred to, with respect to the selected transactions, as the “EV/LTM adjusted EBITDA Multiple.”

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	EV/LTM adjusted EBITDA Multiple
April 2018	Central Security Distributors, Atlas Gentech and Inner Range	Anixter	7.5x

July 2015	Power Solutions Segment of HD Supply Holdings, Inc.	Anixter	9.6x(1)

August 2014	TRI-ED Distribution Inc	Anixter	11.6x

October 2012	EECOL Electric Corporation	WESCO International, Inc.	9.9x

May 2012	Platt Electric Supply	Rexel S.A.	9.5x

October 2006	Communications Supply Holdings, Inc.	WESCO International, Inc.	9.6x

July 2006	GE Supply (a unit of General Electric Co)	Rexel S.A.	7.0x

Mean			9.2x
Median			9.6x
(1)	Includes $70 million in estimated NPV of future tax benefits as publicly disclosed.

Based on its analysis of the relevant metrics for each of the selected companies and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of EV/LTM adjusted EBITDA Multiples of 7.5x to 10.0x. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Anixter and the companies included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such companies or Anixter.

Centerview applied this reference range to Anixter’s estimated LTM adjusted EBITDA as of 2019 fiscal year end to derive a range of implied enterprise values for Anixter. Centerview subtracted from this range of implied enterprise values Anixter’s estimated net debt as of 2019 fiscal year end of approximately $1,000 million, to derive a range of implied equity values for Anixter. Centerview then divided these implied equity values by the number of fully-diluted shares of Anixter common stock as set forth in the Anixter internal data to derive a range of implied values per share of common stock of $67.30 to $99.11, rounded to the nearest $0.01. Centerview compared this range to the implied per share value of the merger consideration proposed to be paid to the holders of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement, which equaled $100.16 per share (based on a $59.53 closing price per share of WESCO common stock as of January 8, 2020 and a $25,000 stated amount per whole share of WESCO Series A preferred stock).

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of Anixter based on Anixter projections and the calculations of risk adjusted, after-tax unlevered free cash flows as described in the section entitled “The Merger—Certain Unaudited Prospective Financial Information,” beginning on page [  ]. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated an implied per share equity range for the shares of Anixter common stock by discounting to present value as of January 8, 2020 using discount rates ranging from 9.25% to 11.25% (reflecting Centerview’s analysis of Anixter’s weighted average cost of capital which was calculated using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for comparable companies) and the mid-year convention, the forecasted unlevered free cash flows of Anixter based on Anixter projections during the period beginning the first quarter of 2020, and ending in December 2024. The implied terminal value of Anixter at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.5% to 2.5% (which perpetuity growth rates were based on considerations that Centerview deemed relevant in its professional judgment and experience).

Based on its analysis, Centerview calculated a range of implied enterprise values of Anixter. Centerview subtracted from this range of implied enterprise values Anixter’s estimated net debt as of 2019 fiscal year end of approximately $1,000 million, to derive a range of implied equity values for Anixter. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of Anixter common stock as set forth in the Anixter internal data to derive a range of implied values of Anixter common stock of $80.75 to $125.00 per share, rounded to the nearest $0.25. Centerview compared this range to the implied per share value of the merger consideration proposed to be paid to the holders of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) pursuant to the merger agreement, which equaled $100.16 per share (based on a $59.53 closing price per share of WESCO common stock as of January 8, 2020 and a $25,000 stated amount per whole share of WESCO Series A preferred stock).

WESCO Financial Analysis

Selected Public Company Analysis

Centerview reviewed certain financial information of WESCO and compared it to corresponding financial information of certain publicly traded companies that Centerview selected, based on its experience and professional judgment (which are referred to as the “selected WESCO companies” in this summary of Centerview’s opinion). Although none of the selected WESCO companies is directly comparable to WESCO, the companies listed below were chosen by Centerview because, among other reasons, they are publicly traded companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of WESCO. However, because none of the selected WESCO companies is exactly the same as WESCO, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of WESCO and the selected WESCO companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings and other data sources as of January 8, 2020, Centerview calculated, for each selected WESCO company, such company’s enterprise value (calculated as the equity value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the value of debt and certain liabilities less cash and cash equivalents), as a multiple of Wall Street research analyst consensus estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, adjusted to include stock-based compensation (based on average of Wall Street analyst estimates) and to exclude certain one-time charges (which is referred to in this summary of Centerview’s opinion as “adjusted EBITDA”), for calendar year 2020. Such multiple is referred to, with respect to the selected WESCO companies, as the “2020 EV/adjusted EBITDA Multiple.”

The 2020 EV/adjusted EBITDA Multiple for the selected WESCO companies is listed below:

Selected WESCO Companies	2020 EV/adjusted EBITDA Multiple
Rexel S.A.	7.3x
Anixter International Inc.	8.1x	(1)
Resideo Technologies, Inc.	7.5x
Mean	7.6x
Median	7.5x
(1)	Based on information available as of the unaffected date October 29, 2019.

Based on its analysis and other considerations that Centerview deemed relevant in its professional judgment and experience, Centerview selected a reference range of 2020 EV/adjusted EBITDA Multiples of 7x to 8x. In selecting this range of 2020 EV/adjusted EBITDA Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics of WESCO and the selected WESCO companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Centerview applied this range of 2020 EV/adjusted EBITDA Multiples to WESCO’s estimated calendar year 2020 adjusted EBITDA as set forth in Anixter projections to derive a range of implied enterprise values for WESCO. Centerview subtracted from this range of implied enterprise values WESCO’s estimated net debt as of 2019 fiscal year end of approximately $1,135 million, to derive a range of implied equity values for WESCO. Centerview then divided these implied equity values by the number of fully diluted shares of WESCO common stock as set forth in the WESCO internal data to derive a range of implied values per share of WESCO common stock of $42.52 to $52.26, rounded to the nearest $0.01. Centerview compared this range to the closing price per share of WESCO common stock on January 8, 2020 of $59.53.

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis of WESCO based on Anixter projections and the calculations of risk adjusted, after-tax unlevered free cash flows as described in the section entitled “The Merger—Certain Unaudited Prospective Financial Information,” beginning on page [  ]. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing this analysis, Centerview calculated an implied per share equity range for the shares of WESCO common stock by discounting to present value as of January 8, 2020 using discount rates ranging from 9.25% to 11.25% (reflecting Centerview’s analysis of WESCO’s weighted average cost of capital which was calculated using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for comparable companies) and the mid-year convention, the forecasted unlevered free cash flows of WESCO based on Anixter projections during the period beginning the first quarter of 2020, and ending in December 2024. The implied terminal value of Anixter at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.5% to 2.5% (which perpetuity growth rates were based on considerations that Centerview deemed relevant in its professional judgment and experience).

Based on its analysis, Centerview calculated a range of implied enterprise values of WESCO. Centerview subtracted from this range of implied enterprise values WESCO’s estimated net debt as of 2019 fiscal year end of approximately $1,135 million, to derive a range of implied equity values for WESCO. Centerview then divided this range of implied equity values by the number of fully-diluted outstanding shares of WESCO common stock as set forth in the WESCO internal data to derive a range of implied values of WESCO common stock of $47.50 to $76.25 per share, rounded to the nearest $0.25. Centerview compared this range to the closing price per share of WESCO common stock on January 8, 2020 of $59.53.

Other Factors

Centerview noted for the Anixter Board certain additional factors solely for informational purposes, including, among other things, the following:

•	historical closing trading prices of the shares of Anixter common stock during the 52-week period ending on October 29, 2019, which reflected low and high stock closing prices for Anixter common stock during such period of $50.44 to $71.40 per share;
•	historical closing trading prices of the shares of WESCO common stock during the 52-week period ending on October 29, 2019, which reflected low and high stock closing prices for WESCO common stock during such period of $42.59 to $57.53 per share;
•	stock price targets for the shares of Anixter common stock in publicly available Wall Street research analyst reports, as of or prior to October 29, 2019, which indicated low and high stock price targets for Anixter common stock ranging from $73.00 to $103.00 per share;
•	stock price targets for the shares of WESCO common stock in publicly available Wall Street research analyst reports, as of or prior to October 29, 2019, which indicated low and high stock price targets for WESCO common stock ranging from $45.00 to $88.00 per share; and
•	Centerview performed sensitivity analyses to assess the impact on the implied net present value of 1/1000th of a share of WESCO Series A preferred stock of various changes in assumptions relating to the following: (i) the initial per annum dividend rate of the WESCO Series A preferred stock, assuming a range of reference yields to maturity of 5.5% to 7.5%, plus a spread of 3.25% per annum, (ii) the maturity of the WESCO Series A preferred stock, assuming two different scenarios (perpetual maturity and 5-year maturity) and (iii) the illustrative required spread per annum (above the reference yield to maturity), based on a range of spreads above each reference yield to maturity of 2.25% to 4.25%. Such sensitivity analysis reflected a range of implied net present values of 1/1000th of a share of WESCO Series A preferred stock of $22.44 to $27.56, each rounded to the nearest $0.01.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Anixter Board in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Anixter Board or Anixter’s management with respect to the merger consideration or as to whether the Anixter Board would have been willing to determine that a different consideration was fair. For a background of the negotiations related to the merger, please see the section entitled “The Merger—Background of the Merger,” beginning on page [  ]. The consideration for the merger was determined through arm’s-length negotiations between Anixter and WESCO and was approved by the Anixter Board. Centerview provided advice to Anixter during these negotiations. Centerview did not, however recommend any specific amount of consideration to Anixter or the Anixter Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s current engagement (including in respect of Anixter’s proposed acquisition by affiliates of CD&R (since terminated) for which Centerview received compensation from Anixter), Centerview has not been engaged to provide financial advisory or other services to Anixter and Centerview has not received compensation from Anixter during such period. In the two years prior to the date of its written opinion, Centerview has not been engaged to provide financial advisory or other services to WESCO or Merger Sub, and Centerview has not received compensation from WESCO or Merger Sub during such period. Centerview may provide financial advisory and other services to or with respect to Anixter or WESCO or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Anixter, WESCO or any of their respective affiliates, or any other party that may be involved in the transactions contemplated by the merger agreement.

The Anixter Board selected Centerview as lead financial advisor in connection with the merger based on Centerview’s experience and expertise. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with Centerview’s services as the financial advisor to the Anixter Board, Anixter has agreed to pay Centerview an aggregate fee of approximately $23 million, $5 million of which was payable in connection with the rendering of Centerview’s opinions and $18 million of which is payable contingent upon consummation of the merger. In addition, Anixter has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Wells Fargo Securities, LLC

Pursuant to an engagement letter dated October 8, 2019, Anixter retained Wells Fargo Securities as financial advisor to Anixter in connection with a review of a potential transaction.

On January 10, 2020, Wells Fargo Securities rendered its oral opinion to the Anixter Board, which was subsequently confirmed in writing by delivery of Wells Fargo Securities’ written opinion dated the same date, that, as of January 10, 2020, the merger consideration to be paid to holders of Anixter common stock in the proposed merger was fair, from a financial point of view, to the holders of Anixter common stock.

Wells Fargo Securities’ opinion was for the information and use of the Anixter Board (in its capacity as such) in connection with its evaluation of the proposed merger. Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Anixter common stock, of the merger consideration to be paid to holders of Anixter common stock in the proposed merger and did not address any other aspect or implication of the proposed merger. The summary of Wells Fargo Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the review undertaken by Wells Fargo Securities in connection with the preparation of its opinion. However, neither Wells Fargo Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Anixter Board or any holder of Anixter common stock as to how such holder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Wells Fargo Securities, among other things:

•	reviewed the merger agreement;
•	reviewed certain publicly available business and financial information relating to Anixter and WESCO and the industries in which they operate;
•	compared the financial and operating performance of Anixter and WESCO with publicly available information concerning certain other companies Wells Fargo Securities deemed relevant, and compared current and historic market prices of Anixter common stock and WESCO common stock with similar data for such other companies;
•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain other business combinations that Wells Fargo Securities deemed relevant;
•	reviewed the current and historic market prices of the preferred stock of certain other companies Wells Fargo Securities deemed relevant;

•	reviewed certain internal financial analyses and forecasts for Anixter (referred to in this summary of Wells Fargo Securities’ opinion as the “Anixter projections”) and for WESCO (referred to in this summary of Wells Fargo Securities’ opinion as the “WESCO projections”) prepared by the managements of Anixter and WESCO;
•	discussed with the management of Anixter and WESCO certain aspects of the proposed merger, the business, financial condition and prospects of Anixter, the effect of the proposed merger on the business, financial condition and prospects of Anixter, and certain other matters that Wells Fargo Securities deemed relevant; and
•	considered such other financial analyses and investigations and such other information that Wells Fargo Securities deemed relevant.

In giving its opinion, Wells Fargo Securities assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Wells Fargo Securities by Anixter or WESCO or otherwise reviewed by Wells Fargo Securities. Wells Fargo Securities did not independently verify any such information, and pursuant to the terms of Wells Fargo Securities’ engagement by Anixter, Wells Fargo Securities did not assume any obligation to undertake any such independent verification. In relying on Anixter projections and WESCO projections, Wells Fargo Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of Anixter and WESCO. Wells Fargo Securities expressed no view or opinion with respect to Anixter projections or the WESCO projections or the assumptions upon which they are based. Wells Fargo Securities assumed that any representations and warranties made by Anixter and WESCO in the merger agreement or in other agreements relating to the proposed merger will be true and accurate in all respects that are material to its analysis and that Anixter will have no exposure for indemnification pursuant to the merger agreement or such other agreements that would be material to its analysis.

Anixter and WESCO do not publicly disclose internal management projections of the type provided to Wells Fargo Securities in connection with Wells Fargo Securities’ analysis of the proposed merger, and the Anixter projections and the WESCO projections were not prepared with a view toward public disclosure. The Anixter projections and WESCO projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the Anixter projections or the WESCO projections. For more information regarding the use of the Anixter projections or the WESCO projections, please refer to the section entitled “The Merger—Certain Unaudited Prospective Financial Information,” beginning on page [  ].

Wells Fargo Securities also assumed that the proposed merger will have the tax consequences described in discussions with, and materials provided to Wells Fargo Securities by, Anixter and its representatives. Wells Fargo Securities also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the proposed merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Anixter or WESCO. Wells Fargo Securities also assumed that the proposed merger will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the merger agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to its analyses or this opinion. In addition, Wells Fargo Securities did not make any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of Anixter or WESCO, nor was Wells Fargo Securities furnished with any such evaluations or appraisals. Wells Fargo Securities did not evaluate the solvency of Anixter or WESCO under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Wells Fargo Securities’ opinion only addressed the fairness, from a financial point of view, to the holders of Anixter common stock of the merger consideration to be paid to the holders of Anixter common stock in the proposed merger and Wells Fargo Securities expressed no opinion as to the fairness of any consideration paid in connection with the proposed merger to the holders of any other class of securities, creditors or other constituencies of merger. Furthermore, Wells Fargo Securities expressed no opinion as to any other aspect or implication (financial or otherwise) of the proposed merger, or any other agreement, arrangement or understanding entered into in connection with the proposed merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the proposed merger, or class of such persons, relative to the merger consideration or otherwise. Furthermore, Wells Fargo Securities did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and has relied upon the assessments of Anixter and its advisors with respect to such advice.

Wells Fargo Securities’ opinion was necessarily based upon information made available to Wells Fargo Securities as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Wells Fargo Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Wells Fargo Securities’ opinion did not address the relative merits of the proposed merger as compared to any alternative transactions or strategies that might have been available to Anixter, nor did it address the underlying business decision of the Anixter Board or Anixter to proceed with or effect the proposed merger. Wells Fargo Securities did not express any opinion as to the price at which Anixter common stock, Wesco common stock or WESCO preferred stock may be traded at any time.

Financial Analyses

In preparing its opinion to the Anixter Board, Wells Fargo Securities performed a variety of analyses, including those described below. The summary of Wells Fargo Securities’ analyses is not a complete description of the analyses underlying Wells Fargo Securities’ opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Wells Fargo Securities’ opinion nor its underlying analyses is readily susceptible to summary description. Wells Fargo Securities arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Wells Fargo Securities believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

In performing its analyses, Wells Fargo Securities considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. None of the selected companies used in Wells Fargo Securities’ analyses is identical to Anixter or WESCO and none of the selected transactions reviewed was identical to the proposed merger. Evaluation of the results of those analyses is not entirely mathematical. The financial analyses performed by Wells Fargo Securities were performed for analytical purposes only and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Anixter or WESCO.

While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Wells Fargo Securities did not make separate or quantifiable judgments regarding individual analyses. Much of the information used in, and accordingly the results of, Wells Fargo Securities’ analyses are inherently subject to substantial uncertainty.

Wells Fargo Securities’ opinion was only one of many factors considered by the Anixter Board in evaluating the proposed merger. Neither Wells Fargo Securities’ opinion nor its analyses were determinative of the merger consideration or of the views of the Anixter Board or management with respect to the proposed merger or the merger consideration. The type and amount of consideration payable in the proposed merger were determined through negotiations between Anixter and WESCO, and the decision to enter into the merger agreement was solely that of the Anixter Board.

The following is a summary of the material financial analyses performed by Wells Fargo Securities in connection with the preparation of its opinion rendered to, and reviewed with, the Anixter Board on January 10, 2020. The order of the analyses summarized below does not represent relative importance or weight given to those analyses by Wells Fargo Securities. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions made, procedures followed, matters considered and limitations and qualifications affecting, each analysis, could create an incomplete view of Wells Fargo Securities’ analyses.

The estimates of the future financial performance of the companies in the “Selected Public Companies Analysis” and the “Selected Precedent Transactions Analysis” listed below were based on public filings, including SEC and state regulatory filings, and research estimates for those companies and the estimates of the future financial performance of Anixter and WESCO relied upon for the financial analyses described below were based on the Anixter projections and the WESCO projections.

Selected Public Companies Analysis

Wells Fargo Securities reviewed certain data for selected companies with publicly traded equity securities that Wells Fargo Securities deemed relevant. None of the selected companies used in Wells Fargo Securities’ analyses is identical to Anixter or WESCO. The selected companies were selected by Wells Fargo Securities because they are comparably-sized and were deemed by Wells Fargo Securities to be similar to Anixter or WESCO in one or more respects, including, among other things, services offered, customers, end-markets and financial performance.

The financial data reviewed included enterprise value (calculated as the equity value of that company’s common stock on a diluted basis, plus any debt, minority interests and preferred equity, less cash and cash equivalents) as a multiple of estimated EBITDA (earnings before interest, taxes, depreciation and amortization, excluding add-backs for stock-based compensation) for the calendar year ending December 31, 2020, or “CY2020E EBITDA”.

The selected companies are summarized below:

Selected Companies	2020 EV/adjusted EBITDA Multiple
Anixter International Inc.	9.3x
Resideo Technologies, Inc.	7.5x
Rexel S.A.	7.3x
WESCO International, Inc.	9.0x

Taking into account the results of the selected companies analysis, Wells Fargo Securities applied multiple ranges of 7.3x to 9.3x to Anixter’s and WESCO’s estimated EBITDA for the fiscal year ending December 31, 2020, or “FY2020E EBITDA”. The selected companies analysis indicated the following implied price per share reference ranges for Anixter common stock and WESCO common stock:

	Implied Price per Share
	Low	High
Anixter FY2020E EBITDA	$74.81	$103.05
WESCO FY2020E EBITDA	$43.12	$62.66

The implied price per share reference ranges for Anixter common stock were then compared to the closing share price of $96.41 per share of Anixter common stock on January 8, 2020. The implied price per share reference ranges for WESCO common stock were then compared to the closing share price of $59.53 per share of WESCO common stock on January 8, 2020.

Selected Precedent Transactions Analysis

Wells Fargo Securities reviewed, among other things, financial data relating to the selected transactions that Wells Fargo Securities considered generally relevant as recent transactions involving target companies in the electrical distribution industry.

The selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	EV/LTM adjusted EBITDA Multiple
April 2018	Central Security Distributors, Atlas Gentech and Inner Range	Anixter	7.5x

July 2015	Power Solutions Segment of HD Supply Holdings, Inc.	Anixter	9.6x1

August 2014	TRI-ED Distribution Inc	Anixter	11.6x

October 2012	EECOL Electric Corporation	WESCO	9.9x

May 2012	Platt Electric Supply	Rexel S.A.	9.5x
(1)	Includes $70 million in estimated NPV of future tax benefits as publicly disclosed.

None of the selected transactions reviewed was identical to the proposed merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of Wells Fargo Securities’ analysis, may be considered similar to the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed merger.

Wells Fargo Securities calculated, for each of the selected transactions, the ratio of the target company’s enterprise value to such target company’s EBITDA for the twelve-month period prior to announcement of the applicable transaction (referred to as “LTM EBITDA”).

Taking into account the results of the selected transactions analysis, Wells Fargo Securities applied multiple ranges of 8.0x to 10.5x to Anixter’s LTM EBITDA as of September 30, 2019. The selected transactions analysis indicated the following implied price per share reference ranges for Anixter common stock:

	Implied Price per Share
	Low	High
LTM 9/30/19 EBITDA	$72.56	$104.02

The implied price per share reference ranges were then compared to the current share price of $96.41 per share of Anixter common stock as of close of business on January 8, 2020.

Discounted Cash Flow Analysis

Wells Fargo Securities performed a discounted cash flow analysis for Anixter and WESCO by calculating the estimated net present value (as of September 30, 2019) of the projected unlevered free cash flows of Anixter and WESCO, for the three months ending December 31, 2019 through the year ending December 31, 2024, based on the Anixter projections and WESCO projections, respectively. Unlevered free cash flows were calculated as EBITDA less cash taxes, capital expenditures and increases in net working capital.

Wells Fargo Securities applied perpetuity growth rates ranging from 1.50% to 2.50% and discount rates ranging from 9.50% to 11.50%, both of which were chosen by Wells Fargo Securities’ based on its experience and professional judgment taking into account an analysis of Anixter’s and WESCO’s weighted average cost of capital, which was calculated based on considerations that Wells Fargo Securities deemed relevant in its professional judgement and experience. The discounted cash flow analysis indicated the following implied price per share reference range for Anixter common stock and WESCO:

	Implied Price per Share
	Low	High
Anixter Discounted Cash Flow Analysis	$79.44	$118.57
WESCO Discounted Cash Flow Analysis	$52.55	$79.43

The implied price per share reference ranges for Anixter common stock were then compared to the closing share price of $96.41 per share of Anixter common stock on January 8, 2020. The implied price per share reference ranges for WESCO common stock were then compared to the closing share price of $59.53 per share of WESCO common stock on January 8, 2020.

Preferred Comparables Analysis

Wells Fargo Securities reviewed the current and historic market prices of the preferred stock of certain other companies Wells Fargo Securities deemed relevant. None of the selected preferred stock used in Wells Fargo Securities’ analyses is identical to the WESCO Series A preferred stock. The selected preferred stock were selected by Wells Fargo Securities because their current credit profiles are similar to the expected credit profile of the WESCO Series A preferred stock.

The selected preferred stock are summarized below:

Issue Date	Issuer
BBB+
1/20/2016	Public Storage
5/17/2016	Public Storage
7/20/2016	Public Storage
10/14/2016	Public Storage
6/2/2017	Public Storage
8/9/2017	Public Storage
3/11/2019	Public Storage
9/12/2019	Public Storage
11/15/2019	Public Storage
12/20/19	Public Storage

BBB
9/29/2017	Federal Realty Investment Trust
6/18/2018	RenaissanceRe Holdings Ltd.
3/27/2013	Boston Properties, Inc.
5/17/2018	Oaktree Capital Group LLC
8/9/2018	Oaktree Capital Group LLC

BBB-
6/8/2016	Ares Management Corp
9/19/2019	Athene Holding Ltd.
BB+
8/24/2015	Digital Realty Trust, Inc.
8/7/2017	Digital Realty Trust, Inc.
12/13/2017	Vornado Realty Trust

BB
11/21/2019	American Equity Investment Life Holding Company
9/19/2018	American Homes 4 Rent
11/30/2017	EPR Properties
5/24/2016	American Homes 4 Rent
6/29/2016	American Homes 4 Rent
4/24/2017	American Homes 4 Rent
7/17/2017	American Homes 4 Rent
6/5/2017	SITE Centers Corp.
BB-
7/15/2016	Stifel Financial Corp.
7/1/2019	Synovus Financial Corp.

B-
11/4/1999	iStar Inc.
12/16/2003	iStar Inc.
3/1/2004	iStar Inc.

Issue Date	Issuer
No Rating
5/18/2015	Customers Bancorp, Inc.
6/28/2017	Compass Diversified Holdings
11/20/2019	Compass Diversified Holdings
9/22/2017	Colony Capital, Inc.
6/5/2017	Colony Capital, Inc.
1/27/2015	CorEnergy Infrastructure Trust Inc.
8/6/2013	Costamare Inc.
1/21/2014	Costamare Inc.
5/13/2015	Costamare Inc.
1/30/2018	Costamare Inc.

Taking into account the results of the preferred comparables analysis, Wells Fargo Securities calculated the value of each depositary share representing an interest in the WESCO Series A preferred stock over the initial 5 year period prior to the initial coupon reset and applied subordinated premium ranges of 200 basis points to 400 basis points to the stated value of the WESCO Series A preferred stock. The preferred comparables analysis indicated the following implied value per depositary share representing an interest in the WESCO Series A preferred stock reference ranges for the depositary shares:

	Implied Value per Preferred Share
	Low	High
Depositary Share Valuation	$24.25	$26.25

The implied value per depositary share representing an interest in the WESCO Series A preferred stock reference ranges were then compared to the stated value of $25.00 per depositary share (or $25,000 per share of WESCO Series A preferred stock) and the implied offer value of $25.50 per depositary share.

Relative Valuation Analysis

Based on the implied valuations for each of Anixter and WESCO calculated as described above in the Selected Public Companies Analysis, the Discounted Cash Flow Analysis, and the Preferred Comparables Analysis and the amount of the cash consideration, Wells Fargo calculated a range of implied valuations for the merger consideration. The relative valuation analysis indicated the following implied value per share reference ranges for the merger consideration:

	Implied Valuation of Merger Consideration
	Low	High
Selected Public Companies Analysis	$95.89	$101.65
Discounted Cash Flow Analysis	$98.07	$105.54

The implied value per share reference ranges for the merger consideration were then compared to the implied price per share reference ranges for Anixter common stock from the Selected Public Companies Analysis described above and the implied price per share reference range for Anixter common stock calculated in the Discounted Cash Flow Analysis as described above.

Other Matters

Wells Fargo Securities is a trade name of Wells Fargo Securities, LLC, an investment banking subsidiary and affiliate of Wells Fargo & Company. Anixter retained Wells Fargo Securities as financial advisor in connection with the proposed merger based on Wells Fargo Securities’ experience and reputation. Wells Fargo Securities is regularly engaged to provide investment banking and financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Anixter has agreed to pay Wells Fargo Securities an aggregate fee currently estimated to be approximately $9.0, $1.2 million of which became payable to Wells Fargo Securities on October 30, 2019, and the remainder of which is contingent and payable upon the consummation of the proposed merger. In addition, Anixter has agreed to reimburse Wells Fargo Securities for certain expenses and to indemnify Wells Fargo Securities and certain related parties against certain liabilities and other items that may arise out of or relate to Wells Fargo Securities’ engagement. The issuance of Wells Fargo Securities’ opinion was approved by an authorized committee of Wells Fargo Securities.

Wells Fargo Securities and its affiliates provide a wide range of investment and commercial banking advice and services, including financial advisory services, securities underwritings and placements, securities sales and trading, brokerage advice and services, and commercial loans. During the two years preceding the date of Wells Fargo Securities’ written opinion, Wells Fargo Securities and its affiliates have had investment or commercial banking relationships with Anixter, for which Wells Fargo Securities and such affiliates received customary fees. Such relationships have included acting as joint bookrunner on an offering of debt securities by Anixter in October 2018, for which Wells Fargo Securities received aggregate fees of approximately $1.4 million. Wells Fargo Securities or its affiliates are also an agent and a lender to one or more of the credit facilities of Anixter, WESCO and certain of its affiliates. Wells Fargo Securities and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Anixter common stock and WESCO common stock. In the ordinary course of business, Wells Fargo Securities and its affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of Anixter, WESCO and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments. Wells Fargo Securities and its affiliates have adopted policies and procedures designed to preserve the independence of their research and credit analysts whose views may differ from those of the members of the team of investment banking professionals involved in preparing Wells Fargo Securities’ opinion.

Interests of Directors and Executive Officers in the Merger

Members of the Anixter Board and Anixter’s executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Anixter stockholders generally. You should keep this in mind when considering the recommendation of the Anixter Board for the adoption of the merger agreement. The members of the Anixter Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Anixter stockholders adopt the merger agreement. These interests are described below and in the section entitled, “The Merger Agreement—Treatment of Anixter Equity Awards,” beginning on page [  ].

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table entitled “—Golden Parachute Payments” below, were used:

•	the relevant price per share of Anixter common stock is $99.07 (the “assumed merger consideration value”), which, although different from the implied value of the per share merger consideration of $100.00 described in other parts of this proxy statement/prospectus, reflects the requirement pursuant to Instruction 1 of Item 402(t) of Regulation S-K where the consideration provided to stockholders generally is not a fixed dollar amount to assume a value that is the average closing market price per share of Anixter common stock as quoted on the NYSE over the first five business days following the first public announcement of the transaction on January 13, 2020;
•	the effective time is February 5, 2020, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “assumed effective time”);
•	the employment of each executive officer of Anixter is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plan(s) and/or agreement(s)), in each case, immediately following the assumed effective time; and
•	the service of each non-employee director of Anixter is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

Anixter Options

The merger agreement provides that, prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each then-outstanding Anixter option will be fully vested (to the extent not yet vested) and canceled; and
•	each holder of any such canceled Anixter option will be entitled to receive, in consideration of and full settlement for the cancelation of such Anixter option, a cash payment of an amount equal to the product of (i) the total number of shares of Anixter common stock subject to such canceled Anixter option, and (ii) the excess, if any, of (A) the merger consideration value over (B) the exercise price per share of Anixter common stock subject to such canceled Anixter option, without interest.

However, if any such Anixter option has an exercise price per share of Anixter common stock subject to such Anixter option that is greater than or equal to the merger consideration value, such Anixter option will be canceled in exchange for no consideration. From and after the effective time of the merger, no Anixter option will be exercisable, and each Anixter option will only entitle its holder to cash payments, if any, in accordance with this paragraph.

All Anixter options held by Anixter’s directors and executive officers were fully vested and exercisable prior to the execution of the merger agreement, and no further Anixter options are expected to be granted prior to the closing of the merger.

Restricted Stock Units

The merger agreement provides that, prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each then-outstanding restricted stock unit (other than restricted stock units granted after the signing of the merger agreement) will be fully vested (to the extent not yet vested, and, in the case of any such restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units, as described below) and canceled; and
•	each holder of any such canceled restricted stock unit will be entitled to receive, in consideration of and in full settlement for the cancelation of such restricted stock unit, a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Anixter common stock subject to such canceled restricted stock unit and (B) the merger consideration value, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock unit, including all accrued but unpaid interest thereon.

For Anixter’s executive officers, the number of restricted stock units subject to performance-based vesting criteria that will vest in connection with the merger will be based on (i) actual performance in respect of any performance periods that have ended prior to the effective time of the merger and (ii) target levels of performance for any performance period that is not completed as of the effective time. Anixter’s non-employee directors do not hold any restricted stock units subject to performance-based vesting criteria.

From and after the effective time, each restricted stock unit award granted before the signing of the merger agreement will entitle its holder only to cash payments in accordance with the second bullet under this heading.

Each restricted stock unit award granted between the signing of the merger agreement and the effective time and that remains outstanding at the effective time will, at the effective time, be converted into a cash-settled WESCO award using a conversion formula that preserves the economic value of the award as of immediately before the conversion (i.e., the converted award will generally have a value equal to the value of the shares of Anixter common stock subject to such restricted stock unit award immediately prior to the effective time). The converted award will otherwise have the same terms and conditions that applied to the restricted stock unit award immediately prior to the effective time. The terms of each such converted award held by an executive officer are expected to include a “double-trigger” provision providing for accelerated vesting of the tranche of the converted award scheduled to vest on the next vesting date after the date of termination upon a termination of employment without cause or for good reason on or after the effective time of the merger.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each non-employee director would receive in respect of outstanding equity awards held by such director as of the assumed effective time in accordance with the treatment of outstanding equity awards described above. All share numbers have been rounded to the nearest whole number. Even though all restricted stock units held by Anixter’s non-employee directors are fully vested upon issuance, the value of such awards has been included below since those awards would convert into shares of Anixter common stock at a pre-determined time elected by the director in the absence of the merger, but will now be settled contemporaneously therewith. No value has been included with respect to Anixter options held by Anixter’s directors which have vested in full prior to the assumed effective time. In addition, no amounts attributable to the restricted stock units that may be granted to Anixter’s directors during the period between the signing of the merger agreement and the actual effective time have been included since these awards, and the amounts related thereto, are not yet individually determinable.

Non-Employee Director Equity Award Summary Table

Non-Employee Directors	Restricted Stock Units (#)(1)	Value of Restricted Stock Units ($)
Lord James Blyth	72,259	7,158,699
Frederic F. Brace	29,031	2,876,101
Linda Walker Bynoe	42,110	4,171,838
Robert J. Eck	41,473	4,108,730
F. Philip Handy	40,441	4,006,490
Melvyn N. Klein	41,349	4,096,445
Jamie Moffitt	3,533	350,014
George Muñoz	26,016	2,577,405
Scott R. Peppet	15,158	1,501,703
Valerie L. Sheppard	12,508	1,239,168
William S. Simon	2,481	245,793
Charles M. Swoboda	2,962	293,445
Samuel Zell	95,374	9,448,702
(1)	The amount reported represents the number of restricted stock units held by the non-employee director multiplied by the assumed merger consideration value, with no accrued but unpaid dividends

Executive Officers

The following table sets forth the cash proceeds that each of Anixter’s executive officers would receive in respect of restricted stock units as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. All unit numbers have been rounded to the nearest whole number. No value has been included with respect to Anixter options held by Anixter’s executive officers which vested in full prior to the assumed effective time. In addition, no amounts attributable to the restricted stock units that may be granted to Anixter’s executive officers during the period between the signing of the merger agreement and the actual effective time have been included since these awards, and the amounts related thereto, are not yet individually determinable.

Executive Officer Equity Award Summary Table

Executive Officers	Restricted Stock Unit Awards (#)(1)	Value of Restricted Stock Unit Awards ($)(1)	Performance Restricted Stock Unit Awards (#)(1)	Value of Performance Restricted Stock Unit Awards ($)(1)	Estimated Total Cash Consideration ($)
William A. Galvin	54,885	$5,437,457	46,842	$4,640,637	$10,078,094
Theodore A. Dosch	42,295	$4,190,166	17,294	$1,713,317	$5,903,482
Robert M. Graham	18,582	$1,840,919	8,648	$856,757	$2,697,676
Justin C. Choi	17,393	$1,723,124	6,583	$652,178	$2,375,302
William C. Geary II	16,059	$1,590,966	7,297	$722,914	$2,313,880
Scott Ramsbottom	9,569	$948,001	4,183	$414,410	$1,362,411
Rodney A. Smith	7,695	$762,343	3,173	$314,350	$1,076,693
Orlando McGee	5,905	$585,009	3,427	$339,513	$924,522
Steven M. Dean	3,765	$372,999	—	—	$372,999
(1)	The amount reported represents the number of restricted stock units (in the case of any restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units), multiplied by the assumed merger consideration value, with no accrued but unpaid dividends. The number of restricted stock units subject to performance-based vesting criteria that will vest in connection with the merger will (i) be based on actual performance in respect of any performance periods that have ended prior to the effective time of the merger and (ii) be based on target levels of performance for any performance period that is not completed as of the effective time. Amounts included in this table are estimated assuming the target level of performance for all restricted stock units subject to performance-based vesting criteria. A performance period for the restricted stock units subject to performance-based vesting criteria ended on January 3, 2020, but performance for such period has not been finally determined. It is therefore possible, as with other amounts that are estimates and not determinable with certainty as of the date of this filing, that the number of performance vesting restricted stock units that actually vest (or with respect to other estimates, amounts payable) will be higher or lower than the amounts set forth in the table above depending on actual performance.

Change in Control Severance Agreements

Anixter is party to a Change in Control Severance Agreement (the “Severance Agreements”) with each of its executive officers.

The Severance Agreements are so-called “double trigger” agreements, and benefits are available only upon a qualifying termination following a “change in control” (as defined in the Severance Agreements), which would include the consummation of the merger. Accordingly, each Severance Agreement provides that, subject to Anixter receiving a general release of claims from the executive, in the event the executive’s employment is terminated by Anixter without “Cause”; by the executive for “Good Reason”; due to the executive’s death; or due to the executive’s “Disability”, in each case within 18 months following a change in control, the executive will be entitled to the following: (1) a lump-sum cash payment equal to a multiple (2.0 times for Messrs. Galvin, Dosch and Choi and 1.5 times for the other executive officers) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the executive’s termination date (or the date of the change in control, if greater), and (b) the executive’s target annual bonus for the year in which the executive was terminated (or the year in which the change in control occurred, if greater); (2) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination; (3) continued health coverage for a period of 24 months (for Messrs. Galvin, Dosch and Choi) and 18 months (for other executive officers), at the same premium cost as in effect immediately prior to the executive’s termination date; and (4) a lump sum cash payment of up to $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services.

To the extent that payments made or benefits provided by Anixter to an executive (“Potential Parachute Payments”), whether pursuant to the terms of the executive’s Severance Agreement or otherwise, would trigger an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), such executive’s Potential Parachute Payments will be reduced to the amount that can be paid without triggering the excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced Potential Parachute Payments. Any such reduction will be applied first to the executive’s cash severance payments, and any further necessary reductions will be made to other Potential Parachute Payments on a pro rata basis.

In addition, the Severance Agreements provides that the executives will be entitled to the severance amounts listed above in items (1) through (4) if the executive’s employment is terminated by Anixter without Cause at the direction or request of any person or group contemplating a change in control, and a change in control in fact occurs within 12 months of the direction or request to terminate.

Each Severance Agreement contains a restrictive covenant that prohibits the executive from competing with Anixter and soliciting Anixter’s employees for 24 months (for Messrs. Galvin, Dosch and Choi) or 18 months (for the other executive officers) following termination of employment. An amount of severance equal to the salary and target bonus payable for the applicable duration of the restrictive covenant serves as part of the consideration for the restrictive covenant.

For purposes of the Severance Agreements:

“Cause” means (i) the executive’s willful and continued failure to substantially perform the executive’s employment duties in any material respect (other than such failure resulting from physical or mental incapacity), subject to notice and cure; (ii) the Compensation Committee’s determination, in good faith, that the executive has engaged, during the performance of the executive’s duties, in significant objective acts or omissions constituting willful misconduct or gross negligence relating to the business of Anixter that are demonstrably and materially injurious to Anixter; or (iii) a plea of guilty or nolo contendere by the executive, or conviction of the executive, for a felony under federal or state law.

“Disability” means the inability of the executive to perform the essential functions of the executive’s position, as required, with or without reasonable accommodation, due to a physical or mental incapacity or disability lasting for a continuous period of 120 days or any 180 days within any 12-month period.

“Good Reason” means the occurrence of any of the following events: (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary; (iii) a material reduction in the target bonus opportunities, long-term incentive opportunities and employee benefits, taken in the aggregate; (iv) any requirement of Anixter that the executive be based more than 50 miles from the facility where the executive is based immediately before the change in control; or (v) the failure of Anixter to obtain an assumption agreement for the Severance Agreement, in each case subject to notice and cure, and prompt termination following such event.

For an estimate of the amounts that may be payable to each of Anixter’s named executive officers under the Severance Agreements in connection with the merger, see “—Golden Parachute Compensation” below. Based on the assumptions described above under “—Certain Assumptions” the estimated aggregate cash severance that may be payable under the Severance Agreements in connection with the merger to Anixter’s four executive officers who are not named executive officers is $4,755,000.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Anixter’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of Anixter stockholders, as set forth in proposal 2 to this proxy statement/prospectus. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page [  ].

The amounts set forth below are estimates of amounts that would be payable to the named executive officers using the assumptions above described under “—Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. In addition, no amounts attributable to the restricted stock units that may be granted to Anixter’s named executive officers during the period between the signing of the merger agreement and the actual effective time, the anticipated terms and conditions of which are described in greater detail below, have been included since these awards, and the amounts related thereto, are not yet individually determinable. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement(4)	Other($)	Total ($)
William A. Galvin	$5,050,000	$10,078,094	—	$38,954	—	—	$15,167,048
Theodore A. Dosch	$3,200,000	$5,903,482	—	$36,960	—	—	$9,140,442
Robert M. Graham	$1,625,000	$2,697,676	—	$37,816	—	—	$4,360,492
Justin C. Choi	$2,005,000	$2,375,302	—	$44,790	—	—	$4,425,092
William C. Geary II	$1,440,000	$2,313,880	—	$36,447	—	—	$3,790,327
(1)	Represents a lump sum cash severance payment payable pursuant to the Severance Agreements described above, which is equal to (i) a multiple (2.0 times for Messrs. Galvin, Dosch and Choi and 1.5 times for Messrs. Graham and Geary) of the sum of (a) the executive’s annual base salary as in effect immediately prior to the assumed effective time, and (b) the executive’s target annual bonus for calendar year 2019 plus (ii) an amount equal to the pro-rated target annual bonus for actual days of service for the year of termination. For purposes of determining the pro-rated target bonus, termination is assumed to have occurred December 31, 2019, and that the pro-rated target annual bonus in clause (ii) is therefore equal to the target annual bonus for 2019. This severance payment is a “double-trigger” payment (i.e., it is conditioned upon both the consummation of the merger and a qualifying termination of employment within 18 months following the merger) and is payable within 10 days following termination. Details of the cash amounts are shown in the following supplementary table:
Name	Cash Severance ($)	Pro-rated Target Annual Bonus ($)
William A. Galvin	$3,950,000	$1,100,000
Theodore A. Dosch	$2,580,000	$620,000
Robert M. Graham	$1,245,000	$380,000
Justin C. Choi	$1,670,000	$335,000
William C. Geary II	$1,110,000	$330,000
(2)	Represents the value attributed to unvested restricted stock units that will become vested (in the case of any restricted stock units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements for such restricted stock units) and canceled in exchange for a cash payment of an amount equal to the sum of (i) the product of (a) the total number of shares of Anixter common stock subject to such canceled restricted stock units and (b) the merger consideration value, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon. There are no accrued but unpaid dividends attributable to any restricted stock units held by Anixter’s named executive officers. The payments described in this footnote are “single-trigger” payments (i.e., they are conditioned solely upon the consummation of the merger and continued employment through the closing date, not the named executive officer’s subsequent termination of employment following the assumed effective time). Amounts included in this table are estimated assuming the target level of performance for all restricted stock units subject to performance-based vesting criteria. A performance period for the restricted stock units subject to performance-based vesting criteria ended on January 3, 2020, but performance for such period has not been finally determined. It is therefore possible, as with other amounts that are estimates and not determinable with certainty as of the date of this filing, that the number of performance vesting restricted stock units that actually vest (or with respect to other estimates, amounts payable) will be higher or lower than the amounts set forth in the table above depending on actual performance.

Note, for the avoidance of doubt, that no amounts attributable to the restricted stock units that may be granted to Anixter’s named executive officers during the period between the signing of the merger agreement and the effective time have been included since these awards, and the amounts related thereto, are not yet individually determinable. Each restricted stock unit award granted between the signing of the merger agreement and the effective time and that remains outstanding at the effective time will, at the effective time, be converted into a cash-settled WESCO award using a conversion formula that preserves the economic value of the award as of immediately before the conversion (i.e., the converted award will generally have a value equal to the value of the shares of Anixter common stock subject to such restricted stock unit award immediately prior to the effective time). The converted award will otherwise have the same terms and conditions that applied to the restricted stock unit award immediately prior to the effective time. The terms of each such converted award held by an executive officer are expected to include a “double-trigger” provision providing for accelerated vesting of the tranche of the converted award scheduled to vest on the next vesting date after the date of termination upon a termination of employment without cause or for good reason on or after the effective time of the merger.

Name	Restricted Stock Unit Awards ($)	Restricted Stock Unit Award Subject to Performance Criteria ($)
William A. Galvin	$5,437,457	$4,640,637
Theodore A. Dosch	$4,190,166	$1,713,317
Robert M. Graham	$1,840,919	$856,757
Justin C. Choi	$1,723,124	$652,178
William C. Geary II	$1,590,966	$722,914
(3)	Represents the value of (i) continued health coverage for a period of 24 months (for Messrs. Galvin, Dosch and Choi) and 18 months (for Messrs. Graham and Geary), at the same premium cost as in effect immediately prior to the executive’s termination date and (ii) a lump sum cash payment of $15,000, intended to reimburse the executive for fees incurred with respect to outplacement services. Such cost to Anixter is based on the current cost to Anixter of providing such benefits. These benefits are considered double-trigger payments because they will only be paid in connection with a qualifying termination of employment of the applicable executive within 18 months following the merger. A portion of these benefits are also contingent upon timely election and continued payment of applicable premiums, as well as each executive’s continued eligibility for COBRA post-termination.
Name	Health Continuation ($)	Outplacement Services ($)
William A. Galvin	$23,954	$15,000
Theodore A. Dosch	$21,960	$15,000
Robert M. Graham	$22,816	$15,000
Justin C. Choi	$29,790	$15,000
William C. Geary II	$21,447	$15,000
(4)	None of the named executive officers are eligible to receive a tax reimbursement based on or otherwise related to the merger. Under the terms of the Severance Agreement to which each named executive officer is a party, Potential Parachute Payments will be reduced to the amount that can be paid without triggering excise tax, but only if such reduced amount would be greater than the net after-tax proceeds (taking into account both the excise tax and any interest or penalties payable by the executive with respect thereto) of the unreduced Potential Parachute Payments. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of the Severance Agreements.

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving Anixter in the merger will, and WESCO will cause such surviving Anixter to, indemnify, defend, and hold harmless the current and former directors and officers of Anixter or any of its subsidiaries who act as a fiduciary under any Anixter benefit plan for acts or omissions occurring at or before the consummation of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

The merger agreement also provides that “tail” directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the closing of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of Anixter and its subsidiaries prior to the closing of the merger, on terms and in amount no less advantageous than those of Anixter’s current policies, will be obtained and will cover a period of six years following the closing. However, WESCO is not required to obtain any policy with an annual premium exceeding $2,200,000.

For additional information, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance,” beginning on page [  ].

Listing of WESCO Common Stock and Depositary Shares; Delisting of Anixter Common Stock

It is a condition to the consummation of the merger that the shares of WESCO common stock and depositary shares representing an interest in the WESCO Series A preferred stock to be issued to Anixter stockholders in the merger be approved for listing on the NYSE, subject to official notice of issuance.

In addition, Anixter common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “AXE.” Following the completion of the merger, shares of Anixter common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Anixter common stock under the Exchange Act will be terminated, and Anixter will no longer be required to file periodic and other reports with the SEC with respect to Anixter common stock. Termination of registration of Anixter common stock under the Exchange Act will reduce the information required to be furnished by Anixter to Anixter stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Anixter to the extent that they apply solely as a result of the registration of Anixter common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from WESCO or Merger Sub for your shares of Anixter common stock. Instead, Anixter will remain a public company, and Anixter common stock will continue to be listed and traded on the NYSE. Anixter expects that Anixter’s management will operate Anixter’s business in a manner similar to that in which it is being operated today and that holders of shares of Anixter common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Anixter common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Anixter common stock, including the risk that the market price of Anixter common stock may decline to the extent that the current market price of Anixter common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Anixter common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that Anixter’s business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, including the termination by WESCO in the event of a change of recommendation by the Anixter Board or by Anixter to enter into a definitive agreement with respect to a superior company proposal, Anixter would be obligated to pay WESCO a termination fee of $100 million. If either Anixter or WESCO terminates the merger agreement as a result of the failure to obtain the Anixter stockholder approval, Anixter would be obligated to pay WESCO an amount equal to that required to reimburse WESCO, Merger Sub and their respective affiliates for all reasonable out-of-pocket expenses incurred in connection with the merger, up to $25 million, with such expense reimbursement creditable against any termination fee paid by Anixter to WESCO. For additional information, see the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [  ].

Upon termination of the merger agreement under specified circumstances, including the termination by either party because certain required regulatory clearances either are not obtained before the outside date (as defined in the section entitled “Summary—Conditions to the Merger,” beginning on page [  ]) or are denied, WESCO would be required to pay Anixter the reverse termination fee of $190 million. WESCO would also be obligated to pay Anixter the reverse termination fee in connection with a legal restraint termination (as defined in the section entitled “Summary—Termination of the Merger Agreement,” beginning on page [  ]) if such legal restraint termination arises under certain antitrust laws.

If WESCO or Merger Sub breaches the merger agreement and such breach proximately causes, or results in, the failure of the merger to be consummated (whether or not the merger agreement is terminated), Anixter would have the right, on behalf of Anixter’s stockholders, to recover damages calculated based on the economic benefits of the merger to Anixter’s stockholders resulting from the premium of the expected merger consideration value over the trading prices of Anixter common stock before the announcement of the CD&R merger agreement. For additional information, see the section entitled “The Merger Agreement—No Third-Party Beneficiaries,” beginning on page [  ].

Financing of the Merger

WESCO has received debt financing commitments from the Commitment Parties. WESCO expects that the aggregate proceeds of the debt financing committed under the commitment letter will be sufficient for the cash required to consummate the merger and the other transactions contemplated by the merger agreement. Although the obligations of WESCO to complete the merger under the merger agreement are not subject to any financing condition, the failure of WESCO to obtain any portion of such committed financing (or alternative financing) may result in a failure to consummate the merger, in which case WESCO may be obligated to pay Anixter a reverse termination fee of $190 million as described in the section entitled “The Merger Agreement—Expenses; Termination Fees,” beginning on page [  ].

Debt Financing

WESCO has obtained debt financing commitments, for a senior secured asset based revolving credit facility in aggregate principal amount of $1.2 billion and an unsecured bridge facility in aggregate principal amount of $3.215 billion from the Commitment Parties on the terms and subject to the conditions set forth in the commitment letter and the joinders related thereto, the proceeds of which will be used by WESCO for the cash consideration to consummate the merger and the other transactions contemplated by the merger agreement. The obligations of the Commitment Parties to provide the debt financing under the commitment letter and the joinders related thereto are subject to certain customary conditions. Prior to completion of the merger, WESCO intends to enter into permanent financing to replace the unsecured bridge facility.

Equity Financing

Prior to the completion of the merger, in addition to the debt financing contemplated by the debt financing commitments, WESCO also intends to offer additional WESCO common stock or other equity or equity-linked securities in connection with the financing of the cash required to consummate the merger and the other transactions contemplated by the merger agreement. As of the date of this proxy statement/prospectus, WESCO has not made any determination as to the nature or amount of such equity financing.

Regulatory Approvals

Completion of the merger is conditioned on the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act. Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission (the “FTC”), and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division or the FTC may issue a Request for Additional Information and Documentary Material (a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier. Each of Anixter and WESCO filed their respective notification and report forms under the HSR Act with the Antitrust Division and the FTC on January 27, 2020.

The transaction is also conditioned on obtaining the approvals or clearances, or the expiration, termination or waiver of the waiting periods from the competition authorities in the following countries:

•	Canada. Part IX of the Competition Act (Canada), as amended, including the regulations promulgated thereunder (the “Competition Act (Canada)”) requires that the parties to certain transactions, including the merger, provide the Commissioner of Competition (the “Commissioner”) with pre-closing notice of the transactions. Subject to certain limited exceptions, the parties to a notifiable transaction cannot complete the transaction until an applicable waiting period has expired or been terminated or an appropriate waiver has been provided by the Commissioner.

In addition or as an alternative to filing the prescribed information with the Commissioner, a party to a notifiable transaction may comply with Part IX by applying to the Commissioner for: (i) an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act (Canada) (an “advance ruling certificate”) or (ii) a no-action letter from the Commissioner advising that he does not have grounds, at the time, on which to initiate proceedings before the Competition Tribunal under section 92 of the Competition Act (Canada) to challenge the transactions and seek an order in respect of the transactions (a “no-action letter”) and an exemption from the pre-merger notification obligation under paragraph 113(c) of the Competition Act (Canada). The parties are required under the merger agreement to submit a request for an advance ruling certificate or no action letter and their notifications by February 25, 2020.

•	Mexico. Under the Ley Federal de Competencia Económica, certain mergers and acquisitions are notifiable and require the approval of the Comisión Federal de Competencia Económica (“COFECE”). The parties are required under the merger agreement to file their merger notification to the COFECE by February 25, 2020.
•	Turkey. Under Article 7 of the Law on Protection of Competition No. 4054 dated 13 December 1994, and the Communiqué No. 2010/4 on Mergers and Acquisitions Requiring the Approval of the Competition Board, certain mergers and acquisitions are subject to the Competition Board’s review and approval to gain validity. The parties are required under the merger agreement to file their merger notification to the Competition Board by February 25, 2020.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC, antitrust authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of Anixter’s or WESCO’s assets, or impose restrictions on WESCO’s post-merger operations. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, WESCO, Anixter and Merger Sub also plan to seek approvals under the antitrust laws of Russia and Chile. The receipt of such approvals, however, is not a condition to the closing of the merger.

In addition to the foregoing, WESCO, Anixter and/or Merger Sub are required under the merger agreement to make certain other filings with governmental authorities in connection with the merger, such as the filing of this proxy statement/prospectus with the SEC and the certificate of merger with the Secretary of State of the State of Delaware.

While we believe that Anixter and WESCO will receive the requisite approvals and clearances for the merger, Anixter and WESCO may not obtain the regulatory consents necessary to consummate the merger. Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. Specifically, these actions include:

•	obtaining all necessary actions or non-actions, waivers, consents and approvals from U.S. and foreign governmental entities;
•	making all necessary registrations and filings (including filings with governmental entities, if any);
•	taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a legal proceeding by, any governmental entity;
•	obtaining all necessary consents, approvals or waivers from third parties;
•	defending any legal proceedings challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and
•	executing and delivering any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Under the terms of the merger agreement, however, WESCO is not obligated to, and Anixter shall not, and shall not permit any of its subsidiaries to, take any action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on WESCO, Anixter and their respective subsidiaries, taken as a whole, after giving effect to the merger and the other transactions contemplated by the merger agreement.

Other than the filings described above, neither Anixter nor WESCO is aware of any material governmental or regulatory filings or consents required to be made or obtained prior to the closing of the merger. It is presently contemplated that if any such additional material governmental or regulatory filings or consents are required, then the parties will make such other filings and seek to obtain such other approvals.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger by the end of the third quarter of 2020. However, there can be no assurance that any such waiting period will expire or that any required governmental or regulatory consents will be obtained on a timely basis, if at all.

Accounting Treatment of the Merger

WESCO prepares its consolidated financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting. The accounting guidance for business combinations indicated in Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations,” provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: which entity will issue equity interests to effect the combination, the relative voting rights of the stockholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the foregoing factors, WESCO has been determined to be the acquirer for accounting purposes. WESCO will record assets acquired, including identifiable intangible assets, and liabilities assumed from Anixter at their respective fair values at the effective time of the merger. Any excess of the purchase price (as described under “Notes to Unaudited Pro Forma Condensed Combined Financial Information—NOTE 2: Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation,” beginning on page [  ]) over the net fair value of such assets acquired and liabilities assumed will be recorded as goodwill.

The financial condition and results of operations of WESCO after completion of the merger will reflect Anixter after completion of the merger, but will not be restated retroactively to reflect the historical consolidated financial condition or results of operations of Anixter. The earnings of WESCO following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value of assets and liabilities and associated depreciation expense, amortization expense and interest expense.

The allocation of purchase price reflected in the unaudited pro forma condensed combined financial data of WESCO is based on preliminary estimates using assumptions WESCO’s management believes to be reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed.

Dividend Policy

Neither WESCO nor Anixter has paid regular dividends on its common stock. The payment of future dividends, if any, will be based on several factors, including the financial performance, outlook and liquidity of WESCO and Anixter, as applicable. Under the terms of the merger agreement, during the period before the closing of the merger, neither WESCO nor Anixter is permitted to pay any dividends or make any distributions on its capital stock without the other party’s prior written consent, which consent may not be unreasonably withheld.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) of the receipt of the merger consideration in exchange for shares of Anixter common stock pursuant to the merger. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change and are subject to differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or

non-U.S. tax consequences, the Medicare contribution tax applicable to net investment income of certain non-corporate holders of Anixter common stock, any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), or the alternative minimum tax. This discussion is not binding on the Internal Revenue Service (the “IRS”), or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders of Anixter common stock who hold shares of Anixter common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, insurance companies, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, S corporations, real estate investment trusts, regulated investment companies or other flow-through entities (and their respective investors), tax-exempt entities, holders that at any time during the five-year period ending on the date of the merger owned (directly, indirectly or constructively) more than 5% of Anixter’s common stock, mutual funds, persons holding Anixter’s common stock as part of a hedging or conversion transaction or a straddle or other integrated transaction for tax purposes, holders whose functional currency is not the U.S. dollar, holders required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, or holders who acquired Anixter’s common stock pursuant to the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation.). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Anixter common stock, the tax treatment of a partner in such partnership will depend on the status of the partner and the activities of the partnership. Any such partnership should consult its own tax advisor regarding the tax consequences of the receipt of the merger consideration in exchange for shares of Anixter common stock pursuant to the merger.

Holders of shares of Anixter common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of the merger consideration in exchange for shares of Anixter common stock pursuant to the merger including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Anixter common stock that is:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration by U.S. holders in exchange for shares of Anixter common stock (and the receipt of cash in lieu of any fractional shares of WESCO common stock and of a depositary share) pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of Anixter common stock (or cash in lieu of fractional shares of WESCO common stock and of a depositary share) pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the sum of the cash and the fair market value (as of the effective time) of the stock consideration received pursuant to the merger and (ii) such U.S. holder’s adjusted tax basis in Anixter common stock surrendered in exchange therefor.

Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the surrendered shares of Anixter common stock exceeds one year as of the date of the merger. Long-term capital gains for certain noncorporate U.S. holders, including individuals, are generally eligible for a preferential rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Anixter common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Anixter common stock.

A U.S. holder’s aggregate tax basis in WESCO common stock and depositary shares received in the merger generally will equal the fair market value of WESCO common stock and depositary shares, respectively, as of the completion of the merger. The holding period of WESCO common stock and depositary shares received in the merger generally will begin on the day after the merger.

Notwithstanding the above, if one or more persons control Anixter and WESCO prior to the merger, then Section 304 of the Code may apply to the transaction. For this purpose, control generally means actual or constructive ownership of more than 50% of the outstanding stock by vote or value, ownership by all holders that own both WESCO common stock and Anixter common stock is aggregated whether or not related, and WESCO common stock received in the Merger is taken into account. To the knowledge of Anixter and WESCO, one or more persons do not control Anixter and WESCO within the meaning of Section 304, but Anixter and WESCO do not have the information to determine definitively that Section 304 will not apply to the merger. If Section 304 applies to the merger, if a holder of Anixter common stock also actually or constructively owns WESCO common stock (other than WESCO common stock received pursuant to the merger), instead of recognizing gain or loss as described in respect of any cash consideration received in the merger, such holder may recognize dividend income up to the amount of such cash consideration depending on the application of the tests set forth in Section 302 of the Code. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of Anixter common stock that also actually or constructively own WESCO stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances and any actions that may be taken to mitigate the potential application of such rules (including the desirability of selling their Anixter common stock prior to the merger).

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Anixter common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The receipt of the merger consideration by non-U.S. holders in exchange for shares of Anixter common stock (and the receipt of cash in lieu of any fractional shares of WESCO common stock or of a depositary share) pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment or fixed base in the United States), in which event (A) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (B) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments;
•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Anixter common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Anixter common stock net of applicable U.S. capital losses from sales or exchanges of capital assets recognized during the year (if any); or

•	Anixter is or has been a U.S. real property holding corporation (a “USRPHC”), as defined in Section 897 of the Code at any time within the five-year period preceding the merger and certain other conditions are satisfied. Anixter believes that, as of the effective time of the merger, Anixter will not have been a USRPHC at any time within the five-year period ending on the date thereof.

As discussed above under “—U.S. Holders,” in certain circumstances, cash consideration received pursuant to the merger by certain holders of Anixter common stock may be treated as a dividend, depending on the application of the tests set forth in Section 302 of the Code. Any amount so treated generally would be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) unless such dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States). Accordingly, an applicable withholding agent may withhold at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the entire amount of cash consideration payable to a non-U.S. holder pursuant to the merger. If a withholding agent withholds excess amounts from the cash consideration so payable to a non-U.S. holder, such non-U.S. holder may obtain a refund of any such excess amounts by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules in their particular circumstances, the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax, and any actions that may be taken to mitigate the potential application of such rules (including the desirability of selling their Anixter common stock prior to the merger).

Information Reporting and Backup Withholding

The receipt of the merger consideration by holders in exchange for shares of Anixter common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a “United States person” as defined under the Code, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In general, a non-U.S. holder will not be subject to information reporting and backup withholding if the non-U.S. holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a trade or business in the United States). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to a particular holder. All holders of Anixter common stock should consult their own tax advisors as to the specific tax consequences of the merger to them, including tax-reporting requirements, and the applicability and effect of any federal, state, local and non-U.S. tax laws.

Litigation Related to the Merger

Between December 9, 2019, and December 19, 2019, four lawsuits were filed by purported stockholders of Anixter in connection with the now-terminated CD&R merger agreement, (i) the Kent Lawsuit, (ii) the Stein Lawsuit, (iii) the Teamsters Union Lawsuit, and (iv) the Pill Lawsuit. All of the Claims were asserted against Anixter and its directors; one also asserted claims against CD&R and certain of its affiliates. The Kent Lawsuit, Stein Lawsuit, and the Pill Lawsuit allege that the preliminary CD&R proxy statement was deficient, and sought injunctive and other relief. On January 17, 2020, plaintiffs in each of the Kent Lawsuit, the Stein Lawsuit, and the Pill Lawsuit filed notices voluntarily dismissing those actions. The Teamsters Union Lawsuit alleged, among other things, that the Anixter Board breached its fiduciary duties, that CD&R, CD&R Acquirer and CD&R Merger Sub aided and abetted that breach, and that the preliminary CD&R proxy statement was deficient, and also sought injunctive and other relief. On December 27, 2019, the Delaware Court of Chancery deferred decision on the Teamsters Union Lawsuit plaintiff’s motion for expedited proceedings. On January 30, 2020, plaintiff in the Teamsters Union Lawsuit filed a motion to (i) voluntarily dismiss the action without prejudice and

(ii) request that the Court retain jurisdiction to consider plaintiff’s forthcoming motion for fees. On February 6, 2020, Anixter responded to the motion. The motion is currently pending, though Anixter anticipates the Teamsters Union Lawsuit will soon be voluntarily dismissed without prejudice.

Additional lawsuits may be filed against Anixter, WESCO, the Anixter Board, the WESCO Board, the officers of Anixter or WESCO in connection with the merger, which could prevent or delay completion of the merger and result in substantial costs to Anixter and WESCO, as applicable, including any costs associated with indemnification.

Restrictions on Sales of WESCO Common Stock and Depositary Shares Received in the Merger

All of the shares of WESCO common stock and depositary shares received by Anixter stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of WESCO common stock and depositary shares received by any Anixter stockholder who becomes an “affiliate” of WESCO after completion of the merger (such as Anixter executive officers who become executive officers of WESCO after the merger). This proxy statement/prospectus does not cover resales of the depositary shares or resales of shares of WESCO common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Exchange of Shares

Upon completion of the merger, each issued and outstanding share of Anixter common stock (other than shares of Anixter common stock (A) owned by Anixter, WESCO or Merger Sub and (B) shares of Anixter common stock held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL), will be converted into the right to receive (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement as further described below, (ii) 0.2397 shares of WESCO common stock, subject to adjustment pursuant to the terms of the merger agreement as further described below, and (iii) 0.6356 depositary shares representing an interest in the WESCO Series A preferred stock, subject to adjustment pursuant to the terms of the merger agreement as further described below, in each case, less any applicable withholding taxes.

At or prior to the effective time of the merger, Anixter will designate an exchange agent reasonably acceptable to WESCO (the “exchange agent”) to handle the exchange of shares of Anixter common stock for the merger consideration. Immediately prior to the closing of the merger, WESCO will deposit with the exchange agent (i) book-entry shares of WESCO common stock and the depositary shares representing the number of shares of WESCO common stock and of the depositary shares sufficient to deliver the stock consideration portion of the merger consideration and (ii) cash sufficient to pay the cash consideration of the merger consideration and, to the extent determinable, cash in lieu of fractional shares of WESCO common stock or of a depositary share.

Anixter stockholders will not receive any fractional shares of WESCO common stock or of the depositary shares in the merger. Instead, a stockholder of Anixter who otherwise would have received a fractional share of WESCO common stock or of a depositary share will be entitled to receive a cash payment in lieu of such fractional share in an amount, rounded to the nearest whole cent, representing such stockholder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such stockholders, of shares of Anixter common stock or depositary shares, as applicable, that would otherwise be issued, less any applicable withholding taxes.

If a dividend or other distribution is declared with respect to shares of WESCO common stock with a record date after the effective time of the merger, such declaration will include a dividend or other distribution in respect of all shares of WESCO common stock issuable pursuant to the merger agreement.

After the effective time of the merger, shares of Anixter common stock will no longer be outstanding, will be canceled and will cease to exist and each certificate or book-entry share that previously represented shares of Anixter common stock (other than shares (i) held in treasury by Anixter or owned by WESCO or Merger Sub or any of their respective subsidiaries (which will be canceled), or (ii) shares held by a holder who has properly exercised and perfected (and not effectively withdrawn or lost) such holder’s demand for appraisal rights under the DGCL will represent only the right to receive the per share merger consideration pursuant to the merger agreement, cash in lieu of fractional shares and unpaid dividends and distributions, if any, as described above.

With respect to such shares of WESCO common stock or depositary shares deliverable upon the surrender of Anixter stock certificates or book-entry shares, until holders of such Anixter stock certificates or book-entry shares have properly surrendered such stock certificates or book-entry shares to the exchange agent for exchange, along with a duly completed and validly executed letter of transmittal and any other documents as may customarily be required by the exchange agent, those holders will not receive the per share merger consideration, any cash in lieu of fractional shares and any dividends or distributions that become due to the holders of converted Anixter common stock.

As soon as reasonably practicable after the effective time of the merger, WESCO will cause the exchange agent to mail a letter of transmittal to each record holder of a share of Anixter common stock specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates or book-entry shares representing Anixter common stock will pass, only upon delivery of such certificates or book-entry shares to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Anixter stock certificates and book-entry shares in exchange for the merger consideration.

WESCO, Anixter and the exchange agent are entitled to deduct and withhold any applicable taxes from any merger consideration that would otherwise be payable pursuant to the merger agreement.

After the effective time of the merger, Anixter will not register any transfer of the shares of Anixter common stock.

WESCO stockholders need not take any action with respect to their stock certificates.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference in this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Anixter, WESCO or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement/prospectus or in the public filings that Anixter and WESCO make with the SEC, which are available without charge through the SEC’s website at www.sec.gov. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page [ ].

The representations, warranties and covenants made in the merger agreement by and among Anixter, WESCO and Merger Sub are qualified and subject to important limitations agreed to by Anixter, WESCO and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by Anixter, WESCO and Merger Sub, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may or may not have been included in Anixter’s periodic and current reports, this proxy statement/prospectus and other documents filed with the SEC. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference in this proxy statement/prospectus.

Date of the Merger Agreement

The merger agreement was executed by Anixter, WESCO and Merger Sub on January 10, 2020 (the “date of the merger agreement”).

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of WESCO and a party to the merger agreement, will be merged with and into Anixter. As a result of the merger, the separate corporate existence of Merger Sub will cease, and Anixter will be the surviving company in the merger and will continue its corporate existence as a wholly owned subsidiary of WESCO.

The certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by law.

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Anixter immediately prior to the effective time of the merger will be become the initial officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Effects of the Merger; Merger Consideration

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Anixter common stock (other than (i) shares owned by Anixter, WESCO or Merger Sub and (ii) shares held by stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be canceled and automatically converted into the right to receive the merger consideration, which will consist of:

•	$70.00 in cash, without interest, subject to increase as described below;
•	0.2397 shares of WESCO common stock, subject to adjustment as described below; and
•	0.6356 depositary shares representing an interest in the WESCO Series A preferred stock, subject to the adjustments described below;

in each case, less any applicable withholding taxes. Additionally, cash will be paid in respect of any fractional shares of WESCO common stock or depositary shares.

If the aggregate number of shares of WESCO common stock to be issued in connection with the merger would exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time, the exchange ratio of 0.2397 will be reduced to the minimum extent necessary so that the aggregate number of shares of WESCO common stock to be issued in connection with the merger does not exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time, and the cash consideration will be increased by an amount equal to $58.88 multiplied by the difference between 0.2397 and the reduced exchange ratio.

The cash consideration will also be adjusted as follows (such adjustment, a “cash collar adjustment”):

•	If the average WESCO stock price (as defined below) is less than $47.10, the cash consideration will be increased by $2.82;
•	If the average WESCO stock price is greater than or equal to $47.10, but less than $58.88, the cash consideration will be increased by an amount equal to 0.2397 multiplied by the difference of $58.88 minus the average WESCO stock price; and
•	If the average WESCO stock price is greater than or equal to $58.88, there will be no adjustment to the cash consideration.

The “average WESCO stock price” is the average of the volume-weighted averages of the trading prices of WESCO common stock on the NYSE on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three trading days prior to the closing date (such period, the “averaging period”); except that if, during the averaging period, WESCO declares, sets aside or pays dividends or distributions with respect to shares of WESCO common stock or WESCO preferred stock issued after the date of the merger agreement, then the average WESCO stock price will be the lesser of (x) the average WESCO stock price determined without regard to this proviso and (y) the average of the volume-weighted averages of the trading prices of WESCO common stock on the NYSE on each of the trading days during the averaging period that occurs after such declaration, setting aside, payment, distribution or issuance.

WESCO may elect, by notice to Anixter no later than the third business day prior to the anticipated closing date, to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). For instance, if WESCO reduces the preferred stock consideration from 0.6356 to 0.6256 depositary shares, then the cash consideration would be increased by $0.25. WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. As of the date of this proxy statement/prospectus, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

Treatment of Anixter Equity Awards

Anixter Options

The merger agreement provides that, prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each Anixter option will be fully vested and canceled; and
•	each holder of any such canceled Anixter option will be entitled to receive, in consideration of and full settlement for the cancelation of such Anixter option, a cash payment of an amount equal to the product of (i) the total number of shares of Anixter common stock subject to such canceled Anixter option and (ii) the excess, if any, of (A) the merger consideration value over (B) the exercise price per share of Anixter common stock subject to such canceled company Anixter, without interest.

However, if any such Anixter option has an exercise price per share of Anixter common stock subject to such Anixter option that is greater than or equal to the merger consideration value, such Anixter option will be canceled in exchange for no consideration. From and after the effective time of the merger, no Anixter option will be exercisable, and each Anixter option will entitle its holder only to the cash payments, if any, in accordance with the immediately preceding bullet.

Restricted Stock Units

The merger agreement provides that, prior to the effective time of the merger, the Anixter Board (or, if appropriate, a duly authorized committee thereof) will adopt appropriate resolutions to provide that, immediately prior to the effective time of the merger:

•	each then-outstanding restricted stock unit (other than restricted stock units granted between the signing of the merger agreement and the effective time) will be fully vested and canceled (vesting in the case of any restricted stock units subject to performance-based vesting criteria will be determined in accordance with the terms of the applicable award agreement (which is generally expected to result in vesting based on actual performance for units subject to performance periods that have ended prior to the effective time of the merger, and vesting at the target level for units subject to performance periods that were not scheduled to end prior to the effective time of the merger)); and
•	each holder of any such canceled restricted stock unit will be entitled to receive, in consideration of and in full settlement for the cancelation of such restricted stock unit, a cash payment of an amount equal to the sum of (i) the product of (A) the total number of shares of Anixter common stock subject to such canceled restricted stock unit and (B) the merger consideration value, plus (ii) any accrued but unpaid dividends payable to the holder of such restricted stock units, including all accrued but unpaid interest thereon.

From and after the effective time, each canceled restricted stock unit award will entitle its holder only to the cash payments in accordance with the immediately preceding bullet.

Each restricted stock unit award granted between the signing of the merger agreement and the effective time that remains outstanding at the effective time will, at the effective time, be converted into a cash-settled WESCO award using a conversion formula that preserves the economic value of the award as of immediately before the conversion (i.e., the converted award will generally have a value equal to the value of the shares of Anixter common stock subject to such restricted stock unit award immediately prior to the effective time). The converted award will otherwise have the same terms and conditions that applied to the restricted stock unit award immediately prior to the effective time.

Termination of Anixter Stock Plans

As of the effective time of the merger, all Anixter stock plans will terminate, and no further Anixter options, restricted stock units or other rights with respect to shares of Anixter common stock will be granted thereunder.

Payment and Timing of Payment

WESCO will cause the surviving corporation to make any payments required to be made in respect of Anixter options and restricted stock units (other than restricted stock units granted between the signing of the merger agreement and the effective time), after giving effect to any required tax withholdings, as promptly as practicable after the closing date of the merger, but in no event later than the next regularly scheduled payroll date of the surviving corporation that is at least eight business days following the closing date of the merger, through the payroll system or payroll provider of the surviving corporation.

Closing; Effective Time of the Merger

The closing of the merger will occur on the third business day following the date on which each of the conditions to the merger is satisfied or, to the extent permitted by law, waived (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time as mutually agreed by WESCO and Anixter, provided that if the marketing period has not ended at such time, then the closing of the merger will occur on the earlier of (a) any date during the marketing period that may be specified by WESCO on no fewer than three business days’ notice to Anixter (unless a shorter period will be agreed to by WESCO and Anixter) and (b) the third business day following the final day of the marketing period subject, in each case, to the satisfaction or waiver of the conditions to the merger (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger). See the section entitled “—Conditions to the Merger,” beginning on page [ ], for further discussion of the conditions to the closing of the merger. See the section entitled “—Marketing Period,” beginning on page [ ], for further discussion of the marketing period.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as WESCO and Anixter agree and specify in the certificate of merger.

WESCO and Anixter currently expect the conditions to the merger will be satisfied during the second or third quarter of 2020, including receipt of Anixter stockholder approval and regulatory approvals (other than conditions that by their nature are to be satisfied at closing).

Marketing Period

Under the merger agreement, Anixter has agreed to provide WESCO with a period of twenty (20) consecutive business days (the “marketing period”) to market their debt financing for the merger before they are obligated to close the merger. As defined in the merger agreement, the marketing period means the first period of twenty (20) consecutive business days (subject to certain customary blackout dates) after the date of the merger agreement, throughout and at the end of which (a) WESCO has received certain specified information about Anixter as more fully described in the merger agreement (the “required information”) and (b) the conditions to the closing of the merger (see the section entitled “—Conditions to the Merger,” beginning on page [ ]) have been satisfied (other than (1) those conditions that by their nature can be satisfied only on the closing date of the merger, and (2) in the case that the unaudited consolidated balance sheets and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Anixter required to be delivered as required information are for the fiscal quarter ended October 2, 2020 are delivered to Merger Sub, the condition that any waiting period (or any extension thereof) in connection with the required antitrust filings have been terminated or have expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the required antitrust filings have been obtained), and nothing has occurred and no condition exists that would cause any of the conditions to the merger to fail to be satisfied if the closing were scheduled for any time during such period.

For purposes of calculating the marketing period, (A) such twenty (20)-consecutive-business-day period shall (i) not include July 4, 2020 through and including July 6, 2020, November 26, 2020 and November 27, 2020, and (ii) either end on or prior to August 21, 2020 or, if such period has not ended on or prior to August 21, 2020, then such period shall commence no earlier than September 8, 2020, and (B) the marketing period will be deemed to have not commenced if, after the date of the merger agreement and prior to the completion of the marketing period, (i) Ernst & Young LLP, Anixter’s auditors, withdraw their audit opinion with respect to the applicable required information, in which case the marketing period will not commence until new unqualified audit opinions are issued with respect to the applicable required information from Ernst & Young LLP or another nationally recognized independent public accounting firm reasonably acceptable to WESCO, (ii) Anixter restates, the Anixter Board has determined to restate or Ernst & Young LLP has determined it is necessary to restate any historical financial statements of Anixter that are included in the required information, or Anixter has publicly announced that a restatement of such historical financial statements is required, in which case the marketing period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Anixter Board or Ernst & Young LLP, as applicable, subsequently concludes that no restatement shall be required in accordance with GAAP, or (iii) the required information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement contained in the required information, in the context in which it was made, not misleading in which case the marketing period shall not be deemed to commence unless and until such required information has been updated so that there is no longer any such untrue statement or omission. However, if Anixter shall in good faith reasonably believe it has provided the required information and that the marketing period has commenced, it may deliver to WESCO a written notice to that effect (stating it believes it completed such delivery), in which case the marketing period will be deemed to have commenced on the date of such notice unless WESCO, in good faith, reasonably believes the marketing period has not commenced and within three (3) business days after delivery of such notice by Anixter, delivers a written notice to Anixter to that effect (setting forth with reasonable specificity why WESCO believes the marketing period has not commenced).

Exchange of Certificates

At or prior to the effective time of the merger, Anixter will designate an exchange agent reasonably acceptable to WESCO to handle the exchange of shares of Anixter common stock for the merger consideration. Immediately prior to the closing of the merger, WESCO will deposit with the exchange agent (i) book-entry shares of WESCO common stock and the depositary shares representing the number of shares of WESCO common stock and of the depositary shares sufficient to deliver the stock consideration portion of the merger consideration and (ii) cash sufficient to pay the cash consideration of the merger consideration and, to the extent determinable, cash in lieu of fractional shares of WESCO common stock or depositary shares.

If you hold your shares of Anixter common stock in certificated form, as soon as reasonably practicable after the effective time of the merger, the surviving corporation in the merger will instruct the exchange agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may surrender your Anixter common stock certificates in exchange for the merger consideration to which you are entitled. Upon surrender of Anixter common stock certificates, together with the duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, to the exchange agent for cancelation in accordance with the instructions provided to you by the exchange agent, you will be entitled to receive from the exchange agent an amount of cash equal to the aggregate number of shares of Anixter common stock previously represented by Anixter common stock certificates so surrendered by you multiplied by the merger consideration, and Anixter common stock certificates so surrendered by you will be canceled. Until surrendered as contemplated by this paragraph, each Anixter common stock certificate will be deemed after the effective time of the merger to represent only the right to receive merger consideration. No interest will be paid or accrue on any cash payable upon surrender of any Anixter common stock certificate. If you hold your shares of Anixter common stock in book-entry or uncertificated form, WESCO and Anixter will make adjustments to the procedures described in this paragraph as are necessary or appropriate to implement the same purpose and effect as this paragraph to book-entry or uncertificated shares of Anixter common stock.

If you hold your shares of Anixter common stock in certificated form, you should not forward your stock certificates to the exchange agent without a duly executed letter of transmittal, and you should not return your certificates with the enclosed proxy card.

Each of the exchange agent, WESCO, Anixter and surviving corporation will be entitled to deduct and withhold from the merger consideration any amount required to be deducted or withheld from the merger consideration by law with respect of taxes.

Lost, Stolen or Destroyed Certificates

If any of your Anixter common stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit of that fact and, if required by the surviving corporation, post a bond in customary amount as indemnity against any claim that may be made against the surviving corporation with respect to such Anixter common stock certificates. Upon the provision of such affidavit and the posting of such bond, the exchange agent will pay you the applicable merger consideration in exchange for your lost, stolen or destroyed Anixter common stock certificates.

Appraisal Rights

Shares of Anixter common stock that are outstanding immediately before the effective time of the merger and that are held by any person who is entitled to demand and has properly demanded appraisal of such shares pursuant to, and who has otherwise complied in all respects with, Section 262 of the DGCL will not be converted into merger consideration, but rather the holders of such shares (“appraisal shares”) will be entitled to payment of the fair value of such appraisal shares. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then such holder’s right to be paid fair value of such holder’s appraisal shares will cease, and such holder’s appraisal shares will be deemed to have been converted, at the effective time of the merger, into, and to have become exchangeable solely for, the right to receive merger consideration, without interest.

Anixter will give WESCO prompt notice of any demand for appraisal of shares of Anixter common stock, withdrawals of such demands and any other documents or instruments, in each case, that are received by Anixter related to Section 262 of the DGCL or stockholder demands or claims thereunder. Prior to the effective time of the merger, Anixter will not, without WESCO’s prior written consent, make any payment with respect to, or negotiate, settle or offer to settle, any appraisal demands. WESCO will have the right, at its sole expense, to participate in and direct all negotiations and proceedings with respect to appraisal demands.

Adjustments

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Anixter common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the merger consideration will be appropriately and equitably adjusted, without duplication.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by each party to the other in connection with the merger agreement.

The representations and warranties of each party under the merger agreement relate to, among other things:

•	organization, standing and power;
•	capitalization and capitalization and ownership of subsidiaries;
•	authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;
•	board recommendation and approval;
•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;
•	SEC filings, financial statements, undisclosed liabilities and internal controls;
•	this proxy statement/prospectus and the accuracy of information supplied for the purpose of being included herein;
•	absence of any action, event, change, circumstance, development, occurrence or state of facts that constitutes a material adverse effect since the end of the third fiscal quarter;
•	personal property and real property matters;
•	information technology matters;
•	material contracts;

•	compliance with applicable laws and permits;
•	insurance matters;
•	tax matters;
•	environmental matters;
•	absence of certain legal proceedings;
•	employee benefits matters and ERISA compliance;
•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement; and
•	related party transactions.

Anixter has made additional representations and warranties regarding, among other things:

•	absence of any anti-takeover statutes applying to the merger;
•	requisite stockholder approval;
•	intellectual property, privacy and data security;
•	employee and labor matters; and
•	opinion of Anixter’s financial advisors.

WESCO has made additional representations and warranties regarding, among other things:

•	Merger Sub’s capitalization and operations;
•	the financing of the merger consideration, including the enforceability of the executed debt commitment letter providing for a commitment to provide debt financing to WESCO, and the sufficiency of the proceeds to be disbursed under the commitment letter, together with other sources of financing available to WESCO, to pay the aggregate merger consideration and the other amounts payable under the merger agreement, and the enforceability of the commitment letter; and
•	ownership of Anixter common stock.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches).

The representations and warranties are often qualified by a “materiality” qualification or a “material adverse effect” qualification (as discussed below), by confidential disclosures made to the other party in connection with the merger agreement and by certain disclosures in certain of WESCO and Anixter’s public filings with the SEC up to the second business day before the date of the merger agreement.

For purposes of the merger agreement, a “material adverse effect” when used in reference to Anixter or WESCO, means any effect, change, event, development, state of facts, circumstance or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the referenced party and its subsidiaries, taken as a whole or (b) on the ability of the referenced party to consummate timely the merger. However, no effect resulting from the following will constitute or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur under clause (a) above:

•	changes in financial, securities or currency markets;
•	changes in prevailing interest rates or exchanges rates;
•	changes in general economic or political conditions;
•	changes in the industry in which the referenced party or any of its subsidiaries operate;
•	changes in commodity prices;
•	effects of weather or acts of God;

•	any bankruptcy, insolvency or other financial distress of any customer or other counterparty of the referenced party or any of its subsidiaries;
•	any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event;
•	changes in law or in any interpretation of law;
•	changes in regulatory conditions in the jurisdictions in which the referenced party or any of its subsidiaries operate;
•	changes in GAAP or any authoritative interpretation thereof;
•	any failure to meet projections or any changes in the price or trading volume of the referenced party’s common stock;
•	any downgrade in credit ratings of the referenced party’s long-term debt;
•	the negotiation, announcement, execution, delivery, consummation or pendency of the merger agreement or the transactions contemplated thereby (including any effect resulting therefrom on the relationships of the referenced party or any of its subsidiaries with their customers, suppliers, employees or competitors);
•	any action by the referenced party or any of its affiliates required by the merger agreement;
•	any action taken or not taken at the express request of the other party; or
•	any actions or claims made or brought by any stockholders of the referenced party (on their behalf of on behalf of the referenced party) alleging (i) a breach of any fiduciary duty of any director of the referenced party, (ii) any claim under federal securities laws or (iii) any claim similar to those described in clauses (i) and (ii) under other applicable state or federal law, in each case relating to the evaluation, negotiation or entry into or terms of the merger agreement, recommendation of the transactions contemplated by the merger agreement to the referenced party’s stockholders or consummation of the transactions contemplated by the merger agreement including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of the merger agreement.

However, with respect to the matters described in the first through eleventh bullet above, such effects, changes, events, circumstances, developments, occurrences or state of facts may be taken into account to the extent that they have a disproportionate impact on the referenced party and its subsidiaries, taken as a whole, as compared to other companies operating in the same industry. In addition, with respect to the effects described in the twelfth and thirteenth bullet, the underlying cause of any such effect may be taken into account.

Conduct of Business by Anixter and WESCO Prior to Completion of the Merger

Each of Anixter and WESCO has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of the completion of the merger and the termination of the merger agreement.

Conduct of Business of Anixter

In general, except as expressly contemplated by applicable law, the merger agreement or as may have been previously disclosed in writing by Anixter, Anixter will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. To the extent consistent with the foregoing, Anixter has agreed to use its reasonable best efforts to maintain and preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with Anixter or any of its subsidiaries.

In addition, subject to certain exceptions, Anixter has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without WESCO’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•	declaring, setting aside or paying any dividends on, or making any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Anixter to Anixter or another wholly owned subsidiary of Anixter;
•	splitting, combining, subdividing, recapitalizing or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock;
•	purchasing, repurchasing, redeeming or otherwise acquiring any shares of capital stock of Anixter or any of its subsidiaries, or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except that the foregoing will not prevent (i) Anixter or any of its wholly owned subsidiaries from taking any of the foregoing actions with respect to equity interests of any wholly owned subsidiary of Anixter or (ii) the conversion of any indebtedness owed by any subsidiary of Anixter to Anixter or another subsidiary of Anixter into equity, in each case, solely to the extent that any such action does not result in a material adverse tax consequence to Anixter and its subsidiaries, taken as a whole;
•	authorizing for issuance, issuing, delivering, selling, transferring, assigning, pledging, encumbering or granting, or agreeing or committing to doing any of the foregoing with respect to, any shares of capital stock of Anixter or any of its subsidiaries or any other equity interests of Anixter or any of its subsidiaries, any voting securities of Anixter or any of its subsidiaries or debt instruments having the right to vote on any matters on which holders of common stock of Anixter or certain of its subsidiaries may vote, or any securities convertible into or exchanges for any shares of capital stock of Anixter or its subsidiaries, other than (i) the issuance of Anixter common stock upon the exercise or settlement of Anixter options or restricted stock units outstanding on the date of the merger agreement and in accordance with their terms and (ii) the issuance of any equity interests by a subsidiary of Anixter to Anixter or another wholly owned subsidiary of Anixter;
•	amending its certificate of incorporation, bylaws or other comparable charter or organizational documents or adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Anixter or any of its subsidiaries;
•	acquiring or agreeing to acquire (i) by merger or consolidation with, or by purchase of all or substantially all the assets of or substantially all of the outstanding equity interests of, any business or company or (ii) any assets that are material, individually or in the aggregate, to Anixter;
•	with respect to individual service providers (including directors, officers, employees and independent contractors) of Anixter or any of its subsidiaries: (i) granting any increase in compensation; (ii) paying any bonus; (iii) granting any new awards (including any equity awards); (iv) modifying any existing awards (including to accelerate the vesting or payment thereof) under any benefit plan of Anixter; (v) entering into any employment, consulting, severance, termination or similar agreement with any such individual service provider; (vi) hiring, promoting or terminating any such individual service provider without “cause”; (vii) taking any action to accelerate the time of vesting or payment of any material rights or benefits under any collective bargaining agreement or benefit plan of Anixter in effect as of the date of the merger agreement, except as required by the terms of such collective bargaining agreement or benefit plan; (viii) forgiving any loans, or issuing any loans, to any such service provider, other than routine travel or business expense advances or relocation benefits; or (ix) establishing or adopting any bonus or short-term incentive plan for any calendar year after 2019, except, in each case, to the extent required by any Anixter benefit plan in effect on the date of the merger agreement, in the ordinary course of business consistent with past practice or as required by law. However, the granting of any new equity or equity-based awards, any increase in compensation to certain senior management employees or the establishment or adoption of an annual bonus plan for certain senior management employees for 2020 or later shall in all cases require the consent of WESCO, subject to certain exceptions (including an exception for certain grants of restricted stock unit awards);
•	with respect to any benefit plans of Anixter: (i) changing any actuarial or other assumptions used to calculate funding obligations or changing the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles; (ii) taking any action to fund or securing the payment of compensation or benefits under any such benefit plan by irrevocably setting aside or contributing to a trust or similar funding vehicle that requires that such funds remain segregated from Anixter’s assets, cash, property or a combination thereof for the benefit of individual service providers; or (iii) establishing, adopting, extending, renewing, entering into or amending in any material respect any collective bargaining agreement or any benefit plan of Anixter, except, in the case of clauses (i) and (iii) of this bullet, to the extent required by any benefit plan of Anixter in effect on the date of the merger agreement or in the ordinary course of business consistent with past practice;

•	changing any accounting methods, principles, practices or policies, except as may be required by a change in GAAP, International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect from time to time (“IFRS”), or applicable law;
•	selling, leasing (as lessor), licensing, transferring, pledging, encumbering or otherwise disposing of or subjecting to any lien any of Anixter’s material properties or assets;
•	incurring any indebtedness or guaranteeing, endorsing, assuming or otherwise becoming liable or responsible (directly or indirectly) for any indebtedness of another person, issuing or selling any debt securities or warrants or other rights to acquire any debt securities of Anixter or its subsidiaries or guaranteeing any debt securities of another person, in an amount in excess of $15,000,000 (individually) or $30,000,000 (in the aggregate), except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice and (ii) trade payables, letters of credit, WESCO guarantees and similar arrangements entered into in the ordinary course of business consistent with past practice to or for the benefit of suppliers and manufacturers; provided that Anixter or any of its subsidiaries may not incur, issue, sell or guarantee any such amounts in compliance with the foregoing that are secured by a lien (other than amounts under certain existing credit facilities of Anixter) in excess of $15,000,000 (individually) or $30,000,000 (in the aggregate) unless Anixter delivers payoff letters and release and termination documentation for such amounts on the closing date of the merger;
•	making or agreeing to make any new capital expenditure or expenditures that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $15,000,000 during any fiscal quarter;
•	making, changing or revoking any material tax election, amending any material tax returns, filing any claims for material tax refunds, settling any material tax claim (other than those for which adequate reserves have been established), audit or assessment or surrendering any right to claim a material tax refund, offset or other reduction in tax liability, changing any annual tax accounting period, adopting or changing any method of tax accounting or entering into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. law);
•	making any loan, advance or capital contribution to, or investments in, any person, except for any loans or advances made to employees or any loan, advance or capital contribution to or investments solely between or among Anixter and/or one or more of its subsidiaries in the ordinary course of business consistent with past practices;
•	abandoning any existing business or entering into any new line of business;
•	except as required by applicable law, IFRS or GAAP, revaluing in any material respect any material properties or assets, including writing off notes or accounts receivable;
•	canceling any material indebtedness owed to Anixter or any of its subsidiaries (other than any indebtedness owing from a wholly owned subsidiary of Anixter to Anixter and/or one or more other of its subsidiaries) or waiving, releasing, granting or transferring any material claim or right of material value or consent to the termination of any material claim or right of material value;

•	commencing, settling or compromising any pending or threatened legal proceedings if such settlement would (i) require payment by Anixter in excess of $1,000,000 (in any individual case or series of related cases) or $5,000,000 (in the aggregate with all other legal proceedings), (ii) involve injunctive or equitable relief or (iii) impose any material restrictions or changes on the business or operations of Anixter or any of its subsidiaries;
•	amending, modifying or terminating, or waiving, releasing or assigning rights claims or benefits under, any material contract in such a way as to reduce the expected business or economic benefits thereof or entering into any new contract that, if entered into prior to the date of the merger agreement, would constitute a material contract;
•	selling, licensing, sublicensing, covenanting not to sue under, abandoning, assigning, transferring, disclosing, creating any lien on or otherwise granting any rights under any intellectual property owned by Anixter that is material to Anixter and its subsidiaries, taken as a whole, or amending, renewing, terminating, sublicensing, assigning or otherwise modifying or assigning any license or other agreement by Anixter or any of its subsidiaries with respect to any licensed material intellectual property that is material to Anixter and its subsidiaries, taken as a whole;
•	canceling, terminating or allowing to lapse without a commercially reasonable substitute policy therefor, or amending in any material respect or entering into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;
•	selling or acquiring any real property;
•	entering into or consummating any related party transaction; or
•	authorizing any of, or resolving, committing or agreeing to take any of, the foregoing actions.

Conduct of Business of WESCO

In general, except as expressly contemplated by applicable law, the merger agreement or as may have been previously disclosed in writing by WESCO, WESCO will, and will cause each of its subsidiaries to, conduct its business, taken as a whole in the ordinary course of business, except where any failure to do so, individually or in the aggregate, would not reasonably be expected the have a material adverse effect on WESCO’s ability to consummate the merger in a timely fashion.

In addition, subject to certain exceptions, WESCO has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without Anixter’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed):

•	declaring, setting aside or paying any dividends on, or making any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock, other than (i) dividends and distributions by a direct or indirect wholly owned subsidiary of WESCO to WESCO or another wholly owned subsidiary of WESCO or (ii) cash dividends and distributions with respect to any securities of WESCO capital stock whose issuance is permitted under the terms of the merger agreement;
•	splitting, combining, subdividing, recapitalizing or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock;
•	authorizing for issuance, issuing, delivering, selling, transferring, assigning, pledging, encumbering or granting, or agreeing or committing to doing any of the foregoing with respect to, any shares of capital stock of WESCO or any of its subsidiaries or any other equity interests of WESCO or any of its subsidiaries, any voting securities of WESCO or any of its subsidiaries or debt instruments having the right to vote on any matters on which holders of common stock of WESCO or certain of its subsidiaries may vote, or any securities convertible into or exchanges for any shares of capital stock of WESCO or its subsidiaries, other than (i) the issuance of WESCO common stock, preferred stock or any securities convertible into or exchangeable for shares of WESCO capital stock if such shares would be permitted to be issued without a vote of the holders of the WESCO Series A preferred stock under the certificate of designation if it were in effect (provided that WESCO will not be restricted from issuing preferred stock or securities convertible into or exchangeable into preferred stock if WESCO has reduced the preferred exchange ratio to zero in accordance with the terms of the merger agreement as described above), (ii) the issuance of any equity interests by a subsidiary of WESCO to WESCO or another wholly owned subsidiary of WESCO, and (iii) the grant of, or issuance of shares of WESCO common stock pursuant to any stock appreciation rights, performance share awards, restricted stock units, deferred stock units or other compensatory equity or equity-based awards related to WESCO common stock;

•	amending WESCO’s certificate of incorporation or bylaws, other than (i) as required in connection with the issuance of the WESCO Series A preferred stock or any other shares of WESCO preferred stock issued as permitted by the merger agreement or (ii) (x) as would not reasonably be expected to have a material adverse effect on the ability of WESCO to consummate the merger in timely fashion and (y) unless the preferred exchange ratio has been reduced to zero in accordance with the terms of the merger agreement as described above, that would be permitted without a vote of the WESCO Series A preferred stock under the certificate of designation attached if it were in effect;
•	adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of WESCO;
•	acquiring or agreeing to acquire (i) by merger or consolidation with, or by purchase of all or substantially all the assets of or substantially all of the outstanding equity interests of, any business or company, or (ii) any assets that are material, individually or in the aggregate, to WESCO, in each case, other than transactions that, individually or in the aggregate, would not reasonably be expected to (A) materially delay or prevent the satisfaction of the closing conditions related to antitrust approvals and the absence of inunctions or restraints, or (B) have a material adverse effect on WESCO’s ability to consummate the merger in a timely fashion;
•	solely with respect to WESCO, changing any accounting methods, principles, practices or policies, except as may be required by a change in GAAP, IFRS or applicable law; or
•	authorizing any of, or resolving, committing or agreeing to take any of, the foregoing actions.

Restrictions on Solicitation of Company Takeover Proposals

Certain Definitions

For the purposes of the merger agreement:

•	“acceptable confidentiality agreement” means (i) a confidentiality agreement between Anixter and a person that contains confidentiality obligations of such person that has made a company takeover proposal that, in the good-faith judgment of Anixter, are no less favorable in the aggregate to Anixter than those of WESCO contained in the confidentiality agreement applicable to WESCO, or a less favorable confidentiality agreement, in which case the terms of the confidentiality agreement applicable to WESCO will be deemed modified to the same extent, or (ii) a confidentiality agreement entered into by Anixter with another party in connection with Anixter’s sale process prior to the date of the merger agreement.
•	“company takeover proposal” means any bona fide written offer or proposal that is not withdrawn by any person or group of persons concerning:
•	any acquisition or purchase by such person or group, directly or indirectly, of more than 20% of any class of outstanding voting or equity securities of Anixter, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of any class of outstanding voting or equity securities of Anixter;
•	any sale, lease, exchange, transfer, license or other disposition to such person or group, directly or indirectly, of assets of Anixter or any of its subsidiaries (including equity interests of any subsidiary of Anixter) representing 20% or more of the consolidated assets of Anixter;

•	any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Anixter and such person or group pursuant to which the stockholders of Anixter immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; or
•	any combination of the foregoing.
•	“superior company proposal” means a bona fide written company takeover proposal (except that references in the definition of “company takeover proposal” to “20%” will be replaced by “50%”) received after the date of the merger agreement that did not result from a material breach by Anixter of its “no-shop” obligations that, on its most recently amended or modified terms (if amended or modified), that the Anixter Board determines in good faith (after consultation with Anixter’s outside counsel and financial advisor) to be more favorable from a financial point of view to the holders of Anixter common stock than the merger and is reasonably likely to be timely consummated in accordance with its terms (in each case, taking into account all the terms and conditions of such proposal or offer (including the transaction consideration, identity of the person or group of persons making the company takeover proposal, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement, including any such changes to the terms of the merger agreement proposed by WESCO in response to such proposal or otherwise).

Restrictions on Solicitation of Company Takeover Proposals

Beginning on the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement, Anixter and its subsidiaries:

•	will immediately cease and cause to be terminated, and Anixter will instruct its representatives to terminate, any solicitation, encouragement, discussions or negotiations with any person or its representatives (other than WESCO and Merger Sub and their representatives) conducted prior to the date of the merger agreement with respect to any company takeover proposal;
•	will terminate any person’s (other than Anixter, WESCO and Merger Sub and their respective representatives) access to any physical or electronic data rooms containing the material non-public information of Anixter or any of its subsidiaries; and
•	will not, and Anixter will cause its and its subsidiaries’ respective officers, directors and employees, and will use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:
•	initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a company takeover proposal;
•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in or knowingly facilitate or encourage efforts by, any person or group of persons (or their representatives) that have made, are seeking to make, have informed Anixter of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, a company takeover proposal;
•	take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover law, or any restrictive provision of any applicable anti-takeover provision in Anixter’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a company takeover proposal (and, to the extent permitted thereunder, Anixter will promptly take all steps necessary to terminate any waiver that may previously have been granted to any person other than WESCO and Merger Sub under any such provisions); or
•	resolve, propose or agree to do any of the foregoing.

Anixter, WESCO and Merger Sub have agreed that any violation of the obligations described in this section entitled “Restrictions on Solicitation of Company Takeover Proposals” and the section entitled “—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ], by any representative of Anixter or any of its subsidiaries would be deemed to be a breach of those obligations by Anixter. No later than one business day after the date of the merger agreement, Anixter is required, to the extent it has not previously done so, to deliver a request to each person who executed a confidentiality or similar agreement with Anixter prior to the date of the merger agreement in connection with considering or making a company takeover proposal to promptly return or destroy any non-public information previously furnished or made available to such person or any of its representatives on behalf of Anixter or any of its representatives.

Notwithstanding the non-solicitation obligations set forth above, before receipt of Anixter stockholder approval, in response to a company takeover proposal that did not result from a material breach of the non-solicitation obligations set forth above, if the Anixter Board determines, in good faith, after consultation with outside counsel and Anixter’s financial advisor, that it is reasonably likely to result in a superior company proposal and that failure to take the following actions would be inconsistent with its fiduciary duties under applicable law, then Anixter and its representatives may, in response to such company takeover proposal: (1) furnish information with respect to Anixter and its subsidiaries to the person making such company takeover proposal and its representatives pursuant to an acceptable confidentiality agreement; and (2) participate in discussions and negotiations (including solicitation of a revised company takeover proposal) with such person and its representatives regarding any company takeover proposal. Anixter will make available to WESCO copies of all material non-public information (to the extent that such non-public information has not been previously made available to WESCO) that is made available to any such third party before or substantially concurrently with the time it is made available to such third party. Anixter will not furnish any information or participate in any discussions or negotiations with any person in accordance with the immediately preceding sentence unless Anixter notifies WESCO in writing of its intention to take such action, promptly after the Anixter Board determines to take such action (but in any event not more than twenty-four (24) hours after such determination, which notice shall include the information described in the section entitled “Restrictions on Solicitation of Company Takeover Proposals—Required Notices”).

Required Notices

From the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement:

•	Anixter will promptly, and in any event within one business day of receipt, advise WESCO or its representatives in writing of any company takeover proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any company takeover proposal and the identity of the person or group of persons making any such company takeover proposal or inquiry and provide unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by Anixter or any of its representatives in connection with such company takeover proposal or inquiry, or, if communicated orally, a summary of the material terms of such oral communication; and
•	Anixter will keep WESCO informed on a current basis of the status of any such company takeover proposal or inquiry, including any material developments or change to the material terms thereof.

The terms and existence of any such company takeover proposal will be subject to the confidentiality obligations imposed on WESCO pursuant to the confidentiality agreement applicable to WESCO.

Obligation of the Anixter Board with Respect to Its Recommendation

Anixter Recommendation

The Anixter Board has unanimously recommended that Anixter’s stockholders vote “FOR” the proposal to adopt the merger agreement. Except as described below, Anixter has agreed that (i) this proxy statement/prospectus will include the recommendation of the Anixter Board to Anixter’s stockholders that they give Anixter stockholder approval (the “Anixter recommendation”), and (ii) neither the Anixter Board nor any committee thereof will:

•	change, qualify, withhold, modify or withdraw, or authorize or resolve to change, qualify, withhold, modify or withdraw, in any manner adverse to WESCO, the approval or recommendation by the Anixter Board of the merger agreement or the merger;

•	approve, adopt, endorse or recommend, resolve to or announce its intention to, approve, adopt, endorse or recommend, a company takeover proposal (excluding any confidential, non-public recommendation to review, consider, clarify, discuss, evaluate or negotiate any company takeover proposal) or fail to include the Anixter Board’s recommendation in this proxy statement/prospectus when mailed;
•	within five business days of WESCO’s written request, fail to make or reaffirm the Anixter recommendation following the date any company takeover proposal or material modification to any company takeover proposal is first published or sent or given to the stockholders of Anixter (other than WESCO, Merger Sub or any of their respective affiliates or representatives), provided that WESCO may only make such request twice with respect to any company takeover proposal and once with respect to any material modification to any such company takeover proposal that is made public;
•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any company takeover proposal that is a tender offer or exchange offer within 10 business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that a “stop, look and listen” statement pursuant to Rule 14d-9(f) of the Exchange Act will be deemed not to be an Anixter recommendation change (as defined below)); or
•	publicly propose or agree to do any of the foregoing (any one or more of the foregoing, an “Anixter recommendation change”).

In addition, Anixter has agreed that neither the Anixter Board nor any committee thereof will enter into, approve, adopt, endorse or recommend, or propose publicly to enter into, approve, adopt, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other contract providing for a transaction referred to in the definition of a “company takeover proposal” (other than an acceptable confidentiality agreement).

Anixter Recommendation Change Permitted in Certain Circumstances

The Anixter Board may make an Anixter recommendation change prior to the receipt of Anixter stockholder approval in response to a superior company proposal or intervening event in the following circumstances:

•	In response to a superior company proposal received by Anixter after the date of the merger agreement that did not result from a material breach of the obligations described in the section entitled “Restrictions on Solicitation of Company Takeover Proposals,” if the Anixter Board determines in good faith, after consultation with Anixter’s outside counsel and financial advisor, that a failure to make an Anixter recommendation change would be inconsistent with its fiduciary duties under applicable law, then the Anixter Board may make an Anixter recommendation change, but only if:
•	Anixter notifies WESCO in writing of its intention to take such action, promptly after the Anixter Board determines to take such action but in any event not less than five business days before taking such action, which notice will include the identity of the offeror and a true and complete copy of the most current version of such superior company proposal (including any proposed agreement and any financing and other related documents);
•	for five business days following delivery of such notice Anixter negotiates in good faith with WESCO with respect to any revised proposal from WESCO in respect of the terms of the merger agreement (to the extent WESCO desires to negotiate), it being understood that any amendment or modification to any superior company proposal that is the basis for such proposed Anixter recommendation change will require a new notice of Anixter recommendation change and the start of a new five-business-day period; and
•	upon the end of such five-business-day period (as it may be extended) the Anixter Board will have considered in good faith any revisions to the terms of the merger proposed in writing by WESCO and will have determined in good faith after consultation with Anixter’s outside counsel and financial advisor (1) that the superior company proposal would nevertheless continue to constitute a superior company proposal and (2) that the failure of the Anixter Board to make such an Anixter recommendation change would be inconsistent with its fiduciary duties under applicable law;

•	In response to an intervening event, if the Anixter Board determines in good faith, after consultation with Anixter’s legal counsel and financial advisor, that a failure to make an Anixter recommendation change would be inconsistent with its fiduciary duties under applicable law, then the Anixter Board may make an Anixter recommendation change, but only if:
•	Anixter notifies WESCO in writing of its intention to take such action promptly after the Anixter Board determines to take such action but in any event not less than five business days before taking such action, which notice will specify the reasons therefor and include a description of the applicable intervening event;
•	for five-business-days following delivery of such notice, Anixter negotiates in good faith with WESCO to make adjustments to the terms of the merger (to the extent WESCO desires to negotiate); and
•	following the end of such five-business-day period, the Anixter Board has determined in good faith after consultation with Anixter’s legal counsel and financial advisor that the failure of the Anixter Board to make such an Anixter recommendation change would be inconsistent with its fiduciary duties under applicable law.

For the purposes of the merger agreement, “intervening event” means any action, effect, change, event, circumstance, development, occurrence or state of facts that is material to Anixter and its subsidiaries, taken as a whole, that:

•	is not known to or reasonably foreseeable by the Anixter Board as of the date of the merger agreement;
•	becomes known to or by the Anixter Board prior to obtaining Anixter stockholder approval; and
•	does not relate to (i) a company takeover proposal or any matter relating thereto or consequence thereof, (ii) any action, effect, change, event, circumstance, occurrence or state of facts relating to WESCO, Merger Sub or any of their respective affiliates, (iii) changes in the market price or trading volume of the shares of Anixter common stock in and of themselves or (iv) the fact that Anixter meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that this clause (iv) will not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “intervening event”).

Efforts to Obtain Required Stockholder Approval

Anixter has agreed to hold its special meeting and to use its reasonable best efforts to solicit and secure the required approval of Anixter stockholders to approve and adopt the merger agreement and the merger. The Anixter Board has approved and adopted the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to Anixter stockholders for their consideration and recommending that Anixter stockholders vote “FOR” the proposal to adopt the merger agreement.

Efforts to Complete the Merger

The merger agreement provides that Anixter, WESCO and Merger Sub must use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement. Specifically, these actions include:

•	obtaining all necessary actions or non-actions, waivers, consents and approvals from U.S. and foreign governmental entities;
•	making all necessary registrations and filings (including filings with governmental entities, if any);
•	taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a legal proceeding by, any governmental entity;
•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and
•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

In particular, WESCO has agreed to, and has agreed to cause its subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done:

•	all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement (including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the Antitrust Division, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other governmental entity or person may assert under any law with respect to the transactions contemplated by the merger agreement);
•	to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity or person with respect to the transactions contemplated by the merger agreement so as to enable the closing of the merger to occur as soon as reasonably possible (and in any event no later than the outside date) (including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of WESCO, WESCO’s subsidiaries (including the surviving corporation) or their affiliates, and (ii) otherwise taking or committing to take any actions that after the effective time of the merger would limit the freedom of WESCO, WESCO’s subsidiaries (including the surviving corporation) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any judgment in any legal proceeding that would otherwise have the effect of preventing the closing of the merger, materially delaying the closing of the merger or delaying the closing of the merger beyond the outside date).

Under the terms of the merger agreement, however, WESCO is not obligated to, and Anixter shall not, and shall not permit any of its subsidiaries to, take any action that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on WESCO, Anixter and their respective subsidiaries, taken as a whole, after giving effect to the merger and the other transactions contemplated by the merger agreement.

WESCO has agreed not to (and to cause its subsidiaries and affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the closing of the merger, and to cause its affiliates to comply with the obligations described in this section entitled “—Efforts to Complete the Merger” as if such affiliates were WESCO, and any failure by any of its affiliates to comply with such obligations will be deemed for all purposes of the merger agreement to be a breach of the merger agreement by WESCO.

See the section entitled “The Merger—Regulatory Approvals,” beginning on page [ ], for a description of the material regulatory filings required for the completion of the merger. In connection with such regulatory approvals, Anixter and WESCO will make or file, or cause to made or filed, as promptly as practicable, with the appropriate governmental entities all filings, forms, registrations and notifications required to be filed to consummate the merger under any applicable antitrust laws. Subsequent to such filings, Anixter and WESCO will, and will cause their respective affiliates to, as promptly as practicable, respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with filings made with such governmental entities.

The merger agreement requires Anixter and WESCO to file, or cause to be filed:

•	the notification and report forms required under the HSR Act no later than 10 business days after the date of the merger agreement; and
•	any filings, notifications or submissions (or drafts thereof, as appropriate) required under the antitrust laws of the Canada, Mexico and Turkey as promptly as practicable, but no later than 30 business days, after the date of the merger agreement.

In addition, WESCO, Anixter and Merger Sub also plan to seek approvals under the antitrust laws of Russia and Chile. The receipt of such approvals, however, is not a condition to the closing of the merger.

The parties filed the required notifications with the Antitrust Division and the FTC as of January 27, 2020. We currently expect to receive all antitrust approvals for the completion of the merger in the third quarter of 2020; however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

In connection with the efforts described in this section “—Efforts to Complete the Merger,” each of WESCO and Anixter has agreed to:

•	cooperate with each other in connection with any filing described in this section “—Efforts to Complete the Merger” and in connection with resolving any investigation or other inquiry of any governmental entity under applicable laws with respect to any filing described in this section “—Efforts to Complete the Merger”;
•	keep each other apprised of the status of any communications with and any inquiries or requests for additional information from any governmental entity;
•	comply as promptly as practicable with any such inquiries or requests for additional information;
•	give the other party reasonable prior notice of any filings or submissions described in this section “—Efforts to Complete the Merger” and, to the extent reasonably practicable, of any communications to or from any governmental entity regarding the transactions contemplated by the merger agreement, and provide the other party a reasonable opportunity to review, comment on and discuss in advance, and consider in good faith the views of the other party in connection with, any filings, submissions and communications described in this section “—Efforts to Complete the Merger”; and
•	unless prohibited by applicable law, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the transactions contemplated by the merger agreement without the other party (other than telephone calls regarding routine administrative matters), (2) give the other party reasonable prior notice of any such meeting or substantive conversation, and (3) furnish the other party with copies of all filings, submissions and substantive communications to or from any governmental entity regarding the transactions contemplated by the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, after the effective time of the merger, WESCO will, and WESCO will cause the surviving corporation to, honor all of Anixter’s obligations to exculpate or indemnify and hold harmless (including advancing funds for expenses), to the fullest extent permitted by applicable law, (i) the current and former directors and officers of Anixter and its subsidiaries and (ii) any employee of Anixter or any of its subsidiaries who acts as a fiduciary under any Anixter benefit plan, in each case, for acts or omissions by such persons occurring at or before the effective time of the merger (including acts or omissions relating to the merger agreement and the transactions contemplated by the merger agreement), in each case until the expiration of the applicable statute of limitations with respect to any claims against such persons arising from, relating to or otherwise in respect of, such acts or omissions. The merger agreement also requires WESCO and the surviving corporation to maintain in effect, through the sixth anniversary of the effective time of the merger, the exculpation, indemnification and advancement of expenses provisions of (x) the surviving corporation’s certificate of incorporation as in effect immediately after the effective time of the merger, (y) the bylaws of Anixter and the certificates of incorporation and bylaws or similar organizational documents of any subsidiary of Anixter, in each case as in effect immediately prior to the effective time of the merger, and (z) any indemnification agreements of Anixter or its subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the effective time of the merger, and in each case of clauses (x), (y) and (z) shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of Anixter or any of its subsidiaries.

For a period of six years after the effective time of the merger, WESCO will cause to be maintained in effect the current directors’ and officers’ liability insurance policies of Anixter and its subsidiaries (or substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from, relating to or otherwise in respect of facts or events that occurred at or before the effective time of the merger. However, WESCO is not required to make annual premium payments exceeding $2,200,000 with respect to such policies and, if such insurance coverage cannot be obtained at all or can only be obtained at an annual premium in excess thereof, WESCO will maintain the most advantageous directors’ and officers’ insurance policy obtainable for an annual premium equal to $2,200,000. At Anixter’s option, prior to the effective time of the merger, Anixter may purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as Anixter’s current policies in lieu of WESCO’s obligations to obtain and maintain directors’ and officers’ insurance policies as described in this paragraph. If such “tail” prepaid policy has been obtained by Anixter prior to the effective time, WESCO will cause such policy to be maintained in full force and effect for its full term and cause the surviving corporation to honor all obligations thereunder.

Employee Matters

The merger agreement provides that, from the effective time of the merger until the first anniversary of the closing date of the merger, WESCO will, and will cause each of its subsidiaries (including the surviving corporation) to, provide to each individual who is an employee of Anixter or any of its subsidiaries immediately prior to the effective time of the merger (each such person being a “Anixter employee”):

•	base salary and wages at a rate that is no less favorable than the rate of base salary or wages provided to such Anixter employee immediately prior to the effective time of the merger;
•	a short-term incentive opportunity to each Anixter employee that is not less favorable than the short-term incentive opportunity provided to such employee immediately prior to the effective time of the merger;
•	long-term incentive compensation opportunities to each Anixter employee that are comparable in value to the long-term incentive compensation opportunities provided to such Anixter employee immediately prior to the effective time of the merger, which may be provided in the form of equity-based awards, cash-based awards or a combination thereof, as determined by WESCO in its sole discretion;
•	severance benefits to each Anixter employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Anixter employee immediately prior to the effective time of the merger; and
•	other compensation and employee benefits (including paid-time off) to each Anixter employee that are substantially comparable, in the aggregate, to the other compensation and employee benefits provided to such Anixter employee immediately prior to the effective time of the merger.

In addition, WESCO will, and will cause each of its subsidiaries (including the surviving corporation) to, assume, honor and continue all of Anixter’s and each of its subsidiaries’ employment, severance, retention and termination contracts in accordance with their respective terms as in effect immediately prior to the effective time of the merger, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event) and, until the first anniversary of the closing date of the merger, or such longer period of time as required under the terms of the applicable contract, will do so without any amendment or modification, other than any amendment or modification required to comply with applicable law or as adopted in accordance with the terms of such contract, including the receipt of any required consents. WESCO will, and will cause each of its subsidiaries (including the surviving corporation) to, assume, honor and continue each short-term cash incentive or short-term bonus program covering an Anixter employee as of the effective time of the merger for the applicable performance period that includes the closing date of the merger, and pay Anixter employees such cash incentives or bonuses for the applicable performance measurement period that includes the closing date of the merger in accordance with such programs.

For purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals under any employee benefit plan (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by WESCO or any of its subsidiaries (including the surviving corporation), including any vacation, paid time off and severance plans, each Anixter employee’s service with or otherwise credited by Anixter or any of its subsidiaries prior to the effective time of the merger shall be treated as service with WESCO and any of its subsidiaries (including the surviving corporation) to the same extent such Anixter employee was entitled, prior to the effective time of the merger, to credit for such service under a similar Anixter benefit plan in which such Anixter employee participated immediately prior to the effective time of the merger, except where such service recognition would result in any duplication of benefits or compensation.

In addition, WESCO will, and will cause each of its subsidiaries (including the surviving corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by WESCO or any of its subsidiaries (including the surviving corporation), in which Anixter employees (and their eligible dependents) will be eligible to participate from and after the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Anixter benefit plan immediately prior to the effective time of the merger. WESCO will, and will cause each of its subsidiaries (including the surviving corporation) to, recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Anixter employee (and his or her eligible dependents) during the plan year in which the effective time of the merger occurs for purposes of satisfying such plan year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Anixter employee (and dependents) will be eligible to participate from and after the effective time of the merger.

In addition, WESCO will, and will cause its affiliates, to, on a timely basis, provide Anixter or any of its subsidiaries with such information as Anixter or its applicable subsidiary may reasonably request as is necessary to comply with applicable law requiring it or them to consult with employees of Anixter or any of its subsidiaries, a relevant trade union, a relevant works council or any other employee representatives in relation to the transactions contemplated by the merger agreement, and Anixter will comply with all such laws and obligations and use its reasonable best efforts to complete such consultations as soon as reasonably practicable after the date of the merger agreement. Anixter will keep WESCO reasonably informed about all material steps in the notification and/or consultation processes in the jurisdictions concerned and will provide WESCO with any written communications to be delivered in connection therewith reasonably in advance and consider in good faith any comments WESCO has in respect of such communications. Reasonably in advance of any meeting between Anixter, any of its subsidiaries or its representatives and a trade union, a works council or any other employee representative, Anixter will invite a representative of WESCO to attend such meeting. In connection with these consultations and notifications, Anixter will not, and will cause each of its subsidiaries not to, make or accept any commitments, obligations or undertakings which could materially affect or prejudice the financial, legal or other position of WESCO without the prior written consent of WESCO.

Nothing contained in the merger agreement will (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any employee benefit plan or compensation benefit plan, program, policy, agreement or arrangement, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the employee related covenants in the merger agreement, (iii) obligate WESCO, the surviving corporation, or any of their affiliates to maintain any particular benefit plan program, policy, agreement or arrangement or (iv) prohibit WESCO, the surviving corporation, or any of their affiliates from terminating or modifying the employment or engagement of any particular Anixter employee or other individual service provider.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between WESCO and Anixter in the preparation of this proxy statement/prospectus;
•	consultation between WESCO and Anixter in connection with public statements with respect to the transactions contemplated by the merger agreement;
•	confidentiality and access by the parties to certain information about the other;
•	Anixter taking such steps as may reasonably be necessary or advisable to cause the merger, and any dispositions of Anixter equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Anixter, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	Each of WESCO and Anixter notifying the other party of any stockholder litigation relating to the transactions contemplated by the merger agreement and keeping the other informed regarding any such litigation. WESCO and Anixter have agreed to cooperate with the other in the defense or settlement of any such litigation as well as consult in good faith with each other on a regular basis regarding the defense or settlement of such litigation, giving each other’s advice with respect to such litigation reasonable consideration. Anixter will not settle or offer to settle such litigation without the prior written consent of WESCO, which consent cannot be unreasonably withheld, delayed or conditioned;
•	WESCO and Merger Sub using their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the financing on terms and conditions no less favorable to WESCO and Merger Sub than those described in or contemplated by the commitment letters and Anixter using its reasonable best efforts to provide, and to cause its subsidiaries and its and their respective representatives to use their reasonable best efforts to provide, such cooperation as is customary and reasonably requested by WESCO in connection with the arrangement of the financing;
•	Anixter taking certain actions with respect to its existing indebtedness, including (i) the repayment of its existing credit facilities, (ii) upon WESCO’s request, conducting a tender offer with respect to its 2021 Notes, (iii) upon WESCO’s request, issuing a notice of optional redemption with respect to its 2021 Notes and/or taking actions sufficient to effect the satisfaction and discharge or defeasance of the indenture governing its 2021 Notes, or (iv) upon WESCO’s request, conducting a consent solicitation, tender offer or exchange offer with respect to its 2023 Notes and/or 2025 Notes;
•	Anixter completing an internal corporate reorganization;
•	WESCO and Anixter cooperating to delist the shares of Anixter common stock from the NYSE;
•	WESCO using reasonable best efforts to obtain the approval of the NYSE to list the shares of WESCO common stock and depositary shares to be issued in connection with the merger; and
•	WESCO filing the certificate of designation in substantially the form attached hereto as Annex B with the Secretary of State of the State of Delaware, provided that the preferred exchange ratio has not been reduced to zero in accordance with the terms of the merger agreement.

Conditions to the Merger

The respective obligations of Anixter, WESCO and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) on or before the closing date of the merger of the following conditions:

•	Anixter having obtained Anixter stockholder approval;
•	any waiting period (and any extension thereof) in connection with the antitrust filings required to be made in the United States, Canada, Mexico and Turkey having terminated or expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the antitrust filings to be made in the United States, Canada, Mexico and Turkey having been obtained;
•	there having not been entered and continuing to be in effect any temporary restraining order, preliminary or permanent injunction or other judgment issued by any governmental entity, and there not being in effect any law preventing the consummation of the merger being in effect, in each case, in the United States, Canada, Mexico, Turkey and the United Kingdom;
•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having become effective under the Securities Act, and not being the subject of any stop order or any legal, administrative or other similar proceedings or actions by or before the SEC seeking a stop order; and
•	the shares of WESCO common stock and the depositary shares to be issued in connection with the merger having been approved for listing on the NYSE, subject to official notice of issuance.

In addition, the obligations of WESCO and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•	(i) the representations and warranties of Anixter with respect to organization, standing and power, authorization, board approval and undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality,” “material adverse effect” or like qualifications, in which case such representations are required to be true and correct in all respects) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality,” “material adverse effect” or like qualifications, in which case such representations are required to have been true and correct in all respects) on and as of such other date), (ii) the representations and warranties of Anixter relating to the capitalization of Anixter and ownership of its subsidiaries being true and correct both as of the date of the merger agreement and as of the closing date of the merger in all respects (except for de minimis inaccuracies), and (iii) the other representations and warranties of Anixter being true and correct both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any “materiality,” “material adverse effect” or like qualifications) that, individually and in the aggregate, have not had and would not reasonably be expected to have an Anixter material adverse effect;
•	Anixter having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by it under the merger agreement at or before the closing date of the merger;
•	there not having occurred an Anixter material adverse effect since September 27, 2019; and
•	WESCO having received a certificate executed by Anixter’s Chief Executive Officer and Chief Financial Officer certifying on behalf of Anixter that the conditions described in the three immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

In addition, the obligation of Anixter to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•	(i) the representations and warranties of WESCO with respect to organization, standing and power, authorization, board approval and undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement being true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality,” “material adverse effect” or like qualifications, in which case such representations are required to be true and correct in all respects) both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality,” “material adverse effect” or like qualifications, in which case such representations are required to have been true and correct in all respects) on and as of such other date), (ii) the representations and warranties of WESCO relating to the capitalization of WESCO and ownership of its subsidiaries being true and correct both as of the date of the merger agreement and as of the closing date of the merger in all respects (except for de minimis inaccuracies), and (iii) the other representations and warranties of WESCO being true and correct both as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are required to have been true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any “materiality,” “material adverse effect” or like qualifications) that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on WESCO;

•	WESCO and Merger Sub having performed and complied in all material respects with all covenants and obligations required to be performed or complied with by them under the merger agreement at or before the closing date of the merger;
•	there not having occurred a WESCO material adverse effect since September 30, 2019; and
•	Anixter having received a certificate executed on behalf of WESCO by an officer of WESCO certifying on behalf of WESCO that the conditions described in the three immediately preceding bullets have been satisfied immediately prior to the closing of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after receipt of Anixter stockholder approval under any of the following circumstances:

•	by mutual written consent of WESCO, Merger Sub and Anixter;
•	by written notice from either WESCO or Anixter, if the merger has not been consummated on or before July 10, 2020; provided that if, on such date, any of the conditions to the closing set forth above in the first five bullets of “—Conditions to the Merger” will not have been fulfilled but all other conditions to the closing either have been fulfilled or would have been fulfilled if the closing were to occur on such date, then such date will automatically be extended to October 13, 2020; provided, further, that if, on such date, any of the conditions to the closing set forth above in the second and third bullets of “—Conditions to the Merger” will not have been fulfilled but all other conditions to the closing either have been fulfilled or would have been fulfilled if the closing were to occur on such date, then such date will automatically be extended to January 11, 2021, except that an outside date termination cannot be effected by any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the merger not having been consummated prior to the outside date;
•	by written notice from either WESCO or Anixter, if any law or other legal restraint or prohibition entered or made after the date of the merger agreement has made consummation of the merger illegal, or any governmental entity has issued a final non-appealable judgment permanently enjoining or otherwise permanently prohibiting the merger, except that the termination right described in this bullet will not be available (i) to any party whose material breach of any provision of the merger agreement has been the proximate cause of, or resulted in, the issuance of any such judgment or (ii) in connection with any such law or other such legal restraint or prohibition other than any law, legal restraint or prohibition of any governmental entity in the United States, Canada, Mexico, Turkey or the United Kingdom or any such judgment other than a judgment of a court of competent jurisdiction in the United States, Canada, Mexico, Turkey or the United Kingdom;
•	by written notice from either WESCO or Anixter, if, upon a vote at a duly convened meeting of Anixter stockholders to obtain Anixter stockholder approval (including any adjournment or postponement thereof), Anixter stockholder approval is not obtained;
•	by written notice from WESCO, if Anixter has breached or failed to perform in any material respect any of Anixter’s representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “—Conditions to the Merger,” beginning on page [ ], to be satisfied, and (ii) cannot be or has not been cured within 30 days after WESCO gives Anixter written notice of such breach, except that, to effect an Anixter breach termination, WESCO must not then be in breach of any of its representations, warranties or covenants contained in the merger agreement;
•	by written notice from WESCO, before receipt of Anixter stockholder approval, if either (i) the Anixter Board or any committee thereof makes an Anixter recommendation change or (ii) Anixter has materially breached the covenants and agreement described in the sections entitled “—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [ ], and “—Obligation of the Anixter Board with Respect to Its Recommendation,” beginning on page [ ], and such breach has resulted in the receipt by Anixter of a company takeover proposal;

•	by written notice from Anixter, if WESCO has breached or failed to perform in any material respect any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the consummation of the merger described in the section entitled “—Conditions to the Merger,” beginning on page [ ], to be satisfied, and (ii) cannot be or has not been cured within 30 days after Anixter gives WESCO written notice of such breach, except that, to effect a WESCO breach termination, Anixter must not then be in breach of any of its representations, warranties or covenants in the merger agreement; or
•	by written notice from Anixter, before receipt of Anixter stockholder approval, if:
•	the Anixter Board has received a superior company proposal;
•	Anixter has complied in all material respects with its obligations described in the section entitled “—Obligation of the Anixter Board with Respect to Its Recommendation—Anixter Recommendation Change Permitted in Certain Circumstances,” beginning on page [ ], to the extent applicable;
•	Anixter has previously paid or concurrently pays or causes to be paid the termination fee described in the section entitled “—Expenses; Termination Fees,” beginning on page [ ]; and
•	the Anixter Board concurrently approves, and Anixter concurrently enters into, a definitive agreement providing for the implementation of such superior company proposal.

Effect of Termination

In the event of termination of the merger agreement by either Anixter or WESCO in accordance with its terms, the merger agreement will forthwith become void and have no effect, without any liability or obligation on the part of WESCO, Merger Sub or Anixter (other than certain provisions of the merger agreement that survive termination).

If the merger agreement is terminated and WESCO has the right to receive payment from Anixter of the termination fee or expense reimbursement described in the section entitled “—Expenses; Termination Fees,” beginning on page [ ], the payment of such termination fees or expense reimbursement (together with any applicable expenses and interest and certain other payment obligations of WESCO under the merger agreement) will be the sole and exclusive remedy (other than specific performance to the extent provided in the merger agreement) of WESCO, Merger Sub and their respective affiliates and representatives against Anixter and its directors, employees, officers, affiliates and representatives for any loss or damage suffered as a result of the failure of the transactions contemplated by the merger agreement or for a breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement. Upon payment of such termination fee or expense reimbursement, none of Anixter or its directors, officers, employees, affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement (other than Anixter’s obligation to pay to WESCO and Merger Sub any such termination fee or expense reimbursement that is due and payable). However, the payment of such termination fee or expense reimbursements will not abridge or otherwise modify any of Anixter’s liabilities for fraud or a willful breach.

If the merger agreement is terminated and Anixter has the right to receive payment from WESCO of the reverse termination fee described in the section entitled “—Expenses; Termination Fees,” beginning on page [ ], the payment of such reverse termination fee and any damages payable in connection with an action brought against WESCO by Anixter on behalf of the Anixter stockholders as described in the section entitled “—No Third-Party Beneficiaries” (together with any applicable expenses and interest and certain other payment obligations of WESCO under the merger agreement), will be the sole and exclusive remedy (other than specific performance to the extent provided in the merger agreement) of Anixter and its respective affiliates and representatives against WESCO, Merger Sub and their respective directors, employees, officers, affiliates and representatives for any loss or damage suffered as a result of the failure of the transactions contemplated by the merger agreement or for a breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise or in respect of any oral representation made or alleged to have been made in connection with the merger agreement or any document delivered in connection with the merger agreement. Upon payment of such reverse termination fee and/or damages, none of WESCO, Merger Sub or their respective directors, officers, employees, affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement (other than WESCO’s obligation to pay to Anixter any such reverse termination fee that is due and payable). However, the payment of such reverse termination fee will not abridge or otherwise modify any of WESCO’s liabilities for fraud or a willful breach.

Expenses; Termination Fees

In general, the merger agreement provides that all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Termination Fees

Anixter is required to pay to WESCO a nonrefundable termination fee of $100 million:

•	if Anixter effects a superior company proposal termination, in which case the termination fee would be payable on the date of such termination;
•	if (i) a person makes a company takeover proposal (except that references in the definition of “company takeover proposal” to “20%” are replaced by “50%”) (a “qualifying transaction”) and thereafter either WESCO effects an Anixter breach termination or Anixter effects an outside date termination at a time when WESCO had the right to effect an Anixter breach termination and (ii) within 12 months of such termination Anixter consummates, or enters into a definitive agreement to consummate and subsequently consummates, a qualifying transaction, in which case the termination fee would be payable on the date of the consummation of such qualifying transaction;
•	if WESCO effects a specified termination or Anixter or WESCO effects an outside date termination at a time at which WESCO had the right to effect a specified termination, in which case the termination fee would be payable within two business days of such termination; or
•	if (i) any person makes a company takeover proposal for a qualifying transaction that was publicly disclosed before the meeting of Anixter stockholders to obtain the requisite vote of the holders of Anixter common stock to approve and adopt the merger and the merger agreement but not publicly withdrawn by the date of such meeting of Anixter stockholders, (ii) thereafter a non-approval termination is effected and (iii) within 12 months of such termination Anixter consummates, or enters into a definitive agreement to consummate and subsequently consummates, a qualifying transaction, in which case the termination fee would be payable on the date of the consummation of such qualifying transaction.

WESCO Expense Reimbursement

In the event that a non-approval termination is effected, within two business days after such termination, Anixter must reimburse WESCO, Merger Sub and their respective affiliates for all reasonable out-of-pocket fees and expenses (not to exceed $25 million) incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. Any such expenses reimbursed by Anixter would be credited against any termination fee that might later be payable.

Upon termination of the merger agreement under specified circumstances, including the termination by either party because certain required regulatory clearances either are not obtained before the outside date or are denied, WESCO would be required to pay Anixter the reverse termination fee of $190 million.

Reverse Termination Fees

WESCO is required to pay Anixter a nonrefundable termination fee of $190 million:

•	if WESCO or Anixter effects a legal restraint termination, provided that the applicable law or other legal restraint or prohibition making the consummation of the merger illegal is, or the judgment permanently enjoining or otherwise permanently prohibiting the merger arises under, certain antitrust laws, in which case the termination fee would be payable within two business days of such termination; or

•	if WESCO or Anixter effects an outside date termination, and as of such termination the only conditions to closing that were not satisfied (other than those conditions that by their nature are satisfied on the closing date, provided such conditions would have been capable of satisfaction if closing occurred on the termination date) were the condition related to obtaining required regulatory clearances or illegality or injunction arising under certain antitrust laws, in which case the termination fee would be payable within two business days of such termination.

In no event will the reverse termination fee be payable more than once.

Amendment and Waiver

The merger agreement provides that, at any time before the effective time of the merger, the parties may amend the merger agreement, or grant an extension of waiver under the merger agreement, with the approval of their respective boards of directors or equivalent governing bodies, except that (i) after receipt of Anixter stockholder approval, the parties will not amend or waive any provision of the merger agreement in a manner that requires further approval by Anixter stockholders without the further approval of such stockholders, and (ii) no amendment or waiver can be made under the merger agreement after the effective time of the merger. Any such amendment, extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the applicable parties.

No Third-Party Beneficiaries

While the merger agreement generally is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, it provides for limited exceptions in favor of (i) with respect to certain provisions of the merger agreement, WESCO’s lenders and their related parties, (ii) each present and former director and officer of Anixter to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions described in the section entitled “—Indemnification; Directors’ and Officers’ Insurance,” beginning on page [ ], (iii) Anixter, on behalf of the holders of Anixter common stock, to recover damages (based on the economic benefits of the merger to the holders of Anixter common stock resulting from the premium of the merger consideration value over the trading prices of Anixter common stock before the October 30, 2019 announcement of the CD&R merger agreement, but net of the amount of the reverse termination fee, if paid) in the event that WESCO or Merger Sub breaches the merger agreement, and such breach was the proximate cause of, or resulted in, the failure of the merger to be consummated (whether or not this merger agreement has been terminated), and (iv) following the effective time of the merger, each Anixter stockholder regarding his, her or its right to receive the treatment of Anixter options and restricted stock units as described in the section entitled “—Treatment of Anixter Equity Awards,” beginning on page [ ].

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under any applicable conflict of laws principles to the extent they are not mandatorily applicable.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of the merger agreement and in respect of the transactions contemplated by the merger agreement will be heard and determined in the Court of Chancery or, if subject matter jurisdiction is declined by or unavailable in the Court of Chancery, any other state or federal court sitting in the state of Delaware.

Notwithstanding the immediately preceding two paragraphs of this section entitled “—Governing Law; Jurisdiction,” the merger agreement provides that any legal proceeding against WESCO’s lenders or any of their related parties arising out of or relating to the merger agreement or the debt commitment letter is subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York, and any such legal proceeding is governed by, and construed in accordance with, the laws of the state of New York, regardless of the laws that might otherwise govern under any applicable conflict of laws principles to the extent they are not mandatorily applicable.

Specific Enforcement

WESCO, Merger Sub and Anixter have recognized and agreed in the merger agreement that in the event that any provision of the merger agreement is not performed in accordance with its specific terms or otherwise breached, irreparable damage would occur for which monetary relief, even if available, would not be an adequate remedy. Accordingly, the merger agreement provides that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof. The parties have agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy.

THE VOTING AGREEMENT

The following is a summary of selected material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is attached to this proxy statement/prospectus as Annex F. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and not by this summary or any other information contained in this proxy statement/prospectus. Anixter urges you to carefully read the voting agreement in its entirety before making any decisions regarding the merger.

Generally

In order to induce WESCO to enter into the merger agreement, concurrently with the execution and delivery of the merger agreement on January 10, 2020, WESCO entered into a voting agreement with Samstock/SZRT, L.L.C., Samstock/SIT, L.L.C., KMJZ Investments L.L.C., Samstock/ZFT, L.L.C., Samstock/Alpha, L.L.C., SZ Intervivos QTIP Trust and Zell Family Foundation. The voting agreement covers a total of 3,640,337 shares of Anixter common stock owned by the voting agreement stockholders that are parties to the voting agreement, representing approximately 10.8% of the outstanding shares of Anixter common stock as of February 5, 2020. However, the voting agreement stockholders are permitted to donate up to 600,000 of these shares of Anixter common stock to charitable organizations, free of restrictions under the voting agreement. If these donations are made, approximately 9.0% of the outstanding shares of Anixter common stock will remain subject to the voting agreement. The shares subject to the voting agreement are referred to as “covered shares.”

Agreement to Vote

Pursuant to the voting agreement, the voting agreement stockholders agreed that, at every meeting of Anixter’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Anixter’s stockholders by written consent with respect to any of the following matters, each voting agreement stockholder will vote (including via proxy) all of such stockholder’s covered shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such stockholder’s covered shares):

•	in favor of adopting the merger agreement; and
•	against (a) any action or agreement that would reasonably be expected to result in a breach of the merger agreement or result in any condition to the closing of the merger not being satisfied on a timely basis, (b) any company takeover proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the merger agreement, the merger or the other transactions contemplated by the merger agreement and (c) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the merger and the other transactions contemplated by the merger agreement.

Each voting agreement stockholder has also agreed to be represented in person or by proxy at every meeting of Anixter’s stockholders (and at every adjournment or postponement thereof) in order for its covered shares to be counted as present for purposes of establishing a quorum.

Transfer Restrictions

The voting agreement stockholders also have agreed to certain restrictions on the transfer of their respective covered shares prior to the adoption of the merger agreement by Anixter stockholders. Each has agreed not to (a) directly or indirectly, offer, sell, assign, encumber, pledge, hypothecate, dispose, loan or otherwise transfer (by operation of law or otherwise), either voluntarily or involuntarily, or enter into any option or other contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of law or otherwise), of any covered shares or any interest in any covered shares (in each case other than the voting agreement being entered into in connection with the merger), (b) deposit such covered shares into a voting trust, enter into a voting agreement or arrangement with respect to such covered shares or grant any proxy or power of attorney with respect to such covered shares, (c) enter into any hedge, swap or other transaction or contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any covered shares, whether any such transaction is to be settled by delivery of covered shares, in cash or otherwise or (d) enter into any contract or commitment (whether or not in writing) to take any of the foregoing actions, in each case subject to certain exceptions for existing pledge arrangements and transfers to any family member (including a trust for such family member’s benefit), provided that the transferee agrees to be bound by the voting agreement. In addition, the voting agreement stockholders may transfer by gift an aggregate of not more than 600,000 covered shares to any charitable foundations or organizations free of the restrictions in the voting agreement, provided that any transfer by a voting agreement stockholder to the Zell Family Foundation is not subject to the terms and conditions of the voting agreement. The voting agreement stockholders may also transfer covered shares to any other voting agreement stockholder or an affiliate of any such voting agreement stockholder, or any family member of such voting agreement stockholder (including a trust for such family member’s benefit).

Non-Solicitation

Additionally, from and after the date of the merger agreement, the voting agreement stockholders have each agreed, subject to certain exceptions, that they will not, and will cause their representatives not to, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage any inquiries or the making of proposals or offers that constitute, or would reasonably be expected to lead to, a company takeover proposal, including by furnishing non-public information regarding Anixter or any of its subsidiaries to any third person in connection therewith;
•	participate in discussions or negotiations with, or furnish information (whether orally or in writing) or access to the business, properties, assets, books or records of Anixter or any of its subsidiaries to, or otherwise cooperate with, assist or participate in or knowingly facilitate or encourage efforts by, persons (or representatives of persons) that have made, are seeking to make, have informed Anixter of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, a company takeover proposal;
•	amend, grant a waiver of or terminate any “standstill” or similar obligation of any person with respect to Anixter or any of its subsidiaries; or
•	resolve, propose or agree to do any of the foregoing.

However, notwithstanding the preceding four obligations, if Anixter is permitted, as described in the section entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [      ], to have discussions or negotiations in response to a company takeover proposal that did not result from a breach (other than a breach that is immaterial and unintentional) of the obligations of Anixter in the section entitled “The Merger Agreement—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page [      ], the voting agreement stockholders and their respective representatives may participate in discussions or negotiations with such person making such acquisition proposal, to the extent that Anixter is permitted to do so under the terms of the merger agreement.

Termination

The voting agreement terminates automatically upon the earlier of:

•	the effective time of the merger; and
•	the termination of the merger agreement in accordance with its terms.

In addition, any voting agreement stockholder may elect in its sole discretion to terminate the voting agreement promptly following the entry into any amendment to the merger agreement, without the prior written consent of such stockholder, that reduces or changes the form of the merger consideration payable to such voting agreement stockholder.

Governing Law

The voting agreement is governed by Delaware law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 10, 2020, Anixter, WESCO and Merger Sub entered into a merger agreement that provides for the acquisition of Anixter by WESCO. Subject to approval of Anixter stockholders, the receipt of certain regulatory approvals, and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions set forth in the merger agreement, WESCO will acquire Anixter through the merger of Merger Sub with and into Anixter, with Anixter surviving the merger and becoming a wholly owned subsidiary of WESCO.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the merger and the related financing transactions. It sets forth:

•	The historical condensed consolidated financial information of WESCO as of and for the nine months ended September 30, 2019, derived from WESCO’s unaudited consolidated financial statements, and the historical consolidated statement of income of WESCO for the year ended December 31, 2018, derived from WESCO’s audited consolidated financial statements;
•	The historical condensed consolidated financial information of Anixter as of and for the nine months ended September 27, 2019, derived from Anixter’s unaudited consolidated financial statements, and the historical consolidated statement of income of Anixter for the year ended December 28, 2018, derived from Anixter’s audited consolidated financial statements;
•	Pro forma adjustments to give effect to WESCO’ acquisition of Anixter and funding of the merger on WESCO’s consolidated balance sheet as of September 30, 2019, as if the merger closed on September 30, 2019; and
•	Pro forma adjustments to give effect to WESCO’s acquisition of Anixter and funding of the merger on WESCO’s consolidated statements of income for the nine months ended September 30, 2019 and for the year ended December 31, 2018, as if the merger closed on January 1, 2018, the first day of WESCO’s 2018 fiscal year.

WESCO and Anixter have different fiscal years. WESCO’s fiscal year ends on December 31, whereas Anixter’s fiscal year ends on the Friday nearest December 31. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X of the Exchange Act.

The historical condensed consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of WESCO and Anixter.

This unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is based on assumptions and estimates considered appropriate by WESCO’s management; however, it is not necessarily indicative of what WESCO’s consolidated financial condition or results of operations would have been assuming the transactions had been consummated as of the dates indicated, nor does it purport to represent WESCO’s consolidated financial position or results of operations for future periods. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and are subject to change. This unaudited pro forma condensed combined financial information does not consider any impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies or other synergies that may be achieved in the merger or any strategies that management may consider in order to continue to efficiently manage WESCO’s operations. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors” beginning on page 0.

This pro forma condensed combined financial information should be read in conjunction with:

•	WESCO’s unaudited condensed consolidated financial statements and the related notes thereto as of and for the nine months ended September 30, 2019 included in WESCO’s Quarterly Report on Form 10-Q for the quarter then ended September 30, 2019;
•	WESCO’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2018 included in WESCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	Anixter’s unaudited condensed consolidated financial statements and the related notes thereto as of and for the nine months ended September 27, 2019 included in Anixter’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2019;
•	Anixter’s audited consolidated financial statements and the related notes thereto as of and for the year ended December 28, 2018 included in Anixter’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018; and
•	The accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated information of WESCO and Anixter, and reflect adjustments to the historical information in accordance with Article 11 of Regulation S-X of the Exchange Act. The following unaudited pro forma condensed combined financial information primarily gives effect to:

•	application of the acquisition method of accounting in connection with the merger;
•	adjustments to reflect financing arrangements entered into in connection with the merger; and
•	transaction costs incurred in connection with the merger.

Accounting Standards Codification (“ASC”) Topic 805, Business Combinations requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the then-current market price at the date the merger is completed. For additional information, see the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information—Note 2: Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation,” beginning on page 0.

The acquisition method of accounting uses fair value concepts as defined by ASC Topic 820, Fair Value Measurement. ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. This is an exit price concept for the valuation of an asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, WESCO may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect WESCO’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 includes adjustments which give effect to events that are directly attributable to the merger regardless of whether they are expected to have a continuing impact on the combined company’s results or are non-recurring. Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total merger related transaction costs (excluding financing fees) are estimated to be approximately $49 million. As there is no continuing impact on the combined results of WESCO and Anixter, these costs are not included in the unaudited pro forma condensed combined statements of income. These anticipated merger related transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as a reduction to cash and retained earnings. Estimated transaction costs related to the merger may also differ in amount to the actual amount incurred at the effective time of the merger.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the merger. WESCO has not completed the detailed valuation studies necessary to determine the fair value of Anixter’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price. The final determination of the allocation of the purchase price will be based on Anixter’s assets acquired and liabilities assumed as of the effective time of the merger.

WESCO estimated the fair value of Anixter’s assets and liabilities based on discussions with Anixter’s management, preliminary valuation studies and financial due diligence. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by WESCO. WESCO believes these accounting policies are similar in most material respects to those of Anixter. Certain reclassifications have been made to conform the presentation of Anixter’s financial information to that of WESCO. These reclassifications reflect the break-out of selling, general and administrative expenses; depreciation and amortization to conform to WESCO’s presentation, as such they have no effect on previously recorded income. Upon completion of the merger, or as more information becomes available, WESCO will perform a more detailed review of Anixter’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Anixter’s results of operations or reclassification of assets or liabilities to conform to WESCO’s accounting policies and classifications. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial information.

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2019
(in thousands)

	WESCO historical	Anixter historical	Pro forma merger adjustments (Note 3)		Funding of the merger (Note 3)		WESCO combined pro forma
Assets
Current assets:
Cash and cash equivalents	$138,160	$95,685	$(3,244,665	)(a)	$3,125,139	(a)	$114,319
Trade accounts receivable, net	1,315,026	1,658,351	—		—		2,973,377
Other accounts receivable	82,357	—	—		—		82,357
Inventories	961,997	1,339,045	133,055	(b)	—		2,434,097
Prepaid expenses and other current assets	80,940	46,255	—		—		127,195
Total current assets	2,578,480	3,139,336	(3,111,610)		3,125,139		5,731,345
Property, buildings and equipment, net	174,459	167,044	—		—		341,503
Operating lease assets	237,252	252,815	—		—		490,067
Intangible assets, net	293,493	365,875	1,134,125	(c)	—		1,793,493
Goodwill	1,746,071	833,265	927,779	(d)	—		3,507,115
Other assets	17,656	109,132	—		—		126,788
Total assets	$5,047,411	$4,867,467	$(1,049,706)		$3,125,139		$11,990,311
Liabilities and Equity
Current liabilities:
Accounts payable	$849,584	$1,265,930	$—		$—		$2,115,514
Accrued payroll and benefit costs	50,205	315,045	—		—		365,250
Short-term debt	25,561	—	—		—		25,561
Current portion of long-term debt, net	338	—	—		—		338
Bank overdrafts	18,774	—	—		—		18,774
Other current liabilities	160,062	58,646	(14,953	)(e)	—		203,755
Total current liabilities	1,104,524	1,639,621	(14,953)		—		2,729,192
Long-term debt, net	1,346,333	1,083,210	(442,882	)(f)	2,485,139	(a)	4,471,800
Operating lease liabilities	182,044	200,980	—		—		383,024
Deferred income taxes	147,832	46,540	290,320	(g)	—		484,692
Other noncurrent liabilities	79,968	145,751	—		—		225,719
Total liabilities	$2,860,701	$3,116,102	$(167,515)		$2,485,139		$8,294,427

Stockholders’ equity:
Preferred stock, at par value	$—	$—	$—	(h)	$—		$—
Common stock, at par value	593	34,194	(34,113	)(h)	132	(a, h)	806
Class B non-voting convertible common stock, at par value	43	—	—		—		43
Additional capital	1,034,888	307,311	621,739	(h)	639,868	(a, h)	2,603,806
Retained earnings	2,477,259	1,682,752	(1,742,709	)(h)	—		2,417,302
Treasury stock	(937,135)	—	—		—		(937,135)
Accumulated other comprehensive loss	(382,530)	(272,892)	272,892	(h)	—		(382,530)
Total WESCO International Inc's stockholders' equity	2,193,118	1,751,365	(882,191)		640,000		3,702,292
Non-controlling interests	(6,408)	—	—		—		(6,408)
Total stockholders' equity	2,186,710	1,751,365	(882,191)		640,000		3,695,884
Total liabilities and stockholders' equity	$5,047,411	$4,867,467	$(1,049,706)		$3,125,139		$11,990,311

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2018
(in thousands, except per share amounts)

	WESCO historical	Anixter historical	Pro forma merger adjustments (Note 3)		Funding of the merger (Note 3)		WESCO combined pro forma
Net sales	$8,176,601	$8,400,151	$—		$—		$16,576,752
Cost of goods sold (excluding depreciation and amortization)	6,609,220	6,742,153	—		—		13,351,373
Selling, general and administrative expenses	1,151,944	1,279,396	6,667	(i)	—		2,438,007
Depreciation and amortization	62,997	68,929	41,454	(j)	—		173,380
Income from operations	352,440	309,673	(48,121)		—		613,992
Net interest and other	71,415	86,495	(27,784	)(k)	143,229	(k)	273,355
Income before income taxes	281,025	223,178	(20,337)		(143,229)		340,637
Provision for income taxes	55,670	66,869	(5,260	)(l)	(36,440	)(l)	80,839
Net income	225,355	156,309	(15,077)		(106,789)		259,798
Less: Net loss attributable to non-controlling interests	(1,988)	—	—		—		(1,988)
Net income attributable to WESCO International, Inc.	227,343	156,309	(15,077)		(106,789)		261,786
Preferred dividends	—	—	49,726	(m)	—		49,726
Income applicable to common stockholders	$227,343	$156,309	$(64,803)		$(106,789)		$212,060

Basic earnings per common share(n)	$4.87						$3.12
Diluted earnings per share(n)	$4.82						$2.77
Weighted average number of common shares outstanding:
Basic	46,722						68,051
Diluted	47,199						76,576

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

WESCO INTERNATIONAL, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019
(in thousands, except per share amounts)

	WESCO historical	Anixter historical	Pro forma merger adjustments (Note 3)		Funding of the merger (Note 3)		WESCO combined pro forma
Net sales	$6,259,465	$6,593,300	$—		$—		$12,852,765
Cost of goods sold (excluding depreciation and amortization)	5,067,799	5,278,014	—		—		10,345,813
Selling, general and administrative expenses	883,222	979,003	5,000	(i)	—		1,867,225
Depreciation and amortization	46,035	54,168	32,732	(j)	—		132,935
Income from operations	262,409	282,115	(37,732)		—		506,792
Net interest and other	47,934	58,343	(25,577	)(k)	105,188	(k)	185,888
Income before income taxes	214,475	223,772	(12,155)		(105,188)		320,904
Provision for income taxes	44,970	61,870	(3,234	)(l)	(26,559	)(l)	77,047
Net income	169,505	161,902	(8,921)		(78,629)		243,857
Less: Net loss attributable to non-controlling interests	(824)	—	—		—		(824)
Net income attributable to WESCO International, Inc.	170,329	161,902	(8,921)		(78,629)		244,681
Preferred dividends	—	—	37,294	(m)	—		37,294
Income applicable to common stockholders	$170,329	$161,902	$(46,215)		$(78,629)		$207,387

Basic earnings per common share(n)	$3.91						$3.20
Diluted earnings per share(n)	$3.88						$2.71
Weighted average number of common shares outstanding:
Basic	43,545						64,874
Diluted	43,900						76,419

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Information”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1: Description of the Transaction and Basis of Pro Forma Presentation

On January 10, 2020, WESCO and Anixter announced that they had entered into the merger agreement providing for the acquisition of Anixter by WESCO. The merger agreement provides that, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in the merger agreement, Merger Sub will merge with and into Anixter, with Anixter continuing as the surviving corporation and a wholly owned subsidiary of WESCO. At the effective time of the merger, each outstanding share of Anixter common stock, par value $1.00 per share, will automatically be converted into the right to receive (i) $70.00 in cash, without interest, subject to adjustment pursuant to the terms of the merger agreement as further described below, (ii) 0.2397 shares of WESCO common stock, subject to adjustment pursuant to the terms of the merger agreement as further described below, and (iii) 0.6356 depositary shares, each representing a 1/1,000th interest in a share of WESCO Series A preferred stock, subject to adjustment pursuant to the terms of the merger agreement as further described below.

The merger agreement provides for downside protection for the value of WESCO common stock, such that if the average WESCO stock price is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price is less than $47.10, the amount of the cash consideration will be increased by $2.82.

The merger agreement also provides that WESCO may elect to substitute additional cash consideration to reduce the preferred stock consideration on a dollar-for-dollar basis (valuing the preferred stock consideration for this purpose based on the value of the liquidation preference of the underlying WESCO Series A preferred stock). WESCO may not, however, reduce the preferred stock consideration if the aggregate face amount of the preferred stock consideration issued would be less than $100 million, unless the preferred stock consideration issued is reduced to zero. As of the date of this proxy statement/prospectus, WESCO has not made any determination to reduce the amount of the preferred stock consideration.

The merger agreement also provides that the common stock consideration may be reduced to the minimum extent necessary, and the cash consideration increased to ensure that the issuance of WESCO common stock at closing does not exceed 19.9% of the issued and outstanding shares of WESCO common stock immediately prior to the effective time.

The parties currently expect that the merger will be completed during the second or third quarter of calendar year 2020, subject to the satisfaction of customary closing conditions, including approval by Anixter stockholders and receipt of regulatory approval in the United States, Canada, and certain other foreign jurisdictions.

WESCO currently anticipates the estimated purchase consideration to be approximately $4.1 billion of which $3.2 billion will be required to pay the aggregate cash portion of the merger consideration, and includes settling certain Anixter preexisting obligations (as defined in “—NOTE 2: Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation below” beginning on page [ ]) of $596 million. WESCO has assumed, for the purposes of the unaudited pro forma condensed combined financial information, that it will issue up to $1.95 billion in aggregate principal amount of senior unsecured notes to partially fund the cash portion of the merger consideration and expects to utilize cash on hand and proceeds from equity issuances for the remainder of the cash portion of the merger consideration. Additionally, WESCO has obtained an unsecured bridge loan commitment of $3.1 billion that would be funded only to the extent some or all of the senior unsecured notes are not issued prior to the completion of the merger, and a commitment to provide a senior secured asset based revolving credit facility of $1.2 billion. There can be no assurance that WESCO will finance the merger in this anticipated manner.

The unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated information of WESCO and Anixter, and reflect adjustments to the historical information in accordance with Article 11 of Regulation S-X of the Exchange Act using the acquisition method of accounting, as defined by ASC 805, and using the fair value concepts as defined in ASC 820. As a result, WESCO will record the business combination in its consolidated financial statements and will apply the acquisition method to account for Anixter’s assets acquired and liabilities assumed upon completion of the merger. The acquisition method requires the recording of identifiable assets acquired and liabilities assumed at their fair values on the acquisition date, and the recording of goodwill for the excess of the purchase price over the aggregate fair value of the identifiable assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what WESCO’s financial position or results of operations would have been had the Anixter acquisition been consummated on the dates indicated, nor is it necessarily indicative of what WESCO’s financial position or results of operations will be in future periods. The historical financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results of operations. Additionally, the preliminary unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies.

To prepare the unaudited pro forma condensed combined financial information, WESCO adjusted Anixter’s assets and liabilities to their estimated fair values based on preliminary valuation procedures performed. As of the date of this proxy statement/ prospectus, WESCO has not completed the detailed valuation procedures necessary to finalize the required estimated fair values and lives of Anixter’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The final valuation and related allocation of the purchase price will be determined after the transaction is completed. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Also, as of the date of this proxy statement/prospectus, WESCO has not identified all adjustments necessary to conform Anixter’s accounting policies to WESCO’ accounting policies. WESCO will conduct a final review of Anixter’s accounting policies as of the date of the completion of the merger in an effort to determine if differences in accounting policies require adjustment or further reclassification of Anixter’s results of operations, assets or liabilities to conform to WESCO’s accounting policies and classifications. As a result of this review, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments.

The unaudited pro forma condensed combined financial information, and accompanying notes thereto, should be read in conjunction with the historical consolidated financial statements and accompanying notes of WESCO and Anixter included in their respective Annual Reports on Form 10-K for the fiscal years ended December 31, 2018 and December 28, 2018, respectively, and subsequent Quarterly Reports on Form 10-Q for the periods ended September 30, 2019 and September 27, 2019, respectively, each of which has been incorporated by reference in this filing.

Accounting periods presented

WESCO and Anixter have different fiscal years. WESCO’s fiscal year ends on December 31, whereas Anixter’s fiscal year ends on the Friday nearest December 31. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of September 30, 2019 has been prepared as if the merger, the estimated borrowings and equity issuances used to finance the merger, the issuance of WESCO common stock to Anixter stockholders and the issuance of depositary shares representing an interest in the WESCO Series A preferred stock to Anixter stockholders occurred on September 30, 2019 and combines WESCO’s balance sheet as of September 30, 2019 with Anixter’s balance sheet as of September 27, 2019. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2018 and the nine months ended September 30, 2019 have been prepared as if the merger; the estimated borrowings and equity issuances used to finance the merger; the issuance of WESCO common stock to Anixter stockholders occurred on January 1, 2018, the first day of WESCO’s 2018 fiscal year; combines the historical results of WESCO for the year ended December 31, 2018 and the historical results of Anixter for the year ended December 28, 2018; and combines the historical results of WESCO for the nine months ended September 30, 2019 and the historical results of Anixter for the nine months ended September 27, 2019 for purposes of the unaudited pro forma condensed combined statement of income for the year and nine months ended December 31, 2018 and September 30, 2019 respectively.

NOTE 2: Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

The preliminary estimated fair value of purchase consideration to be transferred on the Acquisition Date is comprised of (i) total cash consideration, which includes cash to be paid to Anixter shareholders for the issued and outstanding shares of Anixter common stock, cash settlement of vested equity awards, and the repayment of certain preexisting Anixter obligations (defined below), and (ii) shares of WESCO common stock and depositary shares representing an interest in the WESCO Series A preferred stock. Estimated purchase consideration of approximately $4.1 billion is based on the Company’s closing share price of $48.41 on January 31, 2020. The value of the purchase consideration will change based on the fluctuations in the share price of the Company’s common stock and the number of common shares of Anixter outstanding on the closing date.

The following table summarizes the components of the estimated purchase consideration:

in thousands, except for per share amounts and exchange ratio
Estimated shares of Anixter common stock outstanding(i)	33,831
Cash consideration (per share of common stock)(ii)	$72.51
Estimated cash portion attributable to common stock outstanding	$2,453,054

Estimated number of Anixter stock options eligible for merger consideration(iii)	201
Cash consideration (per Anixter share) of merger consideration value less weighted average exercise price(iv)	$37.73
Estimated cash portion attributable to outstanding stock-based options	$7,575

Estimated number of Anixter restricted stock units eligible for merger consideration(v)	1,094
Cash consideration (per Anixter share) of merger consideration value	$100.00
Estimated cash portion attributable to outstanding restricted stock units	$109,387

Fair value of estimated cash consideration	$2,570,016

Estimated shares of Anixter common stock outstanding(i)	33,831
Exchange ratio (per share of Anixter common stock)	0.2397
Estimated total shares of WESCO common stock to be issued	8,109
Assumed share price of WESCO common stock(vi)	$48.41
Estimated common stock portion	$392,566

Estimated total shares of WESCO Series A preferred stock to be issued(vii)	22
Assumed share price of WESCO Series A preferred stock	$25,000.00
Estimated WESCO Series A preferred stock portion	$537,550

Fair value of estimated equity consideration	$930,116

Total estimated consideration pre-settlement obligations	$3,500,132

Add: Extinguishment of the following Anixter obligations (“Anixter obligations”), including accrued and unpaid interest:
CD&R termination fee(viii)	$100,000
Extinguishment of 2021 Notes(ix)	$414,250
Extinguishment of Anixter existing receivables facility(x)	$82,000
Total estimated purchase consideration	$4,096,382
(i)	Represents Anixter's outstanding common stock as of January 31, 2020.
(ii)	Represents the cash consideration related to common stock calculated as the per common share sum of the base cash amount of $70 plus the cash collar adjustment amount of $2.51. The cash collar adjustment amount is triggered if the average of the volume-weighted trading prices of WESCO common stock on the NYSE during the 10 consecutive trading days ending three trading days prior to the effective time falls between $47.10 and $58.88. For the purposes of calculation of pro forma information WESCO has taken the closing price of its stock as of January 31, 2020. The cash collar adjustment amount is calculated as the product of $58.88 less the closing price of $48.41, multiplied by the common exchange ratio of 0.2397.

(iii)	Represents Anixter's outstanding stock options as of January 31, 2020.
(iv)	Represents the cash consideration related to Anixter stock options calculated as the per stock option outstanding merger consideration value of $100 less the weighted average exercise price of $62.67.
(v)	Represents Anixter's outstanding restricted stock units as of January 31, 2020.
(vi)	Represents the Company's closing stock price on January 31, 2020, which is used for the purposes of calculation of pro forma information as a proxy for the average WESCO stock price.
(vii)	Represents 0.6356 depositary shares for each common share outstanding, with each whole depositary share representing a 1/1,000th interest in a share of WESCO Series A preferred stock with a liquidation preference of $25,000 per preference share.
(viii)	Represents Anixter's obligation to pay a termination fee related to the CD&R merger agreement.
(ix)	Represents the total cash settlement to extinguish Anixter's 2021 Notes. The amount represents the total outstanding principal amount, unpaid accrued interest, and fees paid to the lender for prepayment.
(x)	Represents the total cash settlement to extinguish Anixter’s existing receivables facility. The amount represents the total outstanding principal amount and unpaid accrued interest.

Anixter restricted stock units contained a change in control provision and as such these units vest at closing. The estimated value of these units is $18 million. As noted in the above table restricted stock units are cash settled in connection with the merger.

Purchase Price Sensitivity

Should the assumed share price of WESCO’s common stock increase or decrease by 10%, the total estimated purchase price would remain at $4.1 billion due to impact of the downward protection clause contained in the merger agreement. For the purposes of this calculation, the stock portion of the estimated purchase price is based on the number of shares of Anixter common stock outstanding and the estimated shares underlying Anixter stock-based awards, in each case reflected in the table above, but is subject to change based on the outstanding shares of Anixter common stock and Anixter stock based awards at the time of the closing of the merger. Changes in the purchase price would result in a re-evaluation of the preliminary purchase price allocation; specifically to the values determined for property and equipment, intangibles and goodwill.

Preliminary Purchase Price Allocation

The preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed includes adjustments for the fair value of Anixter’s assets and liabilities. The final allocation will be determined as of the closing of the merger once WESCO has determined the final purchase price and completed the detailed valuation analysis necessary to finalize the required purchase price allocations. The final allocation could differ materially from the preliminary allocation used in this unaudited condensed combined financial information and related pro forma adjustments. WESCO has performed a preliminary valuation analysis of the fair market value of Anixter’s assets to be acquired and liabilities to be assumed and the related allocations to such items. The following table summarizes the allocation of the preliminary estimated purchase price:

in thousands	As of September 30, 2019
Fair value of assets acquired:
Cash and cash equivalents	$95,685
Accounts receivable	1,658,351
Inventories	1,472,100
Other current assets	46,255
Property and equipment	167,044
Operating lease assets	252,815
Intangible assets	1,500,000
Other non-current assets	109,132
Amount attributable to assets acquired	$5,301,382

in thousands	As of September 30, 2019
Fair value of liabilities assumed:
Current liabilities	$1,629,371
Long term debt	653,082
Non-current lease liabilities	200,980
Deferred income taxes	336,860
Other Non-current liabilities	145,751
Amount attributable to liabilities assumed	$2,966,044
Fair value of net assets acquired	$2,335,338
Goodwill as of September 30, 2019	1,761,044
Total estimated purchase price	$4,096,382

Anixter’s preliminary identifiable intangible assets and their estimated useful lives consist of the following:

Identifiable Intangible assets	Weighted average estimated useful life in years	Estimated fair value
Customer relationships	20	$1,270,000
Trademark	15	230,000
		$1,500,000

WESCO has not yet determined the fair value of the property and equipment acquired; therefore carrying value has been used in the preliminary purchase price allocation and in the pro forma financial information.

The deferred tax liabilities included in other non-current liabilities above represent the deferred tax impact associated with the incremental difference in book and tax basis created from the preliminary purchase price allocation. WESCO has estimated that the fair value adjustment to increase deferred tax liabilities, net would be $290 million, relating to estimated fair value adjustments at the estimated blended statutory tax rate of approximately 24.5% for the combined company.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on the post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of taxable income. The estimate is preliminary and subject to change based upon the final determination of fair value of the identifiable assets and liabilities.

Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the identified assets to be acquired and liabilities assumed. Goodwill recognized in the merger is not expected to be deductible for tax purposes.

NOTE 3: Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 24.5% blended statutory tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

a)	Reflects the use of the combined company cash balances, after reflecting the debt financing and equity proceeds used to fund a portion of the estimated purchase consideration. Additionally, WESCO’s debt issuance costs; both WESCO and Anixter’s transaction costs; and WESCO and Anixter’s debt instruments repaid concurrent with the closing of the merger are included in the net cash outflow.

Cash inflow related to the merger

The funding anticipated to be received to effectuate the merger is approximately $3.13 billion which represents funds that will be received from debt financing of $2.49 billion, net of issuance costs of $92 million, and $640 million of proceeds from a public offering of WESCO common stock, which amount may be reduced by available cash flow from operations. WESCO anticipates utilizing either cash on hand or funds under their senior secured asset backed revolving credit facility to fund the remaining purchase price. There can be no assurance that WESCO will finance the merger in this anticipated manner.

Cash outflow related to the merger

The portion of the merger consideration to be paid in cash of $3.3 billion represents $3.2 billion of cash consideration paid for Anixter’s common stock, stock options, restricted stock units and to settle certain Anixter obligations, $49 million of anticipated transaction costs incurred by WESCO and Anixter, $13 million in payments to Anixter named executive officers due to the change in control and $15 million to pay off the existing WESCO revolving credit facility.

b)	Reflects the step-up in inventory to fair value of approximately $133 million. The preliminary fair value adjustment related to inventory acquired was not included in cost of goods sold pro forma adjustments as there is no continuing impact on operations of the combined business.
c)	Reflects the preliminary estimate of fair value of identifiable intangible assets acquired in the amount of $1.5 billion and the elimination of intangible assets associated with Anixter in the amount of $366 million.
d)	Reflects the pro forma adjustment for the goodwill arising from the merger in the amount of $1.8 billion and the elimination of goodwill associated with Anixter in the amount of $833 million.
e)	Reflects the pro forma adjustments to other current liabilities which includes:
i.	Removal of accrued interest of $10 million on extinguishment of Anixter’s 2021 Notes; and,
ii.	Reduction of current tax liabilities by $5 million for tax deductible transaction costs estimated to be incurred after September 30, 2019 and change in control bonus to be paid as part of closing.
f)	Reflects the pro forma adjustments to non-current debt which includes:
i.	Fair value adjustment of $47 million to Anixter’s historical debt assumed in the merger;
ii.	Extinguishment of Anixter’s 2021 Notes and receivables facility of $482 million combined with the associated unamortized debt discount of $5 million; and,
iii.	Repayment of WESCO’s existing revolving credit facility of $15 million and extinguishment of associated unamortized debt issuance costs of $2 million.
g)	Reflects the adjustment to deferred tax liabilities, net based on the estimated statutory tax rate for the combined entity multiplied by the fair value adjustments made to assets acquired and liabilities assumed, as calculated below:
in thousands	As of September 30, 2019
Fair value adjustment to increase Anixter's inventory	$133,055
Fair value adjustment to increase Anixter's intangibles	1,134,125
Elimination of Anixter historical deferred tax liability for goodwill	(82,199)
$1,184,981
Estimated statutory domestic tax rate for the combined entity	24.5%
$290,320

h)	Reflects the adjustments to eliminate Anixter’s historical equity balances, record estimated purchase price at fair value; the issuance of WESCO Series A preferred stock; and the registration of WESCO common stock as part of a public offering:
in thousands	As of September 30, 2019
Estimated stock portion of purchase price:
Common stock, $0.01 per share par value, expected to be issued in the merger	$81
Series A Preferred Stock, $0.01 per share par value, expected to be issued in the merger	—
Adjustment to additional capital in excess of par value for common and WESCO Series A preferred stock expected to be issued in the merger	930,035
Estimated stock portion of purchase price	$930,116

Estimated common stock to be issued to finance the merger:
Common stock, $0.01 per share par value, expected to be issued in the merger	$132
Adjustment to additional capital in excess of par value for common stock expected to be issued in the merger	639,868
Estimated common stock to be issued to finance the merger	$640,000

Common stock issued for merger consideration and elimination of Anixter historical equity balances:
Common stock expected to be issued in the merger	$81
Elimination of Anixter's historical common stock	(34,194)
(34,113)
Common stock, $0.01 per share par value, expected to be issued in the merger	132
Pro forma adjustment to common stock	$(33,981)

Additional paid in capital arising from the merger
Adjustment to additional capital in excess of par value for common and WESCO Series A preferred stock expected to be issued in the merger	$930,035
WESCO cost of capital in connection with the WESCO Series A preferred stock	(985)
Elimination of Anixter historical capital surplus	(307,311)
621,739
Adjustment to additional capital in excess of par value for common stock expected to be issued in the merger	639,868
Pro forma adjustment to additional capital in excess of par value	$1,261,607

Retained earnings
Retained earnings impact for estimated merger-related transaction costs, net of tax	$(46,095)
Retained earnings impact for change in control bonuses vested at close, net of tax	(11,616)
Removal of deferred financing fees on WESCO's existing revolving credit facility	(2,246)
Elimination of Anixter historical retained earnings	(1,682,752)
Pro forma adjustment to retained earnings	$(1,742,709)

Elimination of Anixter historical accumulated other comprehensive loss	$272,892
i)	In connection with the merger agreement, Anixter may grant after the effective time of the merger restricted stock unit equity awards in the ordinary course of business with a grant date fair value of no more than $20 million to its employees, directors, and service providers. These awards, which are not party to the change in control severance agreement, are converted into cash-only settled WESCO phantom stock units with certain vesting criteria. For the purposes of these unaudited pro forma condensed combined financial information, WESCO has assumed the full $20 million of WESCO phantom stock units will be issued and vest ratably in equal installments over a 3 year period. The unaudited pro forma condensed combined statements of income reflect the adjustment of additional equity compensation expense of $5 million and $7 million for the nine months ended September 30, 2019 and year ended December 31, 2018, respectively.

j)	Reflects the adjustment to record amortization expense related to identifiable intangible assets based on the preliminary determination of their estimated useful lives and amortization method.
in thousands	Nine months ended September 30, 2019	Year ended December 31, 2018
Reversal of historical amortization expense related to Anixter's intangible assets	$(26,393)	$(37,379)
Amortization of identifiable intangible assets acquired	59,125	78,833
Total incremental amortization expense	$32,732	$41,454
k)	Reflects the reversal of interest expense and amortization of debt issuance costs associated with the repayment of Anixter’s 2021 Notes, Anixter’s receivables facility and WESCO’s existing revolving credit facility to record incremental interest expense and amortization of debt issuance costs with the new assumed debt structure at the effective time of the merger.
in thousands	Nine months ended September 30, 2019	Year ended December 31, 2018
Reversal of Anixter's historical interest expense and amortization of debt issuance costs	$(30,675)	$(34,581)
Adjustment to Anixter's historical expense related to debt fair value adjustment of assumed notes	5,098	6,797
	(25,577)	(27,784)
Reversal of WESCO's historical interest expense and amortization of debt issuance costs for the existing revolving credit facility	(4,301)	(2,756)
Interest expense related to the new assumed debt structure	109,489	145,985
	105,188	143,229
Total incremental interest expense	$79,611	$115,445

A one eighth percent change in the assumed interest rate of the new debt would increase or decrease the interest expense by $2 million and $3 million for the nine months ended September 31, 2019 and for the year ended December 31, 2018, respectively.

l)	The pro forma income tax adjustments included in the pro forma statements of income for the nine months ended September 30, 2019 and the year ended December 31, 2018 reflect the income tax effects of the pro forma adjustments. The effective blended tax rate of the combined company could be significantly different from what has been used in these pro forma financial statements for a variety of reasons, including post-merger activities.
m)	Reflects the adjustment of $37 million and $50 million for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively, for the 9.25% dividends on WESCO Series A preferred stock.
n)	Reflects the elimination of Anixter’s weighted-average shares outstanding; the issuance of WESCO common stock and depositary shares representing an interest in the WESCO Series A preferred stock to Anixter stockholders as part of the portion of the purchase price; and the issuance of WESCO common stock to fund a portion of the cash consideration in the merger. Basic and diluted net earnings per share

(“EPS”) are each calculated by dividing adjusted pro forma net earnings by the weighted average shares outstanding and diluted weighted average shares outstanding, respectively, for the nine months ended September 30, 2019 and year ended December 31, 2018.

Basic and Diluted earnings per share have been reduced by $37 million and $50 million for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively, for pro forma dividends on the WESCO Series A preferred stock.

in thousands	Nine months ended September 30, 2019	Year ended December 31, 2018
Basic EPS
Combined pro forma net income	$243,857	$259,798
Add: Loss attributable to non-controlling interests	824	1,988
Less: Pro forma preferred stock dividend	(37,294)	(49,726)
Combined pro forma net income attributable to WESCO common stockholders	$207,387	$212,060
Historical weighted average number of basic shares - WESCO	43,545	46,722
Pro forma shares issued to Anixter stockholders	8,109	8,109
Pro forma shares issued in connection with equity raise	13,220	13,220
Pro forma weighted average common shares outstanding	64,874	68,051
Basic EPS	$3.20	$3.12

Diluted EPS
Combined pro forma net income	$243,857	$259,798
Add: Loss attributable to non-controlling interests	824	1,988
Less: Pro forma preferred stock dividend	(37,294)	(49,726)
Combined pro forma net income attributable to WESCO common stockholders	$207,387	$212,060
Pro forma weighted average common shares outstanding	64,874	68,051
Historical diluted equity awards	355	477
Pro forma dilutive effect of potential shares	11,190	8,048
Total Pro forma diluted weighted average common shares	76,419	76,576
Diluted EPS	$2.71	$2.77

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

WESCO common stock is traded on the NYSE under the symbol “WCC.” Anixter common stock is traded on the NYSE under the symbol “AXE.” WESCO will file an application to have the depositary shares representing an interest in WESCO Series A preferred stock issued in the merger approved for listing on the NYSE.

The following table sets forth the closing sales prices per share of WESCO common stock and Anixter common stock on the NYSE, and the implied value per share of one share of Anixter common stock, on the following dates:

•	January 10, 2020, the last full trading day before the public announcement of the merger, and
•	February 5, 2020, the last full trading day for which this information could be calculated before the date of this proxy statement/prospectus.
	WESCO Common Stock	Anixter Common Stock	Implied Value Per Share of Anixter Common Stock(1)
January 10, 2020	$58.14	$98.79	$100.00
February 5, 2020	$50.20	$98.46	$100.00
(1)	The implied value per share, as of each date, is equal to (i) $70.00 (subject to adjustment pursuant to the terms of the merger agreement as further described in this proxy statement/prospectus), plus (ii) 0.2397 multiplied by the closing market price of one share of WESCO common stock on such date (subject to adjustment pursuant to the terms of the merger agreement as further described in this proxy statement/prospectus), plus (iii) the liquidation preference of 0.6356 depositary shares representing an interest in WESCO Series A preferred stock (subject to adjustment pursuant to the terms of the merger agreement as further described in this proxy statement/prospectus).

The number of shares of WESCO common stock issuable for each share of Anixter common stock in the merger will not be adjusted for changes in the market price of either WESCO common stock or Anixter common stock. However, the merger agreement provides for downside protection such that if the average WESCO stock price is less than $58.88, the closing price of WESCO common stock on the NYSE on January 2, 2020, but greater than $47.10, the amount of the cash consideration will be increased to offset the decline in the value of the common stock consideration below $58.88, up to a maximum cash increase of $2.82 per share of Anixter common stock. If the average WESCO stock price is less than $47.10, the amount of the cash consideration will be increased by $2.82. In addition, if approved for listing on the NYSE, the number of depositary shares representing an interest in WESCO Series A preferred stock issuable for each share of Anixter common stock in the merger will not be adjusted for changes in the market price of such shares. The depositary shares representing an interest in the WESCO Series A preferred stock may trade below or above the stated amount of $25,000 per whole share of WESCO Series A preferred stock (i.e., $25.00 per depositary share).

Accordingly, the market value of the shares of WESCO common stock that holders of Anixter common stock will have the right to receive on the date the merger is completed may vary significantly from the market value of the shares of WESCO common stock that holders of Anixter common stock would receive if the merger were completed on the date of this proxy statement/prospectus, and the market value of the depositary shares representing an interest in WESCO Series A preferred stock that holders of Anixter common stock will have the right to receive on the date the merger is completed, if approved for listing, may vary significantly from the liquidation preference of the depositary shares representing an interest in WESCO Series A preferred stock. As a result, the implied value per share of Anixter common stock may vary significantly from the implied value that holders of Anixter common stock would receive if the merger were completed on the date of this proxy statement/prospectus.

You are encouraged to obtain current market prices of WESCO common stock and Anixter common stock in connection with voting your shares, and to consider the price at which the depositary shares representing an interest in WESCO Series A preferred stock might trade upon listing on the NYSE. Following the merger, there will be no further market for Anixter common stock, and Anixter common stock will be delisted from the NYSE and deregistered under the Exchange Act. See the section entitled “Risk Factors,” beginning on page 31.

WESCO Common Stock

As of the close of business on February 5, 2020, the latest practicable trading day prior to the filing of the preliminary version of this proxy statement/prospectus, there were 41,802,424 shares of WESCO common stock outstanding and entitled to vote, held by approximately 17 holders of record of WESCO common stock. The following table presents the high and low sale prices of WESCO common stock for the period indicated in published financial sources and the dividend declared per share during such period:

2019	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter (through December 31, 2019)	$61.02	$43.97	$0.00
Third Quarter	$52.27	$42.03	$0.00
Second Quarter	$57.94	$46.41	$0.00
First Quarter	$56.74	$46.47	$0.00
2018	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$61.96	$43.94	$0.00
Third Quarter	$63.20	$55.95	$0.00
Second Quarter	$64.50	$55.30	$0.00
First Quarter	$69.35	$59.10	$0.00
2017	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$69.35	$57.25	$0.00
Third Quarter	$60.50	$48.95	$0.00
Second Quarter	$70.95	$53.60	$0.00
First Quarter	$76.15	$64.25	$0.00

Anixter Common Stock

As of the close of business on February 5, 2020, the latest practicable trading day prior to the filing of the preliminary version of this proxy statement/prospectus, there were 33,830,569 shares of Anixter common stock outstanding and entitled to vote, held by approximately 1,619 holders of record of Anixter common stock. The following table presents the high and low sale prices of Anixter common stock for the period indicated in published financial sources and the dividend declared per share during such period:

2019	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter (through December 31, 2019)	$93.95	$66.46	$0.00
Third Quarter	$69.14	$55.42	$0.00
Second Quarter	$66.71	$53.36	$0.00
First Quarter	$62.97	$52.84	$0.00
2018	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$69.16	$50.44	$0.00
Third Quarter	$74.70	$62.85	$0.00
Second Quarter	$79.15	$56.75	$0.00
First Quarter	$85.35	$71.95	$0.00
2017	High ($)	Low ($)	Dividends Declared ($)
Fourth Quarter	$88.00	$63.15	$0.00
Third Quarter	$86.10	$70.90	$0.00
Second Quarter	$85.00	$74.45	$0.00
First Quarter	$85.75	$77.50	$0.00

Dividends

Neither WESCO nor Anixter has paid regular dividends on its common stock. The payment of future dividends, if any, will be based on several factors, including the financial performance, outlook and liquidity of

WESCO and Anixter, as applicable. Under the terms of the merger agreement, during the period before the closing of the merger, neither WESCO nor Anixter is permitted to pay any dividends or make any distributions on its capital stock without the other party’s prior written consent, which consent may not be unreasonably withheld.

DESCRIPTION OF WESCO CAPITAL STOCK

The following description of the material terms of WESCO capital stock is a summary only and is not a complete description of such terms. Following completion of the merger, the rights of the holders of WESCO common stock will be governed by the DGCL, WESCO’s restated certificate of incorporation, dated May 11, 1999, as amended on May 29, 2014 (the “WESCO charter”), and WESCO’s amended and restated bylaws, dated May 29, 2014 (the “WESCO bylaws”), each of which is incorporated by reference into this proxy statement/prospectus. See also the section entitled “Where You Can Find More Information,” beginning on page [ ]. WESCO and Anixter urge you to read the WESCO charter and the WESCO bylaws carefully and in their entirety.

Under the WESCO charter, WESCO’s authorized capital stock consists of 210,000,000 shares of common stock, $0.01 par value per share, 20,000,000 shares of Class B nonvoting convertible common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share. As of February 5, 2020, there were 41,802,424 shares of WESCO common stock outstanding, no shares of WESCO Class B common stock outstanding and no shares of WESCO preferred stock outstanding. All outstanding shares of WESCO common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Holders of WESCO common stock are entitled to one vote per share on all matters to be voted on by WESCO stockholders. Holders of WESCO common stock do not have cumulative rights, so that holders of a majority of the shares of WESCO common stock present at a meeting at which a quorum is present are able to elect all of WESCO directors eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding WESCO common stock constitute a quorum.

When and as dividends are declared by the WESCO Board, whether such dividends are payable in cash, property or securities of WESCO, the holders of WESCO common stock and the holders of WESCO Class B common stock will be entitled to share ratably in such dividends. If dividends are declared which are payable in shares of WESCO common stock or shares of WESCO Class B common stock, the dividends payable in shares of WESCO common stock will be payable to holders of WESCO common stock, and the dividends payable in shares of WESCO Class B common stock will be payable to the holders of WESCO Class B common stock. The WESCO Board may declare dividends at any regular or special meeting of the WESCO Board out of funds legally available therefor, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding.

The rights, preferences and privileges of holders of WESCO common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that WESCO may designate and issue in the future.

Listing. WESCO common stock is listed on the NYSE under the symbol “WCC.”

Transfer Agent and Registrar. The transfer agent and registrar for WESCO common stock is Computershare Trust Company.

Class B Common Stock

Unlike the holders of WESCO common stock, the holders of WESCO Class B common stock will have no right to vote on matters to be voted on by WESCO stockholders. However, a holder of WESCO Class B common stock is entitled to convert any or all of such holder’s shares of WESCO Class B common stock into the same number of shares of WESCO common stock, but not if, as a result of such conversion, such holder or its affiliates would directly or indirectly own, control or have power to vote a greater quantity of securities of any kind issued by WESCO than such holder and its affiliates are permitted to own, control or have power to vote under any applicable law, regulation, order, rule or other requirement of any governmental authority.

When and as dividends are declared by the WESCO Board, whether such dividends are payable in cash, property or securities of WESCO, the holders of WESCO common stock and the holders of WESCO Class B common stock will be entitled to share ratably in such dividends. If dividends are declared which are payable in shares of WESCO common stock or shares of WESCO Class B common stock, the dividends payable in shares of WESCO common stock will be payable to holders of WESCO common stock, and the dividends payable in shares of WESCO Class B common stock will be payable to the holders of WESCO Class B common stock. The WESCO Board may declare dividends at any regular or special meeting of the WESCO Board out of funds legally available therefor, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding.

The rights, preferences and privileges of holders of WESCO Class B common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that WESCO may designate and issue in the future.

Listing. Unlike WESCO common stock, the WESCO Class B common stock is not listed on the NYSE or any other stock exchange.

Preferred Stock

The WESCO Board is authorized to provide by resolution or resolutions from time to time for the issue of preferred stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as is permitted under the DGCL and as is stated in the resolution or resolutions providing for the issue of such stock adopted by the WESCO Board pursuant to the authority expressly vested in the WESCO Board.

Depending upon the terms of the preferred stock established by the WESCO Board, any or all series of preferred stock could have preferences over the WESCO common stock and WESCO Class B common stock with respect to dividends and other distributions and upon liquidation or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock.

For a complete description of any series of preferred stock issued by WESCO, you should refer to the applicable Certificate of Amendment to the WESCO charter or the applicable certificate of designations, as the case may be, establishing a particular series of preferred stock, in either case which will be filed with the Secretary of State of the State of Delaware and the SEC.

The preferred stock will, when issued, be fully paid and non-assessable.

Dividend Rights. The preferred stock will be preferred over the WESCO common stock and the WESCO Class B common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on the WESCO common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by the WESCO Board. WESCO will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable terms of the series of preferred stock. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable terms of the series of preferred stock. Accruals of dividends will not bear interest.

Rights Upon Liquidation. The preferred stock will be preferred over the WESCO common stock and the WESCO Class B common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of such common stock, the amount set forth in the applicable terms of the series of preferred stock. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, WESCO’s entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

Redemption. All shares of any series of preferred stock will be redeemable to the extent set forth in the applicable terms of the series of preferred stock. All shares of any series of preferred stock will be convertible into shares of WESCO’s common stock or into shares of any other series of preferred stock to the extent set forth in the applicable terms of the series of preferred stock.

Voting Rights. Except as indicated in the applicable terms of the series of preferred stock, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of the WESCO common stock, WESCO Class B common stock (if the WESCO Class B common stock is entitled to vote by applicable law) and the holders of all series of preferred stock will vote together as one class.

Certain Effects of Authorized but Unissued Stock

WESCO has shares of common stock, Class B common stock and preferred stock available for future issuance without stockholder approval. WESCO may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on the capital stock. The existence of unissued and unreserved common stock, Class B common stock and preferred stock may enable the WESCO Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of WESCO by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of WESCO’s management.

Provisions of WESCO Charter, WESCO Bylaws and the DGCL That May Have Anti-Takeover Effects

The WESCO charter, the WESCO bylaws and Section 203 of the DGCL contain provisions summarized below that may delay, discourage or prevent the acquisition or control of WESCO by means of a tender offer, open market purchase, proxy fight or otherwise, including acquisitions that might result in a premium being paid over the market price of the common stock.

Stockholder Action by Written Consent; Special Meetings. Any action required or permitted to be taken by WESCO stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of a meeting of stockholders. Except as otherwise required by law and subject to the rights of the holders of any preferred stock, special meetings of stockholders for any purpose may be called only by the WESCO Board or its chairman, or in the event of either person’s absence or disability, by a majority of the WESCO Board.

Advance Notice Procedures. The WESCO bylaws require advance notice of the nomination, other than by or at the direction of the WESCO Board, of candidates for election as directors, as well as for other stockholder proposals, to be considered at meetings of stockholders. Notice of intent to nominate a director will have to be received in writing no later than (a) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, or (b) with respect to an election to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders. Each notice must contain specific information concerning the person to be nominated and concerning the stockholder submitting the proposal.

In addition, the WESCO bylaws require advance notice of any other proposals, other than pursuant to WESCO’s notice of the meeting or by or at the direction of the WESCO Board, to be considered at meetings of stockholders. Notice of intent to raise matters at these meetings will have to be received in writing not less than 90 nor more than 120 days prior to the anniversary of the previous year’s annual meeting of stockholders, provided that if the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such advanced or delayed annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made. Such notice must contain specific information concerning the matters to be brought before the meeting and concerning the stockholder submitting the proposal. If the chairman of a meeting determines that other business was not brought before the meeting, in accordance with the advance notice procedures, that business will not be conducted at such meeting.

Board of Directors. The WESCO charter and bylaws provide that the number of directors shall be determined from time to time by a resolution adopted by the affirmative vote of a majority of the WESCO Board but (subject to vacancies) in no event may there be less than three directors. Each director serves for a one-year term and is subject to election at each annual meeting of stockholders. Vacancies on the WESCO Board that result from an increase in the number of directors are filled only by a majority vote of the WESCO Board then in office, provided that a quorum is present, and any other vacancies occurring in the WESCO Board are filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director may be removed with or without cause upon the affirmative vote of holders of a majority of the WESCO outstanding voting stock. A director may not be removed by the stockholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.

Adoption, Amendment or Repeal of Charter or Bylaws. The WESCO charter provides that WESCO reserves the right to amend, alter, change or repeal any provision of the WESCO charter in the manner prescribed by the DGCL. Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

The WESCO bylaws provide that the WESCO bylaws may be amended, altered or repealed only (a) by resolution adopted by a majority of the WESCO Board at any special or regular meeting of the WESCO Board, or (b) by the affirmative vote of a majority of the WESCO outstanding voting stock at any regular or special meeting of the stockholders. The WESCO bylaws may not be amended, altered or repealed unless notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of the meeting.

Takeover Statutes. Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder. WESCO has not opted out of the protections of Section 203 of the DGCL.

DESCRIPTION OF WESCO SERIES A PREFERRED STOCK

At the consummation of the merger, you will receive depositary shares, each representing a 1/1,000th interest in a share of WESCO Series A preferred stock, and will be entitled to a proportional fractional interest in all rights and preferences of the WESCO Series A preferred stock. You are entitled to exercise these rights and preferences through the depositary.

The following summary describes the material provisions of the WESCO Series A preferred stock and the form of certificate of designations. The provisions of the form of certificate of designations are complicated and not easily summarized. The following summary of the terms of the WESCO Series A preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of certificate of designations. This summary may not contain all of the information about the WESCO Series A preferred stock that is important to you. The form of certificate of designations is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. You are encouraged to read it carefully in its entirety for a more complete understanding of the terms of the WESCO Series A preferred stock.

General

Under the WESCO charter, the WESCO Board is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. In addition, the WESCO Board is authorized to issue depositary shares representing fractional interests in shares of preferred stock of any series.

At the consummation of the merger, WESCO expects to issue approximately [      ] shares of WESCO Series A preferred stock, which will be represented by approximately [      ] depositary shares, each representing a 1/1,000th interest in a share of WESCO Series A preferred stock. The exact number of depositary shares and shares of WESCO Series A preferred stock to be issued will be calculated based on the number of shares of Anixter common stock outstanding immediately prior to the effective time. In connection with the issuance of the depositary shares to Anixter stockholders, WESCO will enter into a deposit agreement among (i) WESCO, (ii) Computershare Inc. and Computershare Trust Company, N.A., acting jointly as the depositary, and (iii) the holders from time to time of the depositary receipts evidencing the depositary shares. Depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Immediately following WESCO’s issuance of the WESCO Series A preferred stock underlying the depositary shares, WESCO will deposit the shares of WESCO Series A preferred stock with the depositary and will cause the depositary to issue, on WESCO’s behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of WESCO Series A preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the WESCO Series A preferred stock represented by the depositary receipt, including dividend, voting, redemption, conversion and liquidation rights, as described below and set forth in greater detail in the form of certificate of designations attached as Annex B to this proxy statement/prospectus. For additional information regarding the depositary shares, see the section entitled “Description of the Depositary Shares,” beginning on page [       ].

When issued, the depositary shares representing an interest in the WESCO Series A preferred stock, will be validly issued, fully paid and nonassessable. The depositary shares representing an interest in the WESCO Series A preferred stock will not be convertible into, or exchangeable for, shares of any of WESCO’s other class or series of stock or WESCO’s other securities (other than upon a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, as described below). The WESCO Series A preferred stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or any other obligation of WESCO to redeem, repurchase or retire the WESCO Series A preferred stock.

Dividends

Dividends on the WESCO Series A preferred stock, when, as and if declared by the WESCO Board or any duly authorized committee of the WESCO Board, will be payable in cash on the liquidation preference amount of $25,000 per whole share of WESCO Series A preferred stock, in cash, on a cumulative basis, quarterly in arrears on the last day of March, June, September and December of each year, commencing on the first applicable date after the original issue date; provided, that if such date is less than 45 days after the original issue date, the first dividend payment date will be the second applicable date after the original issue date; provided, further, that if any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends or interest will accumulate as a result of that postponement. Dividends on the WESCO Series A preferred stock will accumulate daily and be cumulative from, and including, the original issue date. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Each date on which dividends are payable pursuant to the foregoing clause, subject to adjustment as provided above, is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record at the close of business on the record date fixed by the WESCO Board, which date may not be more than 35 days nor fewer than 10 days preceding such dividend payment date. Dividend record dates will apply regardless of whether a particular dividend record date is a business day.

The initial annual dividend rate for the WESCO Series A preferred stock from and including the original issue date to, but excluding, the first call date will be set to equal (i) if no bridge loans have been incurred under the unsecured bridge facility, the yield to maturity using the issue price for the unsecured notes to be issued to effect the merger or (ii) if any bridge loans have been incurred under the unsecured bridge facility, the highest yield to maturity using the issue price of such debt, plus a spread of 325 basis points, based on the $25,000 liquidation preference per whole share of WESCO Series A preferred stock. On and after the first call date, the dividend rate on the WESCO Series A preferred stock for each reset period (as defined herein) will be equal to the five-year U.S. Treasury rate as of the most recent reset dividend determination date (as defined herein) plus a spread equal to the difference between (a) the initial dividend rate on the WESCO Series A preferred stock and (b) the five-year U.S. Treasury rate for either (i) the date of pricing with respect to the issuance of the unsecured notes or (b) the date 3 business days prior to the closing date of the merger in the event bridge loans have been incurred under the unsecured bridge facility.

The applicable dividend rate for each reset period will be determined by the calculation agent (as described below), as of the applicable reset dividend determination date, in accordance with the following provisions:

The “five-year U.S. Treasury rate” means, as of any reset dividend determination date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next reset date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next reset date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset dividend determination date, and (B) the other maturity as close as possible to, but later than, the reset date following the next succeeding reset dividend determination date, in each case as published in the most recent H.15. If the five-year U.S. Treasury rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the five-year U.S. Treasury rate will be the same interest rate determined for the prior reset dividend determination date.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable reset date.

A “reset dividend determination date” means, in respect of any reset period, the day falling two business days prior to the beginning of such reset period.

A “reset period” means the period from and including the first call date to, but excluding, the next following reset date and thereafter each period from and including each reset date to, but excluding, the next following reset date.

As noted above, the applicable dividend rate for each reset period will be determined by the calculation agent, as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify WESCO of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the first call date will be on file at WESCO’s principal offices, will be made available to any holder of the shares representing an interest in WESCO Series A preferred stock upon request and will be final and binding in the absence of manifest error.

WESCO will give notice of the relevant five-year U.S. Treasury rate as soon as practicable to the transfer agent and the holders of the shares in WESCO Series A preferred stock.

A “dividend period” means each period commencing on, but excluding, a dividend payment date and continuing to, and including, the next succeeding dividend payment date or any earlier redemption date, except that the first dividend period for the initial issuance of the WESCO Series A preferred stock shall commence on (and include) the original issue date.

The amount of the dividend per share of WESCO Series A preferred stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the WESCO Series A preferred stock will be cumulative (i) whether or not WESCO has earnings, (ii) whether or not there are funds legally available for the payment of such dividends and (iii) whether or not such dividends are declared. Accordingly, if the WESCO Board or any duly authorized committee of the WESCO Board does not declare a dividend on the WESCO Series A preferred stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accrued dividend shall become payable out of funds legally available therefor upon WESCO’s liquidation, dissolution or winding-up (or earlier redemption of such shares of WESCO Series A preferred stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the WESCO Series A preferred stock.

WESCO will not declare or pay, or set aside for payment, full dividends on the WESCO Series A preferred stock or any parity stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the WESCO Series A preferred stock and any parity stock through the most recently completed dividend period for each such security.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the WESCO Series A preferred stock or any shares of any other class or series of parity stock of WESCO, all dividends declared on the WESCO Series A preferred stock and all such parity stock shall be declared pro rata so that the amount of dividends declared per share of WESCO Series A Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the WESCO Series A Preferred Stock and such parity stock (which shall not include any accrual in respect of unpaid dividends on such parity stock for prior dividend periods if such parity stock does not have a cumulative dividend) bear to each other. Any portion of such dividends not paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the WESCO Series A preferred stock and such parity stock shall accumulate, and an amount equal to such accrued but unpaid dividends (whether or not declared) shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of WESCO’s affairs (or earlier redemption of such shares of WESCO Series A preferred stock and such parity stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.

During any dividend period, so long as any WESCO Series A preferred stock remains outstanding, unless full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the WESCO Series A preferred stock for all past dividend periods:

•	no dividend shall be declared and paid or declared and set aside for payment on shares of WESCO common stock or any other shares of junior stock (other than (i) a dividend payable solely in shares of junior stock or (ii) a dividend declared or paid in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan); and

•	no junior stock shall be purchased, redeemed or otherwise acquired for consideration, nor shall any funds be paid or made available for a sinking fund for the redemption, purchase or other acquisition of such shares, and no other distribution of cash or other property may be made, directly or indirectly by WESCO (other than (i) by reclassification, conversion or exchange into or for other shares of junior stock, (ii) by redemption, purchase or other acquisition of shares of junior stock made for the purposes of and in compliance with (x) an employee incentive, benefit or share purchase plan, or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, of WESCO or any subsidiary, (y) a dividend reinvestment or stockholder stock purchase plan, or (z) the satisfaction of WESCO’s obligations pursuant to any contract outstanding at the original issue date requiring such purchase, redemption or other acquisition, (iii) by redemption, purchase or other acquisition of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of junior stock or the security being converted or exchanged, or (iv) through the use of the proceeds of a substantially contemporaneous sale of shares of junior stock).

The WESCO Series A preferred stock will rank junior as to payment of dividends to any class or series of senior stock of WESCO. If at any time WESCO has failed to pay, on the applicable payment date, accrued dividends on any class or series of senior stock, WESCO may not pay any dividends on the outstanding WESCO Series A preferred stock or redeem or otherwise repurchase any shares of WESCO Series A preferred stock until WESCO has paid or set aside for payment the full amount of the unpaid dividends on the senior stock that must, under the terms of such securities, be paid before WESCO may pay dividends on, or redeem or repurchase, the WESCO Series A preferred stock.

As of the date of this proxy statement/prospectus, WESCO does not have any junior stock other than WESCO common stock and Class B common stock or any senior stock outstanding. In addition, as of the date of this proxy statement/prospectus, WESCO does not have any parity stock outstanding.

Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the WESCO Board or any duly authorized committee of the WESCO Board may be declared and paid on WESCO common stock, WESCO Class B common stock and any other junior stock from time to time out of any funds legally available for such payment, and the WESCO Series A preferred stock shall not be entitled to participate in any such dividend.

Ranking

The WESCO Series A preferred stock will rank senior to the junior stock and equally with the parity stock, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of WESCO. In addition, WESCO will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of WESCO only out of legally available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The shares of WESCO Series A preferred stock will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the shares in WESCO Series A preferred stock will not have preemptive or subscription rights to acquire any additional issue of shares of any class or series of WESCO or to any securities of WESCO convertible into such shares.

The shares of WESCO Series A preferred stock are equity interests in WESCO, do not constitute indebtedness, and unlike WESCO’s indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the WESCO Series A preferred stock is subordinated to all of WESCO’s existing and future indebtedness. The WESCO Series A preferred stock would also rank junior to any class or series of senior stock of WESCO. As of the date of this proxy statement/prospectus, WESCO does not have any junior stock other than WESCO common stock and Class B common stock or any senior stock outstanding. In addition, as of the date of this proxy statement/prospectus, WESCO does not have any parity stock outstanding.

As of September 30, 2019, WESCO, on a consolidated basis, had approximately $1.4 billion of outstanding indebtedness, including $500 million in aggregate principal amount of 5.375% senior notes due 2021 and $350 million in aggregate principal amount of 5.375% senior notes due 2024. WESCO’s pro forma indebtedness as of September 30, 2019, after giving effect to the merger and the anticipated incurrence and extinguishment of indebtedness in connection therewith and WESCO’s anticipated offering of additional shares of WESCO common stock or other equity or equity-linked securities in connection with the financing of the cash consideration required to consummate the merger, is expected to be approximately $4.6 billion.

The WESCO Series A preferred stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon WESCO’s liquidation, dissolution or winding-up:

•	senior to all classes or series of junior stock of WESCO, including WESCO common stock;
•	on a parity with any class or series of parity stock of WESCO;
•	junior to any class or series of senior stock of WESCO; and
•	junior to all existing and future debt obligations of WESCO.

WESCO may issue parity stock and junior stock at any time and from time to time in one or more series without the consent of the holders of the WESCO Series A preferred stock, subject to the limitations described under “—Voting Rights.”

Parity stock with respect to the WESCO Series A preferred stock may include series of WESCO preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the WESCO Series A preferred stock.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of WESCO, holders of the WESCO Series A preferred stock are entitled to receive out of WESCO’s assets legally available for distribution to stockholders, after satisfaction of all liabilities and obligations to WESCO’s creditors, if any, and subject to the rights of holders of senior stock in respect of distributions upon WESCO’s liquidation, dissolution or winding-up, and before any distribution of assets is made to or set aside for holders of common stock and any other junior stock, a liquidation preference of $25,000 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends (whether or not declared), if any, up to, but excluding, the date of payment. Holders of the WESCO Series A preferred stock will not be entitled to any other amounts from WESCO after they have received their full liquidation preference.

In any such distribution, if WESCO’s assets are not sufficient to pay the liquidation preferences in full to all holders of the WESCO Series A preferred stock and all holders of any parity stock, the amounts paid to the holders of the WESCO Series A preferred stock and to the holders of such parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the WESCO Series A preferred stock and holders of parity stock, the holders of WESCO’s other stock shall be entitled to receive all of its remaining assets according to their respective rights and preferences.

For purposes of this “—Liquidation Rights” section, neither the consolidation or the merger of WESCO with or into any other corporation, trust or entity, nor the voluntary sale, lease, transfer or conveyance of all or substantially all of WESCO’s property or business, will be deemed to constitute a liquidation, dissolution or winding up of WESCO.

The form of certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the WESCO Series A preferred stock even though it is substantially in excess of the par value thereof.

Optional Redemption

The WESCO Series A preferred stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. WESCO may redeem the WESCO Series A preferred stock at its option:

•	in whole or in part, from time to time, on the first call date or on any subsequent reset date at a redemption price in cash equal to $25,000 per whole share; or
•	in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by WESCO following the occurrence of a ratings event (as defined herein), at a redemption price in cash equal to $25,500 per whole share, plus, in each case, all accrued and unpaid dividends (whether or not declared) to, but excluding, such redemption date, without interest, to the extent WESCO has funds legally available therefor.

A “ratings event” means that any nationally recognized statistical rating organization as defined in Section 3(a) (62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for WESCO (a “ratings agency”) changes the criteria it uses to assign equity credit to securities such as the WESCO Series A preferred stock (the “current criteria”), which change results in:

•	any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the WESCO Series A preferred stock; or
•	a lower equity credit being given to the WESCO Series A preferred stock than the equity credit that would have been assigned to the WESCO Series A preferred stock by such ratings agency pursuant to the current criteria.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to such dividend payment date.

Holders of the shares of WESCO Series A preferred stock will not have the right to require the redemption or repurchase of such depositary shares representing an interest in WESCO Series A preferred stock. In addition, no depositary shares representing an interest in WESCO Series A preferred stock may be redeemed by WESCO if, following such redemption, less than $100 million of liquidation preference of WESCO Series A preferred stock would remain outstanding.

Optional Redemption—Redemption Procedures

If the WESCO Series A preferred stock is to be redeemed, the notice of redemption will be given in person or by first class mail, postage prepaid, to the holders of record of the WESCO Series A preferred stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the WESCO Series A preferred stock is held in book-entry form through The Depository Trust Company (“DTC”), WESCO may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the redemption price;
•	the number of shares of WESCO Series A preferred stock to be redeemed;
•	the place or places where holders may surrender certificates evidencing the WESCO Series A preferred stock for payment of the redemption price;
•	procedures for surrendering noncertificated shares of WESCO Series A preferred stock for payment of the redemption price;
•	that dividends on the shares of WESCO Series A preferred stock to be redeemed will cease to accrue on such redemption date; and
•	that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such WESCO Series A preferred stock.

If fewer than all of the shares of WESCO Series A preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of WESCO Series A preferred stock held by such holder to be redeemed. In case of any redemption of only part of the WESCO Series A preferred stock at the time outstanding, the WESCO Series A preferred stock to be redeemed will be selected either pro rata or by lot.

If (i) notice of redemption of any WESCO Series A preferred stock has been given, (ii) the funds necessary for such redemption have been set aside by WESCO in trust for the benefit of the holders of any WESCO Series A preferred stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends will cease to accrue on such WESCO Series A preferred stock, and such WESCO Series A preferred stock will no longer be deemed outstanding and all rights of the holders of such WESCO Series A preferred stock will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date will, to the extent permitted by law, be released by WESCO, after which time the holders of such WESCO Series A preferred stock so called for redemption shall look only to WESCO’s general funds for payment.

Special Optional Redemption

In addition to the optional redemption right described above, WESCO may redeem the WESCO Series A preferred stock, at its option, in whole or in part, upon the occurrence of a WESCO change of control (as defined herein), within 120 days after the first date on which such change of control occurred, at a redemption price in cash equal to $25,000 per whole share plus accrued and unpaid dividends, if any, to, but excluding, the redemption date.

A “WESCO change of control” means when, after the original issue date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of WESCO entitling that person to exercise more than 50% of the total voting power of all WESCO stock entitled to vote generally in the election of WESCO’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither WESCO nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE MKT LLC (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

If, prior to the change of control conversion date (as defined under “—Conversion Rights”), WESCO has provided or provides notice of redemption with respect to all of the WESCO Series A preferred stock as described under “—Optional Redemption” or this section, the holders of depositary shares or shares of WESCO Series A preferred stock will not have the conversion right described below.

Special Optional Redemption—Redemption Procedures

If the WESCO Series A preferred stock is to be redeemed, the notice of redemption will be given in person or by first class mail, postage prepaid, to the holders of record of the WESCO Series A preferred stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the WESCO Series A preferred stock is held in book-entry form through DTC, WESCO may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the redemption price;
•	the number of shares of WESCO Series A preferred stock to be redeemed;
•	the place or places where holders may surrender certificates evidencing the WESCO Series A preferred stock for payment of the redemption price;
•	procedures for surrendering noncertificated shares of WESCO Series A preferred stock for payment of the redemption price;
•	that dividends on the shares of WESCO Series A preferred stock to be redeemed will cease to accrue on such redemption date;
•	that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such WESCO Series A preferred stock;
•	that the shares of WESCO Series A preferred stock are being redeemed pursuant to the special optional redemption right in connection with the occurrence of a WESCO change of control and a brief description of the transaction or transactions constituting such WESCO change of control; and
•	that holders of the shares of WESCO Series A preferred stock to which the notice relates will not be able to tender such shares of WESCO Series A preferred stock for conversion in connection with the

WESCO change of control and each share of WESCO Series A preferred stock tendered for conversion that is selected, prior to the WESCO change of control conversion date (as defined under “—Conversion Rights”), for redemption will be redeemed on the related redemption date instead of converted on the change of control conversion date.

If fewer than all of the shares of WESCO Series A preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of WESCO Series A preferred stock held by such holder to be redeemed. In case of any redemption of only part of the WESCO Series A preferred stock at the time outstanding, the WESCO Series A preferred stock to be redeemed will be selected either pro rata or by lot.

If notice of the special optional redemption of any WESCO Series A preferred stock has been given and the funds necessary for such redemption have been set aside by WESCO in trust for the benefit of the holders of any WESCO Series A preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such WESCO Series A preferred stock, and such WESCO Series A preferred stock will no longer be deemed outstanding and all rights of the holders of such WESCO Series A preferred stock will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest.

Holders of the WESCO Series A preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the WESCO Series A preferred stock on the corresponding dividend payment date notwithstanding the redemption of the WESCO Series A preferred stock pursuant to the special optional redemption right between such dividend record date and the corresponding dividend payment date or WESCO’s default in the payment of the dividend due. WESCO will make no payment or allowance for unpaid dividends, whether or not in arrears, on the WESCO Series A preferred stock for which a notice of redemption pursuant to the special optional redemption right has been given.

Conversion Rights

The shares of WESCO Series A preferred stock are generally not convertible into or exchangeable for any other property or securities of WESCO. However, upon the occurrence of a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, each holder of the WESCO Series A preferred stock will have the right, unless, prior to the change of control conversion date (as defined herein), WESCO has provided or provides notice of its election to redeem the WESCO Series A preferred stock as described under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the WESCO Series A preferred stock held by such holder (the “change of control conversion right”) on the change of control conversion date into a number of shares of WESCO common stock per WESCO Series A preferred stock to be converted (the “common stock conversion consideration”) equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of (x) the $25,000 liquidation preference per share of WESCO Series A preferred stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (unless the change of control conversion date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) WESCO common stock price (as defined herein); and
•	a number of shares of WESCO common stock issuable in the merger (the “share cap”), which will be determined at the closing date of the merger based on conversion at a WESCO common stock price per share of WESCO common stock equal to 50% of the average of the closing sales prices per share of WESCO common stock for the 10 consecutive trading days immediately preceding, but not including, the date immediately prior to the effective time, subject to the adjustments in the immediately succeeding paragraph.

The share cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of WESCO common stock), subdivisions or combinations (in each case, a “share split”) with respect to WESCO common stock as follows: the adjusted share cap as the result of a share split will be the number of shares of WESCO common stock that is equivalent to the product obtained by multiplying (i) the share cap in effect immediately prior to such share split by (ii) a fraction, the numerator of which is the number of shares of

WESCO common stock outstanding after giving effect to such share split and the denominator of which is the number of shares of common stock outstanding immediately prior to such share split.

The “change of control conversion date” will be a business day set forth in the notice of WESCO change of control that is no less than 20 days nor more than 35 days after the date on which WESCO provides such notice.

The “WESCO common stock price” will be (i) if the consideration to be received in the WESCO change of control by the holders of WESCO common stock is solely cash, the amount of cash consideration per share of WESCO common stock or (ii) if the consideration to be received in the WESCO change of control by holders of WESCO common stock is other than solely cash (x) the average of the closing sale prices per share of WESCO common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the WESCO change of control as reported on the principal U.S. securities exchange on which WESCO common stock is then traded, or (y) the average of the last quoted bid prices for WESCO common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the WESCO change of control, if WESCO common stock is not then listed for trading on a U.S. securities exchange.

In the case of a WESCO change of control pursuant to which shares of WESCO common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “alternative form consideration”), a holder of shares of WESCO Series A preferred stock will receive upon conversion of such shares of WESCO Series A preferred stock the kind and amount of alternative form consideration which such holder would have owned or been entitled to receive upon the WESCO change of control had such holder held a number of shares of WESCO common stock equal to the common stock conversion consideration immediately prior to the effective time of the WESCO change of control (the “alternative conversion consideration”; and the common stock conversion consideration or the alternative conversion consideration, as may be applicable to a WESCO change of control, is referred to as the “conversion consideration”).

In the event that holders of WESCO common stock have the opportunity to elect the form of consideration to be received in the WESCO change of control, the conversion consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of WESCO common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of WESCO common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of WESCO common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the WESCO change of control.

WESCO will not issue fractional shares of WESCO common stock upon the conversion of WESCO Series A preferred stock. Instead, WESCO will pay the cash value of such fractional shares based on WESCO common stock price.

Within 15 days following the occurrence of a WESCO change of control, WESCO will provide to record holders of the WESCO Series A preferred stock a notice of occurrence of the WESCO change of control that describes the resulting change of control conversion right. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the conversion of any WESCO Series A preferred stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the WESCO change of control;
•	the date of the WESCO change of control;
•	the last date on which the holders of the WESCO Series A preferred stock may exercise their change of control conversion right;
•	the method and period for calculating WESCO common stock price;
•	the change of control conversion date;

•	that if, prior to the change of control conversion date, WESCO has provided notice of its election to redeem all or any portion of the WESCO Series A preferred stock, the holder will not be able to convert the WESCO Series A preferred stock and such shares of WESCO Series A preferred stock will be redeemed on the related redemption date, even if such shares of WESCO Series A preferred stock have already been tendered for conversion pursuant to the change of control conversion right;
•	if applicable, the type and amount of alternative conversion consideration entitled to be received per share of WESCO Series A preferred stock;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holders of the WESCO Series A preferred stock must follow to exercise the change of control conversion right.

WESCO will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on WESCO’s website, in any event prior to the opening of business on the first business day following any date on which WESCO provides the notice described above to the holders of the WESCO Series A preferred stock.

In order to exercise the change of control conversion right, the holder of the WESCO Series A preferred stock will be required to deliver, on or before the close of business on the change of control conversion date, any certificates evidencing the shares of WESCO Series A preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to WESCO’s transfer agent. The conversion notice must state:

•	the relevant change of control conversion date;
•	the number of WESCO Series A preferred stock to be converted; and
•	that the WESCO Series A preferred stock are to be converted pursuant to the applicable provisions of the WESCO Series A preferred stock.

Holders of the WESCO Series A preferred stock may withdraw any notice of exercise of a change of control conversion right (in whole or in part) by a written notice of withdrawal delivered to WESCO’s transfer agent prior to the close of business on the business day prior to the change of control conversion date. The notice of withdrawal must state:

•	the number of withdrawn WESCO Series A preferred stock;
•	if certificated WESCO Series A preferred stock have been issued, the certificate numbers of the withdrawn WESCO Series A preferred stock; and
•	the number of WESCO Series A preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the WESCO Series A preferred stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the depository trust company.

The WESCO Series A preferred stock as to which the change of control conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable conversion consideration in accordance with the change of control conversion right on the change of control conversion date, unless prior to the change of control conversion date WESCO has provided or provides notice of its election to redeem such WESCO Series A preferred stock, whether pursuant to its optional redemption right or its special optional redemption right. If WESCO elects to redeem WESCO Series A preferred stock that would otherwise be converted into the applicable conversion consideration on a WESCO change of control conversion date, such WESCO Series A preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25,000 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date. WESCO will deliver amounts owing upon conversion no later than the third business day following the change of control conversion date.

Voting Rights

Except as provided below or as otherwise required by applicable law, the holders of the WESCO Series A preferred stock will have no voting rights.

Right to Elect Two Directors Upon Dividend Default

Whenever dividends on any WESCO Series A preferred stock have not been paid, and remain unpaid, for the equivalent of six or more full quarterly dividend periods, whether or not for consecutive dividend periods (a “preferred dividend default”), the holders of such WESCO Series A preferred stock (voting together as a single class with all other classes or series of preferred stock of WESCO upon which like voting rights have been conferred and are exercisable (“parity preferred”)) will be entitled to vote for the election of two additional directors of WESCO (the “preferred directors”) and the number of directors constituting the entire WESCO Board will be increased by two directors, until all accrued and unpaid dividends on the WESCO Series A preferred stock have been paid in full through the most recently completed dividend period following a preferred dividend default; provided, however, as a qualification for election of an such preferred director, the election of any such preferred directors shall not cause WESCO to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which WESCO’s securities may then be listed or traded) that listed or traded companies must have a majority of independent directors. In no circumstances will there be more than two preferred directors.

The preferred directors will be elected at a special meeting called at the request of the holders of record of at least 10% of the aggregate outstanding WESCO Series A preferred stock and parity preferred. Such special meeting will be held within 90 days of after the delivery of such request, unless such request is received less than 120 days before the date fixed for the next annual meeting of WESCO stockholders, in which event such election will be held at such next annual meeting of WESCO stockholders. The record date for determining holders of the WESCO Series A preferred stock and parity preferred entitled to notice of and to vote at such special meeting will be the close of business on the third business day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the WESCO Series A preferred stock and parity preferred, by plurality vote, voting together as a single class without regard to class or series, will be entitled to elect two preferred directors on the basis of one vote per $25,000 of liquidation preference to which such WESCO Series A preferred stock and parity preferred are entitled by their terms (excluding amounts in respect of accrued and unpaid dividends) and not cumulatively. The holder or holders of one-third of the then-outstanding WESCO Series A preferred stock and parity preferred, voting as a single class, present in person or by proxy, will constitute a quorum for the election of the preferred directors, except as otherwise provided by law.

These voting rights will continue until full accrued and unpaid dividends payable on the WESCO Series A preferred stock have been paid in full through the most recently completed dividend period following a preferred dividend default (subject to re-vesting in the event of each subsequent preferred dividend default). If such voting rights have terminated, the term of office of each preferred director so elected will terminate and the number of directors on the WESCO Board will automatically decrease by two.

Any preferred director may be removed at any time with or without cause by the vote of, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding WESCO Series A preferred stock and parity preferred (voting together as a single class) when they have the voting rights described above. So long as a preferred dividend default continues, any vacancy in the office of a preferred director may be filled by the written consent of the preferred director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding WESCO Series A preferred stock (voting as a single class with the parity preferred) when they have the voting rights described above. The preferred directors will each be entitled to one vote per director on any matter.

Other Voting Rights

So long as any WESCO Series A preferred stock remains outstanding, WESCO will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding WESCO Series A preferred stock and each other class or series of parity preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class without regard to series):

•	authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the WESCO Series A preferred stock with respect to payment of dividends or the distribution of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up or reclassify any authorized shares of capital stock of WESCO into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock;
•	amend, alter or repeal the provisions of the WESCO charter or the form of certificate of designations attached as Annex B to this proxy statement/prospectus so as to adversely affect the rights, preferences, privileges or voting powers of the WESCO Series A preferred stock, taken as a whole; provided, however, that holders of shares of WESCO Series A preferred stock will not be entitled to vote with respect to (A) any increase in the total number of authorized shares of WESCO common stock or WESCO preferred stock, or (B) any increase in the number of authorized shares of WESCO Series A preferred stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above, ranking on parity with or junior to the WESCO Series A preferred stock with respect to the payment of dividends and the distribution of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up; or
•	consummate a binding share exchange or reclassification involving the WESCO Series A preferred stock, or a merger or consolidation of WESCO with another corporation or other entity, unless in each case (x) the shares of WESCO Series A preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which WESCO is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such WESCO Series A preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable, taken as a whole, to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the WESCO Series A preferred stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the WESCO Series A preferred stock and one or more, but not all, series of WESCO Series A preferred stock and parity preferred, then only the series adversely affected by such event and entitled to vote will vote on the matter to the exclusion of all other series of parity preferred. If all series of such parity preferred are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

So long as any shares of WESCO Series A preferred stock remain outstanding, the holders of shares of WESCO Series A preferred stock will also have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the WESCO charter or the form of certificate of designations of the WESCO Series A preferred stock or the terms of the WESCO Series A preferred stock on which holders of WESCO Series A preferred stock are otherwise entitled to vote pursuant to the above that would alter only the contract rights, as expressly set forth in the WESCO charter or the form of certificate of designations of the WESCO Series A Preferred Stock, and the holders of any other classes or series of the capital stock of WESCO will not be entitled to vote on such an amendment, alteration or repeal.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding WESCO Series A preferred stock shall have been redeemed or called for redemption upon proper notice, sufficient funds shall have been set aside by WESCO in trust for the benefit of the holders of the WESCO Series A preferred stock to effect such redemption, and irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends.

Transfer Agent and Registrar

Computershare Trust Company, N.A. will be the transfer agent and registrar and Computershare Inc. will be the dividend disbursing agent and redemption agent, for the depositary shares representing an interest in the WESCO Series A preferred stock.

Calculation Agent

Unless WESCO has validly called all shares of WESCO Series A preferred stock for redemption on the first call date, WESCO will appoint a banking institution or trust company as calculation agent for the WESCO Series A preferred stock prior to the reset dividend determination date preceding the first call date. If WESCO is unable to appoint a calculation agent using commercially reasonable efforts, WESCO may appoint itself or one of its affiliates as calculation agent.

DESCRIPTION OF THE DEPOSITARY SHARES

In this proxy statement/prospectus, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that WESCO or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form .

The following is a brief description of the material terms of the depositary shares representing an interest in the WESCO Series A preferred stock and does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the WESCO charter, the WESCO bylaws and the form of certificate of designations attached as Annex B to this proxy statement/prospectus, each of which incorporated by reference into this proxy statement/prospectus. As of the date of this proxy statement/prospectus, WESCO and the depositary are negotiating the form of deposit agreement. WESCO and the depositary anticipate timely finalizing the form of deposit agreement, and will include the form of deposit agreement as an annex to this registration statement prior to it becoming effective. We encourage you to read the form of certificate of designations carefully in its entirety for a more complete understanding of the terms of the WESCO Series A preferred stock.

General

At the consummation of the merger and subject to WESCO’s right to reduce the preferred stock consideration pursuant to the terms of the merger agreement, WESCO expects to issue approximately [      ] depositary shares, each representing a 1/1,000th interest in a share of WESCO Series A preferred stock. The exact number of depositary shares and shares of WESCO Series A preferred stock to be issued will be calculated based on the number of shares of Anixter common stock outstanding immediately prior to the effective time. The WESCO Series A preferred stock represented by depositary shares will be deposited under a deposit agreement among (i) WESCO, (ii) Computershare Inc. and Computershare Trust Company, N.A., acting jointly as the depositary, and (iii) the holders from time to time of the depositary receipts evidencing the depositary shares. Depositary shares will be evidenced by a depositary receipt. As of the date of this proxy statement/prospectus, WESCO and the depositary are negotiating the form of deposit agreement. WESCO and the depositary anticipate timely finalizing the form of deposit agreement and will include the form of deposit agreement as an annex to this registration statement prior to it becoming effective. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of the WESCO Series A represented by such depositary shares, to all the rights and preferences of the WESCO Series A represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

Immediately following WESCO’s issuance of the WESCO Series A preferred stock underlying the depositary shares, WESCO will deposit the shares of WESCO Series A preferred stock with the depositary and will cause the depositary to issue, on WESCO’s behalf, the related depositary receipts. Once finalized, copies of the forms of deposit agreement and the depositary receipt may be obtained from WESCO in the manner described in the section entitled “Where You Can Find More Information,” beginning on page [       ]. Additionally, the form of deposit agreement will be attached as an annex to this registration statement prior to it becoming effective.

Dividends and Other Distributions

Each dividend on a depositary share will be in an amount equal to 1/1,000th of the dividend declared on the related share of the WESCO Series A preferred stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A preferred stock to the record holders of depositary shares relating to the underlying Series A preferred stock in proportion to the number of depositary shares held by each holder on the relevant record date. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions in proportion to the number of depositary shares held by each such holder, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make such distribution. In that event, the depositary may, with WESCO’s approval, sell such property received by it and distribute the net proceeds from the sale to the holders of the depositary shares entitled to such distribution in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the WESCO Series A preferred stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by WESCO on account of taxes or other governmental charges.

Redemption of Depositary Shares

If WESCO redeems the WESCO Series A preferred stock represented by the depositary shares, in whole or in part, a corresponding number of depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the WESCO Series A preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the WESCO Series A preferred stock, plus an amount equal to any dividends thereon that, pursuant to the provisions of the form of certificate of designations attached as Annex B to this proxy statement/prospectus, are payable upon redemption. Whenever WESCO redeems shares of the WESCO Series A preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the WESCO Series A so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary either pro rata or by lot. In any such case, WESCO will redeem depositary shares only in increments of 1,000 depositary shares and any integral multiple thereof.

The depositary will provide notice of redemption by any authorized method to holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the WESCO Series A preferred stock and the related depositary shares.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that WESCO deposits with the depositary for any depositary shares that the holders fail to redeem will be returned to WESCO after a period of two years from the date WESCO deposits the funds.

Voting the Shares

Because each depositary share represents a 1/1,000th interest in a share of the WESCO Series A preferred stock, holders of depositary shares will be entitled to a 1/1,000th of a vote per depositary share under those limited circumstances in which holders of the WESCO Series A preferred stock are entitled to a vote, as described in the section entitled “Description of WESCO Series A Preferred Stock—Voting Rights,” beginning on page [       ].

When the depositary receives notice of any meeting at which the holders of the WESCO Series A preferred stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the WESCO Series A preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the WESCO Series A preferred stock, may instruct the depositary to vote the amount of the WESCO Series A preferred stock represented by the holder’s depositary shares. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can only vote whole shares of WESCO Series A preferred stock. To the extent possible, the depositary will vote the amount of the WESCO Series A preferred stock represented by depositary shares in accordance with the instructions it receives. WESCO will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the WESCO Series A preferred stock, it will not vote the amount of the WESCO Series A preferred stock represented by such depositary shares.

Preemptive and Conversion Rights

Holders of the depositary shares will not have any preemptive right to subscribe to any additional issue of shares of any class or series of WESCO or to any securities of WESCO convertible into such shares. Additionally, the depositary shares will not be convertible into, or exchangeable for, shares of any of WESCO’s other class or series of stock or WESCO’s other securities (other than upon a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, as described in the section entitled “Description of WESCO Series A Preferred Stock—Conversion Rights,” beginning on page [       ]).

Listing

The depositary shares representing an interest in the WESCO Series A preferred stock to be issued to Anixter stockholders in the merger are expected to be listed on the NYSE upon consummation of the merger. Listing of the depositary shares does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their depositary shares easily. For additional information regarding the risks associated with listing of the depositary shares, see the section entitled “Risk Factors—Risks Relating to the Depositary Shares and WESCO Series A Preferred Stock,” beginning on page [       ]. WESCO does not expect that there will be any separate trading market for the shares of the WESCO Series A preferred stock except as represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

WESCO may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the record holders of depositary shares representing at least the amount of the depositary shares then outstanding necessary to approve any amendment that would alter or abrogate the special rights of the WESCO Series A preferred stock. WESCO will make no amendment that impairs the right of any holder of depositary shares to receive WESCO Series A preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or
•	a final distribution in respect of the WESCO Series A preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding-up of WESCO.

WESCO may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional Series A preferred stock as are represented by those depositary shares.

Charges of Depositary, Taxes and Other Governmental Charges

WESCO will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by WESCO. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of WESCO Series A preferred stock upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by giving WESCO notice, and WESCO may remove or replace the depositary at any time.

Reports to Holders

WESCO will deliver all required reports and communications to holders of the WESCO Series A to the depositary. The depositary will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary

The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or WESCO Series A preferred stock unless reasonably satisfactory protection from expenses and liability is furnished. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

Form of the Depositary Shares

The depositary shares will be issued in book-entry form through DTC. The WESCO Series A preferred stock will be issued in registered form to the depositary.

Transfer Agent and Registrar

Computershare Trust Company, N.A. will be the transfer agent and registrar and Computershare Inc. will be the dividend disbursing agent and redemption agent, for the depositary shares representing an interest in the WESCO Series A preferred stock.

COMPARISON OF RIGHTS OF STOCKHOLDERS

Both WESCO and Anixter are Delaware corporations and therefore subject to the DGCL. WESCO will continue to be a Delaware corporation following completion of the merger and will be governed by the DGCL.

Anixter stockholders’ rights are currently governed by Anixter’s articles of incorporation, as amended or restated (the “Anixter charter”), and Anixter’s amended and restated bylaws, as amended or restated (the “Anixter bylaws”). If the merger is completed, the rights of Anixter stockholders who become holders of WESCO common stock and depositary shares representing an interest in WESCO Series A preferred stock will be governed by the DGCL, the WESCO charter, the WESCO bylaws and the form of certificate of designations of the WESCO Series A preferred stock attached as Annex B to this proxy statement/prospectus.

At the consummation of the merger, Anixter stockholders will receive depositary shares, each representing a 1/1,000th interest in a share of WESCO Series A preferred stock, and will be entitled to a proportional fractional interest in all rights and preferences of the WESCO Series A preferred stock. Anixter stockholders are entitled to exercise these rights and preferences through the depositary.

The following description summarizes the material differences between the rights of WESCO stockholders and Anixter stockholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should carefully read the relevant provisions of the DGCL, the WESCO charter, the WESCO bylaws, the Anixter charter and the Anixter bylaws. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information” on page 210.

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
Authorized Capital Stock	Anixter has authority to issue 100,000,000 shares of common stock, $1.00 par value per share, and 15,000,000 shares of Class B Preferred Stock, $1.00 par value per share.
WESCO has authority to issue 210,000,000 shares of common stock, $0.01 par value per share, 20,000,000 shares of Class B common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share.

The WESCO Board may authorize the issuance of shares of preferred stock in series and establish from time to time the number of shares to be included in each such series, and fix the designation, powers, preferences and rights of the shares of each such series, as well as the qualifications, limitations and restrictions of the series.
As of January 31, 2020, WESCO had no depositary shares or shares of WESCO Series A preferred stock outstanding.

Voting Rights	Each holder of WESCO common stock is entitled to one vote for each share of common stock held by	Each holder of WESCO common stock is entitled to one vote for each share of common stock held by	Holders of the WESCO Series A preferred stock have limited voting rights. They are entitled

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
	such stockholder.	such stockholder.
to elect two preferred directors upon a preferred dividend default (as described below) and to vote on certain matters that may adversely affect their rights, preferences, privileges or voting powers (as described below and more fully in this proxy statement/prospectus).

Dividend Rights
The Anixter bylaws provide that the Anixter Board may declare and pay dividends upon the shares of its capital stock, but only out of funds available for the payment of dividends as provided by law.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The WESCO bylaws provide that the WESCO Board may declare and pay dividends upon the shares of its capital stock, but only out of funds available for the payment of dividends as provided by law.

Under the DGCL, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The form of certificate of designations states that dividends on the WESCO Series A preferred stock will accrue from the original issue date to, but excluding, the first call date, at a rate to be fixed on the original issue date, which will be set to equal(i) if no bridge loans have been incurred under the unsecured bridge facility, the yield to maturity using the issue price for the unsecured notes to be issued to effect the merger or (ii) if any bridge loans have been incurred under the unsecured bridge facility, the highest yield to maturity using the issue price of such debt, plus a spread of 325 basis points, based on the $25,000 liquidation preference per whole share of WESCO Series A preferred stock.

The dividend rate on the WESCO Series A preferred stock will reset on each reset date to the five-year U.S. Treasury rate as of the most recent reset date plus a spread set on the reset date to approximate the risk

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
premium on the original issue date. Dividends will be payable in cash as and if declared by the WESCO Board out of funds legally available therefor.

Other Rights
Holders of Anixter common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to Anixter common stock.

Holders of WESCO common stock are not entitled to preemptive rights with respect to any shares which may be issued, and there are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to WESCO common stock.

Holders of WESCO Series A preferred stock are not entitled to convert or exchange their shares of WESCO Series A preferred stock into shares of any of WESCO’s other classes or series of stock or into any other security of WESCO (other than upon a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock).

The WESCO Series A preferred stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or any other obligation of WESCO to redeem, repurchase or retire the WESCO Series A preferred stock.

Number of Directors
The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

	Under the Anixter bylaws, the number of directors constituting the Anixter Board will be as determined from time to	Under the WESCO charter and bylaws, the number of directors constituting the WESCO Board will be as	The form certificate of designations states that if dividends payable on the WESCO Series A preferred stock are not

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
	time by the Anixter Board. At present, Anixter has fourteen directors.	determined from time to time by resolution of a majority of the WESCO Board. At present, WESCO has nine directors.
paid for six or more quarterly dividend periods, whether or not consecutive, the holders of the WESCO Series A preferred stock, voting as a single class with the shares of any other parity preferred, will be entitled, at the next regular or at a special meeting of stockholders called for such purpose, to elect two preferred directors and the number of directors that comprise the WESCO Board will be increased by two.

These voting rights and the terms of the preferred directors so elected will continue until such time as the dividend arrearage on the WESCO Series A preferred stock has been paid in full through the most recently completed dividend period following a preferred dividend default, at which time the size of the WESCO Board will automatically decrease by two.

Election of Directors
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Directors are elected, in all uncontested elections, by a majority of the votes cast with respect to that nominee’s election by stockholders entitled to vote in the election of the directors at a meeting of the stockholders. Directors are elected, in all contested elections, by a plurality of votes case by the stockholders

Directors are elected by a plurality of the votes cast by the stockholders entitled to vote in the election of directors at a meeting of the stockholders at which a quorum is present.

The WESCO Board has adopted a director resignation policy in the event a director receives

Preferred directors, if any, are elected by plurality vote of the holders of the WESCO Series A preferred stock and parity preferred, voting together as a single class, on the basis of one vote per $25,000 of liquidation preference to which WESCO Series A preferred stock and parity preferred are entitled by

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
	entitled to vote in the election of directors at a meeting of the stockholders at which a quorum is present.	less than 50% of the votes cast for his or her re-election in an uncontested election.	their terms (excluding amount in respect of accrued and unpaid dividends) and not cumulatively.

Term of Office
The Anixter bylaws provide that the directors are to be elected annually.

Each director will hold office until the annual stockholders’ meeting for the year in which his or her term expires and until a successor has been duly elected and qualified or until his or her earlier resignation or removal.

The WESCO bylaws provide that the directors are to be elected annually and the WESCO Board is not classified.

Each director will hold office until the annual stockholders’ meeting for the year in which his or her term expires and until a successor has been duly elected and qualified or until his or her earlier resignation or removal.

The form of certificate of designations provides that the term of office of each preferred director, if any, will terminate upon payment by WESCO of full accrued and unpaid dividends payable on the WESCO Series A preferred stock through the most recently completed dividend period following a preferred dividend default. Upon termination of the preferred directors, the number of directors on the WESCO Board will automatically decrease by two.

Removal of Directors	Under the DGCL, a director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of the directors.	Under the WESCO charter and bylaws, any director may be removed from office with or without cause upon the affirmative vote of holders of a majority of the outstanding WESCO common stock.
Any preferred director elected by the holders of WESCO Series A preferred stock may be removed with or without cause only by the vote of the holders of record of a majority of the outstanding WESCO Series A preferred stock (voting as a single class with the parity preferred) at a meeting of stockholders called for that purpose.

Filling Vacancies on the Board
Vacancies on the Anixter Board that result from an increase in the number of directors are filled by a majority vote of the Anixter Board then in office, though less than a quorum, or by a sole remaining director.

Vacancies on the WESCO Board that result from an increase in the number of directors are filled by a majority vote of the WESCO Board then in office, provided that a quorum is present, and any other vacancies occurring in the WESCO

Any vacancy created by the removal of an preferred director may be filled only by written consent of the preferred director remaining in office, or, if none remains in office, by the vote of the holders of record of a majority of the

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
		Board are filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.	outstanding WESCO Series A preferred stock (voting as a single class with the parity preferred).

Director Nominations and Stockholder Proposals
The Anixter bylaws require advance notice of the nomination, other than by or on behalf of the Anixter Board, of candidates for election as directors, as well as for other stockholder proposals, to be considered at special meetings of stockholders.

The WESCO bylaws require advance notice of the nomination, other than by or at the direction of the WESCO Board, of candidates for election as directors, as well as for other stockholder proposals, to be considered at special meetings of stockholders.

The form of certificate of designations does not permit stockholder proposals or director nominations by the holders of WESCO Series A preferred stock (other than the election of the preferred directors as described above).

Advance Notice Requirement for Director Nominations
To be timely, a stockholder’s notice of intent to nominate a director must be mailed and received by the secretary of Anixter (i) with respect to an election to be held at an annual meeting, 90 days prior, but not more than 120 days, to the anniversary of the previous year’s annual meeting of stockholders, or (ii) with respect to an election to be held at a special meeting of stockholders, no later than the close of business on the 10th day following the date on which the notice of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever comes first.

To be timely, a stockholder’s notice of intent to nominate a director must be mailed and received by the secretary of WESCO (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual meeting of stockholders, or (ii) with respect to an election to be held at a special meeting of stockholders or at an annual meeting that is held more than 70 days prior to the anniversary of the previous year’s annual meeting, the close of business on the tenth day following the date on which notice of such meeting is first given to the stockholders.
The form of certificate of designations does not permit director nominations by the holders of WESCO Series A preferred stock (other than the election of the preferred directors as described above).

Advance Notice Requirement for Other Stockholder Proposals	To be timely, a stockholder’s notice of any other stockholder proposal must be mailed and received by the secretary of Anixter not less than 90 days nor	To be timely, a stockholder’s notice of any other stockholder proposal must be mailed and received by the secretary of WESCO not less than 90 days nor	The form of certificate of designations does not permit stockholder proposals by the holders of WESCO Series A preferred stock.

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders

more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided that if the annual meeting is not held within 30 days before or after such anniversary date, then notice must be received no later than close of business on the 10th day following the date on which the notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

more than 120 days prior to the first anniversary of the previous year’s annual meeting; provided that if the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such advanced or delayed annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

Special meetings of stockholders for any purpose may be called only by the president or by the president of secretary at the request of a majority of the Anixter Board or at the request of stockholders owning a majority of the entire capital stock issued and outstanding and entitled to vote.

Special meetings of stockholders for any purpose may be called only by the WESCO Board or its chairman. The date, time and location of, and record date for, any such special meeting is determined by the WESCO Board.

The form of certificate of designations permits holders of the WESCO Series A preferred stock to call a special meeting of stockholders only following a preferred dividend default to elect two preferred directors. A special meeting must be called upon written request of holders of record of at least 10% of the aggregate outstanding shares of WESCO Series A preferred stock and parity preferred.

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders
Quorum
Under the Anixter bylaws, the holders of one-half of the stock issued and outstanding and entitled to vote thereat, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Anixter charter.

The chairman of the meeting or the stockholders entitled to vote have the power to adjourn the meeting from time to time, whether or not a quorum is present, without notice other than announcement at the meeting, unless the directors fix a new record date for the adjourned meeting. If a quorum is present at the meetings as originally called, it is deemed present at an adjourned or recessed session of such meeting. At such adjourned meeting at which there is a quorum any business may be transacted which might have been transacted at the meeting as originally notified.

The Anixter Board may, at any time prior to the holding of meeting of the stockholders, and for any reason, postpone, reschedule or cancel such previously-scheduled meeting. The meeting may be postponed o rescheduled to such time and place as specified in a notice of postponement or rescheduling of such meeting.

Under the WESCO bylaws, the holders of a majority in number of the total outstanding shares of stock of WESCO entitled to vote at such meeting, present in person or represented by proxy, constitute a quorum of the stockholders for all purposes, unless the representation of a larger number of shares is required by law, by the WESCO charter or by the WESCO bylaws, in which case the representation of the number of shares so required will constitute a quorum.

Regardless of whether a quorum is present or not, the holders of a majority in number of the total outstanding shares of stock of WESCO entitled to vote at such meeting, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Under the form of certificate of designations, the holders of one-third of the then-outstanding WESCO Series A preferred stock and parity preferred, voting as a single class, present in person or by proxy, will constitute a quorum for the election of the preferred directors, except as otherwise provided by law.

At any such meeting or adjournment thereof, in the absence of a quorum, a majority of the holders of the WESCO Series A preferred stock and parity preferred, voting as a single class, present in person or by proxy, will have the power to adjourn the meeting for the election of the preferred directors, without notice other than announcement at the meeting.

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders

Written Consent by Stockholders
Under the DGCL, any action that can be taken at any annual or special meeting of shareowners of a corporation may also be taken by shareowners without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

Anixter stockholders may not take action by written consent in lieu of a meeting.
Any action required or permitted to be taken by WESCO stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent in lieu of a meeting of stockholders.

The form of certificate of designations does not permit holders of WESCO Series A preferred stock to act by written consent in lieu of a meeting of stockholders.

The provision of the WESCO charter applies to the WESCO Series A preferred stock.

Business Combinations with Interested Stockholders
Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder.

	Anixter has not opted out of this provision.	WESCO has not opted out of this provision.	WESCO has not opted out of this provision.

Limitations of Personal Liability of Directors
The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its shareowners, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

	In accordance with Section 102(b)(7) of the DGCL, the Anixter charter eliminates the liability of a director to the corporation or its stockholders for monetary	In accordance with Section 102(b)(7) of the DGCL, the WESCO charter eliminates the liability of a director to the corporation or its stockholders for monetary	The provision of the WESCO charter applies to the WESCO Series A preferred stock.

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders

damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL; or (iv) from any transaction from which the director derived an improper personal benefit.

damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the DGCL; or (iv) from any transaction from which the director derived an improper personal benefit.

Indemnification
Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

	The Anixter bylaws require Anixter to indemnify to the fullest extent authorized by the DGCL any person made	The WESCO charter and bylaws require WESCO to indemnify to the fullest extent authorized by the DGCL any person made	The provisions of the WESCO charter and bylaws apply to the WESCO Series A preferred stock.

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders

or threatened to be made a party or otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer, of Anixter, or is or was serving at the request of Anixter as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise.

Anixter maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such.

or threatened to be made a party or otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of WESCO, or is or was serving at the request of WESCO as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans.

WESCO maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such.

Amendments to the Charter
Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

	The Anixter charter shall be amended in the manner prescribed by the DGCL.	The WESCO charter provides that the WESCO Board is authorized to amend, alter, change or repeal the WESCO charter in the manner prescribed above by the DGCL.
The WESCO charter provides that the WESCO Board is authorized to amend, alter, change or repeal the WESCO charter in the manner prescribed above by the DGCL.

However, subject to certain exceptions, to the extent that an amendment, alteration, change or repeal of the WESCO charter or the

	Anixter Common Stockholders	WESCO Common Stockholders	WESCO Series A Preferred Stockholders

form of certificate of designations adversely affects the rights, preferences, privileges or voting powers of the holders of WESCO Series A preferred stock, taken as a whole, the amendment, alteration, change or repeal will require the approval of holders of two-thirds of outstanding shares of WESCO Series A preferred stock (voting as a single class with the parity preferred).

Amendments to the Bylaws
The Anixter bylaws provide that the Anixter bylaws may be amended, altered or repealed by the stockholders or by the Anixter Board at any regular meeting of the stockholders or of the Anixter Board or at any special meeting of the stockholders or of the Anixter Board.

The WESCO charter provides that the WESCO Board is authorized to adopt, amend or repeal the WESCO bylaws.

The WESCO bylaws provide that the WESCO bylaws may be amended, altered or repealed by a majority of the WESCO Board or by a majority of the outstanding WESCO common stock entitled to vote.

The WESCO charter provides that the WESCO Board is authorized to adopt, amend or repeal the WESCO bylaws.

The WESCO bylaws provide that the WESCO bylaws may be amended, altered or repealed by a majority of the WESCO Board or by a majority of the outstanding WESCO common stock entitled to vote.

Stockholders Rights Plan	The DGCL does not include a statutory provision expressly validating stockholders rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.

	Anixter does not have a stockholders rights plan currently in effect.	WESCO does not have a stockholders rights plan currently in effect.	WESCO does not have a stockholders rights plan currently in effect.

Forum Selection	Anixter’s bylaws provide that the Delaware Court of Chancery shall be the sole and exclusive forum, unless Anixter consents in writing to the selection of an alternative forum.	Neither WESCO’s charter nor bylaws contains a provision designating a sole and exclusive forum for member claims.	The form of certificate of designations does not contain a provision designating a sole and exclusive forum for holders of WESCO Series A preferred stock.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Anixter common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Anixter common stock unless otherwise indicated.

Beneficial owners of shares of Anixter common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Anixter common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Anixter common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Anixter common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Anixter common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, Anixter recommends that the written demand state the number of shares of Anixter common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, Anixter will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Anixter common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement/prospectus constitutes Anixter’s notice to Anixter’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex E. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E to this proxy statement/prospectus since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Anixter common stock, you must satisfy each of the following conditions:

•	You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•	You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.
•	You must continue to hold your shares of Anixter common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Anixter common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.
•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Anixter common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to Anixter, at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Anixter common stock.

Within 10 days after the effective date of the merger, Anixter, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of Anixter common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Anixter, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to Anixter, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Anixter common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either Anixter, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Anixter common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Anixter, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Anixter, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of Anixter to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Anixter will file such a petition or that Anixter will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Anixter, as the surviving corporation, Anixter will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified, a list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of Anixter common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, Anixter, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by Anixter, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by Anixter, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by Anixter, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to Anixter of the certificates representing such stock.

In determining the fair value of the shares of Anixter common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Anixter common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, WESCO does not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Anixter common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon Anixter, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of Anixter, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

STOCK OWNERSHIP

Anixter has listed below, as of February 5, 2020, the beneficial ownership of Anixter common stock by (i) each of Anixter’s current directors, (ii) each of Anixter’s “named executive officers” and (iii) all of Anixter’s current directors and executive officers as a group. The table is based on information Anixter received from the directors, executive officers and filings made with the SEC. Unless otherwise indicated, each of Anixter’s directors and “named executive officers” has (1) the same business address as Anixter and (2) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name of Beneficial Owner(1)	Stock Units(2)	Common Stock		Options for Common Stock(3)	Total(4)	Percent of Class
Lord James Blyth	72,259	—		—	—	*
Frederic F. Brace	29,031	1,200		—	1,200	*
Linda Walker Bynoe	42,110	2,000	(5)	—	2,000	*
Robert J. Eck	41,473	133,709		139,342	298,364	*
F. Philip Handy	40,441	16,295	(6)	—	16,295	*
Melvyn N. Klein	41,349	34,400		—	34,400	*
Jamie Moffitt	3,533	—		—	—	*
George Muñoz	26,016	23,568		—	23,568	*
Scott R. Peppet	15,158	—		—	—	*
Valarie L. Sheppard	9,845	3,510		—	3,510	*
William S. Simon	2,481	—		—	—	*
Charles M. Swoboda	2,962	—		—	—	*
Samuel Zell	95,374	3,641,337	(7)	—	3,641,337	10.8%
William A. Galvin	58,032	51,250		12,817	81,703	*
Theodore A. Dosch	43,555	49,006		48,579	119,565	*
Robert M. Graham	19,212	16,570		—	24,994	*
Justin C. Choi	17,892	21,694		—	31,175	*
William C. Geary II	16,568	4,408		—	10,285	*
All directors and executive officers as a group including the above-named persons	611,361	4,037,210		200,738	4,341,080	12.4%
*	Percentage of shares beneficially owned does not exceed one percent of the class.
(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.
(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time specified prior to grant.
(3)	All options listed in this column are exercisable within 60 days. In accordance with the anti-dilution provisions of Anixter’s stock incentive plans, this table reflects the adjustment to the number of outstanding options to reflect the special cash dividends declared on April 24, 2012 and November 25, 2013.
(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which convert to common stock within 60 days.
(5)	Includes 2,000 shares owned by Ms. Bynoe’s spouse to which Ms. Bynoe disclaims beneficial ownership.
(6)	All shares are held in a margin account.
(7)	The shares of common stock shown in this table include: 14,666 of such shares held by Samuel Zell Revocable Trust, the trustee of which is Mr. Zell; 1,000 of such shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell, and to which Mr. Zell disclaims beneficial ownership; 1,449,432 of such shares owned by Samstock/SZRT, L.L.C., whose sole owner is Samuel Zell Revocable Trust, the trustee of which is Mr. Zell; 862,147 of such shares owned by Samstock/SIT, L.L.C., whose sole member is Sam Investment Trust, the beneficiaries of which are Mr. Zell and members of his family; 526,277 of such shares owned by KMJZ Investments L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”); 55,588 of such shares owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which the general partners are the Zell Trusts; 55,587 shares owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts; and 28,700 of such shares owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Anixter, LLC (“Chai Trust”). Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of 1,528,299 of such shares, except to the extent of any pecuniary interest therein. A total of 1,345,009 shares are pledged, 612,960 of which are part of the 1,528,299 shares for which Mr. Zell has disclaimed beneficial ownership. Also included are 647,940 shares held by the Zell Family Foundation to which Mr. Zell disclaims beneficial ownership.

Anixter has listed below, as of February 5, 2020, the beneficial ownership of Anixter common stock by each person known by Anixter to be the beneficial owner of more than five percent of the number of outstanding shares of Anixter common stock. The table is based on information Anixter received from the directors, executive officers and filings made with the SEC. Anixter is not aware of any other beneficial owner of more than five percent of the 33,830,569 outstanding shares of Anixter common stock as of February 5, 2020. All share numbers have been rounded to the nearest whole number.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	BlackRock, Inc.	4,758,853	(1)	14.1%
	55 East 52nd Street
	New York, NY 10055

Common	Samstock/SZRT, L.L.C.	1,449,432	(2)	10.8%
	Samstock/SIT, L.L.C.	862,147
	KMJZ Investments L.L.C.	526,277
	Samstock/ZFT, L.L.C.	55,588
	Samstock/Alpha, L.L.C.	55,587
	SZ Intervivos QTIP Trust	28,700
	Samuel Zell	15,666
	Zell Family Foundation	647,940
	Two North Riverside Plaza
	Chicago, IL 60606

Common	The Vanguard Group, Inc.	3,293,526	(3)	9.7%
	100 Vanguard Blvd.
	Malvern, PA 19355

Common	Dimensional Fund Advisors LP	2,334,986	(4)	6.9%
	Building One 6300 Bee Cave Road
	Austin, Texas 78746

Common	Victory Capital Management, Inc.	2,031,121	(5)	6.0%
	4900 Tiedman Road
	Brooklyn, Ohio 44144
(1)	According to Schedule 13G, dated February 3, 2020, BlackRock, Inc. has sole power to vote 4,665,900 shares and sole power to dispose of 4,758,853 shares.
(2)	Samstock/SZRT, L.L.C. is a limited liability company whose sole member is Samuel Zell Revocable Trust. The trustee of Samuel Zell Revocable Trust is Mr. Zell. Samstock/SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Anixter, LLC, a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. KMJZ Investments L.L.C. is a limited liability company whose sole members are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is neither a director nor an officer of Chai Trust and does not have voting or dispositive power over such shares indirectly held by such trusts, and accordingly, Mr. Zell has disclaimed beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The amounts shown for Mr. Zell include (i) 14,666 of such shares held by Samuel Zell Revocable Trust, the trustee of which is Mr. Zell, and (ii) 1,000 shares held by Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell, and to which Mr. Zell disclaims beneficial ownership. Also includes 647,940 shares held by the Zell Family Foundation to which Mr. Zell disclaims beneficial ownership. The total does not include 95,374 restricted stock units owned by Mr. Zell.
(3)	According to Schedule 13G, dated February 11, 2019, The Vanguard Group Inc. has sole power to vote 29,474 shares, shared power to vote 4,305 shares, sole power to dispose of 3,093,547 shares and shared power to dispose of 30,259 shares.
(4)	According to Schedule 13G, dated February 8, 2019, Dimensional Fund Advisors LP has sole power to vote 2,019,693 shares and sole power to dispose of 2,097,848 shares.
(5)	According to Form 13F, filed with the SEC on November 12, 2019, Victory Capital Management, Inc. has sole power to vote 1,996,772 shares and sole power to dispose of 2,031,121 shares.

LEGAL MATTERS

The validity of the shares of WESCO common stock, the shares of WESCO Series A Preferred stock and depositary shares representing an interest in WESCO Series A preferred stock issuable in the merger will be passed upon for WESCO by Wachtell, Lipton, Rosen & Katz.

EXPERTS

WESCO

The financial statements of WESCO International, Inc. and WESCO International, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Anixter

The financial statements of Anixter and Anixter management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2018 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Anixter will transact no other business at the special meeting except such business as may be properly brought before the special meeting by or at the direction of the Anixter Board. As of the date of this proxy statement/prospectus, the Anixter Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

STOCKHOLDER PROPOSALS

Anixter will hold its 2020 annual meeting of stockholders only if the merger is not completed during or prior to the third calendar quarter of 2020 because, if the merger is completed, Anixter will cease to be an independent public company.

In the event the 2020 annual meeting of stockholders is held, if a stockholder wishes to present a proposal for inclusion in Anixter’s proxy statement and proxy relating to the 2020 annual meeting of stockholders, such proposals must be received by Anixter at its principal offices by December 20, 2019 and must otherwise comply with applicable SEC rules and regulations.

Under Anixter’s by-laws, any stockholder proposal, including director nominations, submitted other than for inclusion in Anixter’s proxy statement and proxy must be received by Anixter at its principal offices no earlier than January 24, 2020 and no later than February 24, 2020 in order to be considered at the 2020 annual meeting of stockholders, and must otherwise comply with the by-laws and applicable law. However, if the 2020 annual meeting of stockholders is not held within thirty days before or after May 23, 2020, then such proposal or nomination must be received by Anixter at its principal offices not later than the close of business on the tenth day following the date on which the notice of the 2020 annual meeting of stockholders was mailed or public disclosure of the date of the 2020 annual meeting of stockholders was made, whichever occurs first.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Anixter common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one proxy statement/prospectus or notice of Internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce Anixter’s printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of this proxy statement/prospectus or notice of Internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement/prospectus or if you wish to receive individual copies of this proxy statement/prospectus, annual reports or notices of Internet availability of proxy, as applicable, for future meetings, Anixter will send a copy to you if you write or call Anixter’s Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026 or telephone: 224-521-8000.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement/prospectus, but you wish to receive only one copy of this proxy statement/prospectus or notice of Internet availability of proxy, you may request, in writing, that Anixter eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Corporate Secretary at 2301 Patriot Boulevard, Glenview, Illinois 60026.

WHERE YOU CAN FIND MORE INFORMATION

Anixter and WESCO file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Anixter or WESCO file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Anixter’s and WESCO’s SEC filings are also available to the public at the SEC’s website at www.sec.gov.

WESCO has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers the shares of WESCO common stock and the depositary shares representing a 1/1,000th interest in WESCO Series A preferred stock to be issued to Anixter stockholders in connection with the merger as well as the shares of WESCO Series A preferred stock to be issued to the depositary in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about Anixter and WESCO. The rules and regulations of the SEC allow Anixter and WESCO to omit certain information included in the registration statement from this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus, or in any document incorporated in this proxy statement/prospectus by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Anixter and WESCO to “incorporate by reference” into this proxy statement/prospectus documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus. This proxy statement/prospectus and any information later filed with the SEC may update and supersede the information incorporated by reference. Similarly, the information later filed with the SEC may update and supersede the information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below and any documents filed by Anixter or WESCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting (provided that any information furnished to, but not filed with, the SEC is not incorporated by reference).

Anixter SEC Filings

•	Anixter’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018, filed on February 21, 2019;
•	Anixter’s Quarterly Reports on Form 10-Q for the quarterly period ended September 27, 2019, filed on October 30, 2019, for the quarterly period ended June 28, 2019, filed on July 25, 2019, for the quarterly period ended March 29, 2019, filed on April 23, 2019; and
•	Anixter’s Current Reports on Form 8-K filed on February 4, 2020, January 30, 2020, January 13, 2020, January 9, 2020, January 6, 2020, January 2, 2020, December 27, 2019, December 26, 2019, December 24, 2019, December 20, 2019, December 4, 2019, November 22, 2019, October 31, 2019, October 30, 2019, July 25, 2019, May 23, 2019, April 23, 2019, February 22, 2019.

Copies of any of the documents Anixter files with the SEC may be obtained free of charge either on Anixter’s website, by contacting Anixter’s Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, Attention: Corporate Secretary or by calling 224-521-8000.

WESCO SEC Filings

•	WESCO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019;
•	WESCO’s Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2019, filed on November 1, 2019, for the quarterly period ended June 30, 2019, filed on August 2, 2019, for the quarterly period ended March 31, 2019, filed on May 3, 2019;
•	WESCO’s Current Reports on Form 8-K filed on January 30, 2020, January 13, 2020, January 9, 2020, January 3, 2020, December 26, 2019, October 31, 2019, October 1, 2019, September 30, 2019, August 1, 2019, June 13, 2019, May 31, 2019, May 2, 2019; and

•	Description of WESCO’s capital stock, contained in WESCO’s Registration Statement on Form S-4/A, filed with the SEC on August 11, 2009.

Copies of any documents WESCO files with the SEC may be obtained free of charge either on WESCO’s website or by contacting WESCO’s Corporate Secretary at WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122 or by calling (412) 454-2200.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

If you would like to request documents from Anixter or WESCO, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [            ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

WESCO INTERNATIONAL, INC.,

WARRIOR MERGER SUB, INC.

and

ANIXTER INTERNATIONAL INC.

Dated as of January 10, 2020

A-i

A-ii

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Parent Knowledge Group
Exhibit C	Company Knowledge Group
Exhibit D	Material Antitrust Jurisdictions
Exhibit E	Form of Certificate of Designation of the Series A Parent Preferred Stock

A-iii

Index of Defined Terms

2021 Indenture	Section 9.03
2021 Notes	Section 9.03
2021 Notes Tender Offer	Section 6.12(a)(i)
2021 Notes Tender Offer Documents	Section 6.12(a)(i)
2021 Redemption Notice	Section 6.12(a)(ii)
2023 Indenture	Section 9.03
2023 Notes	Section 9.03
2023 Notes Consent Solicitation	Section 6.12(b)(i)
2023 Notes Consent Solicitation Documents	Section 6.12(b)(i)
2023 Notes Offer	Section 6.12(b)(ii)
2023 Notes Offer Documents	Section 6.12(b)(ii)
2023 Notes Security Documents	Section 6.12(b)(iv)
2023 Notes Supplemental Indenture	Section 6.12(b)(i)
2025 Indenture	Section 9.03
2025 Notes	Section 9.03
2025 Notes Consent Solicitation	Section 6.12(c)(i)
2025 Notes Consent Solicitation Documents	Section 6.12(c)(i)
2025 Notes Offer	Section 6.12(c)(ii)
2025 Notes Offer Documents	Section 6.12(c)(ii)
2025 Notes Security Documents	Section 6.12(c)(iv)
2025 Notes Supplemental Indenture	Section 6.12(c)(i)
Acceptable Confidentiality Agreement	Section 9.03
Affiliate	Section 9.03
Agreement	Preamble
Alternative Financing	Section 6.09(a)
Anixter Opco	Section 9.03
Antitrust Laws	Section 9.03
Appraisal Shares	Section 2.01(d)
Average Parent Stock Price	Section 9.03
Base Cash Amount	Section 9.03
Benefit Protection Period	Section 6.04(a)
Business Day	Section 9.03
Cash Collar Adjustment Amount	Section 9.03
Cash Consideration	Section 9.03
CD&R Merger Agreement	Recitals
CDD Rule	Section 9.03
Certificate of Merger	Section 1.03
Certificates	Section 2.01(c)(ii)
Clean Team Agreement	Section 6.02(a)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Commitment Letter	Section 4.20(a)
Committed Lenders	Section 4.20(a)
Common Exchange Ratio	Section 9.03
Common Stock Consideration	Section 2.01(c)(i)
Company	Preamble
Company Benefit Plans	Section 3.19(a)
Company Board	Recitals
Company By-laws	Section 3.01(b)
Company Capital Stock	Section 3.02(a)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Contracts	Section 3.12(a)
Company Employee	Section 6.04(a)
Company ERISA Affiliate	Section 9.03
Company Financial Statements	Section 3.05(b)
Company IT Systems	Section 9.03
Company Material Adverse Effect	Section 9.03
Company Options	Section 2.03(a)
Company Pension Plans	Section 3.19(a)
Company Preferred Stock	Section 3.02(a)
Company Property	Section 3.09(a)
Company Recommendation	Section 5.03(d)
Company Recommendation Change	Section 5.03(d)
Company Related Parties	Section 8.02(b)
Company SEC Documents	Section 3.05(a)
Company Stock Plans	Section 9.03
Company Stockholder Approval	Section 3.03(c)
Company Stockholders Meeting	Section 6.01(c)
Company Subsidiaries	Section 3.01(a)
Company Takeover Proposal	Section 5.03(h)
Company Termination Fee	Section 6.06(b)
Confidentiality Agreement	Section 6.02(a)
Consent	Section 3.04(b)
Contract	Section 3.02(a)
Control	Section 9.03
COTS License	Section 9.03
Customer Contracts	Section 3.12(a)(9)
D&O Insurance	Section 6.05(b)
Debt Marketing Materials	Section 6.09(c)(ii)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Laws	Section 9.03
Equitable Exceptions	Section 3.03(a)
Equity Interest	Section 9.03
ERISA	Section 3.19(a)
Exchange Act	Section 9.03
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio Reduction Amount	Section 2.01(e)(ii)
Existing Credit Facilities	Section 9.03

A-iv

Fee Letter	Section 4.20(a)
Filed Company SEC Documents	Section 9.03
Filed Parent SEC Documents	Section 9.03
Filing	Section 3.04(b)
Financing	Section 4.20(a)
Form S-4	Section 3.04(b)
Fractional Share Consideration	Section 2.01(c)(i)
GAAP	Section 9.03
Government Official	Section 3.17
Governmental Entity	Section 3.04(b)
group of Persons	Section 9.03
Hazardous Materials	Section 9.03
HSR Act	Section 3.04(b)
IFRS	Section 9.03
Intellectual Property	Section 9.03
Intervening Event	Section 9.03
IRS	Section 9.03
Judgment	Section 9.03
Knowledge	Section 9.03
Law	Section 9.03
Leased Property	Section 3.09(a)
Lender Related Parties	Section 9.03
Licensed Company Intellectual Property	Section 9.03
Lien	Section 9.03
Malware	Section 9.03
Marketing Period	Section 9.03
Maximum Premium	Section 6.05(b)
Maximum Share Number	Section 2.01(e)(ii)
Merger	Recitals
Merger Consideration	Section 9.03
Merger Consideration Value	Section 2.03(a)
Merger Sub	Preamble
Non-Party Affiliate	Section 9.03
Non-U.S. Company Benefit Plan	Section 3.19(a)
NYSE	Section 9.03
OFAC	Section 3.17
Option Payments	Section 2.03(a)
Ordinary Course of Business	Section 9.03
Outside Date	Section 8.01(b)(i)
Outstanding Indentures	Section 9.03
Owned Company Intellectual Property	Section 9.03
Owned Property	Section 3.09(a)
Parent	Preamble
Parent Benefit Plan	Section 9.03
Parent Board	Recitals
Parent By-laws	Section 4.01(b)
Parent Capital Stock	Section 4.02(a)
Parent Charter	Section 4.01(b)
Parent Class B Common Stock	Section 4.02(a)
Parent Common Stock	Section 2.01(c)(i)
Parent Deferred Stock Units	Section 4.02(a)
Parent Expenses	Section 6.06(c)
Parent ERISA Affiliate	Section 9.03
Parent Financial Statements	Section 4.05(b)
Parent IT Systems	Section 9.03
Parent Material Adverse Effect	Section 9.03
Parent Pension Plan	Section 9.03
Parent Performance Share Awards	Section 4.02(a)
Parent Preferred Stock	Section 4.02(a)
Parent Related Parties	Section 8.02(c)
Parent Restricted Stock Units	Section 4.02(a)
Parent SARs	Section 4.02(a)
Parent SEC Documents	Section 4.05(a)
Parent Subsidiaries	Section 4.01(a)
Parent Takeover Proposal	Section 5.04
PATRIOT Act	Section 9.03
Permissible Redacted Terms	Section 4.20(a)
Permits	Section 3.13
Permitted Lien	Section 9.03
Person	Section 9.03
Pre-Closing Restructuring	Section 6.13
Preferred Exchange Ratio	Section 9.03
Privacy Laws	Section 9.03
Proceeding	Section 9.03
Proxy Statement/Prospectus	Section 3.04(b)
Qualifying Transaction	Section 6.06(b)
Real Property Lease	Section 9.03
Reference Date	Section 3.02(a)
Regulation S-K	Section 9.03
Regulation S-X	Section 9.03
Related Party Transaction	Section 3.23
Release	Section 9.03
Representative	Section 9.03
Required Amount	Section 4.20(b)
Required Antitrust Filings	Section 3.04(b)
Required Information	Section 9.03
Restricted Stock Units	Section 2.03(b)
Reverse Clean Team Agreement	Section 6.02(b)
Reverse Confidentiality Agreement	Section 6.02(b)
Reverse Termination Fee	Section 6.06(d)
RSU Payments	Section 2.03(b)
Rule 14e-1	Section 6.12(a)(i)
SEC	Section 9.03
Section 262	Section 2.01(d)
Securities Act	Section 9.03
Senior Manager	Section 9.03
Service Provider	Section 9.03
Significant Company Subsidiary	Section 3.01(a)
Significant Parent Subsidiary	Section 4.01(a)
Software	Section 9.03

A-v

Stock Consideration	Section 2.01(c)(i)
subsidiary	Section 9.03
Superior Company Proposal	Section 5.03(h)
Supplier Contracts	Section 3.12(a)(8)
Surviving Corporation	Recitals
Tax Return	Section 9.03
Taxes	Section 9.03
Termination Expenses and Interest	Section 6.06(e)
TIA	Section 6.12(a)(i)
Trade Secrets	Section 9.03
Trading Day	Section 9.03
Transaction Documents	Section 9.12
Transactions	Section 1.01
Transfer Taxes	Section 6.08
Voting Agreement	Recitals
Voting Company Debt	Section 3.02(a)
Voting Parent Debt	Section 4.02(a)
Willful Breach	Section 9.03

A-vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 10, 2020, is by and among WESCO International, Inc., a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Anixter International Inc., a Delaware corporation (the “Company”).

BACKGROUND

A.   The parties wish to effect a business combination upon the terms and subject to the conditions set forth in this Agreement, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”), and pursuant to the Transactions, on the terms and subject to the conditions set forth in this Agreement, each issued share of common stock, par value $1.00 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company shall be converted into the right to receive the consideration described in Section 2.01 (Effect on Capital Stock).

B.   The board of directors of the Company (the “Company Board”) has unanimously (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the Company’s stockholders adopt this Agreement and (iv) declared that this Agreement is advisable;

C.   The board of directors of Parent (the “Parent Board”) has unanimously (i) approved this Agreement, the Merger and the other Transactions and (ii) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, Parent and its stockholders;

D.   The board of directors of Merger Sub has unanimously (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, (iii) recommended that Parent adopt this Agreement and (iv) declared that this Agreement is advisable.

E.   Concurrently with the execution and delivery of this Agreement, the Company is terminating that certain Agreement and Plan of Merger, by and among CD&R Arrow Parent, LLC, CD&R Arrow Merger Sub, Inc., and the Company, dated as of October 30, 2019, as amended (the “CD&R Merger Agreement”) in accordance with its terms, and Parent will pay in full, on behalf of Merger Sub and/or the Company, the Company Termination Fee (as defined in the CD&R Merger Agreement) to CD&R Arrow Parent pursuant to Section 6.06(b) of the CD&R Merger Agreement.

F.   Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting and support agreement in favor of Parent, whereby such stockholders have agreed to vote in favor of, and support the consummation of, the Transactions (the “Voting Agreement”), on the terms and conditions set forth therein.

G.   Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

Accordingly, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.01   The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation. The Merger and the other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

SECTION 1.02   Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, 787 7th Avenue, New York, NY 10019, at 10:00 a.m. (New York City time) on the third

(3rd) Business Day following the date on which each of the conditions set forth in Article VII is satisfied or, to the extent permitted by Law, waived by the party entitled to waive such condition (except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or such other time and location as mutually agreed by Parent and the Company in writing; provided that, notwithstanding the foregoing, in the event that the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions, the Closing shall occur on the earlier of (a) any date during the Marketing Period that may be specified by Parent on no fewer than three (3) Business Days’ notice to the Company (unless a shorter period shall be agreed to by Parent and the Company) and (b) the third (3rd) Business Day following the final day of the Marketing Period subject, in each case, to the satisfaction or waiver of the obligations of the Parties set forth in Article VII (except in any such case for any conditions that by their nature can be satisfied only on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions). The date on which the Closing occurs is referred to herein as the “Closing Date”.

SECTION 1.03   Effective Time. Before the Closing, the Company shall prepare, and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04   Effects. The Merger shall have the effects set forth in this Agreement, the applicable provisions of the DGCL and the Certificate of Merger.

SECTION 1.05   Certificate of Incorporation and By-laws.

(a)   The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

(b)   The By-laws of Merger Sub as in effect immediately before the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Law.

SECTION 1.06   Directors. The directors of Merger Sub immediately before the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07   Officers. Except as may be specified by Parent prior to the Effective Time, the officers of the Company immediately before the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

SECTION 2.01   Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a)   Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)   Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration shall be delivered or deliverable in exchange therefor.

(c)   Conversion of Company Common Stock.

(i)   Subject to Section 2.01(b) (Cancelation of Treasury Stock and Parent-Owned Stock) and Section 2.01(d) (Appraisal Rights), each issued and outstanding share of Company Common Stock held by stockholders of the Company immediately prior to the Effective Time shall be converted into the right to receive (A) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) equal to the Common Exchange Ratio (the “Common Stock Consideration”), (B) a number of validly issued, fully paid and nonassessable depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of fixed-rate reset cumulative perpetual preferred stock of Parent, series A, $25,000 stated amount per whole preferred share (the “Series A Parent Preferred Stock”), equal to the Preferred Exchange Ratio (the “Preferred Stock Consideration” and, together with the Common Stock Consideration, the “Stock Consideration”) and (C) an amount of cash, without interest, equal to the Cash Consideration. From and after the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.02, including the right to receive, pursuant to Section 2.04, cash in lieu of fractional shares of Parent Common Stock and Depositary Shares, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.01(c) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.02(i).

(ii)   As of the Effective Time, all shares of Company Common Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such shares of Company Common Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest, upon surrender of such certificate in accordance with Section 2.02 (Exchange of Certificates).

(d)   Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately before the Effective Time and that are held by any Person who is entitled to demand and has properly demanded appraisal of such Appraisal Shares pursuant to, and who has otherwise complied in all respects with, Section 262 of the DGCL (“Section 262”) as of such time shall not be converted into Merger Consideration as provided in Section 2.01(c) (Conversion of Company Common Stock), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive Merger Consideration as provided in Section 2.01(c) (Conversion of Company Common Stock), without interest thereon. The Company shall give Parent prompt notice of any demand for appraisal of shares of Company Common Stock, withdrawals of such demands and any other documents or instruments, in each case, received by the Company related to Section 262 or stockholder demands or claims thereunder. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or negotiate, settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall have the right, at Parent’s sole expense, to participate in and direct all negotiations and proceedings with respect to such demands.

(e)   Adjustments.

(i) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted, without duplication; provided, however, that nothing in this Section 2.01(e) shall be construed to permit the Company, any Company Subsidiary, Parent, any Parent Subsidiary or any other Person to take any action that is otherwise prohibited by Section 5.01 or Section 5.02, as applicable.

(ii)   If the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger would exceed 19.9% of the issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (the “Maximum Share Number”), (A) the Common Exchange Ratio shall be reduced to the minimum extent necessary (rounded down to the nearest one thousandth) such that the aggregate number of shares of Parent Common Stock to be issued in connection with the Merger does not exceed the Maximum Share Number (such reduction, the “Exchange Ratio Reduction Amount”) and (B) the Cash Consideration for all purposes under this Agreement will be increased on a per share basis by an amount equal to $58.88 multiplied by the difference between the initial Common Exchange Ratio and the Common Exchange Ratio as determined in accordance with this Section 2.01(e)(ii) (rounded down to the nearest one-hundredth of a cent).

(f)   Withholding. Each of the Exchange Agent, Parent, the Company and the Surviving Corporation will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom pursuant to any Law in respect of Taxes. Any such amounts so deducted or withheld shall be paid over to the appropriate Governmental Entity and, to the extent such amounts are timely paid to the appropriate Governmental Entity, treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid in satisfaction of the corresponding obligations hereunder.

(g)   Preferred Stock Consideration Adjustment. Parent may elect, by notice to the Company delivered not later than 5:00 p.m. on the third (3rd) Business Day prior to the anticipated Closing Date, to reduce the Preferred Exchange Ratio, such that, pursuant to the defined terms “Cash Consideration” and “Preferred Reduction Adjustment Amount”, the aggregate amount of the Cash Consideration increases by the amount of the Preferred Reduction Adjustment Amount. Notwithstanding the foregoing, Parent may not elect to reduce the Preferred Exchange Ratio such that the total face amount of Series A Preferred Stock issued would be less than $100 million unless the Preferred Exchange Ratio is reduced to zero. Any notice delivered pursuant to this Section 2.01(g) shall set forth the amount by which the Preferred Exchange Ratio is to be reduced, the resulting Preferred Exchange Ratio, the Preferred Reduction Adjustment Amount and the Cash Consideration.

SECTION 2.02   Exchange of Certificates.

(a)   Exchange Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company designated by the Company and reasonably acceptable to Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock (subject to Section 2.01(b) (Cancelation of Treasury Stock and Parent-Owned Stock) and Section 2.01(d) (Appraisal Rights)) as of immediately prior to the Effective Time, for exchange in accordance with this Article II, through the Exchange Agent, (i) book-entry shares representing the full number of shares of Parent Common stock and Depositary Shares included in the Merger Consideration and (ii) sufficient funds for the payment of the aggregate amount of cash included in the Merger Consideration (the “Exchange Fund”). Parent shall additionally deposit in the Exchange Fund, after the Effective Time on the appropriate payment date, if applicable, and provide or cause to be provided any dividends or other distributions payable on the shares of Parent Common Stock and Depositary Shares included in the Exchange Fund in accordance with Section 2.02(i). In the event the cash portion of the Exchange Fund shall be insufficient to make the payment of the aggregate Merger Consideration pursuant to Section 2.01(c), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. Funds made available to the Exchange Agent shall be invested by the Exchange Agent, as directed by the Surviving Corporation, in direct short-term obligations of, or direct short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days, pending payment thereof by the Exchange Agent to the holders of shares of Company Common Stock pursuant to Section 2.01(c); provided, however, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Exchange Agent from promptly making the payment of the aggregate Merger Consideration as required by Section 2.01(c), and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent for payment of the aggregate Merger Consideration to such holders of Company Common Stock. Parent shall direct the Exchange Agent to hold the Exchange Fund for the benefit of such holders of Company Common Stock and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payment of the aggregate Merger Consideration pursuant to Section 2.01(c).

(b)   Exchange Procedures. The Surviving Corporation shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of Certificates that immediately before the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c) (Conversion of Company Common Stock), (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) the Merger Consideration pursuant to Section 2.01(c) (Conversion of Company Common Stock) and (y) any dividends or other distributions payable pursuant to Section 2.02(i), if applicable, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Subject to the last sentence of Section 2.02(c) (No Further Ownership Rights in Company Common Stock), until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (x) the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c) (Conversion of Company Common Stock) and (y) any dividends or other distributions payable pursuant to Section 2.02(i), if applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c)   No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of Section 2.01(c) upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)   Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation or Parent for payment of its claim for Merger Consideration.

(e)   No Liability. None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered before such date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash in respect of such Certificate shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate any cash that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(g)   Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation in accordance with Section 2.02(a) (Exchange Agent), on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(h)   Uncertificated Shares. In the case of any outstanding shares of Company Common Stock that are not represented by Certificates, the parties shall make such adjustments to this Section 2.02 as are necessary or appropriate to implement the same purpose and effect that this Section 2.02 has with respect to shares of Company Common Stock that are represented by Certificates.

(i)   Dividends or Distributions with Respect to Parent Common Stock. Subject to applicable Law, following surrender of a Certificate (or affidavit of loss in lieu thereof) for cancelation to the Exchange Agent, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange for such Certificate, without interest, (i) at the time of delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such delivery of such shares of Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), and a payment date subsequent to such delivery of such Parent Common Stock by the Exchange Agent pursuant to Section 2.02(b), payable with respect to such shares of Parent Common Stock.

SECTION 2.03   Treatment of Company Options, Restricted Stock Units and Equity Plans.

(a)   Treatment of Company Options. Prior to the Effective Time, the Company Board (or, if appropriate, a duly authorized committee thereof) shall adopt appropriate resolutions as are necessary to provide that, immediately prior to the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under a Company Stock Plan (the “Company Options”) shall be fully vested and canceled and, in exchange therefor, each holder of any such canceled Company Option shall be entitled to receive, in consideration of the cancelation of such Company Option and in full settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such canceled Company Option and (ii) the excess, if any, of (A) the Merger Consideration Value over (B) the exercise price per share of Company Common Stock subject to such canceled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that any such Company Option with respect to which the exercise price per share of Company Common Stock subject thereto is greater than or equal to the Merger Consideration Value shall be canceled in exchange for no consideration. From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall entitle the holder thereof only to the payment, if any, provided for in this Section 2.03(a). For purposes of this Agreement, “Merger Consideration Value” means the sum of (1) the Cash Consideration, (2) the product of (a) the Common Exchange Ratio and (b) the Average Parent Stock Price, and (3) the product of (a) the Preferred Exchange Ratio and (b) the face value of a Depositary Share.

(b)   Treatment of Restricted Stock Units. Prior to the Effective Time, the Company Board (or, if appropriate, a duly authorized committee thereof) shall adopt appropriate resolutions as are necessary to provide that, immediately prior to the Effective Time, each outstanding restricted stock unit award with respect to shares of Company Common Stock granted under a Company Stock Plan (whether subject to time-based vesting criteria, performance-based vesting criteria or any combination thereof) (“Restricted Stock Units”) that was granted prior to the date hereof shall be fully vested (in the case of any Restricted Stock Units subject to performance-based vesting criteria, in accordance with the terms of the applicable award agreements) and canceled and, in exchange therefor, each holder of any such canceled Restricted Stock Units shall be entitled to receive, in consideration of the cancelation of such Restricted Stock Units and in full settlement therefor, a payment in cash of an amount equal to the sum of (i) the product of (A) the total number of shares of Company Common Stock subject to such canceled Restricted Stock Units and (B) the Merger Consideration Value, plus (ii) any accrued but unpaid dividends payable to the holder of such Restricted Stock Units, including all accrued but unpaid interest thereon (such amounts payable hereunder, the “RSU Payments”). From and after the Effective Time, each Restricted Stock Unit award shall entitle the holder thereof only to the payment provided for in this Section 2.03(b). Notwithstanding anything herein to the contrary, in the case of any Restricted Stock Unit granted on or after the date hereof, such Restricted Stock Unit shall be treated in accordance with Schedule 5.01(a)(v)(6).

(c)   Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans shall terminate, and no further Company Options, Restricted Stock Units or other rights with respect to shares of Company Common Stock shall be granted thereunder. Prior to the Effective Time, the Company Board (or, if appropriate, a duly authorized committee thereof) shall adopt appropriate resolutions as are necessary to give effect to this Section 2.03(c).

(d)   Parent Funding; Payment. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Company cash in the amount necessary to make the Option Payments, if any, required under Section 2.03(a) (Treatment of Company Options) and the RSU Payments, if any, required under Section 2.03(b) (Treatment of Restricted Stock Units). Parent shall cause the Surviving Corporation to make any such payments (after giving effect to any required Tax withholding) as promptly as practicable after the Closing Date, but in no event later than the next regularly scheduled payroll date of the Surviving Corporation that is at least eight (8) Business Days following the Closing Date, through the payroll system or payroll provider of the Surviving Corporation.

SECTION 2.04   Fractional Shares. No fractional shares of Parent Common Stock or Depositary Shares shall be issued in connection with the Merger, no certificate or scrip representing fractional Parent Common Stock or Depositary Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each Holder who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock or a Depositary Share (after aggregating all such shares delivered by such holder) shall receive, in lieu thereof and upon surrender of any right thereto, cash, without interest, in an amount, rounded to the nearest whole cent, representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent, on behalf of all such holders, of shares of Parent Common Stock or Depositary Shares, as applicable, that would otherwise be issued.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Schedules or in the Filed Company SEC Documents (provided that in no event shall (i) any disclosure set forth or referenced under the heading “Risk Factors”, except for any historical facts, or (ii) any disclosure set forth in any “forward-looking statements” disclaimer or any other general statements to the extent they are non-specific, cautionary, predictive or forward looking in nature, in each case, that is included in any part of any Company SEC Documents be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement) (it being agreed and understood that any matter disclosed in the Filed Company SEC Documents shall not be deemed disclosed for purposes of Section 3.01, paragraphs (a) and (b) of Section 3.02, Section 3.03, Section 3.07(a) and Section 3.21), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01   Organization, Standing and Power.

(a)   The Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary power and authority to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted, except, in the case of the Company Subsidiaries, where the failure of a Company Subsidiary to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Schedule 3.01(a) lists each Significant Company Subsidiary and its jurisdiction of organization. The Company and each Company Subsidiary is duly qualified, licensed and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. For purposes of this Agreement, “Significant Company Subsidiary” means any Company Subsidiary that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X.

(b) The Company has made available to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. Neither the Company nor any Significant Company Subsidiary is in violation of any provisions of its respective certificate of incorporation, by-laws or other applicable organizational documents in any material respect.

SECTION 3.02 Capital Stock of the Company and the Company Subsidiaries.

(a)   The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 15,000,000 shares of Class B Preferred Stock, par value $1.00 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). At the close of business on January 9, 2020 (the “Reference Date”), (i) 33,830,569 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury and (iii) 200,738 shares of Company Common Stock were subject to outstanding Company Options with a weighted average exercise price of $62.27, 1,092,079 shares of Company Common Stock were subject to outstanding Restricted Stock Units (assuming that any applicable performance metrics were satisfied at maximum levels) and 1,302,182 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans. Schedule 3.02(a) sets forth for each Significant Company Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock, and there are no other shares of capital stock or other equity securities of any Significant Company Subsidiary issued, reserved for issuance or outstanding, in each case as of the date hereof. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Since the Reference Date, (x) there have been no issuances by the Company of shares of Company Capital Stock or other voting securities of the Company, other than issuances of Company Common Stock pursuant to the exercise of Company Options and the vesting and settlement of Restricted Stock Units, and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of Company Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Company Capital Stock. All outstanding shares of Company Capital Stock and all the outstanding shares of capital stock of each Significant Company Subsidiary have been, and all such shares that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable securities Laws and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law (including the DGCL), the Company Charter, the Company By-laws, the certificate of incorporation or by-laws (or comparable documents) of any Significant Company Subsidiary or any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (“Contract”) to which the Company or any Significant Company Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company or any Significant Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of the Company or any Significant Company Subsidiary may vote (“Voting Company Debt”).

(b) Except as set forth in Section 3.02(a), as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which the Company or any Significant Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Significant Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, the Company or any Significant Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Significant Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other Equity Interests in, the Company or any Significant Company Subsidiary. As of the date hereof, there are no outstanding contractual obligations of the Company or any Significant Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of the Company or any Significant Company Subsidiary.

(c)   Schedule 3.02(c) sets forth a true and complete list of all capital stock, membership interests, partnership interests, joint venture interests and other Equity Interests for which an amount in excess of $5,000,000 was invested by the Company or any Significant Company Subsidiary in any Person (other than a Company Subsidiary) owned as of the date hereof, directly or indirectly, by the Company or any Significant Company Subsidiary.

SECTION 3.03   Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)   The Company has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company hereof, the performance and compliance by the Company with each of its obligations herein and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Equitable Exceptions”).

(b)   The Company Board, at a meeting duly called and held, by resolutions duly adopted, has, unanimously, (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, the Company and its stockholders, (iii) recommended that the Company’s stockholders adopt this Agreement and (iv) declared that this Agreement is advisable. Assuming the accuracy of the representations set forth in Section 4.23 (Ownership of Company Common Stock), such resolutions are sufficient to render the provisions of Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Merger and the other Transactions. No other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws apply to this Agreement, the Voting Agreement, the Merger or any other Transaction.

(c)   The only vote of holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”).

SECTION 3.04   No Conflicts; Consents.

(a)   The execution and delivery hereof by the Company do not, and, subject to the receipt of the Company Stockholder Approval, the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, require any consent or notice under, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the triggering of any payments pursuant to, or the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any indenture, credit agreement, mortgage, note, instrument of indebtedness, Company Contract or Company Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect.

(b)   No consent, approval, waiver, license, permit, franchise, authorization or Judgment (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any government or any arbitrator, tribunal or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (in each case whether federal, state, local, foreign, international or multinational) (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions, other than (i) Filings and Consents under the competition, antitrust, merger control or investment laws set forth on Schedule 3.04(b) (the Filings and Consents identified in this clause (i), the “Required Antitrust Filings”), (ii) the filing with the SEC of (A) (x) the proxy statement relating to the Company Stockholders Meeting, which will be used as a prospectus of Parent with respect to the shares of Parent Common Stock and Depositary Shares issuable in connection with the Merger (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and (y) the registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock and Depositary Shares in connection with the Merger will be registered pursuant to the Securities Act and in which the Proxy Statement/Prospectus will be included as a prospectus of Parent (together with any amendments or supplements thereto, the “Form S-4”), and (B) such Filings under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) such Filings and Consents as may be required under the rules and regulations of the NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) such Filings and Consents as may be required in connection with the Taxes described in Section 6.08 (Transfer Taxes) and (vi) such other Consents or Filings under applicable Law the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.05   SEC Documents; Financial Statements.

(a)   The Company has furnished or filed all reports, schedules, forms, certifications, statements and other documents required to be furnished or filed by the Company with the SEC on a timely basis since December 30, 2016. All such reports, schedules, forms, certifications, statements and other documents (including the exhibits and other information incorporated therein, and including those that the Company may file after the date of this Agreement until the Closing) are referred to herein as the “Company SEC Documents”. As of its respective date of filing, or in the case of a registration statement, on the date of effectiveness of such registration statement, each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the NYSE, as the case may be, and the respective rules and regulations thereof applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. Since December 30, 2016, the Company has been and is in full compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable rules and regulations of the NYSE. None of the Company Subsidiaries is, or since December 30, 2016 has been, required to file reports with the SEC.

(b)   Each of the consolidated financial statements of the Company included in the Company SEC Documents, including the notes thereto and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company Financial Statements”), (i) complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim Company Financial Statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presents in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and the Company Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company Financial Statements, all in accordance with GAAP, subject, in the case of interim Company Financial Statements, to normal year-end adjustments. Neither the Company nor any Company Subsidiary is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(c)   The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company, except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet which would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and (iii) liabilities or obligations under this Agreement or in connection with the Transactions. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof.

(d)   The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) with respect to the Company and the Company Subsidiaries as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has not identified any material weaknesses in its internal controls, and the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and authorizations required pursuant to the rules and regulations adopted pursuant to Section 401 of the Sarbanes-Oxley Act, without qualification, when due. Since December 30, 2016, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls or any allegation of fraud that involves management of the Company or any other employee of the Company or any Company Subsidiary who has a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. The Company’s management has completed an assessment and conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and the Company’s management concluded that its internal control over financial reporting was effective as of December 28, 2018.

SECTION 3.06   Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the Form S-4 (or any amendment or supplement thereto) will, at the time the Form S-4 (or any amendment or supplement thereto) is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, and (b) the Proxy Statement/Prospectus (in each case, including any amendments or supplements thereto) will, at the date it is first published, mailed or given to the Company’s stockholders, on the date of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any of their representatives expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

SECTION 3.07   Absence of Certain Changes or Events. Since the date of the most recent financial statements included in the Filed Company SEC Documents to the date hereof, (a) there has not occurred any action, event, change, event, circumstance, development, occurrence or state of facts that constitutes a Company Material Adverse Effect, (b) the business of the Company and the Company Subsidiaries has been conducted in the Ordinary Course of Business, except in connection with this Agreement and the Transactions, and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to Section 5.01(a) except to the extent such actions would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 3.08   Assets Other than Real Property Interests. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary has good and valid title to or a valid leasehold interest in or valid license to all the material assets reflected on the most recent financial statements included in the Company SEC Documents or that are otherwise material to the conduct of the business, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens. The foregoing representations or warranties shall not apply to real property and interests in real property, which are instead the subject of Section 3.09 exclusively.

SECTION 3.09   Real Property.

(a)   Schedule 3.09 sets forth by address all real property and interests in real property owned by the Company or any Company Subsidiary (individually, an “Owned Property”). Schedule 3.09 sets forth by address all real property and interests in real property leased by the Company or any Company Subsidiary (individually, a “Leased Property”; an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”). Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary has good, valid and marketable fee simple title to all Owned Property free and clear of all Liens other than Permitted Liens. No third party has an option to purchase the Owned Property and there are no leases or other rights to use or occupy any Owned Property or any portion thereof. Neither the Company nor any Company Subsidiaries are party to any agreement to purchase or sell any real property.

(b)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the occupancies and uses of the Company Properties, as well as the development, construction, management, maintenance, servicing and operation of the Company Properties, comply in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, licenses, permits and agreements.

(c)   Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article III shall relate to real property matters, which are instead the subject of this Section 3.09 exclusively, unless otherwise expressly provided in this Article III.

SECTION 3.10   Intellectual Property; Data Security.

(a)   Owned Company Intellectual Property. Schedule 3.10 sets forth a list of all Owned Company Intellectual Property that is issued, registered or subject to an application for issuance or registration, in each case that is material to the conduct of the business, taken as a whole, and indicating the owner and jurisdiction of issuance or registration. To the Knowledge of the Company, all the Owned Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted and is valid and enforceable. The Company or a Company Subsidiary is the exclusive owner of all the Owned Company Intellectual Property and the Company or a Company Subsidiary has the right to use, subject to the terms of the applicable license agreement, all the

Licensed Company Intellectual Property. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has used or distributed any Software licensed, provided or distributed under any open source license in any manner that would require any source code of the Software included in Owned Company Intellectual Property to be disclosed, licensed for free, publicly distributed, attributed to any Person or dedicated to the public.

(b)   Proprietary Information. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary has taken reasonable steps to protect its rights in its confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third Persons provided to the Company or any Company Subsidiary.

(c)   No Infringement. Since December 30, 2016 through the date hereof, (i) none of the Company and the Company Subsidiaries have received any written communication from any Person asserting or challenging the ownership, validity or enforceability of the Owned Company Intellectual Property, (ii) to the Knowledge of the Company, none of the Owned Company Intellectual Property has been or is being infringed, misappropriated, diluted, violated or otherwise used or made available for use by any Person without a license or permission from the Company or the Company Subsidiaries, and (iii) the conduct of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any other Person, except, in the case of the foregoing clauses (ii) and (iii), as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)   Data Security. The Company and the Company Subsidiaries (i) have implemented and maintained reasonable written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with applicable Law and (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such tests indicate that such plans and procedures are adequate in all material respects. Since December 30, 2016, (x) there has been no material failure, breakdown, persistent substandard performance, unauthorized access or use, or other material adverse event affecting any of the Company IT Systems, and (y) the Company and the Company Subsidiaries have not been notified by any Person (including pursuant to an audit of the business of the Company and the Company Subsidiaries by such Person) of any material data security, information security or other technological deficiency with respect to the Company IT Systems, in each case of (x) and (y), that has caused or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.11   Information Technology. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material information technology and computer systems relating to the transmission, storage, maintenance or analysis of data in electronic format necessary to the conduct of the business of the Company and the Company Subsidiaries are (a) in good working condition to perform all information technology operations necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted and (b) do not contain any Malware that would be reasonably expected to interfere in any material respect with the ability of the Company and its Subsidiaries to conduct its business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personal or non-public information.

SECTION 3.12   Contracts.

(a)   Schedule 3.12(a) sets forth a list of each Company Contract that has not been filed as an exhibit to a Company SEC Document. “Company Contracts” means the following Contracts (other than, in each case, any Company Benefit Plan) to which the Company or any Company Subsidiary is a party:

(1)   any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(2)   any collective bargaining Contract or other material Contract with any labor organization, union, association or other employee representative of a group of employees;

(3)   any Contract that (A) limits or restricts, in any material respect, the Company or a Company Subsidiary (or would, from and after the Effective Time, limit or otherwise restrict Parent or any of its

Affiliates) from competing in any line of business or with any Person or competing or operating in any geographic region, (B) contains exclusivity obligations binding on the Company or a Company Subsidiary or (C) grants any right of first refusal, right of first negotiation or offer, “most favored nation” or similar right in favor of any third party other than (x) “most favored nations” or similar rights in favor of customers agreed to in the Ordinary Course of Business or (y) any such Contracts that are generally described in Schedule 3.12(a)(3);

(4)   any Contract between the Company or a Company Subsidiary, on the one hand, and any director, officer or Affiliate of the Company or a Company Subsidiary, on the other hand, other than any contract solely between or among the Company and/or a wholly owned Company Subsidiary;

(5)   any Contract under which the Company or a Company Subsidiary has borrowed any money (or has commitments with respect thereto) from any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture, guarantee or other evidence of indebtedness (or commitments with respect thereto) of the Company or a Company Subsidiary (other than in favor of the Company or a Company Subsidiary) in any such case that, individually, is in excess of $2,000,000;

(6)   any Contract under which (A) any Person (other than the Company or a Company Subsidiary) has directly or indirectly guaranteed outstanding liabilities of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed outstanding liabilities of any Person (other than the Company or a Company Subsidiary), in each case, that, individually, is in excess of $2,000,000;

(7)   any Contract under which the Company or a Company Subsidiary, directly or indirectly, has agreed to make, after the date hereof, any advance, loan, extension or credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than extensions of trade credit in the Ordinary Course of Business) in any such case that, individually, is in excess of $2,000,000;

(8)   any Contract with any of the ten (10) largest suppliers of inventory (by annual spend) to the Company or a Company Subsidiary during the fiscal year ended December 28, 2018, other than purchase orders entered into in the Ordinary Course of Business (collectively, “Supplier Contracts”);

(9)   any Contract with any of the ten (10) largest customers (by annual spend) within each business segment of the Company during the fiscal year ended December 28, 2018 (collectively, “Customer Contracts”), other than purchase orders entered into in the Ordinary Course of Business;

(10)   any Contract that by its terms is reasonably expected to result in future payments by or to the Company or a Company Subsidiary of more than $10,000,000 annually, other than Contracts (including purchase orders) with customers or suppliers of inventory in the Ordinary Course of Business;

(11)   any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests (other than Customer Contracts and inventory sales in the Ordinary Course of Business) pursuant to which (A) the Company reasonably expects aggregate consideration (including assumption of debt) of at least of $5,000,000 or (B) the Company or any Company Subsidiary has any ongoing indemnification or other material outstanding obligations as of the date of this Agreement (other than indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(12)   any Contract pursuant to which a right to use any Intellectual Property that is material to the Company or a Company Subsidiary is granted by (A) the Company or a Company Subsidiary to a third Person or (B) a third Person to the Company or a Company Subsidiary, other than (i) COTS Licenses and (ii) any non-exclusive license that is incidental to the transaction contemplated in the applicable Contract;

(13)   any Contract for any joint venture, partnership, limited liability company or similar arrangement, other than any such agreement or arrangement solely between or among the Company and/or any wholly owned Company Subsidiary;

(14)   any Contract for future capital expenditures in an amount in excess of $5,000,000; and

(15)   any Real Property Lease pursuant to which the Company or any Company Subsidiary is obligated to make annual rent payments exceeding $750,000.

(b)   Since January 1, 2019 through the date hereof, the Company has not amended or modified the material economic terms of any Supplier Contract in such a way as to reduce the expected business or economic benefits thereof (other than in the Ordinary Course of Business).

(c)   (i) Subject to the Equitable Exceptions, each Company Contract is valid, binding, in full force and effect and enforceable by the Company and/or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto, except where the failure to be valid, binding, in full force and effect or enforceable has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and/or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Contract, except where such nonperformance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) neither the Company nor any Company Subsidiary has received written notice, or, to the Knowledge of the Company, verbal notice, of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any Company Subsidiary under any Company Contract, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) to the Company’s Knowledge, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a breach or default on the part of any counterparty under any Company Contract, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice of the intention of any party to terminate, not renew or renegotiate in any material respects the terms of any Company Contract except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of all Company Contracts not filed as an exhibit to a Company SEC Document have been made available to Parent.

SECTION 3.13   Permits. (a) The Company and each Company Subsidiary is in possession of all certificates, licenses, franchises, consents, permits, authorizations, exemptions, and approvals of, or filings or registrations with, or issued by, any Governmental Entity, or required by any Governmental Entity to be obtained (“Permits”), in each case necessary for the lawful conduct of the business of the Company and the Company Subsidiaries as presently conducted, and (b) (i) all such Permits are valid and in full force and effect and (ii) neither the Company nor any Company Subsidiary is in default under, and no condition exists that with notice or lapse or time or both would constitute a default under, such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, in each case of clauses (a) and (b) except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.14   Insurance. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained with respect to the Company and the Company Subsidiaries, their respective assets and properties, or their directors, officers or employees are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and as of the date hereof, no written notice of cancelation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancelation.

SECTION 3.15   Taxes.

(a)   The Company and each Company Subsidiary has duly and timely filed, or has caused to be duly and timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes of the Company and the Company Subsidiaries (whether or not shown to be due on such Tax Returns) have been duly and timely paid. All Taxes required to be withheld by the Company or any Company Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(b)   The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect temporary differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any material amount of Taxes which has been asserted or assessed (or, to the Knowledge of the Company, proposed or threatened) against the Company or any Company Subsidiary remains unpaid or unresolved, and no requests for waivers of the time to assess any such Taxes are pending. None of the Company or any Company Subsidiary is currently under audit, examination, investigation or other proceeding by any Governmental Entity with respect to material Taxes or a material Tax Return.

(c)   The federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the IRS, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2015. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)   No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Company or such Company Subsidiary is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(e)   None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) any election pursuant to Section 108(i) or Section 451 of the Code (or any similar provision of state, local or foreign Law) or (v) using the deferral method provided for under Revenue Procedure 2004-34 in respect of any transaction occurring or payment received prior to the Closing.

(f)   None of the Company or any Company Subsidiary has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon the Company or any of the Company Subsidiaries after the Closing Date.

(g)   There are no material Liens for Taxes (other than Permitted Liens) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary (i) is bound by any agreement requiring it to make a payment to a Person (other than the Company or any Company Subsidiary) with respect to Taxes or (ii) has any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise).

(h)   None of the Company or any Company Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(c) (or any analogous, comparable or similar provision of state, local or foreign Law).

(i)   Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.

(j)   The Company has validly elected pursuant to Section 965(h) of the Code to defer its Section 965(h) net tax liability, and except for the Merger contemplated by this Agreement, neither the Company nor any Company Subsidiary has taken any action that would be treated as an acceleration event under Treasury Regulations Section 1.965-7(b)(3).

SECTION 3.16   Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of the Company, threatened to which the Company or any Company Subsidiary is a party,

or, to the Knowledge of the Company, that affects the business or assets of the Company or any Company Subsidiary (a) where the claimant is seeking monetary damages in excess of $1,000,000, (b) that seeks any material injunctive relief or (c) that relates to the Transactions. As of the date of this Agreement, there are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any Company Subsidiary.

SECTION 3.17   Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (a) the Company and the Company Subsidiaries are, and since December 30, 2014 have been, in compliance with, and are not in violation of, any applicable Law (including Privacy Laws) with respect to the conduct of their respective businesses (including labor and employment matters), or the ownership or operation of their respective properties or assets; (b) as of the date hereof, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any Law; (c) from December 30, 2014 through the date hereof, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any agents or any other Person authorized to act, and acting, on behalf of the Company or any Company Subsidiary has, directly or indirectly, in connection with the business activities of the Company, taken any act in furtherance of a payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value – or offer, promise or authorization thereof – to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity (including, but not limited to, any state-controlled or state-owned entity), to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage; and (d) from December 30, 2014 through the date hereof, neither the Company nor any Company Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any agents or any other Person authorized to act, and acting, on behalf of the Company or any Company Subsidiary has, directly or indirectly, (x) violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Laws or regulations applicable to the Company, in each case in connection with the business activities of the Company or (y) engaged in transactions (i) connected with any government, country or other individual or entity that is the target of U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. asset freeze list or (ii) prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction. “Government Official” shall mean any: (i) officer, employee or other individual acting for or on behalf of any Governmental Entity (including, but not limited to, any state-owned or state-controlled entity) or public international organization; or (ii) holder of or candidate for public office, political party or official thereof or member of a royal family, or any other individual acting for or on behalf of the foregoing.

SECTION 3.18   Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company and the Company Subsidiaries has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation in any material respect with any Environmental Law, the substance of which has not been resolved, (ii) the Company and the Company Subsidiaries hold, and are in compliance with, all material Permits required for the Company and the Company Subsidiaries to conduct their respective businesses under Environmental Laws as conducted as of the date hereof, and are, and since December 30, 2016 have been, in compliance in all material respects with all Environmental Laws, (iii) neither the Company nor any Company Subsidiary is party to any Proceeding (excluding an investigation), and to the Knowledge of the Company, no Proceeding is threatened and no investigation is pending, and neither the Company nor any Company Subsidiary has entered into or agreed to any Judgment or is subject to any outstanding Judgment, in each case relating to compliance with or liability under any Environmental Law or to investigation, remediation or cleanup of or exposure to any

Hazardous Material, and with regard to any Judgment, for which the Company or any Company Subsidiary has material outstanding obligations, and (iv) there have been no Releases of Hazardous Materials on, at, under or from any of the Company Properties or any other property or facility formerly owned, leased or operated by the Company, any Company Subsidiary or any of their respective predecessors that would reasonably be expected to result in material liability for the Company or any Company Subsidiary. Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article III shall relate to Environmental Laws, releases of Hazardous Materials or other environmental matters, which are instead the subject of this Section 3.18 exclusively.

SECTION 3.19   Employee Benefits.

(a)   Schedule 3.19(a) sets forth a list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether or not subject to ERISA and regardless of whether or not relating to employees within or without the United States) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA regardless of whether or not subject to ERISA and regardless of whether or not relating to employees within or without the United States) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, paid time-off, severance, employment, consulting, termination indemnity, change-in-control, disability, death benefit, hospitalization, medical, fringe benefit and other compensatory or benefit plans, agreements, arrangements or understandings entered into, maintained, sponsored or contributed to, or required to be entered into, maintained, sponsored or contributed to, by the Company or any Company ERISA Affiliate for the benefit of any current or former employees, officers, directors or other individual service providers of the Company or any Company Subsidiary or for which the Company or any Company ERISA Affiliate may have any liability (collectively, “Company Benefit Plans”), in each case, that are material. Schedule 3.19(a) separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of Persons located outside the United States (each, a “Non-U.S. Company Benefit Plan”). Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries taken as a whole, since December 30, 2016, each Company Benefit Plan (other than a Non-U.S. Company Benefit Plan) has been established, maintained, funded, operated and administered in compliance with its terms and the requirements of applicable Law. The Company has made available to Parent true and complete copies as of the date hereof of (i) each material Company Benefit Plan and all amendments thereto or, with respect to any material Company Benefit Plan that is not in writing, a written description of the material terms thereof, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan or equivalent filing in any relevant jurisdiction (if any such report was required), (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) the most recent summary plan description for each material Company Benefit Plan for which such summary plan description is required and (vi) each related trust agreement, annuity contract, insurance contract or document in respect of any other funding arrangement relating to any material Company Benefit Plan. The parties agree and acknowledge that the Company may provide updates to Schedule 3.19(a) to include Non-U.S. Company Benefit Plans, and may make available to Parent true and complete copies of the materials required by the last sentence of this Section 3.19(a), in each case, by no later than 30 days following the date hereof, and that any such additional disclosure within such period shall be deemed to satisfy the requirements of this Section 3.19(a) (except for purposes of determining whether there is, as of the Closing Date, a Company Material Adverse Effect pursuant to Section 7.02(a)).

(b)   With respect to the United States of America and except as has not had, or would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Pension Plans have been the subject of determination or opinion letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened and there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of each such Company Pension Plan.

(c)   With respect to each Company Pension Plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, except in each case as would not reasonably be expected to have,

individually or in the aggregate, a Company Material Adverse Effect, (i) there is no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (ii) no Company Pension Plan is, or is expected to be, “at-risk” (under Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no liability under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Company ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans that are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any fiduciary, trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility.

(d)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Company Benefit Plan is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity (within or without the United States), nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened, (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan, (iii) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and the terms of such Company Benefit Plan.

(e)   Schedule 3.19(e) contains a list of (A) each plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) and any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) that is subject to Sections 4063, 4064 or 4069 of ERISA or Section 413(c) of the Code maintained by the Company or any Company ERISA Affiliate or to which the Company or any Company ERISA Affiliate contributes or is required to contribute, or in which the Company or a Company ERISA Affiliate otherwise participates or in any way has or may have any material direct or indirect liability (including any such plan which the Company or any Company ERISA Affiliate contributed to, maintained, sponsored or was required to the contribute to or maintain at any point within the past six (6) years); and (B) each plan or arrangement that provides for post-employment medical, life or other welfare benefits (other than health continuation coverage required by Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA or otherwise as required by applicable Law). Other than as set forth on Schedule 3.19(e), no Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f)   The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g)   The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, in any case, whether alone or in combination with any other event, including a termination of employment on or following the Closing Date, (i) entitle any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (iii) impose any restrictions on the rights of the Company or any Company Subsidiary to amend or terminate any Company Benefit Plan or (iv) result in any breach or violation of, or a default under, any Company Benefit Plan.

(h)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Non-U.S. Company Benefit Plan (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, or labor organization in all material respects and (B) to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval, (ii) to the extent intended to be funded and/or book-reserved, each Non-U.S. Company Benefit Plan is funded and/or book reserved, as appropriate, based upon reasonable country- or region-specific actuarial assumptions and (iii) the Company and each Company Subsidiary have no material unfunded liabilities with respect to any such Non-U.S. Company Plan.

SECTION 3.20   Employee and Labor Matters.

(a)   Except as set forth on Schedule 3.20(a), there are no labor unions, works councils, or other similar labor organizations representing any employees employed by the Company or any Company Subsidiary. Since December 30, 2016, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any labor strike, dispute, work stoppage, picketing or lockout against the Company or any Company Subsidiary; (ii) any union organizational campaign with respect to the employees of the Company or any Company Subsidiary and no question concerning representation of such employees exists; (iii) any unfair labor practice; (iv) any unfair labor practice charges or complaints against the Company or any Company Subsidiary before the National Labor Relations Board or equivalent board or body in any relevant jurisdiction; (v) any union grievances against the Company as to which there is a reasonable possibility of adverse determination; (vi) any charges against the Company or any Company Subsidiary or any of their current or former employees before the Equal Employment Opportunity Commission or any state, governmental or local agency in any relevant jurisdiction responsible for the prevention of unlawful employment practices as to which there is a reasonable likelihood of adverse determination or (vii) any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written communication since December 30, 2016 through the date hereof of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company or any Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress.

(b)   As of the date hereof, (i) there is no pending or, to the Knowledge of the Company, threatened claim or litigation, or internal or external complaint, against the Company or any Company Subsidiary with respect to allegations of sexual or other workplace harassment or misconduct or hostile work environment that is reasonably likely to be adversely determined in relation to the Company or such Company Subsidiary, (ii) there are no pending investigations involving accusations against any current or former employee, officer, director or individual service provider of the Company or any Company Subsidiary of sexual or other workplace harassment or misconduct or creating a hostile work environment, and (iii) there has been no settlement of, or payment arising out of or related to, any litigation or claim with respect to sexual or other workplace harassment or misconduct or hostile work environment.

(c)   To the Knowledge of the Company, as of the date hereof, none of the Chief Executive Officer of the Company, any Executive Vice President of the Company or any head of any reporting segment of the Company, or any individual who reports to the Chief Executive Officer of the Company, intends to terminate his or her employment.

(d)   The execution and delivery by the Company of this Agreement, and the performance by the Company of this Agreement would not require the Company, any Company Subsidiary or any of their Affiliates to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any labor unions, works councils or similar organizations representing employees of the Company or any Company Subsidiary.

SECTION 3.21   Brokers. No broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC and Wells Fargo Securities, LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of the Company’s engagement letter with each of the parties listed in this Section 3.21.

SECTION 3.22   Opinion of Financial Advisor. The Company has received the opinions of Centerview Partners LLC and Wells Fargo Securities, LLC, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock (other than Appraisal Shares and shares of Company Common Stock owned by the Company, Parent or Merger Sub or held by any affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders (signed copies of which opinions have been delivered to Parent solely for informational purposes and it is agreed and understood that such opinions may not be relied upon by Parent, or any director, officer or employee of Parent).

SECTION 3.23   Related Party Transactions. Since December 30, 2016 through the date hereof, there are no undisclosed transactions, Contracts, arrangements or understandings between: (i) the Company and any Company Subsidiary, on the one hand, and (ii) any director, officer or employee of the Company or any Company Subsidiary or any Person (other than the Company or any Company Subsidiary) which owns of record or beneficially any equity interest in the Company or any Company Subsidiary, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K (each, a “Related Party Transaction”).

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as set forth in the Schedules or in the Filed Parent SEC Documents (provided that in no event shall (i) any disclosure set forth or referenced under the heading “Risk Factors”, except for any historical facts, or (ii) any disclosure set forth in any “forward-looking statements” disclaimer or any other general statements to the extent they are non-specific, cautionary, predictive or forward looking in nature, in each case, that is included in any part of any Parent SEC Documents be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent contained in this Agreement) (it being agreed and understood that any matter disclosed in the Filed Parent SEC Documents shall not be deemed disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, Section 4.07(a) and Section 4.21), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01   Organization, Standing and Power.

(a)   Parent and each of its subsidiaries, including Merger Sub (the “Parent Subsidiaries”), is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary power and authority to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted, except, in the case of the Parent Subsidiaries, where the failure of a Parent Subsidiary to be in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole. Parent and each Significant Parent Subsidiary is duly qualified, licensed and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties make such qualification necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole. For purposes of this Agreement, “Significant Parent Subsidiary” means any of WESCO Distribution, Inc., WESCO Distribution Canada LP, EECOL Electric Corp., Communications Supply Corporation and TVC Communications, L.L.C.

(b)   Parent has made available to the Company true and complete copies of (i) the organizational documents of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”) and (ii) the comparable charter and organizational documents of Merger Sub, in each case as amended through the date of this Agreement. None of Parent, any Significant Parent Subsidiary nor Merger Sub is in violation of any provisions of its respective certificate of incorporation, by-laws or other applicable organizational documents in any material respect.

SECTION 4.02   Capital Stock of Parent and the Parent Subsidiaries.

(a)   The authorized capital stock of Parent consists of 210,000,000 shares of Parent Common Stock, 20,000,000 shares of Class B Common Stock, par value of $0.01 per share (the “Parent Class B Common Stock”) and 20,000,000 shares of Preferred Stock, par value of $0.01 per share (the “Parent Preferred Stock” and, together with the Parent Common Stock and Parent Class B Common Stock, the “Parent Capital Stock”). At the close of business on the Reference Date, (i) 41,797,093 shares of Parent Common Stock, no shares of Parent Class B Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) 17,510,925 shares of Parent Common Stock and 4,339,431 shares of Parent Class B Common Stock were held by Parent in its treasury and (iii) 2,337,049 shares of Parent Common Stock were subject to outstanding stock-settled stock appreciation rights relating to Parent Common Stock (“Parent SARs”) with a weighted average exercise price of $59.72, 363,729 shares of Parent Common Stock were subject to outstanding restricted stock units relating to Parent Common Stock (“Parent Restricted Stock Units”), 390,610 shares of Parent Common Stock were subject to outstanding performance share awards relating to Parent Common Stock (“Parent Performance Share Awards”) (assuming that any applicable performance metrics were satisfied at maximum levels), 81,444 shares of Parent Common Stock were subject to deferred stock units related to Parent Common Stock (“Parent Deferred Stock Units”) and 2,556,535 additional shares of Parent Common Stock were reserved for issuance pursuant to the Parent 1999 Long-Term Incentive Plan, as amended and restated. All of the outstanding capital stock, voting securities of or other ownership interests in each Significant Parent Subsidiary, are owned by Parent, directly or indirectly, free and clear of all Liens other than Permitted Liens. Except as set forth above, at the close of business on the Reference Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Since the Reference Date, except as permitted pursuant to or expressly required by this Agreement, (x) there have been no issuances by Parent of shares of Parent Capital Stock or other voting securities of the Company, other than issuances of Parent Common Stock pursuant to the exercise of Parent SARs and the vesting and/or settlement of Parent Restricted Stock Units, Parent Performance Share Awards and Parent Deferred Stock Units and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of Parent Capital Stock or other rights that give the holder thereof any economic benefit accruing to the holders of any Parent Capital Stock. All outstanding shares of Parent Capital Stock and all the outstanding shares of capital stock of each Significant Parent Subsidiary have been, and all such shares that may be issued before the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable securities Laws and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right (except, in each case, for any arrangement solely between or among Parent or any of the Parent Subsidiaries) or any similar right under any provision of Law (including the DGCL), the Parent Charter, the Parent By-laws, the certificate of incorporation or by-laws (or comparable documents) of Merger Sub or any Significant Parent Subsidiary or any Contract to which Parent, Merger Sub or any Significant Parent Subsidiary is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent or any Significant Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common stock of Parent or any Significant Parent Subsidiary may vote (“Voting Parent Debt”), except for Voting Parent Debt issued after the date hereof and not in violation of this Agreement.

(b)   Except as set forth in Section 4.02(a), as of the date hereof, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which Parent or any Significant Parent Subsidiary is a party or by which Parent is bound (i) obligating Parent or any Significant Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other Equity Interest in, Parent, Merger Sub or any Significant Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent, Merger Sub or any Significant Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other Equity Interests in, Parent, Merger Sub or any Significant Parent Subsidiary, other than, in the case of each of clauses (i) through (iii), any arrangement solely between or among Parent or any of the Parent

Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of Parent or any Significant Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, membership interests, partnership interests, joint venture interests or other Equity Interests of Parent or any Significant Parent Subsidiary.

SECTION 4.03   Authority; Execution and Delivery; Enforceability.

(a)   Each of Parent and Merger Sub has full power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub, respectively, with each of their respective obligations herein and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. Parent, as sole stockholder of Merger Sub, has adopted this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Equitable Exceptions.

(b)   The Parent Board, at a meeting duly called and held, by resolutions duly adopted, has unanimously (i) approved this Agreement, the Merger and the other Transactions and (ii) determined that the terms of the Merger and the other Transactions are fair to, and in the best interests of, Parent and its stockholders.

(c)   The board of directors of Merger Sub, at a meeting duly called and duly held, by resolutions duly adopted, has unanimously (i) approved this Agreement, the Merger and the other Transactions, (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of Merger Sub and Parent, (iii) recommended that Parent adopt this Agreement and (iv) declared that this Agreement is advisable.

(d)   The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or to consummate any Transaction.

SECTION 4.04   No Conflicts; Consents.

(a)   The execution and delivery hereof by each of Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, contravene, conflict with, require any consent or notice under, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or result in the triggering of any payments pursuant to, or the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter, the Parent By-laws or the comparable charter or organizational documents of Merger Sub or any Significant Parent Subsidiary, (ii) any indenture, credit agreement, mortgage, note, instrument of indebtedness or any Parent Contract or Parent Benefit Plan to which Parent or any Significant Parent Subsidiary is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any Significant Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)   No Consent of, or Filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance hereof or the consummation of the Transactions or the ownership by Parent of the Surviving Corporation following the Closing, other than (i) the Required Antitrust Filings, (ii) the filing with the SEC of (A) (x) the Proxy Statement/Prospectus and (y) the Form S-4 and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) such Filings and Consents as may be required under the rules and regulations of the NYSE, (iv) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware,

(v) such filings as may be required in connection with the taxes described in Section 6.08 (Transfer Taxes) and (vi) such other Filings and Consents the failure of which to obtain or make has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05   SEC Documents; Financial Statements.

(a)   Parent has furnished or filed all reports, schedules, forms, certifications, statements and other documents required to be furnished or filed by Parent with the SEC on a timely basis since December 31, 2016. All such reports, schedules, forms, certifications, statements and other documents (including the exhibits and other information incorporated therein, and including those that Parent may file after the date of this Agreement until the Closing) are referred to herein as the “Parent SEC Documents”. As of its respective date of filing, or in the case of a registration statement, on the date of effectiveness of such registration statement, each Parent SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the NYSE, as the case may be, and the respective rules and regulations thereof applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. Since December 31, 2016, Parent has been and is in full compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable rules and regulations of the NYSE. None of the Parent Subsidiaries is, or since December 31, 2016 has been, required to file reports with the SEC.

(b)   Each of the consolidated financial statements of Parent included in the Parent SEC Documents, including the notes thereto and all related compilations, reviews and other reports issued by Parent’s accountants with respect thereto (the “Parent Financial Statements”), (i) complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim Parent Financial Statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presents in all material respects the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Parent and the Parent Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Parent Financial Statements, all in accordance with GAAP, subject, in the case of interim Parent Financial Statements, to normal year-end adjustments. Neither Parent nor any Parent Subsidiary is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K).

(c)   Parent and the Parent Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Parent, except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Parent Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of such balance sheet which would not reasonably be expected to have a Parent Material Adverse Effect and (iii) liabilities or obligations under this Agreement or in connection with the Transactions. This representation shall not be deemed breached as a result of changes in GAAP or in Law after the date hereof.

(d)   Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) with respect to Parent and the Parent Subsidiaries as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent has not identified any material weaknesses in its internal controls, and Parent is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and authorizations required pursuant to the rules and regulations adopted pursuant to Section 401 of the

Sarbanes-Oxley Act, without qualification, when due. Since December 31 2016, neither Parent nor any Significant Parent Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Significant Parent Subsidiary or their respective internal accounting controls or any allegation of fraud that involves management of Parent or any other employee of Parent or any Parent Subsidiary who has a significant role in Parent’s internal controls over financial reporting or disclosure controls and procedures. Parent’s management has completed an assessment and conducted an evaluation of the effectiveness of Parent’s internal control over financial reporting based on the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and Parent’s management concluded that its internal control over financial reporting was effective as of December 31, 2018.

SECTION 4.06   Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 (or any amendment or supplement thereto) will, at the time the Form S-4 (or any amendment or supplement thereto) is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Proxy Statement/Prospectus (in each case, including any amendments or supplements thereto) will, at the date it is first published, mailed or given to the Company’s stockholders, on the date of any amendment or supplement thereto or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus or the Form S-4.

SECTION 4.07   Absence of Certain Changes or Events. Since the date of the most recent financial statements included in the Filed Parent SEC Documents to the date hereof, (a) there has not occurred any action, event, change, event, circumstance, development, occurrence or state of facts that constitutes a Parent Material Adverse Effect, (b) the business of Parent and the Parent Subsidiaries has been conducted in the Ordinary Course of Business, except in connection with this Agreement and the Transactions, and (c) neither Parent nor any Parent Subsidiary has taken any action that, if taken after the date hereof, would require the Company’s consent pursuant to Section 5.02(a) except to the extent such actions would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

SECTION 4.08   Assets Other than Real Property Interests. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary has good and valid title to or a valid leasehold interest in or valid license to all the material assets reflected on the most recent financial statements included in the Parent SEC Documents or that are otherwise material to the conduct of the business, other than assets disposed of in the Ordinary Course of Business, in each case free and clear of all Liens other than Permitted Liens. The foregoing representations or warranties shall not apply to real property and interests in real property, which are instead the subject of Section 4.09 exclusively.

SECTION 4.09   Real Property.

(a)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent or a Parent Subsidiary has good, valid and marketable fee simple title to all real property and interests in real property owned by Parent or any Parent Subsidiary (individually, a “Parent Owned Property”) free and clear of all Liens other than Permitted Liens, (ii) no third party has an option to purchase the Parent Owned Property and there are no leases or other rights to use or occupy any Parent Owned Property or any portion thereof and (iii) neither Parent nor any Parent Subsidiaries are party to any agreement to purchase or sell any real property.

(b)   Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the occupancies and uses of the Parent Owned Properties and any real property and interests in real property leased by Parent or any Parent Subsidiary (individually, a “Parent Leased Property”; an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Parent Property”), as well as the development, construction, management, maintenance, servicing and operation of the Parent Properties, comply in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, licenses, permits and agreements.

(c)   Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article IV shall relate to real property matters, which are instead the subject of this Section 4.09 exclusively, unless otherwise expressly provided in this Article IV.

SECTION 4.10   Information Technology. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all material information technology and computer systems relating to the transmission, storage, maintenance or analysis of data in electronic format necessary to the conduct of the business of Parent and the Parent Subsidiaries are (a) in good working condition to perform all information technology operations necessary to conduct the business of Parent and the Parent Subsidiaries as presently conducted and (b) do not contain any Malware that would be reasonably expected to interfere in any material respect with the ability of Parent and the Parent Subsidiaries to conduct its business or present a material risk of unauthorized access, disclosure, use, corruption, destruction or loss of any personal or non-public information. Since December 31, 2016, (x) there has been no material failure, breakdown, persistent substandard performance, unauthorized access or use, or other material adverse event affecting any of the Parent IT Systems, and (y) Parent and the Parent Subsidiaries have not been notified by any Person (including pursuant to an audit of the business of Parent and the Parent Subsidiaries by such Person) of any material data security, information security or other technological deficiency with respect to the Parent IT Systems, in each case of (x) and (y), that has caused or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.11   Contracts. Subject to the Equitable Exceptions, (i) each Contract to which Parent or any Parent Subsidiary is a party that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) (a “Parent Contract”) is valid, binding, in full force and effect and enforceable by Parent and/or the applicable Parent Subsidiary and, to the Knowledge of Parent, each other party thereto, except where the failure to be valid, binding, in full force and effect or enforceable has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Parent and/or the applicable Parent Subsidiary and, to the Knowledge of Parent, each other party thereto, has performed all obligations required to be performed by it under each Parent Contract, except where such nonperformance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (iii) neither Parent nor any Parent Subsidiary has received written notice, or, to the Knowledge of Parent, verbal notice, of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any Parent Subsidiary under any Parent Contract, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (iv) to Parent’s Knowledge, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a breach or default on the part of any counterparty under any Parent Contract, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written notice of the intention of any party to terminate, not renew or renegotiate in any material respects the terms of any Parent Contract except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.12   Permits. (a) Parent and each Parent Subsidiary is in possession of all Permits, in each case necessary for the lawful conduct of the business of Parent and the Parent Subsidiaries as presently conducted, and (b) (i) all such Permits are valid and in full force and effect and (ii) neither Parent nor any Parent Subsidiary is in default under, and no condition exists that with notice or lapse or time or both would constitute a default under, such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, in each case of clauses (a) and (b) except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.13   Insurance. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all insurance policies maintained with respect to Parent and the Parent Subsidiaries, their respective assets and properties, or their directors, officers or employees are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date), and as of the date hereof, no written notice of cancelation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms before the date of such cancelation.

SECTION 4.14   Taxes. Parent and each Significant Parent Subsidiary has duly and timely filed, or has caused to be duly and timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes of Parent and the Significant Parent Subsidiaries (whether or not shown to be due on such Tax Returns) have been duly and timely paid. All Taxes required to be withheld by Parent or any Significant Parent Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

SECTION 4.15   Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary, nor is there any Judgment outstanding against Parent or any Parent Subsidiary, that affects the business or assets of Parent or any Parent Subsidiary and, in each case, (a) that would reasonably be expected to have a Parent Material Adverse Effect or (b) that relates to the Transactions. As of the date of this Agreement, there are no Judgments outstanding (or, to the Knowledge of Parent, threatened to be imposed) against Parent or any Parent Subsidiary that would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.16   Compliance with Laws. Parent and the Parent Subsidiaries are, and since December 31, 2014, have been, in compliance in all material respects with all Laws and Judgments applicable to Parent or any Parent Subsidiary, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any Parent Subsidiary has received any written communication during the past two (2) years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any respect with any Law, except as would not reasonably be expected to have a Parent Material Adverse Effect. From December 31, 2014 through the date hereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of Parent, any agents or any other Person authorized to act, and acting, on behalf of Parent or any Parent Subsidiary has, directly or indirectly, in connection with the business activities of Parent, taken any act in furtherance of a payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value, or offer, promise or authorization thereof, to any individual or entity, including any Government Official, for the purpose of: (i) improperly influencing or inducing such individual or entity to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such individual or entity to influence improperly his or her or its employer, public or private, or any Governmental Entity (including, but not limited to, any state-controlled or state-owned entity), to affect an act or decision of such employer or Governmental Entity, including to assist any individual or entity in obtaining or retaining business; or (iii) securing any improper advantage; and (b) neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers or employees, nor, to the Knowledge of Parent, any agents or any other Person authorized to act, and acting, on behalf of Parent or any Parent Subsidiary has, directly or indirectly, (c) violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010, or any other anti-corruption or anti-bribery Laws or regulations applicable to Parent, in each case in connection with the business activities of Parent or (d) engaged in transactions (i) connected with any government, country or other individual or entity that is the target of U.S. economic sanctions administered by OFAC or the target of any applicable U.N., E.U. or other international sanctions regime, including any transactions with specially designated nationals or blocked persons designated by OFAC or with persons on any U.N., E.U. or U.K. asset freeze list or (ii) prohibited by any Law administered by OFAC, or by any other economic or trade sanctions Law of the U.S. or any other jurisdiction.

SECTION 4.17   Environmental Matters. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) none of Parent and Parent Subsidiaries has received any written communication from a Governmental Entity or other Person that alleges that Parent or any Parent Subsidiary is in violation in any material respect with any Environmental Law, the substance of which has not been resolved, (ii) Parent and Parent Subsidiaries hold, and are in compliance with, all material Permits required for Parent and Parent Subsidiaries to conduct their respective businesses under Environmental Laws as conducted as of the date hereof, and are, and since December 31, 2016 have been, in compliance in all material respects with all Environmental Laws, (iii) neither Parent nor any Parent Subsidiary is party to any Proceeding (excluding an investigation), and to the Knowledge of Parent, no Proceeding is threatened and no investigation is pending, and neither Parent nor any Parent Subsidiary has entered into or agreed to any Judgment or is subject to any outstanding Judgment, in each case relating to compliance with or liability under any Environmental Law or to investigation, remediation or cleanup of or exposure to any Hazardous Material, and with regard to any Judgment, for which Parent or any Parent Subsidiary has material outstanding obligations, and (iv) there have been no Releases of Hazardous Materials on, at, under or from any of Parent Properties or any other property or facility formerly owned, leased or operated by Parent, any Parent Subsidiary or any of their respective predecessors that would reasonably be expected to result in material liability for Parent or any Parent Subsidiary. Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in this Article IV shall relate to Environmental Laws, releases of Hazardous Materials or other environmental matters, which are instead the subject of this Section 4.17 exclusively.

SECTION 4.18   Employee Benefits. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, since December 31, 2016, each Parent Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms and the requirements of applicable Law. Except as has not had, or would not be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Pension Plans have been the subject of determination or opinion letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened and there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of each such Parent Pension Plan, (ii) with respect to each Parent Pension Plan subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (x) there is no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and (y) no Parent Pension Plan is, or is expected to be, “at-risk” (under Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no liability under Title IV of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a liability (whether actual or contingent) thereunder, (iv) none of Parent, any Parent Subsidiary, any officer of Parent or any Parent Subsidiary or any of Parent Benefit Plans that are subject to ERISA, including Parent Pension Plans, any trusts created thereunder or any fiduciary, trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility, (v) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Parent Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and the terms of such Parent Benefit Plan.

SECTION 4.19   Capitalization and Operation of Merger Sub. The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are validly issued and outstanding. All of the issued and outstanding shares of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Parent Subsidiary. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

SECTION 4.20   Financing.

(a)   Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a debt commitment letter from the lenders party thereto (the “Committed Lenders”) and the arrangers party thereto, dated as of the date hereof, addressed to Parent (including all annexes, exhibits, schedules and other attachments thereto, and as replaced, amended, supplemented, modified or waived after the date hereof in compliance with Section 6.09, the “Commitment Letter” and the financing contemplated thereby, the “Financing”), pursuant to which the Committed Lenders have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the Transactions. As of the date hereof, the Commitment Letter has been accepted by Parent, is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect; provided that the existence or exercise of “market flex” provisions contained in the Fee Letter (as defined below) shall not constitute an amendment or modification to the Commitment Letter. As of the date hereof, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the other parties thereto, and is enforceable against each party thereto in accordance with its terms, in each case except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. As of the date hereof, there are no other legally binding agreements, side letters or arrangements relating to the Financing (other than the Commitment Letter, the fee letter and fee credit letter relating to the Commitment Letter, true and complete copies of which have been provided to the Company, with only the existence and/or amount of fees, fee credits, “market flex” terms, pricing terms, pricing caps and other commercially sensitive information specified therein redacted, none of which redacted terms, individually or in the aggregate, would reduce the amount of the Financing below an amount necessary to make all payments required by this Agreement or adversely affect the conditionality, availability or termination of the Financing or materially delay or prevent the Closing or make the funding of the Financing less likely to occur (“Permissible Redacted Terms”) (such letters, the “Fee Letter”)) among the parties thereto. As of the date hereof, and (in the case of clause (ii) below) assuming the accuracy of the representations set forth in Article III, no event has occurred, and there is no condition or circumstance existing, which, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute a default or breach on the part of Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto, under the Commitment Letter or (ii) result in any portion of the Financing being unavailable on the Closing Date. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “market flex” provisions), other than as expressly set forth in the Commitment Letter and the Fee Letter. Parent and Merger Sub have fully paid, or caused to be fully paid, any and all commitment fees or other amounts that are due and payable by Parent or Merger Sub on or prior to the date of this Agreement pursuant to the Commitment Letter or otherwise in connection with the Financing. As of the date hereof, no party to any Commitment Letter has any right to impose, and Parent and Merger Sub do not have an obligation to accept, (A) any condition precedent to the funding of the Financing other than as expressly set forth in or contemplated by the Commitment Letter and the Fee Letter or (B) any reduction to the aggregate amount available under the Commitment Letter at Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Commitment Letter at Closing) to an amount that would be insufficient for Parent and Merger Sub to consummate the Transactions, including payment of the Required Amount. As of the date hereof, and assuming the accuracy of the representations set forth in Article III, each of Parent and Merger Sub, as applicable, has no reason to believe that it will be unable to satisfy on a timely basis (taking into account the timing of the Marketing Period) any of the terms or conditions to funding to be satisfied by it contained in the Commitment Letter.

(b)   Assuming the Financing is funded in full on the Closing Date in accordance with the Commitment Letters, the accuracy of the representations set forth in Article III and the performance by the Company and its Affiliates of their respective obligations under this Agreement, including the obligations set forth in Section 6.09, Section 6.11 and Section 6.12, Parent and Merger Sub will have, at the Closing, sufficient funds to satisfy all of the obligations of Parent and Merger Sub hereunder and to consummate the

Transactions, including payment of the aggregate Merger Consideration, the Option Payments, the RSU Payments and all related fees and expenses under this Agreement, the Commitment Letter and the Fee Letter, in each case, that are due and payable on the Closing Date (collectively, the “Required Amount”).

(c)   In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

SECTION 4.21   Brokers. No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

SECTION 4.22   Related Party Transactions. Since December 31, 2016 through the date hereof, there are no undisclosed transactions, Contracts, arrangements or understandings between: (i) Parent and any Parent Subsidiary, on the one hand, and (ii) any director, officer or employee of Parent or any Parent Subsidiary or any Person (other than Parent or any Parent Subsidiary) which owns of record or beneficially any equity interest in Parent or any Parent Subsidiary, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K (each, a “Parent Related Party Transaction”).

SECTION 4.23   Ownership of Company Common Stock. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. None of Parent or Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) as of the date hereof, or will at any time prior to the Closing Date beneficially own, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary, or is a party as of the date hereof, or will at any time prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary.

SECTION 4.24   No Additional Representations. PARENT ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE BEEN PERMITTED FULL AND COMPLETE ACCESS TO THE BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS, INSURANCE POLICIES (OR SUMMARIES THEREOF) AND OTHER PROPERTIES AND ASSETS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT IT AND ITS REPRESENTATIVES HAVE DESIRED OR REQUESTED TO SEE OR REVIEW, AND THAT IT AND ITS REPRESENTATIVES HAVE HAD A FULL OPPORTUNITY TO MEET WITH THE OFFICERS AND EMPLOYEES OF THE COMPANY AND THE COMPANY SUBSIDIARIES TO DISCUSS THE BUSINESS OF THE COMPANY AND THE COMPANY SUBSIDIARIES. PARENT ACKNOWLEDGES THAT (I) NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE COMPANY OR ANY COMPANY SUBSIDIARY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES FURNISHED OR MADE AVAILABLE TO PARENT AND ITS REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (II) PARENT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM THE COMPANY, ANY COMPANY SUBSIDIARY OR ANY OTHER PERSON IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND (III) NO PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT, OR PARENT’S USE, OF ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PARENT IN ANY PHYSICAL OR ELECTRONIC “DATA ROOMS”, MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT ACKNOWLEDGES THAT NEITHER THE COMPANY NOR ANY OTHER PERSON HAS MADE ANY

REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PROJECTIONS, FORECASTS, COST ESTIMATES AND OTHER PREDICTIONS RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES MADE AVAILABLE TO PARENT.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01   Conduct of Business by the Company.

(a)   Except for matters set forth in Schedule 5.01, as required by applicable Law or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use reasonable best efforts to maintain and preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01, as required by applicable Law or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, (B) split, combine, subdivide, recapitalize or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for shares of Company Common Stock delivered to the Company to pay the exercise price or Tax withholding obligations under any Company Option or Restricted Stock Unit award; provided, however, this clause (i) shall not prevent (x) the Company or any wholly owned Company Subsidiary from taking any of the foregoing actions with respect to the Equity Interests of any wholly owned Company Subsidiary or (y) the conversion of any indebtedness owed by any Company Subsidiary to the Company or any Company Subsidiary into Equity Interests, in each case, solely to the extent that any such action does not result in a material adverse Tax consequence to the Company and the Company Subsidiaries, taken as a whole;

(ii) authorize for issuance, issue, deliver, sell, transfer, assign, pledge, encumber or grant, or agree or commit to issue, deliver, sell, transfer, assign, pledge, encumber or grant, (A) any shares of its capital stock or any other Equity Interest in the Company or any Company Subsidiary, (B) any Voting Company Debt or other voting securities or (C) any securities convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary, other than (x) the issuance of Company Common Stock upon the exercise or settlement of Company Options or Restricted Stock Units outstanding on the date of this Agreement and in accordance with their present terms and (y) the issuance of any Equity Interests by a Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iii)   amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iv)   acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the Ordinary Course of Business;

(v)   except (x) to the extent required by any Company Benefit Plan in effect on the date hereof or created or modified in accordance with this Section 5.01(a)(v) or Section 5.01(a)(vi), (y) in the Ordinary Course of Business, or (z) as required by applicable Law, (A) grant any increase in compensation to any Service Provider, (B) pay any bonus, grant any new awards (including any equity awards), or modify any existing awards (including to accelerate the vesting or payment thereof) under any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been in effect as of the date hereof, (C) enter into any employment, consulting, severance, termination or similar agreement with any current or former Service Provider, (D) hire, promote or terminate without “cause” (as determined by the Company in its sole discretion) any Service Provider, (E) take any action to accelerate the time of vesting or payment of any material rights or benefits under any collective bargaining agreement or Company Benefit Plan in effect as of the date hereof, except as required by the terms of such collective bargaining agreement or Company Benefit Plan, (F) forgive any loans, or issue any loans, to any Service Provider, other than routine travel or business expense advances or relocation benefits, or (G) establish or adopt any bonus or short-term incentive plan for any calendar year after 2019; provided, however, that, notwithstanding anything to the contrary herein, from the date hereof through the Effective Time, the Company shall not without consent of Parent (1) grant any new equity or equity-based awards (except to the extent permitted by Schedule 5.01(a)(v)(6)), (2) grant any increase in compensation to any Senior Manager that is inconsistent with Schedule 5.01(a)(v)(2) or (3) establish or adopt any bonus or short-term incentive plan for any calendar year after 2019 for any Senior Manager in a manner that is inconsistent with Schedule 5.01(a)(v)(3); provided, further that, notwithstanding anything to contrary herein, no Ordinary Course of Business exception will be deemed to apply to the entry into a severance agreement as contemplated by clause (C) above or to actions contemplated by clause (D) above, in each case, with any Service Provider with the title of Executive Vice President or above.

(vi)   except (x) to the extent required by any Company Benefit Plan in effect on the date hereof or created or modified in accordance with Section 5.01(a)(v) or this Section 5.01(a)(vi), (y) in the Ordinary Course of Business or (z) as required by applicable Law, (A) change any actuarial or other assumptions used to calculate funding obligations for any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (B) take any action to fund, or in other way secure the payment of, compensation or benefits under any Company Benefit Plan by irrevocably setting aside or contributing to a trust or similar funding vehicle that requires that such funds remain segregated from the Company’s assets cash, property or a combination thereof for the benefit of Service Providers (it being understood that a funding will not be considered revocable solely due to a reversionary interest in such funds upon overfunding or plan termination), or (C) establish, adopt, extend, renew, enter into or amend in any material respect any collective bargaining agreement or any Company Benefit Plan or any arrangement that would be a Company Benefit Plan if it were in existence on the date hereof; provided, however, that notwithstanding anything to contrary herein, (1) no Ordinary Course of Business exception will be deemed to apply to actions contemplated by clause (B) above and (2) the Ordinary Course of Business exception as pertains to clause (C) above will be deemed to also require that such action would not result in a material increase in annual costs to the Company and its Subsidiaries, taken as a whole (and, for the avoidance of doubt, such material increase limitation shall not apply to any actions expressly contemplated in Schedule 5.01(a)(v) or Schedule 5.01(a)(vi));

(vii)   make any change in accounting methods, principles, practices or policies, except as may be required by a change in GAAP, IFRS or applicable Law;

(viii)   sell, lease (as lessor), license, transfer, pledge, encumber or otherwise dispose of or subject to any Lien any of its material properties or assets, except for sales of inventory and excess or obsolete assets in the Ordinary Course of Business;

(ix)   incur any indebtedness for borrowed money or guarantee, endorse, assume or otherwise become liable or responsible (directly or indirectly) for any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any debt securities of another Person, in an amount in excess of $15,000,000 (individually) or $30,000,000 (in the aggregate), except for (A) short-term borrowings incurred in the Ordinary Course of Business and (B) trade payables, letters of credit, parent guarantees and similar arrangements entered into in the Ordinary Course of Business to or for the benefit of suppliers and manufacturers; provided that neither the Company nor any Company Subsidiary shall incur, issue, sell or guarantee any such amounts in compliance with this clause (ix) that are secured by a Lien (other than amounts under Existing Credit Facilities) in excess of $15,000,000 (individually) or $30,000,000 (in the aggregate) and, if so secured, the Company shall deliver payoff letters and release and termination documentation for such amounts on the Closing Date in the same manner as set forth in Section 6.11;

(x)   make or agree to make any new capital expenditure or expenditures (A) that, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $15,000,000 during any fiscal quarter or (B) that would be in violation of Section 5.01(b);

(xi)   make, change or revoke any material Tax election, amend any material Tax Returns, file any claims for material Tax refunds, settle any material Tax claim (other than those for which adequate reserves have been established), audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, change any annual Tax accounting period, adopt or change any method of Tax accounting or enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or similar provision of state, local or non-U.S. Law);

(xii)   make any loan, advance or capital contribution to or investments in any other Person (other than any loans or advances made to employees or any loan, advance or capital contribution to or investments solely between or among the Company and/or one or more Company Subsidiaries, in each case, in the Ordinary Course of Business);

(xiii)   abandon any existing business or enter into any new line of business;

(xiv)   revalue in any material respect any of its material properties or assets, including writing off notes or accounts receivable, in any case other than as required by applicable Law, IFRS or GAAP;

(xv)    (A) cancel any material indebtedness owed to the Company or any Company Subsidiary (other than any indebtedness owing from a wholly owned Company Subsidiary to the Company and/or one or more other Company Subsidiaries) or (B) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value; provided, however, this clause (xv) shall not prohibit the Company or any Company Subsidiary from taking any actions expressly permitted by any clause of this Section 5.01(a) or required to be taken by any other provision of this Agreement;

(xvi)   commence, settle or compromise any pending or threatened Proceedings if such settlement would (A) require payment by the Company in excess of $1,000,000 in any individual case or series of related cases or $5,000,000 in the aggregate with all other Proceedings, (B) involve injunctive or equitable relief or (C) impose any material restrictions or changes on the business or operations of the Company or any Company Subsidiary;

(xvii)   other than in the Ordinary Course of Business, (A) amend, modify or terminate (which, for the avoidance of doubt, shall not include any expiration or renewal of a Company Contract in accordance with its then-existing term), or waive, release or assign rights claims or benefits under, any Company Contract in such a way as to reduce the expected business or economic benefits thereof or (B) enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Company Contract, in each case other than in the Ordinary Course of Business; provided, however, this clause (xvii) shall not prohibit the Company or any Company Subsidiary from taking any actions expressly permitted by any clause of this Section 5.01(a) or required to be taken by any other provision of this Agreement;

(xviii)   sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, create any Lien on (other than Permitted Liens) or otherwise grant any rights under any Owned Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company or any Company Subsidiary with respect to any licensed Owned Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, in each case other than in the Ordinary Course of Business;

(xix)   cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any insurance policy, other than the renewal of an existing insurance policy or a commercially reasonable substitute therefor;

(xx)   sell or acquire any real property;

(xxi)   enter into or consummate any Related Party Transaction; or

(xxii)   authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

(b)   The parties agree to take the actions described in Schedule 5.01(b).

SECTION 5.02   Conduct of Business by Parent.

(a)   Except for matters set forth in Schedule 5.02, as required by applicable Law, or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary to, conduct the business of Parent and the Parent Subsidiaries, taken as a whole, in the ordinary course of business, except with respect to such failures to operate in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate timely the Merger. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.02, as required by applicable Law, or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether payable in cash, stock, property or a combination thereof) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Parent to Parent or another wholly owned subsidiary of Parent, or make any other actual, constructive or deemed distribution in respect of the capital stock, or (B) split, combine, subdivide, recapitalize or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; provided, however, this clause (i) shall not prevent (1) Parent or any wholly owned Parent Subsidiary from taking any of the foregoing actions with respect to any wholly owned Parent Subsidiary or (2) Parent from declaring, setting aside or paying any cash dividends or distributions with respect to any securities of Parent issued as permitted by the proviso to Section 5.02(a)(ii);

(ii)   authorize for issuance, issue, deliver, sell, transfer, assign, pledge, encumber or grant, or agree or commit to issue, deliver, sell, transfer, assign, pledge, encumber or grant, (A) any shares of its capital stock or any other Equity Interest in Parent or any Parent Subsidiary, (B) any Voting Parent Debt or other voting securities or (C) any securities convertible into or exchangeable for any shares of capital stock of Parent or any Parent Subsidiary; provided, however, that, this clause (ii) shall not prevent (1) Parent from issuing Parent Common Stock or preferred securities, or any securities convertible into or exchangeable for any such shares of capital stock, in each case that it would be permitted to issue without a vote of the Series A Parent Preferred Stock under the Certificate of Designation attached hereto as Exhibit E if it were in effect (provided that Parent may issue any preferred securities, or any securities convertible into or exchangeable for any such shares of capital stock, if the Preferred Exchange Ratio shall have been reduced to zero pursuant to Section 2.01(g)) in each case for cash and in connection with the financing of the Merger and the other Transactions, (2) any transaction between any a Parent Subsidiary to Parent or another wholly owned Parent Subsidiary, or (3) any grant of, or issuance of shares of Parent Common Stock pursuant to, any Parent SARs, Parent Restricted Stock Units, Parent Performance Share Awards, Parent Deferred Stock Units, or other compensatory equity or equity-based awards relating to Parent Common Stock;

(iii)   (A) amend the Parent Charter or the Parent By-laws, or (B) adopt a plan of complete or partial liquidation, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, of Parent; provided, however, that clause (iii)(A) shall not prevent Parent from (1) making such amendments to the Parent Charter or the Parent By-laws as shall be required in connection with the issuance of the Series A Parent Preferred Stock or any other shares of Parent Preferred Stock issued as permitted by the proviso to Section 5.02(a)(ii) or (2) taking any action that (x) would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate timely the Merger and (y) unless the Preferred Exchange Ratio shall have been reduced to zero pursuant to Section 2.01(g), that would be permitted without a vote of the Series A Parent Preferred Stock under the Certificate of Designation attached hereto as Exhibit E if it were in effect;

(iv)   acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or substantially all the assets of or all or substantially all the outstanding Equity Interests in, any business or any corporation, partnership, joint venture, limited liability company or other company, association or other business organization or (B) any assets that are material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole, except in the case of each of clauses (A) and (B), for such transactions that, individually or in the aggregate, would not reasonably be expected (x) to materially delay or prevent the satisfaction of the conditions set forth in Section 7.01(b) (Antitrust) and Section 7.01(c) (No Injunctions or Restraints) and or (y) to have a material adverse effect on the ability of Parent to consummate timely the Merger;

(v)   solely with respect to Parent, make any change in financial accounting methods, principles, practices or policies, except as may be (A) required by applicable Law or (B) permitted by, or required by any change in, GAAP or IFRS; or

(vi)   authorize any of, or resolve, commit or agree to take any of, the foregoing actions.

SECTION 5.03   No Solicitation by the Company; Company Change of Recommendation.

(a)    [Reserved]

(b)   Prohibition on Soliciting Activities. Except as permitted by this Section 5.03, beginning on the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, the Company and the Company Subsidiaries:

(i)   (A) shall immediately cease and cause to be terminated, and the Company shall instruct its Representatives to terminate, any solicitation, encouragement, discussions or negotiations with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any Company Takeover Proposal and (B) shall terminate any Person’s (other than the Company, Parent and Merger Sub and their respective Representatives) access to any physical or electronic data rooms containing the Company’s or any Company Subsidiaries’ material non-public information; and

(ii)   shall not, and the Company shall cause its and its Subsidiaries’ respective officers, directors and employees, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (A) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Company Takeover Proposal, (B) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or otherwise cooperate with, assist, participate in or knowingly facilitate or encourage efforts by, any Person or groups of Persons (or Representatives of Persons) that have made, are seeking to make, have informed the Company of an intention to make, or have publicly announced an intention to make, any proposal that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (C) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Company Charter or Company

By-laws, inapplicable to any transactions contemplated by a Company Takeover Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person other than Parent and Merger Sub under any such provisions) or (D) resolve, propose or agree to do any of the foregoing.

The parties agree that for all purposes of this Agreement any violation of the provisions of this Section 5.03(b) by any Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 5.03(b) by the Company. No later than one (1) Business Day after the date of this Agreement, the Company shall, to the extent it had not previously done so, deliver a request to each Person who executed a confidentiality or similar agreement with the Company prior to the date of this Agreement in connection with considering or making a Company Takeover Proposal (other than any such Person that the Company is permitted to continue discussions or negotiations with pursuant to Section 5.03(c)) to promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or any of its Representatives.

(c)   Discussions Permitted in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, before receipt of the Company Stockholder Approval, in response to a Company Takeover Proposal that did not result from a material breach of Section 5.03(b), if the Company Board determines, in good faith, after consultation with outside counsel and the Company’s financial advisor, (x) that it is reasonably likely to result in a Superior Company Proposal and (y) that failure to take the actions set forth in clauses (i) and (ii) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, in response to such Company Takeover Proposal, (i) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement and (ii) participate in discussions and negotiations (including solicitation of a revised Company Takeover Proposal) with such Person and its Representatives regarding any Company Takeover Proposal. The Company shall make available to Parent copies of all material non-public information (to the extent that such non-public information has not been previously made available to Parent) that is made available to any such third party before or substantially concurrently with the time it is made available to such third party. The Company shall not furnish any information or participate in any discussions or negotiations with any Person pursuant to this Section 5.03(c) unless the Company notifies Parent in writing of its intention to take such action, promptly after the Company Board determines to take such action but in any event not more than twenty-four (24) hours after such determination, which notice shall include any information required by Section 5.03(f) (Required Notices).

(d)   Company Recommendation. Except as contemplated by Section 5.03(e) (Change in Recommendation Permitted in Certain Circumstances), the Company shall cause the Proxy Statement/Prospectus to include the recommendation of the Company Board to the Company’s stockholders that they give the Company Stockholder Approval (the “Company Recommendation”). Except as contemplated by Section 5.03(e) (Change in Recommendation Permitted in Certain Circumstances), neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, modify or withdraw, or authorize or resolve to change, qualify, withhold, modify or withdraw, in any manner adverse to Parent, the approval or recommendation by the Company Board of this Agreement or the Merger, (B) approve, adopt, endorse or recommend, resolve to or announce its intention to, approve, adopt, endorse or recommend, a Company Takeover Proposal (excluding any confidential, non-public recommendation to review, consider, clarify, discuss, evaluate or negotiate any Company Takeover Proposal) or fail to include the Company Recommendation in the Proxy Statement/Prospectus when mailed, (C) within five (5) Business Days of Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Company Takeover Proposal or material modification thereto is first published or sent or given to the stockholders of the Company (other than Parent, Merger Sub or any of their respective Affiliates or Representatives); provided that Parent may only make such request twice with respect to any Company Takeover Proposal and once with respect to any material modification thereto that is made public, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Company Takeover Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that a “stop, look and listen” statement pursuant to Rule 14d-9(f) of the Exchange Act shall be deemed not to be a

Company Recommendation Change), or (E) publicly propose or agree to do any of the foregoing (any one or more of the foregoing actions described in this clause (i), a “Company Recommendation Change”), or (ii) enter into, approve, adopt, endorse or recommend, or propose publicly to enter into, approve, adopt, endorse or recommend, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract providing for a transaction referred to in the definition of a “Company Takeover Proposal” (other than an Acceptable Confidentiality Agreement).

(e)    Change in Recommendation Permitted in Certain Circumstances.

(i)   If, in response to a Superior Company Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 5.03(b), the Company Board determines in good faith, after consultation with the Company’s outside counsel and financial advisor, that a failure to make a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, then before receipt of the Company Stockholder Approval the Company Board may make a Company Recommendation Change, but only if (x) the Company notifies Parent in writing of its intention to take such action, promptly after the Company Board determines to take such action but in any event not less than five (5) Business Days before taking such action, which notice shall include the identity of the offeror and a true and complete copy of the most current version of such Superior Company Proposal (including any proposed agreement and any financing and other related documents), (y) for five (5) Business Days following delivery of such notice (it being understood that any amendment or modification to any Superior Company Proposal that is the basis for such proposed Company Recommendation Change shall require a new notice of Company Recommendation Change and a new five (5)-Business Day period) the Company negotiates in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the Transactions (to the extent Parent desires to negotiate) and (z) upon the end of such five (5)-Business Day period (as extended pursuant to clause (y)) the Company Board shall have considered in good faith any revisions to the terms of the Transactions proposed in writing by Parent and shall have determined in good faith after consultation with the Company’s outside counsel and financial advisor (A) that the Superior Company Proposal would nevertheless continue to constitute a Superior Company Proposal and (B) that the failure of the Company Board to make such a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(ii)   If, in response to an Intervening Event, the Company Board determines in good faith, after consultation with the Company’s legal counsel and financial advisor, that a failure to make a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, then before receipt of the Company Stockholder Approval, the Company Board may make a Company Recommendation Change, but only if: (x) the Company notifies Parent in writing of its intention to take such action promptly after the Company Board determines to take such action but in any event not less than five (5) Business Days before taking such action, which notice shall specify the reasons therefor and include a description of the applicable Intervening Event, (y) for five (5) Business Days following delivery of such notice, the Company negotiates in good faith with Parent to make adjustments to the terms of the Transactions (to the extent Parent desires to negotiate) and (z) following the end of such five (5)-Business Day period, the Company Board shall have determined in good faith after consultation with the Company’s legal counsel and financial advisor that the failure of the Company Board to make such a Company Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

(f)   Required Notices. From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article VIII: (i) the Company promptly, and in any event within one (1) Business Day of receipt, shall advise Parent or its Representatives in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal and the identity of the Person or group of Persons making any such Company Takeover Proposal or inquiry and provide unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by the Company or any of its Representatives in connection with such Company Takeover Proposal or inquiry (or, if communicated orally, a summary of the material terms of such oral communication); and (ii) the Company shall keep Parent informed on a current basis of the status of any such Company Takeover Proposal or inquiry, including any material developments or change to the material terms thereof. The terms and existence of any such Company Takeover Proposal shall be subject to the confidentiality obligations imposed on Parent pursuant to the Confidentiality Agreement.

(g)    Disclosures under Law. Nothing in this Section 5.03 shall prohibit the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by (A) Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or (B) Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that is required by Law; provided, however, that this Section 5.03(g) shall not be deemed to permit the Company Board to make a Company Recommendation Change other than in accordance with Section 5.03(e).

(h)   Certain Definitions. For purposes of this Agreement:

“Company Takeover Proposal” means any bona fide written offer or proposal that is not withdrawn by any Person or group of Persons concerning (i) any acquisition or purchase by such Person or group, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, (ii) any sale, lease, exchange, transfer, license or other disposition to such Person or group, directly or indirectly, of assets of the Company or any Company Subsidiary (including Equity Interests of any of Company Subsidiary) representing 20% or more of the consolidated assets of the Company, (iii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and such Person or group of Persons pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty percent (80%) of the Equity Interests in the surviving or resulting entity of such transaction or (iv) any combination of the foregoing.

“Superior Company Proposal” means a bona fide written Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “20%” shall be replaced by “50%”) received after the date of this Agreement that did not result from a material breach by the Company of this Section 5.03, on its most recently amended or modified terms, if amended or modified, that the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) to be more favorable from a financial point of view to the holders of Company Common Stock than the Transactions and is reasonably likely to be timely consummated in accordance with its terms (in each case, taking into account all the terms and conditions of such proposal or offer (including the transaction consideration, identity of the Person or group of Persons making the Company Takeover Proposal, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (including any such changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise)).

SECTION 5.04    [Reserved].

ARTICLE VI

Additional Agreements

SECTION 6.01    Preparation of the Proxy Statement/Prospectus; Stockholders Meetings.

(a)   As soon as practicable following the date of this Agreement, and in any event within twenty (20) Business Days after the date of this Agreement, (i) the Company and Parent shall jointly prepare and each shall file with the SEC the preliminary Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC the Form S-4 with respect to the shares of Parent Common Stock and Depositary Shares issuable in the Merger, which shall include the Proxy Statement/Prospectus with respect to the Company Stockholders Meeting, which shall, subject to Section 5.03(e), include the Company Recommendation. Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its Equity Interests to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus and the Form S-4. Each of the Company and Parent shall provide the other party with a reasonable period of time to review the Proxy Statement/Prospectus and any amendments thereto prior to filing and shall reasonably consider any comments from the other party. The parties shall notify each other as promptly as practicable of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, Form S-4 or the Merger. Each party shall give each other party an opportunity to participate in any discussions or meetings that such party has with the SEC or its staff in connection with the Proxy Statement/Prospectus, Form S-4 or the Merger. Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto, subject to the reasonable prior review of and comment of the Company (unless such comments were provided to Parent or any of its Representatives on a telephone call initiated by the SEC or its staff and it is necessary for Parent to respond to such comments on such telephone call). The Proxy Statement/Prospectus and Form S-4 shall comply as to form in all material respects with the applicable requirements of the Exchange Act and Securities Act. The Company shall cause the Proxy Statement/Prospectus and Form S-4 to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

(b)   If, prior to the receipt of the Company Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or Parent or any Parent Subsidiary, as applicable, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement/Prospectus or Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or Form S-4 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the parties shall promptly notify the other parties of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement/Prospectus or Form S-4, as applicable, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c)   The Company shall, as soon as practicable after the effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. Subject to Section 5.03, (i) the Company shall use its reasonable best efforts to solicit proxies and secure the Company Stockholder Approval, and (ii) except as Parent shall have otherwise consented to in writing in advance, the adoption of this Agreement shall be the only matter (other than procedural matters and matters that are required by the Exchange Act or other applicable Law to be voted on by the Company’s stockholders in connection therewith) which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(c) shall not be affected by (x) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (y) the withdrawal by the Company Board of its approval or recommendation of this Agreement or the Merger. The Company Stockholders Meeting and the record date therefor shall be set in consultation with Parent and shall be reasonably satisfactory to Parent. The Company shall keep Parent updated with respect to proxy solicitation efforts and tallies as reasonably requested by Parent or Merger Sub.

(d)   Notwithstanding any provision of this Agreement to the contrary, the Company may not recess or postpone the Company Stockholders Meeting, and may not change the record date thereof, except (x) upon Parent’s prior written request or (y) with respect to any recess or postponement, (i) to the extent necessary, in the good faith judgment of the Company Board (following consultation with the Company’s advisors, including legal counsel, and with Parent), (A) to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the stockholders of the Company a reasonable amount of time in advance of the Company Stockholders Meeting or (B) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholders Meeting or (ii) to the extent required by applicable Law.

SECTION 6.02   Access to Information; Confidentiality.

(a)   The Company shall, and shall cause each Company Subsidiary to, afford to Parent and its Representatives reasonable access during normal business hours during the period before the Effective Time to all their respective properties, facilities, books, records, contracts, commitments, correspondence (in each case, whether in physical or electronic form), officers, employees, agents and other assets and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Company Subsidiaries. This Section 6.02(a) shall not require the Company or any Company Subsidiary to permit any access, or to disclose any information, that in the reasonable judgment of such party could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (ii) the loss of attorney-client privilege with respect to such information (provided that such privilege cannot in the Company’s good-faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement) or (iii) a Governmental Entity alleging that providing such information violates antitrust Law; provided that the Company shall use good faith efforts to communicate to Parent the requested information in a way that would not waive any applicable attorney-client privilege or contravene any applicable Law or confidentiality agreement, as applicable. All information exchanged pursuant to this Section 6.02(a) or pursuant to Section 6.09 shall be subject to the nondisclosure agreement, dated as of November 1, 2019, by and between the Company and WESCO Distribution, Inc. (the “Confidentiality Agreement”) and to the Clean Team Confidentiality Agreement, dated as of November 21, 2019, by and between the Company and WESCO Distribution, Inc. (the “Clean Team Agreement”). Notwithstanding anything to the contrary in this Section 6.02(a), neither Parent nor any of its Representatives shall conduct, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, any environmental investigation at any Company Property involving any sampling or other intrusive investigation of air, surface water, groundwater, soil, structures or anything else at or in connection with any Company Property. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, Parent shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures.

(b)   Parent shall, and shall cause each Parent Subsidiary to, afford to the Company and its Representatives reasonable access during normal business hours during the period before the Effective Time to all their respective properties, facilities, books, records, contracts, commitments, correspondence (in each case, whether in physical or electronic form), officers, employees, agents and other assets and, during such period, Parent shall, and shall cause each Parent Subsidiary to, furnish promptly to the Company all information concerning its business, properties and personnel as the Company may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Parent and the Parent Subsidiaries. This Section 6.02(b) shall not require Parent or any Parent Subsidiary to permit any access, or to disclose any information, that in the reasonable judgment of such party could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality, (ii) the loss of attorney-client privilege with respect to such information (provided that such privilege cannot in Parent’s good-faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement) or (iii) a Governmental Entity alleging that providing such information violates antitrust Law; provided that Parent shall use good faith efforts to communicate to the Company the requested information in a way that would not waive any applicable attorney-client privilege or contravene any applicable Law or confidentiality agreement, as applicable. All information exchanged pursuant to this Section 6.02(b) or pursuant to Section 6.09 shall be subject to the nondisclosure agreement, dated as of November 29, 2019, by and between the Company and Parent (the “Reverse Confidentiality Agreement”) and to the Clean Team Confidentiality Agreement, dated as of December 5, 2019, by and between the Company and Parent (the “Reverse Clean Team Agreement”). Notwithstanding anything to the contrary in this Section 6.02(b), neither the Company nor any of its Representatives shall conduct, without the prior written consent of Parent which consent may be withheld in

Parent’s sole discretion, any environmental investigation at any of Parent’s properties or facilities involving any sampling or other intrusive investigation of air, surface water, groundwater, soil, structures or anything else at or in connection with any such properties or facilities. During any visit to the business or property sites of Parent or any of the Parent Subsidiaries, the Company shall, and shall cause its Representatives accessing such properties to, comply with all applicable Laws and all of Parent’s and the Parent Subsidiaries’ safety and security procedures.

SECTION 6.03   Reasonable Best Efforts; Notification.

(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement; provided that this Section 6.03 shall not be deemed to (x) expand the obligation of any party with respect to any matter that is otherwise expressly provided for in this Agreement, or (y) require any party to waive any right or condition to any of such party’s obligations hereunder. In connection with and without limiting the foregoing, the Company and the Company Board (i) shall take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) shall, if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all actions necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or otherwise act to render such state takeover statute or similar statute or regulation inapplicable to the foregoing. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03 from taking any action permitted by Section 5.03 (Solicitation; Company Change of Recommendation).

(b)   The Company and Parent shall make or file, or cause to made or filed, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Merger under any applicable Antitrust Law, and subsequent to such filings, the Company and Parent shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities, in connection with filings made with such Governmental Entities. The Company and Parent shall file, or cause to be filed, the notification and report forms required under the HSR Act no later than ten (10) Business Days after the date of this Agreement, and any filings, notifications or submissions (or drafts thereof, as appropriate) required under any other applicable Antitrust Laws as promptly as practicable, but no later than thirty (30) Business Days, after the date of this Agreement. Each of Parent and the Company shall (i) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under applicable Laws with respect to any such filing, (ii) keep each other apprised of the status of any communications with and any inquiries or requests for additional information from any Governmental Entity, (iii) comply as promptly as practicable with any such inquiry or requests for additional information, (iv) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any communication to or from any Governmental Entity regarding the Transactions, and provide the other party a reasonable opportunity to review, comment on and discuss in advance, and consider in good faith the views of the other party in connection with, any such filings, submissions and communications, and (v) unless prohibited by applicable Law, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Transactions without the other party (other than telephone calls regarding routine administrative matters), (B) give the other party reasonable prior notice of any such meeting or substantive conversation, and (C) furnish the other party with copies of all filings, submissions and substantive communications to or from any Governmental Entity regarding the Transactions; provided that confidential information pertaining to each party may be withheld or redacted as appropriate (except that such confidential information shall not be withheld or redacted from copies of any filings, submissions, communications or other documents made available by a party to the other parties’ outside counsel); provided, further, that, notwithstanding the foregoing, Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03(b) as “Antitrust Counsel Only Material” and such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel; provided, further, that, notwithstanding the foregoing, materials made available to the other parties’ outside counsel pursuant to this Section 6.03(b) may be redacted (i) to remove references concerning the valuation of the Company and the Merger, and (ii) as necessary to comply with contractual arrangements.

(c)   Without limiting the generality of paragraph (a), Parent shall, and shall cause the Parent Subsidiaries to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, competition authorities of any other nation or other jurisdiction or any other Governmental Entity or Person may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or Person with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent, the Parent Subsidiaries (including the Surviving Corporation) or their Affiliates and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, the Parent Subsidiaries (including the Surviving Corporation) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Judgment in any Proceeding that would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Outside Date; provided, however, that Parent and the Parent Subsidiaries shall not be required to, and the Company shall not, and shall not permit any Company Subsidiary to, take any action under this Section 6.03(c) that would result in, or would be reasonably likely to result in, either individually or in the aggregate, a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole, after giving effect to the Merger and the other Transactions. Nothing in this Section 6.03(c) shall require Parent, the Company or their respective Subsidiaries to become subject to, or be required to consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs. Except as otherwise permitted under this Agreement, Parent shall not (and shall cause the Parent Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing. Parent shall cause its Affiliates to comply with the obligations set forth in this Section 6.03 as if such Affiliates were Parent, and any failure by any of its Affiliates to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.

(d)   The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notice (or failure to give any such notice) shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.04   Employee Benefits.

(a)   From the Effective Time until the first anniversary of the Closing Date (the “Benefit Protection Period”), Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) (i) base salary and wages at a rate that is no less favorable than the rate of base salary or wages provided to such Company Employee immediately prior to the Effective Time, (ii) short-term incentive opportunity to each Company Employee that is not less favorable than the short-term incentive opportunity provided to such Company Employee immediately prior to the Effective Time, (iii) long-term incentive compensation opportunities to each Company Employee that are comparable in value to the long-term incentive compensation opportunities provided to such Company Employee immediately prior to the Effective Time, which may be provided in the form of equity-based awards, cash-based awards or a combination thereof, as determined by Parent in its sole discretion, (iv) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time and (v) other compensation and employee benefits (including paid time off) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and employee benefits provided to such Company Employee immediately prior to the Effective Time.

(b)   Without limiting the generality of Section 6.04(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue all of the Company’s and the Company Subsidiaries’ employment, severance, retention and termination Contracts (including any change-in-control or severance Contract between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their respective terms as in effect immediately prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event) and, for the duration of the Benefit Protection Period, or such longer period of time as required under the terms of the applicable Contract, shall do so without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as adopted in accordance with the terms of such Contract, including the receipt of any required consents. Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, assume, honor and continue each short-term cash incentive or short-term bonus program covering a Company Employee as of the Effective Time for the applicable performance period that includes the Closing Date, and pay the Company Employees such cash incentives or bonuses for the applicable performance measurement period that includes the Closing Date in accordance with such programs.

(c)   For purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation, including any vacation, paid time off and severance plans, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary prior to the Effective Time shall be treated as service with Parent and its Subsidiaries, including the Surviving Corporation to the same extent such Company Employee was entitled, prior to the Effective Time, to credit for such service under a similar Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation.

(d)   Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each

Company Employee (and his or her eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such plan year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e)   Parent shall, and shall cause its relevant Affiliates to, on a timely basis, provide the Company or a Company Subsidiary with such information as the Company or a Company Subsidiary may reasonably request as is necessary to comply with applicable Law (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) requiring it or them to consult with employees of the Company or a Company Subsidiary, a relevant trade union, a relevant works council or any other employee representatives in relation to the Transactions, and the Company shall comply with all such Laws and obligations and use its reasonable best efforts to complete such consultations as soon as reasonably practicable after the date hereof. The Company shall keep Parent reasonably informed about all material steps in the notification and/or consultation processes in the jurisdictions concerned and shall provide Parent with any written communications to be delivered in connection therewith reasonably in advance and consider in good faith any comments Parent has in respect of such communications. Reasonably in advance of any meeting between the Company, a Company Subsidiary or its representatives and a trade union, a works council or any other employee representative, the Company shall invite a representative of Parent to attend such meeting. All notifications and consultations pursuant to this Section 6.04(e) shall be made in accordance with the requirements of applicable Laws. In connection with these consultations and notifications, the Company shall not, and shall cause the applicable Company Subsidiaries not to, make or accept any commitments, obligations or undertakings which could materially affect or prejudice the financial, legal or other position of Parent without the prior written consent of Parent.

(f)   Notwithstanding the foregoing, nothing contained herein shall (i) be treated as the establishment of, an amendment of, or undertaking to establish or amend, any Company Benefit Plan or any other compensation benefit plan, program, policy, agreement or arrangement, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third Person any right to enforce the provisions of this Section 6.04, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular benefit plan program, policy, agreement or arrangement or (iv) prohibit Parent, the Surviving Corporation or any of their Affiliates from terminating or modifying the employment or engagement of any particular Company Employee or other individual service provider.

(g)   The Company will provide to Parent by no later than the date that is ten (10) days prior to the anticipated Closing Date an analysis demonstrating a reasonable estimate of the amounts, if any, that could be received (whether in cash, property or the vesting of property) by a “disqualified individual” from the Company or any of its Affiliates (other than such amounts resulting from acts, omissions or the direction of Parent or any of its Affiliates) that could reasonably be expected to be characterized as an “excess parachute payment” (as such terms are defined for purposes of Section 280G of the Code).

SECTION 6.05 Indemnification.

(a)   After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor all the Company’s obligations to exculpate or indemnify, defend and hold harmless (including advancing funds for expenses), to the fullest extent permitted by Law, the current and former directors and officers of the Company and the Company Subsidiaries and any employee of the Company or any of the Company Subsidiaries who acts as a fiduciary under any Company Benefit Plan for acts or omissions by such persons occurring at or before the Effective Time (including acts or omissions relating to this Agreement and the Transactions), and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and any individual indemnity agreements or other applicable documents from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such persons arising from, relating to, or otherwise in respect of, such acts or omissions. After the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of (i) the Surviving Corporation’s certificate of incorporation as in effect immediately after the Effective Time (the form of which is attached hereto as Exhibit A), (ii) the Company By-laws and any Company Subsidiary’s certificates of incorporation and by-laws or similar organizational documents as in effect immediately prior to the Effective Time and (iii) any indemnification agreements of the Company or the Company Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and in each case of clauses (i), (ii) and (iii) shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of the Company Subsidiaries.

(b)   For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) (provided, however, that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions that are no less advantageous) with respect to claims arising from, relating to or otherwise in respect of facts or events that occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed $2,200,000 (such amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. At the Company’s option, the Company may, in lieu of maintaining the D&O Insurance, purchase, prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the D&O Insurance with respect to facts or events that occurred at or before the Effective Time, including the Transactions. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect for its full term and cause the Surviving Corporation to honor all obligations thereunder.

(c)   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 6.05.

SECTION 6.06 Fees and Expenses.

(a)   Except as provided herein, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that all fees and expenses incurred in connection with filing, printing and mailing the Proxy Statement/Prospectus and all fees and expenses incurred in connection with obtaining any of the Required Antitrust Filings or obtaining any other consents or approvals from third parties necessary for Closing shall be borne 50% by Parent and 50% by the Company.

(b)   The Company shall pay to Parent a nonrefundable fee of $100,000,000 (the “Company Termination Fee”) if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) (A) any Person makes a Company Takeover Proposal (except that references in the definition of “Company Takeover Proposal” to “20%” shall be replaced by “50%”) (a “Qualifying Transaction”) and thereafter Parent terminates this Agreement pursuant to Section 8.01(c) or the Company terminates this Agreement pursuant to Section 8.01(b)(i) at a time when Parent had the right to terminate this Agreement pursuant to Section 8.01(c) and (B) within twelve (12) months of such termination the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a Qualifying Transaction; (iii) Parent terminates this Agreement pursuant to Section 8.01(d); (iv) the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(i) at a time at which Parent had the right to terminate this Agreement pursuant to Section 8.01(d); or (v) (A) any Person makes a Company Takeover Proposal for a Qualifying Transaction that was publicly disclosed before the Company Stockholders Meeting but not publicly withdrawn by the date of the Company Stockholders Meeting and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii) and (B) within twelve (12) months of such termination the Company consummates, or enters into a definitive agreement to consummate and subsequently consummates, a Qualifying Transaction. The Company Termination Fee shall be paid by wire transfer to an account to be specified by Parent of same-day funds on the date of termination pursuant to clause (i) above, within two (2) Business Days after termination pursuant to clause (iii) or (iv) above, or on the date of the consummation of such transaction in the case of termination pursuant to clause (ii) or (v) above. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)   If the Company or Parent terminates this Agreement pursuant to Section 8.01(b)(iii), the Company shall pay to Parent, by wire transfer to the account specified in Schedule 6.06(b) of same-day funds within two (2) Business Days after such termination, an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates for all reasonable out-of-pocket fees and expenses incurred in connection with this Agreement and the Transactions (the “Parent Expenses”), it being understood that in no event shall payment for the Parent Expenses under this Section 6.06(c) exceed $25,000,000; provided that in the event that the Company Termination Fee shall subsequently become payable pursuant to clause (iv) of (b), any amount previously paid by the Company in respect of the Parent Expenses shall be credited against the amount of the Company Termination Fee.

(d)   Parent shall pay to the Company a nonrefundable fee of $190,000,000 (the “Reverse Termination Fee”) if this Agreement is terminated by the Company or Parent (i) pursuant to Section 8.01(b)(ii), but only if the applicable Law or other legal restraint or prohibition making the consummation of the Merger illegal is, or the Judgment permanently enjoining or otherwise permanently prohibiting the Merger arises under, an Antitrust Law, or (ii) pursuant to Section 8.01(b)(i) and, in the case of this clause (ii), at the time of such termination all of the conditions set forth in Article VII shall have been satisfied or, to the extent permitted by this Agreement and applicable Law, waived (other than (A) the conditions set forth in Section 7.01(b) or Section 7.01(c) (but, for purposes of Section 7.01(c), only if the failure to be satisfied is due to an order, injunction or other Judgment arising under, or a Law that is, an Antitrust Law) or (B) any conditions that by their nature can be satisfied only on the Closing Date, provided that such conditions were capable of being satisfied if the Closing and the Closing Date had occurred on the date of such termination); provided, however, that Parent shall not be required to pay any amount pursuant to this Section 6.06(d) in the event that a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement is the principal cause of the failure of the condition set forth in Section 7.01(b) or Section 7.01(c) to be satisfied. The Reverse Termination Fee shall be paid by wire transfer to an account to be specified by the Company of same-day funds within two (2) Business Days after termination pursuant to clause (i) or (ii) above. In no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion.

(e)   If the Company fails to promptly pay the Company Termination Fee or the Parent Expenses when due pursuant to Section 6.06(b) or Section 6.06(c) or Parent fails to promptly pay the Reverse Termination Fee when due pursuant to Section 6.06(d) and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount due pursuant to Section 6.06(b) or Section 6.06(c) or a final and non-appealable judgment against Parent for the amount set forth in Section 6.06(d), the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment (any such amount, the “Termination Expenses and Interest”). Any amount payable pursuant to this Section 6.06(e) shall be paid by the applicable party by wire transfer of same-day funds prior to or on the date such payment is required to be made pursuant to such final and non-appealable judgment.

(f)   Concurrently with the execution hereof, Parent shall pay on behalf of the Company the Company Termination Fee (as defined in the CD&R Merger Agreement) in accordance with the CD&R Merger Agreement.

(g)   The parties agree that the agreements contained in this Section 6.06 are an integral part hereof and that the Company Termination Fee, the Parent Expenses, the Reverse Termination Fee and the Termination Expenses and Interest constitute liquidated damages and not a penalty.

SECTION 6.07 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, and shall use reasonable best efforts to agree on, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except to the extent required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.08 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) arising as a result of the Transactions shall be paid by Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.09 Financing.

(a)   Prior to the Closing, Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to arrange and consummate the Financing on terms and conditions no less favorable to Parent and Merger Sub than those described in or contemplated by the Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained in the Fee Letter), including using reasonable best efforts to (i) satisfy on a timely basis (taking into account the anticipated timing of the Marketing Period) all conditions applicable to Parent or Merger Sub set forth in the Commitment Letter and the Fee Letter (including definitive agreements related thereto) that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Financing, (ii) maintain in effect the Commitment Letter (subject to Parent’s right to amend, modify, supplement, restate, assign, substitute or replace the Commitment Letter in accordance herewith), comply with its obligations pursuant to the Commitment Letter, diligently enforce their rights under the Commitment Letter and, with respect to the Commitment Letter, negotiate and enter into definitive agreements with respect thereto on terms and conditions no less favorable to Parent and Merger Sub than those described in or contemplated in the Commitment Letter and the Fee Letter (including any “market flex” provisions contained in the Fee Letter), (iii) consummate the Financing at or prior to the Closing, (iv) ensure the participation by a Representative of Parent and Merger Sub in, and assistance by Representatives of Parent and Merger Sub with, the preparation of rating agency presentations, meetings with ratings agencies and meetings with prospective lenders and (v) comply with Parent’s obligations under the Commitment Letter and the Fee Letter. If funds in the amounts and on the terms set forth in a Commitment Letter become unavailable to Parent or Merger Sub on the terms and conditions (including any “market flex” provisions contained in the Fee Letter) contemplated in the Commitment Letter and the Fee Letter (other than as a result of the Company’s breach of this Agreement, or if the Company’s failure to perform would be the sole cause of the conditions set forth in Section 7.01 or Section 7.02 not to be satisfied), Parent and Merger Sub shall promptly notify the Company of such fact and shall use their reasonable best efforts to obtain as promptly as practicable alternative debt financing (the “Alternative Financing”) in amounts, when added to any Financing remaining available to Parent, sufficient to consummate the Transactions, including, for the avoidance of doubt, payment of the Required Amount and that would not (i) include any conditions precedent to the Financing that are not contained in the Commitment Letter and the Fee Letter that would reasonably be expected to (1) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur or (2) materially delay or prevent the Closing and (ii) otherwise reasonably be expected to materially delay or prevent the Closing; provided that Parent and Merger Sub shall not be required to accept any Alternative Financing having terms and conditions (including “market flex” provisions) less favorable to Parent and Merger Sub than those in the Commitment Letter and the Fee Letter; provided, further, that if Parent and Merger Sub proceed with such Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to such Alternative Financing as set forth in this Section 6.09(a) with respect to the Financing, and all references in this Agreement to the “Financing”, “Commitment Letter” and “Fee Letter” (and other like terms in this Agreement) shall be deemed to also include such Alternative Financing, as applicable. In the event all conditions applicable to the Commitment Letter have been satisfied or waived, Parent shall use its reasonable best efforts to cause the Persons providing the Financing to fund such Financing required to consummate the Transactions on the Closing Date.

(b)   Upon written request of the Company, Parent shall keep the Company apprised (as promptly as possible, and in any event within forty-eight (48) hours) of material developments relating to the Financing. Parent shall give the Company prompt written notice of any material adverse change with respect to the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice and, in any event, within forty-eight (48) hours, (i) of any breach, default, termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of (A) any written notice or (B) other written communication, in each case from any Lender Related Party with respect to any (1) actual breach, default, termination or repudiation by any party to the Commitment Letter or definitive agreements related to the Financing of any provisions of the Commitment Letter or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware or (2) material dispute or disagreement between or among any parties to the Commitment Letter or definitive agreements of which Parent becomes aware related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or definitive agreements related to the Financing such that it would not have amounts sufficient to consummate the Merger and the other Transactions, including payment of the Required Amount. As soon as reasonably practicable, but in any event within forty-eight (48) hours of the date that the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Parent shall not replace, amend, supplement, modify or waive the Commitment Letter or any provision of any fee letter relating to the Commitment Letter (it being understood that the existence or exercise of “market flex” provisions contained in the Fee Letter shall not constitute a replacement, amendment, supplement, modification or waiver of the Commitment Letter), without the Company’s prior written consent (such consent not to be unreasonably withheld, or conditioned or delayed) if such replacement, amendment, supplement, modification or waiver (x) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fees) such that Parent would not have amounts sufficient to consummate the Merger and the other Transactions, including payment of the Required Amount, (y) amends the conditions precedent to the Financing in a manner that adds additional conditions precedent to the Financing, or otherwise expands, amends or modifies any of the conditions precedent to the availability of the Financing, in each case, in a manner that would reasonably be expected to (1) make the funding of the Financing (or the satisfaction of the conditions to obtaining the Financing) less likely to occur or (2) materially delay or prevent the Closing or (z) adversely impacts the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letter (as it may be replaced, amended, supplemented, modified or waived in accordance with this Section 6.09); provided that Parent and Merger Sub may replace, amend, supplement or modify the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Commitment Letter prior to such amendment, supplement or modification may be reduced in the amount of such additional party’s commitments) (provided that, except as provided for in the Commitment Letter with respect to Additional Committing Lenders (as defined in the Commitment Letter), no such addition shall relieve the original Committed Lenders of their obligations under the Commitment Letter prior to the funding of the Financing). Parent shall promptly provide to the Company true and complete copies of any commitment letter and fee letter (which, in the case of a fee letter, may redact Permissible Redacted Terms) associated with a replacement Financing or Alternative Financing as well as any amendment, supplement, modification or waiver of any Commitment Letter or any related fee letter (which, in the case of a fee letter, may redact Permissible Redacted Terms) that is permitted hereunder.

(c)   Prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause the Company Subsidiaries and its and their respective Representatives to use their reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense (subject to the expense reimbursement provision in the last sentence of this Section 6.09(c)), such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Financing or any customary high-yield non-convertible bonds or equity being issued in lieu of all or any portion of the Debt Financing, including by:

(i)   assisting in preparation for and participating (including causing the Company’s and Company Subsidiaries’ management teams with appropriate seniority and expertise to participate) in a reasonable number of investor and lender meetings (including a reasonable and limited number of customary one on one meetings and calls that are requested in advance with or by the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Financing), lender due diligence presentations, drafting sessions, road shows and presentations, including sessions with rating agencies in connection with the Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing at reasonable times and locations mutually agreed, and assisting Parent in obtaining ratings in connection with the Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing;

(ii)   assisting Parent, Merger Sub and the Lender Related Parties with the preparation by Parent, Merger Sub and the Lender Related Parties of materials for rating agency presentations, lender presentations, high-yield road show presentations and offering memoranda, bridge teasers, private placement memoranda, bank information memoranda and similar marketing documents required in connection with the Financing or any customary high-yield non-convertible bonds or equity in lieu of all or any portion of the Financing; provided that (x) the Company’s obligation to provide information for such materials shall be limited to information about the Company and the Company Subsidiaries and (y) Parent and Merger Sub shall be solely responsible for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (collectively, the “Debt Marketing Materials”), including (A) furnishing business and financial projections with respect to the Company on a consolidated basis reasonably requested by Parent or Merger Sub and (B) furnishing records, data or other information with respect to the Company and the Company Subsidiaries necessary to support any statistical information or claims relating to the Company and the Company Subsidiaries appearing in the Debt Marketing Materials;

(iii)   executing and delivering as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents for the Financing or any customary high-yield non-convertible bonds or equity in lieu of all or any portion of the Financing, or other certificates or documents and backup therefor and for legal opinions as may be reasonably requested by Parent (including any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.12) and otherwise reasonably facilitating the granting of guarantees and the pledging of collateral; provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (in the case of each of the foregoing clauses (A) and (B), other than the execution of (1) the authorization letters set forth in Section 6.09(c)(vi) below, (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.09(c)(ix) below, (3) the prepayment, termination or redemption notices set forth in Section 6.09(c)(v) below, (4) a customary solicitation agent agreement in connection with any consent solicitation or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (5) a customary dealer manager agreement in connection with any tender offer, exchange offer or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (6) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.12, (7) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (8) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12 and (9) any documentation reasonably requested by the trustee under the 2023 Indenture or the 2025 Indenture in connection with any designation of restricted subsidiaries set forth in Section 6.12) and (C) except to the extent subject to the expense reimbursement provision in the last sentence of this Section 6.09(c), no liability shall be imposed on the Company or any Company Subsidiary or any of their respective officers or employees involved prior to the Closing Date;

(iv)   providing Parent and the Lender Related Parties promptly, and in any event no later than three (3) Business Days prior to the Closing Date, with all documentation and other information about the Company and the Company Subsidiaries as is reasonably required and which any lender, provider or arranger of any Financing or any customary high-yield non-convertible bonds issued in lieu of all or any portion of the Financing (or any person similarly situated) has reasonably requested at least ten (10) Business Days prior to the Closing Date in connection with such Financing or any customary high-yield non-convertible bonds in lieu of all or any portion of the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the CDD Rule;

(v)   delivering notices of prepayment, termination or redemption within the time periods required by the relevant agreements governing all indebtedness contemplated by the Debt Commitment Letter to be repaid, satisfied and discharged on the Closing Date (including the Existing Credit Facilities) (excluding, for the avoidance of doubt, the 2021 Notes, the 2023 Notes and the 2025 Notes, which are subject to Section 6.12, and the Financing) (it being understood and agreed that any such prepayment, termination or redemption will be contingent upon the Closing occurring and no actions will be required that obligate the Company or any Company Subsidiary to complete such prepayment, termination or redemption prior to the Closing);

(vi)   executing and delivering customary authorization letters to the Lender Related Parties contemplated by the Commitment Letter authorizing the distribution of information relating to the Company and the Company Subsidiaries to prospective lenders or investors (including customary 10b-5 and material non-public information representations relating to the Company and the Company Subsidiaries);

(vii)   furnishing Parent, Merger Sub and the Lender Related Parties, as promptly as practicable, with the Required Information; provided that no such Required Information constituting material non-public information may be publicly disclosed until filed by the Company with the SEC or otherwise publicly disclosed by the Company; provided, further, that at the reasonable request of Parent, and if reasonably consented to by the Company acting in good faith, the Company shall disclose certain material non-public information (by (x) filing a Form 8-K with the SEC and (y) posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) identified by Parent relating to the Company or any Company Subsidiary for purposes of permitting such information to be included in the Debt Marketing Materials to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and the Company Subsidiaries, Parent or any of their respective securities;

(viii)   using reasonable best efforts to cooperate with Parent and Merger Sub and their respective efforts to obtain customary corporate and facilities ratings (but no specific rating) and any consents, landlord waivers and estoppels and non-disturbance agreements as reasonably requested by Parent;

(ix)   causing Ernst & Young LLP (or any successor auditor) (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in the Required Information) to furnish to Parent, Merger Sub and the Lender Related Parties, consistent with customary practice, (1) consents for use of their audit reports in any materials relating to the Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing and (2) customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Company, together with drafts of such comfort letters, that such independent auditors (or any successor auditor) are prepared to deliver upon “pricing” and “closing” of any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing, and causing such independent auditors (or any successor auditor) to deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, in each case, as reasonably requested by Parent and the Lender Related Parties;

(x)   cooperating with the Lender Related Parties in their efforts to benefit from the existing lending relationships of the Company and the Company Subsidiaries;

(xi)   using reasonable best efforts to cooperate with Parent and Merger Sub to satisfy the conditions precedent set forth in the Commitment Letter to the extent the satisfaction of such conditions requires the cooperation of, and is within the control of, the Company and the Company Subsidiaries;

(xii)   taking all actions reasonably necessary to (A)    permit the Lender Related Parties to evaluate the Company’s and the Company Subsidiaries’ current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto (including cooperating in and facilitating field examinations, collateral audits, asset appraisals and surveys), in each case in connection with their customary pre-closing due diligence or for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (provided that such agreements and arrangements will only be effective upon the Closing); and

(xiii)   using reasonable best efforts to furnish Parent, Merger Sub and the Lender Related Parties all existing field examinations, collateral audits and asset appraisals and surveys of the Company and the Company Subsidiaries performed in the two (2) years prior to the date of this Agreement.

Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 6.09 shall not unreasonably interfere with the normal business or operations of the Company and the Company Subsidiaries and in no event shall the Company or any Company Subsidiary be required to (I) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any actual or potential liability, make any other payment, be an issuer or other obligor with respect to the Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time or otherwise not subject to the expense reimbursement provision in the last sentence of this Section 6.09(c) or (II) take any action that could reasonably be expected to result in any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement. In addition, nothing in this Section 6.09 shall require (v) any action that would (1) conflict with or violate the Company Charter, the Company By-laws or any Law or (2) result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Contract to which the Company or the Company Subsidiaries is a party, (w) any employee, officer or director of the Company or any Company Subsidiary incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Financing, (x) the Company or any Company Subsidiary to provide (and Parent shall be responsible for) (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than the information to be provided by the Company pursuant to clause (b) of the definition of “Required Information”), (2) any description of all or any component of the Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to any component of the Financing, (4) subsidiary financial statements or other information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X or Item 402 of Regulation S-K or (5) any financial information in a form not customarily prepared by the Company with respect to such period or any financial information with respect to a year, month or fiscal period that has not yet ended or has ended less than forty (40) days prior to the date of such request, except of the type and as would customarily be necessary in connection with private placements of debt securities under Rule 144A of the Securities Act or in private-side marketing or syndication materials for asset-based revolving credit facilities, (y) the Company, any Company Subsidiary or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Financing or any documentation related thereto prior to the Effective Time (other than any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12) or (z) the Company, any Company Subsidiary or their counsel to provide any legal opinion in connection with the Financing. For the avoidance of doubt, none of the Company or any Company Subsidiary or their respective officers, directors (with respect to any Company Subsidiary) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of (1) the authorization letters set forth in Section 6.09(c)(vi), (2) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.09(c)(ix), (3) the prepayment, termination or redemption notices set forth in Section 6.09(c)(v), (4) a customary solicitation agent agreement or change of control tender offer in connection with any consent solicitation in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (5) a customary dealer manager agreement in connection with any tender offer, exchange offer or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (6) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by Section 6.12, (7) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12, (8) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12 and (9) any documentation reasonably requested by the trustee under the 2023 Indenture or the 2025 Indenture in connection with any designation of restricted subsidiaries set forth in Section 6.12) and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing (other than any approval or authorization by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in Section 6.12). Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any Company Subsidiaries or their respective Representatives in connection with the cooperation of the Company, the Company Subsidiaries and their respective Representatives contemplated by this Section 6.09, Section 6.11 and Section 6.12 and (II) shall indemnify, defend and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and the matters contemplated by Section 6.11 and Section 6.12 (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 6.09, Section 6.11 and Section 6.12) and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from (1) the bad faith, gross negligence or willful misconduct of, or Willful Breach of this Agreement by, the Company or any Company Subsidiary or, in each case, their respective Affiliates and Representatives or (2) historical information provided in writing by the Company or any Company Subsidiary specifically for use in connection with the Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)   The Company hereby consents to the use of its and the Company Subsidiaries’ logos, names and trademarks in connection with the Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing; provided that Parent and Merger Sub shall ensure that such logos, names and trademarks are used solely in a manner that is not intended, and is not reasonably likely, to harm or disparage the Company, the Company Subsidiaries or their respective reputation or goodwill and will comply with the Company’s and the Company Subsidiaries’ usage requirements to the extent made available to Parent prior to the date of this Agreement.

(e)   Neither the Company nor any Company Subsidiary shall cause or permit any “default” or “Event of Default” (as such terms are defined in each respective Outstanding Indenture) to exist immediately prior to the Closing on the Closing Date under either of the Outstanding Indentures.

(f)   Parent hereby acknowledges and agrees that obtaining the Financing or any Alternative Financing is not a condition to Parent’s and Merger Sub’s obligations under this Agreement and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing until such time as this Agreement is terminated in accordance with its terms.

(g)   Parent acknowledges and agrees that, except as otherwise expressly provided in this Section 6.09, Section 6.11 and Section 6.12, the Company, its Affiliates and their Representatives have no responsibility for any financing that Parent may raise in connection with the Transactions.

SECTION 6.10   Stockholder Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Proceeding brought by stockholders of the Company against the Company or its directors or officers arising out of or relating to the Merger or a breach of this Agreement or any other agreements contemplated hereby, and shall keep each other informed regarding any such Proceedings. The Company and Parent shall each control its own defense of any such Proceeding. The Company and Parent shall cooperate with the other in the defense or settlement of any such Proceedings and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Proceedings and shall give each other’s advice with respect to such Proceedings reasonable consideration. The Company and its subsidiaries shall not settle or offer to settle any such Proceedings without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

SECTION 6.11   Repayment of Existing Credit Facilities. At the request of Parent, the Company shall use its reasonable best efforts to arrange for delivery of customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing (drafts of which will be provided at least three (3) Business Days prior to the Closing Date), which shall be in form and substance reasonably satisfactory to Parent, providing for the payoff, discharge and termination in full on the Closing Date of all indebtedness and commitments with respect thereto for the Existing Credit Facilities, and the release of any Liens and termination of all guarantees supporting such indebtedness and commitments substantially contemporaneously with the Closing on the Closing Date (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company’s Subsidiaries to complete such prepayment prior to the occurrence of the Closing).

SECTION 6.12   Company Indentures.

(a)   Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries (including Anixter Opco) and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2021 Notes and the 2021 Indenture:

(i)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a tender offer as specified by Parent, with respect to any and all of the outstanding 2021 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2021 Notes Tender Offer”); provided that (x) Parent shall be responsible for preparation of the 2021 Notes Tender Offer Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2021 Notes Tender Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2021 Notes Tender Offer Documents”) and the material terms and conditions of the 2021 Notes Tender Offer. The terms and conditions specified by Parent for the 2021 Notes Tender Offer shall be in compliance with the 2021 Indenture and any applicable Laws. The closing of a 2021 Notes Tender Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the 2021 Notes Tender Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to accept for purchase, and purchase, the 2021 Notes validly tendered and not validly withdrawn in the 2021 Notes Tender Offer (provided that the proposed amendments to the 2021 Indenture set forth in any 2021 Notes Tender Offer Document may not become operative unless and until the Closing has occurred). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2021 Notes Tender Offer, including appointing a dealer manager, information agent and tender agent, each as selected by Parent. The 2021 Notes Tender Offer shall comply in all material respects with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that Anixter Opco shall not be required to take any action that does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law. The Company shall cause Anixter Opco to waive any of the conditions to a 2021 Notes Tender Offer as may be reasonably requested by Parent (other than the condition that a 2021 Notes Tender Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2021 Notes Tender Offer to violate the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2021 Notes Tender Offer or make any material change, amendment or modification to the terms and conditions of a 2021 Notes Tender Offer (including any extension thereof) other than as directed by Parent. If all of the 2021 Notes then outstanding are validly tendered and not validly withdrawn in the 2021 Notes Tender Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds, if any, in accordance with clause (iii) below) under the 2021 Indenture to effect the satisfaction and discharge or defeasance of the 2021 Indenture pursuant to the requisite provisions of the 2021 Indenture; and/or

(ii)   if requested by Parent, use its reasonable best efforts to cause Anixter Opco to (x) deliver, or use its reasonable best efforts to cause the trustee under the 2021 Indenture to deliver, a notice of optional redemption on the Closing Date (contingent upon the occurrence of the Closing) (the “2021 Redemption Notice”) for all of the outstanding aggregate principal amount of the 2021 Notes, pursuant to the requisite provisions of the 2021 Indenture and (y) use its reasonable best efforts to cause the delivery, taking or making of all required documents, actions or payments (other than the deposit of funds in accordance with clause (iii) below) under the 2021 Indenture to effect the satisfaction and discharge or defeasance of the 2021 Indenture pursuant to the requisite provisions of the 2021 Indenture. The Company shall (1) provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption of the 2021 Notes and will give reasonable consideration to the comments, if any, raised by Parent and (2) use its reasonable best efforts to cause Anixter Opco to timely provide the trustee under the 2021 Indenture with such officers’ certificates and other documentation or take such actions required by the 2021 Indenture or reasonably requested by the trustee under the 2021 Indenture in connection therewith; and

(iii)   On the Closing Date, as promptly as practicable after the Merger is consummated, Parent shall (or shall cause the Surviving Corporation to) deposit or cause to be deposited funds with the trustee under the 2021 Indenture as required pursuant to the terms of the 2021 Indenture and (if applicable) the 2021 Redemption Notice sufficient to effect the satisfaction and discharge or defeasance of the 2021 Indenture. The Company shall use its reasonable best efforts to deliver to Parent at least three (3) Business Days prior to the Closing Date a schedule setting forth the amount required to be deposited with the trustee under the 2021 Indenture on the Closing Date sufficient to effect the satisfaction and discharge or defeasance of the 2021 Indenture, together with wire transfer instructions. The Company shall (1) provide Parent with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such satisfaction and discharge or defeasance of the 2021 Notes and 2021 Indenture at the Closing, and will give reasonable consideration to the comments, if any, raised by Parent, and (2) use its reasonable best efforts to cause Anixter Opco to timely provide the trustee under the 2021 Indenture with such officers’ certificates and other documentation or take such actions required by the 2021 Indenture or reasonably requested by the trustee under the 2021 Indenture in connection therewith. For the avoidance of doubt, the Company shall use its reasonable best efforts to obtain a trustee’s acknowledgement of satisfaction and discharge or defeasance of the 2021 Indenture, in a form and substance reasonably satisfactory to Parent, and executed by the trustee under the 2021 Indenture;

(b)   Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries (including Anixter Opco) and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2023 Notes and the 2023 Indenture:

(i)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a consent solicitation with respect to the 2023 Notes to seek to obtain the requisite consents from holders of the 2023 Notes needed to amend, eliminate or waive certain sections of the 2023 Indenture specified by Parent (a “2023 Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent; provided that (x) Parent shall be responsible for preparation of the 2023 Notes Consent Solicitation Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such 2023 Notes Consent Solicitation and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2023 Notes Consent Solicitation Documents”). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2023 Notes Consent Solicitation, including appointing a solicitation agent selected by Parent. The Company shall cause Anixter Opco to waive any of the conditions to the 2023 Notes Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative until the Closing), so long as such waivers would not cause the 2023 Notes Consent Solicitation to violate applicable Law, and to not, without the prior written consent of Parent, waive any condition to the 2023 Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any 2023 Notes Consent Solicitation other than as directed by Parent. Promptly following the expiration of a 2023 Notes Consent Solicitation, assuming the requisite consent from the holders of the 2023 Notes (including from Persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall use its reasonable best efforts to cause Anixter Opco to cause an appropriate supplemental indenture (the “2023 Notes Supplemental Indenture”) to become effective providing for the amendments of the 2023 Indenture contemplated in the 2023 Notes Consent Solicitation Documents; provided, however, that notwithstanding the fact that a 2023 Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative until the Closing. The form and substance of the 2023 Notes Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a tender offer and/or an exchange offer as specified by Parent, with respect to all of the outstanding 2023 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2023 Notes Offer”); provided that (x) Parent shall be responsible for preparation of the 2023 Notes Offer Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2023 Notes Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2023 Notes Offer Documents”) and the material terms and conditions of the 2023 Notes Offer. The terms and conditions specified by Parent for the 2023 Notes Offer shall be in compliance with the 2023 Indenture and any applicable Laws. The closing of a 2023 Notes Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and, in accordance with the terms of the 2023 Notes Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to accept for purchase, and purchase, the 2023 Notes validly tendered and not validly withdrawn in the 2023 Notes Offer (provided that the proposed amendments to the 2023 Indenture set forth in any 2023 Notes Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2023 Notes Offer, including appointing a dealer manager selected by Parent. Any 2023 Notes Offer shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, including, as applicable, Rule 14e-1, the TIA, and any other applicable Law, it being understood that Anixter Opco shall not be required to take any action that does not comply with such applicable Law. As applicable, the Company shall cause Anixter Opco to waive any of the conditions to a 2023 Notes Offer as may be reasonably requested by Parent (other than the condition that a 2023 Notes Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2023 Notes Offer to violate the Securities Act, the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2023 Notes Offer or make any material change, amendment or modification to the terms and conditions of a 2023 Notes Offer (including any extension thereof) other than as directed by Parent;

(iii)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to deliver a notice to each holder of the 2023 Notes, in accordance with Section 11.09 of the 2023 Indenture, with respect to an Offer to Purchase (as defined in the 2023 Indenture) for the repurchase, on and subject to the occurrence of a Payment Date (as defined in the 2023 Indenture), to be mutually agreed by Parent and the Company, of all of the 2023 Notes then outstanding and otherwise comply with the 2023 Indenture with respect to such Offer to Purchase; provided that such Offer to Purchase shall be expressly conditioned on the Closing to the extent provided by Section 11.09 of the 2023 Indenture;

(iv)   if requested by Parent, cause the Company, Anixter Opco and any other applicable Company Subsidiary to (x) enter into a supplemental indenture, any security arrangements (including any pledge and security documents, collateral trust agreement, intercreditor agreement and other customary security documents) and other related documents (the “2023 Notes Security Documents”) as contemplated by Section 10.05 of the 2023 Indenture in order for the 2023 Notes to be secured “equally and ratably” with the security interest that will secure all or any portion of the Financing and (y) perform any actions as required by the trustee under the 2023 Indenture in order for the trustee under the 2023 Indenture to enter into any 2023 Notes Security Documents; provided that Parent shall be responsible for preparation of the 2023 Notes Security Documents; provided, further, that the effectiveness of any such documents or instruments shall be expressly conditioned on the Closing; and/or

(v)   if requested by Parent, prior to the Closing Date, cause the Company and Anixter Opco to designate any Subsidiary of the Company that is then an Unrestricted Subsidiary under and as defined in the 2023 Indenture as a Restricted Subsidiary under and as defined in the 2023 Indenture with such designation effective no earlier than the Closing Date.

(c)   Between the date of this Agreement and the Closing Date, the Company shall, and shall cause the Company Subsidiaries (including Anixter Opco) and its and their respective Representatives (including legal and accounting representatives) to, with respect to the 2025 Notes and the 2025 Indenture:

(i)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a consent solicitation with respect to the 2025 Notes to seek to obtain the requisite consents from holders of the 2025 Notes needed to amend, eliminate or waive certain sections of the 2025 Indenture specified by Parent (a “2025 Notes Consent Solicitation”) on such terms and conditions, including with respect to consent fees, that are proposed by Parent (including by adding a definition of “Permitted Holder” that includes Affiliates of Parent); provided that (x) Parent shall be responsible for preparation of the 2025 Notes Consent Solicitation Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such 2025 Notes Consent Solicitation and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2025 Notes Consent Solicitation Documents”). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the Consent Solicitation, including appointing a solicitation agent selected by Parent. The Company shall cause Anixter Opco to waive any of the conditions to the 2025 Notes Consent Solicitation as may be reasonably requested by Parent (other than the condition that any proposed amendments set forth therein shall not become operative until the Closing), so long as such waivers would not cause the 2025 Notes Consent Solicitation to violate applicable Law, and to not, without the prior written consent of Parent, waive any condition to the 2025 Notes Consent Solicitation or make any material change, amendment or modification to the terms and conditions of any 2025 Notes Consent Solicitation other than as directed by Parent. Promptly following the expiration of a 2025 Notes Consent Solicitation, assuming the requisite consent from the holders of the 2025 Notes (including from Persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall use its reasonable best efforts to cause Anixter Opco to cause an appropriate supplemental indenture (the “2025 Notes Supplemental Indenture”) to become effective providing for the amendments of the 2025

Indenture contemplated in the 2025 Notes Consent Solicitation Documents; provided, however, that notwithstanding the fact that a 2025 Notes Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative until the Closing. The form and substance of the 2025 Notes Supplemental Indenture shall be reasonably satisfactory to Parent;

(ii)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to commence a tender offer and/or an exchange offer as specified by Parent, with respect to all of the outstanding 2025 Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent (the “2025 Notes Offer”); provided that (x) Parent shall be responsible for preparation of the 2025 Notes Offer Documents (as defined below) and (y) Parent shall consult with the Company and afford the Company a reasonable opportunity to review and comment on the necessary registration statement, offering document, offer to purchase, related letter of transmittal, supplemental indenture, to the extent applicable, and other related documents in connection with such 2025 Notes Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company (the “2025 Notes Offer Documents”) and the material terms and conditions of the 2025 Notes Offer. The terms and conditions specified by Parent for the 2025 Notes Offer shall be in compliance with the 2025 Indenture and any applicable Laws. The closing of a 2025 Notes Offer, if any, shall be expressly conditioned on the occurrence of the Closing, and in accordance with the terms of the 2025 Notes Offer, the Company shall use its reasonable best efforts to cause Anixter Opco to accept for purchase, and purchase, the 2025 Notes validly tendered and not validly withdrawn in the 2025 Notes Offer (provided that the proposed amendments to the 2025 Indenture set forth in any 2025 Notes Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to cause Anixter Opco to provide, and to cause its Representatives to provide, all cooperation reasonably requested by Parent in connection with the 2025 Notes Offer, including appointing a dealer manager selected by Parent. Any 2025 Notes Offer shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, including, as applicable, Rule 14e-1, the TIA, and any other applicable Law, it being understood that Anixter Opco shall not be required to take any action that does not comply with such applicable Law. As applicable, the Company shall cause Anixter Opco to waive any of the conditions to a 2025 Notes Offer as may be reasonably requested by Parent (other than the condition that a 2025 Notes Offer is conditioned on the Closing occurring), so long as such waivers would not cause a 2025 Notes Offer to violate the Securities Act, the Exchange Act, the TIA or any other applicable Law, and to not, without the prior written consent of Parent, waive any condition to a 2025 Notes Offer or make any material change, amendment or modification to the terms and conditions of a 2025 Notes Offer (including any extension thereof) other than as directed by Parent;

(iii)   if requested by Parent, use reasonable best efforts to cause Anixter Opco to deliver a notice to each holder of the 2025 Notes, in accordance with Section 11.09 of the 2025 Indenture, with respect to an Offer to Purchase (as defined in the 2025 Indenture) for the repurchase, on and subject to the occurrence of a Payment Date (as defined in the 2025 Indenture), to be mutually agreed by Parent and the Company, of all of the 2025 Notes then outstanding and otherwise comply with the 2025 Indenture with respect to such Offer to Purchase; provided that such Offer to Purchase shall be expressly conditioned on the Closing to the extent provided by Section 11.09 of the 2025 Indenture;

(iv)   if requested by Parent, cause the Company, Anixter Opco and any other applicable Company Subsidiary to (x) enter into a supplemental indenture, any security arrangements (including any pledge and security documents, collateral trust agreement, intercreditor agreement and other customary security documents) and other related documents (the “2025 Notes Security Documents”) as contemplated by Section 10.05 of the 2025 Indenture in order for the 2025 Notes to be secured “equally and ratably” with the security interest that will secure all or any portion of the Financing and (y) perform any actions as required by the trustee under the 2025 Indenture in order for the trustee under the 2025 Indenture to enter into any 2025 Notes Security Documents; provided that Parent shall be responsible for preparation of the 2025 Notes Security Documents; provided, further, that the effectiveness of any such documents or instruments shall be expressly conditioned on the Closing; and/or

(v)   if requested by Parent, prior to the Closing Date, cause the Company and Anixter Opco to designate any Subsidiary of the Company that is then an Unrestricted Subsidiary under and as defined in the 2025 Indenture as a Restricted Subsidiary under and as defined in the 2025 Indenture with such designation operative no earlier than the Closing Date.

(d)   Notwithstanding anything herein to the contrary, with respect to the matters contemplated by Section 6.11 and this Section 6.12, (i) nothing in Section 6.11 and this Section 6.12 shall require any action, non-action or cooperation to the extent that it would (A) reasonably be expected to result in any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement, (B) require the Company or any Company Subsidiary to take any action that would (1) conflict with or violate the Company Charter, the Company By-laws (or, with respect to a Company Subsidiary, equivalent governing or organizational documents) or any Law or (2) result in, prior to the Effective Time, the contravention of, or that could reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Contract to which the Company or the Company Subsidiaries is a party or (C) unreasonably interfere with the normal business or operations of the Company and the Company Subsidiaries and (ii) none of the Company or any Company Subsidiary shall be required to (A) enter into or perform any agreement with respect to the matters contemplated by Section 6.11 and this Section 6.12 that is not contingent upon the Closing or that would be operative prior to the Closing (it being agreed by the parties that, notwithstanding the fact that any document executed by the Company or any Company Subsidiary pursuant to Section 6.11 and this Section 6.12 may become effective earlier, no such document shall become operative until the Closing, other than (1) the prepayment, termination or redemption notices set forth in Section 6.09(c)(v), (2) a customary solicitation agent agreement in connection with any consent solicitation or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12, (3) a customary dealer manager agreement in connection with any tender offer, exchange offer or change of control tender offer in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12, (4) any certificate or other document reasonably requested by Parent as backup for legal opinions to be provided in connection with the transactions contemplated by this Section 6.12, (5) customary ancillary agreements and closing deliverables for any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge or defeasance in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12, (6) any approvals or authorizations by the board of directors (or equivalent bodies) of the Company or any Company Subsidiary in connection with any consent solicitation, tender offer, exchange offer, change of control tender offer, optional redemption, satisfaction and discharge, defeasance or designation of restricted subsidiaries in respect of the 2021 Notes, the 2023 Notes or the 2025 Notes set forth in this Section 6.12 and (7) any documentation reasonably requested by the trustee under the 2023 Indenture or the 2025 Indenture in connection with any designation of restricted subsidiaries set forth in this Section 6.12), (B) bear any expense or pay any commitment or other fee in connection with the matters contemplated by Section 6.11 and this Section 6.12 prior to the Effective Time or otherwise not subject to the indemnification and expense reimbursement provision in the last sentence of Section 6.09(c), (C) prepare separate financial statements for any Company Subsidiary to the extent not required by Section 6.09(c) or (D) provide any legal opinion with respect to the matters contemplated by Section 6.11 and this Section 6.12.

SECTION 6.13   Pre-Closing Restructuring. Promptly after the date hereof, the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, take such actions as are necessary to effectuate the restructuring set forth on Schedule 6.13 (the “Pre-Closing Restructuring”), and the Company shall cause the Pre-Closing Restructuring to be consummated prior to the earlier of (x) the launch of any consent solicitation, tender offer, exchange offer or change of control tender offer contemplated by Section 6.12 and (y) the commencement of the Marketing Period; provided that, prior to taking any action to effect such Pre-Closing Restructuring, the Company shall provide Parent a reasonable opportunity to review and comment on the Company’s proposed steps to effect such Pre-Closing Restructuring and the Company shall consult with, and consider any comments by, Parent in good faith prior to taking any action contemplated under this Section 6.13.

SECTION 6.14   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause the Merger, and any dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.15   Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the shares of Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

SECTION 6.16   NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and the Depositary Shares to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, at or prior to the Effective Time.

SECTION 6.17   Certificate of Designation. Prior to the Effective Time, Parent shall cause to be filed with the Secretary of State of the State of Delaware a Certificate of Designation authorizing and setting forth the designation, preferences, privileges, voting rights, and other special rights and qualifications, limitations and restrictions of the Series A Parent Preferred Stock, substantially in the form attached hereto as Exhibit E, with such changes as may be mutually agreed to by the parties; provided, however, that Parent shall not be required to file any such Certificate of Designation if the Preferred Exchange Ratio shall have been reduced to zero pursuant to Section 2.01(g).

ARTICLE VII

Conditions Precedent

SECTION 7.01   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) on or before the Closing Date of each of the following conditions:

(a)   Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b)   Antitrust. Any waiting period (and any extension thereof) in connection with the Required Antitrust Filings shall have been terminated or shall have expired, and any approvals, consents or clearances required in connection with the Transactions under the Required Antitrust Filings shall have been obtained.

(c)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or of a competent Governmental Entity preventing the consummation of the Merger shall have been entered and shall continue to be in effect, and no Law preventing the consummation of the Merger shall be in effect; provided, however, that the condition in this Section 7.01(c) shall not be available to any party in connection with or as a result of any order, injunction or other Judgment issued by any Governmental Entity other than a court of competent jurisdiction in any jurisdiction listed in Exhibit D or any Law of any Governmental Entity other than any jurisdiction listed in Exhibit D.

(d)   Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced.

(e)   NYSE Listing. The shares of Parent Common Stock and the Depositary Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

SECTION 7.02   Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver (to the extent permitted by this Agreement or applicable Law) on or before the Closing Date of each of the following conditions:

(a)   Representations and Warranties. (1) The representations and warranties of the Company in Section 3.01, Section 3.03 and Section 3.21 shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Company Material Adverse Effect or like qualifications, in which case such representations shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Company Material Adverse Effect or like qualifications, in which case such representations shall be true and correct in all respects) on and as of such other date), (2) the representations and warranties of the Company in Section 3.02(a) and Section 3.02(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date in all respects (except for de minimis inaccuracies), and (3) the representations and warranties of the Company in this Agreement (other than the representations and warranties addressed in the foregoing clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or like qualifications therein) that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)   Performance of Obligations. The Company shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or before the Closing Date.

(c)   Absence of Company Material Adverse Effect. Since the date of the most recent financial statements included in the Filed Company SEC Documents, there shall not have occurred a Company Material Adverse Effect.

(d)   Officer’s Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions set forth in clauses (a), (b) and (c) of this Section 7.02 are duly satisfied immediately prior to the Closing.

SECTION 7.03   Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver (to the extent permitted by agreement or applicable Law) on or before the Closing Date of each of the following conditions:

(a)   Representations and Warranties. (i) The representations and warranties of Parent in Section 4.01, Section 4.03 and Section 4.21 shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Parent Material Adverse Effect or like qualifications, in which case such representations shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Parent Material Adverse Effect or like qualifications, in which case such representations shall be true and correct in all respects) on and as of such other date), (ii) the representations and warranties of Parent in Section 4.02(a) and Section 4.02(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date in all respects (except for de minimis inaccuracies), and (iii) the representations and warranties of Parent in this Agreement (other than the representations and warranties addressed in the foregoing clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to another date (in which case such representations and warranties shall be true and correct on and as of such other date), other than such failures to be true and correct (without giving effect to any materiality, Parent Material Adverse Effect or like qualifications therein) that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)   Performance of Obligations. Parent and Merger Sub shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by them under this Agreement at or before the Closing Date.

(c)   Absence of Parent Material Adverse Effect. Since the date of the most recent financial statements included in the Filed Parent SEC Documents, there shall not have occurred a Parent Material Adverse Effect.

(d)   Officer’s Certificate. The Company shall have received a certificate executed on behalf of Parent by an officer of Parent certifying on behalf of Parent that the conditions set forth in clauses (a), (b) and (c) of this Section 7.03 are duly satisfied immediately prior to the Closing.

SECTION 7.04   Frustration of Closing Conditions. Neither the Company nor Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other Transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01 (Conditions to Each Party’s Obligation to Effect the Merger), Section 7.02 (Conditions to Obligations of Parent and Merger Sub) or Section 7.03 (Conditions to Obligation of the Company), as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01   Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a)   by mutual written consent of Parent, Merger Sub and the Company;

(b)   by written notice from either Parent or the Company:

(i)   if the Merger is not consummated on or before July 10, 2020 (as it may be extended below or with the mutual written consent of both Parent and the Company, the “Outside Date”); provided, that if the Merger shall not have been consummated by July 10, 2020, but on that date, any of the conditions set forth in Section 7.01 shall not be satisfied, but all other conditions shall have been satisfied or waived (except for any conditions that by their nature can be satisfied only on the Closing Date), then the Outside Date shall automatically be extended to October 13, 2020; provided, further, that, if after such extension, the Merger shall not have been consummated by October 13, 2020, but on that date, any of the conditions set forth in Section 7.01(b) or Section 7.01(c) shall not be satisfied, but all other conditions shall have been satisfied or waived (except for any conditions that by their nature can be satisfied only on the Closing Date), then the Outside Date shall automatically be extended to January 11, 2021; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the Merger not having been consummated prior to the Outside Date;

(ii)   if (A) any Law or other legal restraint or prohibition entered or made after the date hereof makes consummation of the Merger illegal or (B) any Governmental Entity issues a Judgment permanently enjoining or otherwise permanently prohibiting the Merger, and such Judgment shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available (x) to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the issuance of such Judgment or (y) in connection with any such Law or other such legal restraint or prohibition other than any Law, legal restraint or prohibition of any Governmental Entity in any jurisdiction listed in Exhibit D or any such Judgment other than a Judgment of a court of competent jurisdiction in any jurisdiction listed in Exhibit D; or

(iii)   if, upon a vote at a duly convened meeting to obtain the Company Stockholder Approval (including any adjournment or postponement thereof), the Company Stockholder Approval is not obtained.

(c)   by written notice from Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach (provided that Parent is not then in breach of any representation, warranty or covenant contained in this Agreement);

(d)   by written notice from Parent, before receipt of the Company Stockholder Approval, if (i) the Company Board or any committee thereof makes a Company Recommendation Change or (ii) the Company shall have materially breached the provisions of Section 5.03, and such breach has resulted in the receipt by the Company of a Company Takeover Proposal;

(e)   by written notice from the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties, agreements or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03 and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach (provided that the Company is not then in breach of any representation, warranty or covenant in this Agreement); or

(f)   by written notice from the Company, before receipt of the Company Stockholder Approval, if (i) the Company Board has received a Superior Company Proposal, (ii) the Company has complied in all material respects with Section 5.03(e) (Change in Recommendation Permitted in Certain Circumstances) to the extent applicable, (iii) the Company has previously paid or concurrently pays or causes to be paid the fee due under Section 6.06(b) and (iv) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company Proposal. Acceptance by Parent of the fee due under Section 6.06(b) (Fees and Expenses) shall constitute acceptance by Parent of the validity of any termination of this Agreement under this Section 8.01(f).

SECTION 8.02   Effect of Termination.

(a)   In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01 (Termination), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the penultimate sentence of Section 6.02(a) (Access to Information; Confidentiality), Section 6.02(b) (Access to Information; Confidentiality), Section 6.06 (Fees and Expenses), Parent’s obligations under the last sentence of Section 6.09(c) (Financing), this Section 8.02 and Article IX (General Provisions), which provisions shall survive such termination. The Confidentiality Agreement, the Clean Team Agreement, the Reverse Confidentiality Agreement and the Reverse Clean Team Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with their repective terms.

(b)   Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.10 (Enforcement), in any circumstance in which this Agreement is terminated and Parent has the right to receive payment of the Company Termination Fee or the Parent Expenses pursuant to Section 6.06 (Fees and Expenses), the payment of the Company Termination Fee or the Parent Expenses, the Termination Expenses and Interest (if applicable), shall be the sole and exclusive remedy of Parent Related Parties against the Company and any of its Non-Party Affiliates (together, the “Company Related Parties”) for any loss or damage suffered as a result of the failure of the Transactions or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Company remains obligated to pay to Parent and Merger Sub any amount due and payable pursuant to Section 6.06 (Fees and Expenses)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve the Company of its obligations under Section 6.07 (Public Announcements), and provided that nothing herein shall abridge or otherwise modify any Liabilities of the Company for fraud or a Willful Breach.

(c)   Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.10 (Enforcement), in any circumstance in which this Agreement is terminated and the Company has the right to receive payment of the Reverse Termination Fee pursuant to Section 6.06 (Fees and Expenses), the payment of the Reverse Termination Fee, the Termination Expenses and Interest (if applicable) and any indemnification, reimbursement or other payment obligations of Parent under Section 6.09, Section 6.11 or Section 6.12, and any damages under Section 9.07(c), shall be the sole and exclusive remedy of the Company Related Parties against Parent and any of its Non-Party Affiliates (together, the “Parent Related Parties”) for any loss or damage suffered as a result of the failure of the Transactions or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that the Parent remains obligated to pay to the Company any amount due and payable pursuant to Section 6.06 (Fees and Expenses)), whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve Parent or Merger Sub of its obligations under Section 6.07 (Public Announcements), and provided that nothing herein shall abridge or otherwise modify any Liabilities of Parent or Merger Sub for fraud or a Willful Breach.

SECTION 8.03   Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no amendment shall be made to this Agreement after the Effective Time. Except as required by Law, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 6.06 (Fees and Expenses), Section 8.02(c) (Effect of Termination), this Section 8.03, Section 9.07 (Entire Agreement; No Third Party Beneficiaries), Section 9.11 (Venue; Waiver of Trial by Jury) and Section 9.12 (Non-Recourse) (and with respect to any of the foregoing sections, any of the defined terms used therein) in each case may not be amended, modified or altered in any manner adverse to the Lender Related Parties in any material respect without the prior written consent of the Committed Lenders.

SECTION 8.04   Extension; Waiver. At any time before the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this Agreement after the Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any party, such consent or approval shall be valid and binding on a party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such party.

SECTION 8.05   Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01 (Termination), an amendment of this Agreement pursuant to Section 8.03 (Amendment) or an extension or waiver pursuant to Section 8.04 (Extension; Waiver) shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors, managing member or other equivalent body, or the duly authorized designee thereof, together with notice thereof to the other parties hereto as contemplated by Section 9.02 (Notices). Termination of this Agreement before the Effective Time shall not require the approval of the stockholders of the Company or the stockholders of Parent.

ARTICLE IX

General Provisions

SECTION 9.01   Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 9.02   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(a)   if to Parent or Merger Sub, to

WESCO International, Inc.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219
Email:          dlazzaris@wescodist.com
Attention:     Diane Lazzaris

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email:          AOEmmerich@wlrk.com; JLRobinson@wlrk.com
Attention:     Adam O. Emmerich; John L. Robinson

(b)   if to the Company, to

Anixter International Inc.
2301 Patriot Blvd
Glenview, IL 60026
Email:          justin.choi@anixter.com
Attention:     Justin Choi

with a copy to:

Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Email:          irotter@sidley.com; gsaltarelli@sidley.com
Attention:     Irving L. Rotter; Gabriel Saltarelli

SECTION 9.03   Definitions. For purposes of this Agreement:

“2021 Indenture” means the Indenture, dated as of April 30, 2012 (as supplemented by the Second Supplemental Indenture, dated as of September 23, 2014), among Anixter Opco, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“2021 Notes” means the 5.125% Senior Notes due 2021 issued under the 2021 Indenture.

“2023 Indenture” means the Indenture, dated as of August 8, 2015, among Anixter Opco, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“2023 Notes” means the 5.50% Senior Notes due 2023 issued under the 2023 Indenture.

“2025 Indenture” means the Indenture, dated as of November 13, 2018, among Anixter Opco, as issuer, the Company, as guarantor, and Wells Fargo Bank, National Association, as trustee.

“2025 Notes” means the 6.00% Senior Notes due 2025 issued under the 2025 Indenture.

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person that contains confidentiality obligations of such Person that has made a Company Takeover Proposal that, in the good-faith judgment of the Company, are no less favorable in the aggregate to the Company than those of Parent contained in the Confidentiality Agreement, or a less favorable confidentiality agreement, in which case the terms of the Confidentiality Agreement shall be deemed modified to the same extent or a confidentiality agreement entered into by the Company with another party in connection with the Company’s sale process prior to the execution and delivery of this Agreement.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anixter Opco” means Anixter Inc., a Delaware corporation.

“Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the Effective Time (the “Averaging Period”); provided, however that if, during the Averaging Period, Parent declares, sets aside or pays dividends or distributions with respect to any securities pursuant to clause (2) of the proviso to Section 5.02(a)(i) or issues securities pursuant to the proviso to Section 5.02(a)(ii), then the Average Parent Stock Price shall be the lesser of (x) the Average Parent Stock Price determined without regard to this proviso and (y) the average of the volume weighted averages of the trading prices of the Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the Trading Days during the Averaging Period that occur after such declaration, setting aside, payment, distribution or issuance.

“Base Cash Amount” means $70.00.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by Law or regulation to close in the City of New York, New York.

“Cash Collar Adjustment Amount” means:

(a)	if the Average Parent Stock Price is less than $47.10, then an amount equal to positive $2.82;
(b)	if the Average Parent Stock Price is greater than or equal to $47.10 but less than $58.88, then the result of the Common Exchange Ratio multiplied by the difference of (1) $58.88 minus (2) the Average Parent Stock Price; and
(c)	if the Average Parent Stock Price is greater than or equal to $58.88, then an amount equal to zero,

in each case, rounded to the nearest whole cent.

For the avoidance of doubt, in no event shall the Cash Collar Adjustment Amount be greater than $2.82 or less than zero.

“Cash Consideration” means an amount of cash, without interest, equal to the sum of (a) the Base Cash Amount plus (b) the Cash Collar Adjustment Amount plus (c) the Preferred Reduction Adjustment Amount.

“CDD Rule” means the Customer Due Diligence Requirement for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time).

“Code” means the Internal Revenue Code of 1986.

“Common Exchange Ratio” means 0.2397.

“Company ERISA Affiliate” means each Company Subsidiary and any other Person or entity under common control with the Company or any Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology or data communications equipment owned, leased by or licensed to the Company or a Company Subsidiary.

“Company Material Adverse Effect” means any effect, change, event, development, state of facts, circumstance or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect (a) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) on the ability of the Company to consummate timely the Merger; provided, however, that for purposes of clause (a) the term “Company Material Adverse Effect” shall not include effects to the extent they result from (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which the Company or any Company Subsidiary operates, changes in commodity prices, or effects of weather or acts of God, (ii) any bankruptcy, insolvency or other financial distress of any customer or other counterparty of the Company or any Company Subsidiary, (iii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iv) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which the Company or any Company Subsidiary operates, (v) changes in GAAP or any authoritative interpretation thereof, (vi) any failure to meet projections or any changes in the price or trading volume of the Company Common Stock or any downgrade in the credit ratings of the Company’s long-term debt (provided that this exception shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein constitutes a “Company Material Adverse Effect”), (vii) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or of the Transactions (including any effect resulting therefrom on the relationships of the Company or any Company Subsidiary with their customers, suppliers, employees or competitors) (it being agreed that this clause (vii) shall not apply to any representation or warranty to the extent the express purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution, delivery, consummation or pendency of this Agreement or of the Transactions), (viii) any action by the Company or its Affiliates required by this Agreement, (ix) any actions taken or not taken at the express request of Parent or (x) any actions or claims made or brought by any stockholders of the Company (on their behalf or on behalf of the Company) alleging (A) a breach of any fiduciary duty of any director of the Company, (B) any claim under federal securities Laws or (C) any claim similar to those described in clauses (A) or (B) under other applicable state or federal Law, in each case relating to the evaluation, negotiation or entry into or terms of this Agreement, recommendation of the Transactions to the Company’s stockholders or consummation of the Transactions including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; provided that any action, effect, change, event, circumstance, development, occurrence or state of facts resulting from the matters referred to in clauses (i) through (v) above shall not be excluded to the extent of any disproportionate impact of such matter on the Company and the Company Subsidiaries, taken as a whole, as compared to other companies operating in the same industry.

“Company Stock Plans” means the Itel Corporation 1989 Stock Incentive Plan, the Itel Corporation 1987 Key Executive Equity Plan, effective July 16, 1992, the 1995 Stock Option Agreement, effective January 1, 1995, the Anixter International Inc. 1996 Stock Incentive Plan, effective February 8, 1996, the Anixter International Inc. 1998 Stock Incentive Plan, the Anixter International Inc. 2001 Stock Incentive Plan, as amended, effective May 24, 2001, the Anixter International Inc. 2006 Stock Incentive Plan, the Anixter International Inc. 2010 Stock Incentive Plan and the Anixter International Inc. 2017 Stock Incentive Plan.

“COTS License” means a “shrink-wrap”, “click-through” or “off-the-shelf” software license or any other license of uncustomized software that is commercially available to the public generally, with one-time or annual license, maintenance, support and other fees of $500,000 or less.

“Environmental Laws” means any and all Laws, Judgments and Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution or protection of the environment, the preservation or reclamation of natural resources or the management, Release or threatened Release of or exposure to Hazardous Materials.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Facilities” means (i) the Credit Agreement, dated as of October 5, 2015 (as amended by the Waiver and First Amendment to Receivables Facility Loan Documents, dated as of September 29, 2016, the Second Amendment to Receivables Facility Credit Agreement, dated as of October 29, 2018, and the Third Amendment to Receivables Facility Credit Agreement, dated as of November 16, 2018), among Anixter Receivables Corporation, as borrower, Anixter Opco, as servicer, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, (ii) the Credit Agreement, dated as of October 5, 2015 (as amended by the First Amendment to Inventory Facility Loan Documents, dated as of September 29, 2016, the Second Amendment to Inventory Facility Credit Agreement, dated as of October 29, 2018, and the Third Amendment to Inventory Facility Credit Agreement, dated as of November 16, 2018), among Anixter Opco, as a borrower, the other borrowers from time to time party thereto, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto and (iii) the Credit Agreement, dated as of October 5, 2015 (as amended by the First Amending Agreement, dated as of January 19, 2018), among Anixter Canada Inc. (as successor by amalgamation to Tri-Ed ULC and 9112855 Canada Inc.), as borrower, Anixter Mid Holdings BV, as guarantor, the lenders from time to time party thereto, The Bank of Nova Scotia, as administrative agent, and the other parties thereto.

“Filed Company SEC Documents” means the Company SEC Documents filed at least two (2) Business Days prior to the date hereof.

“Filed Parent SEC Documents” means the Parent SEC Documents filed at least two (2) Business Days prior to the date hereof.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“group of Persons” has the same meaning as “group” as defined in or under Section 13(d) of the Exchange Act.

“Hazardous Materials” means (a) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, polychlorinated biphenyls, asbestos or asbestos-containing materials and urea formaldehyde foam and (b) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards and interpretations thereof as established by the International Accounting Standards Board, as in effect from time to time.

“Intellectual Property” means, in any and all jurisdictions throughout the world, any (a) patent (including any reissue, division, continuation or extension thereof), patent application or patent right, (b) trademark, trademark registration, trademark application, service mark, trade name, business name or brand name, (c) Internet domain names, (d) the goodwill associated with any and all of (b) and (c) and symbolized thereby, (e) copyright, copyright registration, design or design registration, (f) rights in Software, (g) rights in Trade Secrets and (h) other intellectual property rights.

“Intervening Event” means any action, effect, change, event, circumstance, development, occurrence or state of facts that is material to the Company and the Company Subsidiaries as a whole, that (a) is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, (b) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval and (c) does not relate to (i) a Company Takeover Proposal or any matter relating thereto or consequence thereof, (ii) any action, effect, change, event, circumstance, occurrence or state of facts relating to Parent, Merger Sub or any of their respective Affiliates, (iii) changes in the market price or trading volume of the shares of Company Common Stock in and of themselves or (iv) the fact that the Company meets, exceeds or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (provided that this clause (iv) shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event”).

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Knowledge”, when used with respect to (a) Parent, means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of Parent and Merger Sub set forth on Exhibit B and (b) the Company, means the actual knowledge as of the date hereof of any fact, circumstance or condition of those officers of the Company set forth on Exhibit C after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, executive action pursuant to statute or otherwise, ordinance, rule or regulation, and all Judgments.

“Lender Related Parties” means the Persons (including the Committed Lenders and each agent and arranger) that have committed to provide or arrange or have otherwise entered into agreements in connection with the Financing, any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing or any alternative debt financings (including any Alternative Financing) in connection with the Transactions pursuant to the Commitment Letter or any other commitment letter, and any joinder agreements, indentures or credit agreements permitted by this Agreement and entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and Representatives of the foregoing, and their respective successors and assigns.

“Licensed Company Intellectual Property” means all material Intellectual Property other than Owned Company Intellectual Property used or licensed to the Company or any Company Subsidiary, other than unregistered items of Intellectual Property that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Lien” means any mortgage, lien, security interest, pledge, collateral assignment, adverse claim, reservation, equitable interest, charge, easement, lease, sublease, conditional sale or other title retention agreement, right of first refusal, hypothecation, covenant, servitude, right of way, variance, option, warrant, claim, community property interest, restriction (including any restriction on use, voting, transfer, alienation, receipt of income or exercise of any other attribute of ownership) or encumbrance of any kind.

“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software program designed to or able to, without the knowledge and authorization of the Company or a Company Subsidiary, disrupt, disable, harm, interfere with the operation of or install itself within or on any Software, computer data, network memory or hardware.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date hereof throughout and at the end of which (a) Parent shall have the Required Information and (b) the conditions set forth in Section 7.01 and Section 7.02 shall be satisfied (except (i) in any such case for any conditions that by their nature can be satisfied only on the Closing Date, it being understood that such conditions are not waived for purposes of Article VII, and (ii) in the case that the financial statements specified by clause (a)(y) of the definition of Required Information are for the fiscal quarter ended October 2, 2020 delivered to Merger Sub, for the condition set forth in Section 7.01(b), it being understood that such condition is not waived for purposes of Article VII), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.01 and Section 7.02 (except for the condition set forth in Section 7.01(b) if such condition was not satisfied at the commencement of such twenty (20) Business Day period as contemplated by clause (ii) of the immediately preceding parenthetical above) to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty

(20) consecutive Business Day period; provided, that (A) such twenty (20) consecutive Business Day period shall (i) not include July 4, 2020 through and including July 6, 2020, November 26, 2020 and November 27, 2020 and (ii) either end on or prior to August 21, 2020 or, if such period has not ended on or prior to August 21, 2020, then such period shall commence no earlier than September 8, 2020 and (B) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, (i) Ernst & Young LLP shall have withdrawn its audit opinion with respect to the applicable Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the applicable Required Information by Ernst & Young LLP or another nationally recognized independent public accounting firm reasonably acceptable to Parent, (ii) the Company restates, the Company Board has determined to restate or Ernst & Young LLP has determined that it is necessary to restate any historical financial statements of the Company that are included in the Required Information, or the Company has publicly announced that a restatement of such historical financial statements is required, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the Company Board or Ernst & Young LLP, as applicable, subsequently concludes that no restatement shall be required in accordance with GAAP or (iii) the Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statement contained in the Required Information, in the context in which it was made, not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated so that there is no longer any such untrue statement or omission; provided, further, that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Parent, in good faith, reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not commenced).

“Merger Consideration” means the Stock Consideration, the Cash Consideration, and any Fractional Share Consideration.

“Non-Party Affiliate” means (a) any Lender Related Party and (b) any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to the Transaction Documents.

“NYSE” means The New York Stock Exchange.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent with the past practices of such Person or that is otherwise taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Outstanding Indentures” means, collectively, the 2023 Indenture and the 2025 Indenture.

“Owned Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary, other than unregistered items of Intellectual Property.

“Parent Benefit Plan” means any Parent Pension Plan and any material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA regardless of whether or not subject to ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, paid time-off, severance, employment, consulting, termination indemnity, change-in-control, disability, death benefit, hospitalization, medical, fringe benefit and other compensatory or benefit plans, agreements, arrangements or understandings entered into, maintained, sponsored or contributed to, or required to be entered into, maintained, sponsored or contributed to, by Parent or any Parent ERISA Affiliate for the benefit of any current or former employees, officers, directors or other individual service providers of Parent or any Parent Subsidiary or for which Parent or any Parent ERISA Affiliate may have any liability.

“Parent ERISA Affiliate” means each Parent Subsidiary and any other Person or entity under common control with the Parent or any Parent Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Parent IT Systems” means the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology or data communications equipment owned, leased by or licensed to Parent or a Parent Subsidiary.

“Parent Material Adverse Effect” means any effect, change, event, development, state of facts, circumstance or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect (a) on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) on the ability of Parent to consummate timely the Merger; provided, however, that for purposes of clause (a) the term “Parent Material Adverse Effect” shall not include effects to the extent they result from (i) changes in financial, securities or currency markets, changes in prevailing interest rates or exchange rates, changes in general economic or political conditions, changes in the industry in which Parent or any Parent Subsidiary operates, changes in commodity prices, or effects of weather or acts of God, (ii) any bankruptcy, insolvency or other financial distress of any customer or other counterparty of Parent or any Parent Subsidiary, (iii) any attack, outbreak, hostility, terrorist activity, act or declaration of war or act of public enemies or other calamity, crisis or geopolitical event, (iv) changes in Law or in any interpretation of any Law, or changes in regulatory conditions in the jurisdictions in which Parent or any Parent Subsidiary operates, (v) changes in GAAP or any authoritative interpretation thereof, (vi) any failure to meet projections or any changes in the price or trading volume of the Parent Common Stock or any downgrade in the credit ratings of Parent’s long-term debt (provided that this exception shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein constitutes a “Parent Material Adverse Effect”), (vii) the negotiation, announcement, execution, delivery, consummation or pendency of this Agreement or of the Transactions (including any effect resulting therefrom on the relationships of Parent or any Parent Subsidiary with their customers, suppliers, employees or competitors) (it being agreed that this clause (vii) shall not apply to any representation or warranty to the extent the express purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution, delivery, consummation or pendency of this Agreement or of the Transactions), (viii) any action by Parent or its Affiliates required by this Agreement, (ix) any actions taken or not taken at the express request of Parent or (x) any actions or claims made or brought by any stockholders of Parent (on their behalf or on behalf of Parent) alleging (A) a breach of any fiduciary duty of any director of Parent, (B) any claim under federal securities Laws or (C) any claim similar to those described in clauses (A) or (B) under other applicable state or federal Law, in each case relating to the evaluation, negotiation or entry into or terms of this Agreement, recommendation of the Transactions to Parent’s stockholders or consummation of the Transactions including, for the avoidance of doubt, any claim challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement; provided that any action, effect, change, event, circumstance, development, occurrence or state of facts resulting from the matters referred to in clauses (i) through (v) above shall not be excluded to the extent of any disproportionate impact of such matter on Parent and the Parent Subsidiaries, taken as a whole, as compared to other companies operating in the same industry.

“Parent Pension Plan” means any material “employee pension benefit plans” (as defined in Section 3(2) of ERISA regardless of whether or not subject to ERISA) maintained, sponsored or contributed to, or required to be entered into, maintained, sponsored or contributed to, by Parent or any Parent ERISA Affiliate for the benefit of any current or former employees, officers, directors or other individual service providers of Parent or any Parent Subsidiary or for which Parent or any Parent ERISA Affiliate may have any liability.

“PATRIOT Act” means the U.S.A. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time).

“Permitted Lien” means (a) any Liens set forth in Schedule 3.08 or Schedule 3.09, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) Liens that secure obligations reflected on the most recent balance sheet included in the Company Financial Statements or Liens the existence of which is referred to in the notes to the most recent balance sheet included in the Company Financial Statements, (d) easements, covenants, rights-of-way and other similar restrictions of record, (e) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made before the Closing, (f) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions and (g) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, proprietorship, joint venture, association, organization, Governmental Entity or other entity.

“Preferred Exchange Ratio” means 0.6356, as it may be reduced pursuant to Section 2.01(g).

“Preferred Reduction Adjustment Amount” means an amount equal to the product of (a) $25.00 multiplied by (b) zero or the amount, if any is applicable, expressed as a positive number, by which the Preferred Exchange Ratio is reduced pursuant to Section 2.01(g). For example, if the Preferred Exchange Ratio is reduced from 0.6356 to 0.6256, the Preferred Reduction Adjustment Amount shall be $0.25.

“Privacy Laws” means all Laws and industry requirements relating to the collection, use, storage, disclosure or other processing of personally identifiable information that are applicable to and binding on the Company or any Company Subsidiary, including, to the extent applicable, the then-applicable version of (a) the Payment Card Industry Data Security Standard with respect to any payment card data, (b) the Gramm-Leach-Bliley Act, (c) the Fair Credit Reporting Act, (d) the EU General Data Protection Regulation, (e) the Telephone Consumer Protection Act of 1991, (f) the Personal Information Protection and Electronic Documents Act, (g) the Information Privacy Act 2014 and (h) applicable Laws relating to direct marketing, e-mails, text messages or telemarketing.

“Proceeding” means any claim, suit, action, proceeding, arbitration, mediation or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Real Property Lease” means any real property lease, sublease, license or occupancy agreement to which the Company or any Company Subsidiary is a party (together with any and all amendments and modifications thereto).

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring or emanation of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata).

“Representative” means, with respect to any Person, any direct or indirect subsidiary of such Person, or any officer, director, employee, manager, investment banker, accountant, attorney or other agent, advisor or representative of such Person or any direct or indirect subsidiary of such Person.

“Required Information” means (a) (x) audited consolidated balance sheets for the three most recently completed fiscal years and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company for the three most recently completed fiscal years, in each case, ended at least seventy-five (75) days prior to the Closing Date, together with all related notes and schedules thereto, in each case accompanied by the unqualified reports thereon of Ernst & Young LLP and (y) unaudited consolidated balance sheets and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least forty (40) days prior to the

Closing Date, and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, which, in the case of each of clauses (x) and (y), are prepared in accordance with GAAP and in compliance with Regulation S-X, and in the case of clause (y) have been reviewed by the Company’s independent accountants as provided in AU 722; (b) other financial information regarding the Company and the Company Subsidiaries reasonably requested and necessary to allow Parent to prepare pro forma financial statements (which pro forma financial statements to be prepared by Parent may include a pro forma balance sheet as of the most recent date that a balance sheet was delivered pursuant to clause (a) above, a statement of income for the last fully completed fiscal year for which a statement of operations was delivered pursuant to clause (a) above, a statement of income for any interim period since the completion of the last fiscal year for which a statement of income was delivered pursuant to clause (a) above and the comparable period of the prior fiscal year and for the most recently completed four-fiscal-quarter period ended at least forty (40) days prior to the Closing Date (or, if the end of the most recently completed four-fiscal-quarter period is the end of a fiscal year, ended at least seventy-five (75) days before the Closing Date)) prepared in accordance with GAAP, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, it being understood that nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements; (c) financial data, business and other information (including a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and customary due diligence materials with respect to the Company) regarding the Company of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company to be included in such offering memorandum; (d) the consents of accountants for use of their unqualified audit reports in any materials relating to the Financing or any customary high-yield non-convertible bonds being issued in lieu of all or any portion of the Financing; (e) any replacements or restatements of, and supplements to, the information specified in items (a) through (d) above if any such information would go stale or otherwise be unusable for such purposes; (f) the authorization letters referred to in Section 6.09(c)(vi); and (g) the draft comfort letters referred to in Section 6.09(c)(ix); in each case above, it is acknowledged and agreed that (i) the Company’s obligation to provide information or any such other information shall be limited to information about the Company and the Company Subsidiaries and (ii) Parent and Merger Sub shall be solely responsible for the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Senior Manager” means, (a) in the case of the Company’s Network and Security Solutions, Electrical & Electronic Solutions, and Utility Power Solutions business units, any individual with the title of Regional Vice President and above and (b) in all other cases, any Service Provider with the title of Senior Vice President and above.

“Service Provider” means an employee, officer, director or individual service provider of the Company or any Company Subsidiary.

“Software” means all computer software, including but not limited to application software (including mobile digital applications), system software, firmware, middleware, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing, in any and all forms and media, and all related documentation.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, a majority of the Equity Interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any attachment thereto.

“Taxes” means any federal, state, local provincial or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, windfall profits, environmental taxes, customs duties, franchise, withholding, property, sales, use, transfer, accumulated earnings, personal holding company, capital stock, profits, registration, premium, ad valorem, occupancy, occupation, social security, disability, unemployment, workers’ compensation, duty, fee, value added, alternative or add-on minimum, estimated or other similar tax, charge or assessment imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Trade Secrets” means all inventions, processes, designs, formulae, models, tools, algorithms, Software architectures, trade secrets, know-how, ideas, research and development, data and databases and confidential information.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE for a full trading day.

“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

SECTION 9.04   Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Any disclosure set forth in any Schedule shall be deemed set forth for purposes of any other Schedule to which such disclosure is relevant, to the extent that it is reasonably apparent that such disclosure is relevant to such other Schedule. Any document, list or other item shall be deemed to have been “made available” to Parent or the Company, as applicable, for all purposes of this Agreement if such document, list or other item was posted in the electronic data room established by the Company or Parent, as applicable, in connection with the Transactions, or was made available on the SEC’s public website, or a physical or electronic copy thereof was delivered or otherwise made available to the Company or Parent, as applicable, or its Representatives. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.05   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 9.06   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07   Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement the Reverse Confidentiality Agreement, the Clean Team Agreement and the Reverse Clean Team Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions. Except for (a) Section 6.05 (Indemnification), (b) as to the Lender Related Parties with respect to Section 6.06 (Fees and Expenses), Section 8.02(c) (Effect of Termination), Section 8.03 (Amendment), this Section 9.07, Section 9.08 (Governing Law), Section 9.11 (Venue; Waiver of Trial by Jury) and Section 9.12 (Non-Recourse) and (c) the right of the Company, on behalf of the stockholders of the Company, to recover damages (based on the economic benefits of the Merger to the holders of the Company Common Stock resulting from the premium of the expected Merger Consideration Value over the trading prices of the Company’s Common Stock before the announcement of the CD&R Merger Agreement, but net of the amount of the Reverse Termination Fee, if paid) in the event of the breach of this Agreement by Parent or Merger Sub, which breach has been the proximate cause of, or resulted in, the failure of the Merger to be consummated (whether or not this Agreement has been terminated), this Agreement, including the Exhibits and Schedules hereto, is not intended to confer upon any Person other than the parties any rights or remedies. Following the Effective Time the provisions of Section 2.01 (Effect on Capital Stock) and Section 2.02 (Exchange of Certificates) shall be enforceable by holders of Certificates, and the provisions of Section 2.03 (Treatment of Company Options, Restricted Stock Units and Equity Plans) shall be enforceable by holders of Company Options and Restricted Stock Units.

SECTION 9.08    Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.09    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10 Enforcement.

(a)   Except as set forth in Section 6.06(b), Section 6.06(c), Section 6.06(d), Section 8.02(b) or Section 8.02(c), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except as set forth in Section 6.06(b), Section 6.06(c), Section 6.06(d), Section 8.02(b) or Section 8.02(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. To the extent any party hereto brings any Proceeding before any Governmental Entity to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending plus an additional twenty (20) Business Days or (ii) such other time period established by the Governmental Entity presiding over such Proceeding.

(b)   Parent acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 9.10 and the payment of damages under Section 9.07(c); provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the Transactions in accordance with the terms hereof and (ii) damages under Section 9.07(c).

(c)   The Company acknowledges and agrees that Parent may pursue both a grant of specific performance under this Section 9.10 and the payment of the Company Termination Fee pursuant to Section 6.06(b); provided that in no event shall Parent be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the Transactions in accordance with the terms hereof and (ii) the Company Termination Fee payable pursuant to Section 6.06(b) or any portion thereof.

SECTION 9.11 Venue; Waiver of Trial by Jury.

(a)   Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the Transactions or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)   Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 9.02 (Notices) will be effective service of process for any Proceeding brought against it by the other party in connection with Section 9.11(a); provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 9.11 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.11 and will not be deemed to confer rights on any Person other than the parties.

(c)   EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE (INCLUDING ANY SUCH LITIGATION INVOLVING ANY LENDER RELATED PARTY UNDER THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

(d)   Notwithstanding Section 9.08, each party to this Agreement acknowledges and irrevocably agrees, on behalf of itself and its Affiliates, (i) that any Proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties arising out of or relating to this Agreement or the Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or federal court), and any appellate court from any thereof, (ii) that any Proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction, (iii) not to bring, permit any of its Affiliates to bring, or support anyone else in bringing, any such Proceeding before any other Governmental Entity, (iv) that the provisions of this Section 9.11(c) and Section 9.11(d) shall apply to any such Proceeding and (v) that the Lender Related Parties are express third-party beneficiaries of this Section 9.11(d).

SECTION 9.12   Non-Recourse. Each party agrees, on behalf of itself and its Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, at Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement and the Voting Agreement (together, the “Transaction Documents”) or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement); (c) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein; and (d) any failure of the Merger or any other transaction contemplated by any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable other Transaction Document and, in accordance with, and subject to the terms and conditions of this Agreement or the applicable other Transaction Document, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other Person, shall have any liabilities or obligations (whether in Contract or in tort, at Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). Notwithstanding anything to the contrary herein or otherwise, no Lender Related Party shall have any liability or obligation in connection with or related in any manner to the aforementioned to any Person that is not a party to the Financing or the Commitment Letter. Notwithstanding anything to the contrary herein or otherwise, none of the Company, its Affiliates or its or their respective Representatives shall be responsible or liable for (i) any multiple, consequential, indirect, special, statutory or exemplary damages, in each case to the extent not recoverable under applicable common Law or (ii) punitive damages, in each case which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

WESCO INTERNATIONAL, INC.

By:	/s/ John J. Engel
Name:	John J. Engel
Title:	Chairman, President and Chief Executive Officer

WARRIOR MERGER SUB, INC.

By:	/s/ David S. Schulz
Name:	David S. Schulz
Title:	President

ANIXTER INTERNATIONAL INC.

By:	/s/ William A. Galvin
Name:	William A. Galvin
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF

CERTIFICATE OF INCORPORATION

OF THE

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is [NAME OF CORPORATION].

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is [•], Delaware. The name of the registered agent at such address is [•].

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $[•] per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent that the General Corporation Law of the State of Delaware or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no current or former director of the Corporation shall be liable to the Corporation or its current or former stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE IX

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Exhibit B

PARENT KNOWLEDGE GROUP

John J. Engel	Chairman, President and Chief Executive Officer
David S. Schulz	Senior Vice President, Chief Financial Officer
Diane E. Lazzaris	Senior Vice President, General Counsel
Brian Begg	Vice President, Investor Relations and Treasurer

Exhibit C

COMPANY KNOWLEDGE GROUP

William A. Galvin	President and Chief Executive Officer
Ted A. Dosch	Executive Vice President – Finance and Chief Financial Officer
Justin C. Choi	Executive Vice President – General Counsel & Corporate Secretary
Rodney Smith	Executive Vice President – Human Resources
Kevin Burns	Senior Vice President – Investor Relations; Treasurer

Exhibit D

MATERIAL ANTITRUST JURISDICTIONS

National Antitrust/Competition Authority in the following jurisdictions: the United States; Canada; Mexico; Turkey; and the United Kingdom.

Exhibit E

FORM OF CERTIFICATE OF DESIGNATION OF SERIES A PARENT PREFERRED

WESCO INTERNATIONAL, INC.

CERTIFICATE OF DESIGNATIONS OF
[•]%1 SERIES A FIXED-RATE RESET
CUMULATIVE PERPETUAL PREFERRED STOCK

[•], 2020

WESCO International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation, and pursuant to Section 151 of the DGCL, the Board adopted a resolution providing for the designations, preferences, and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the [•]% Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.01 per share, of the Corporation designated as [•]% Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock be, and it hereby is, created and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and powers thereof, shall be as follows:

Section 1.   Designation and Number. A series of preferred stock, designated the “[•]% Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock hereby authorized shall be [•].

Section 2.   Definitions. As used herein with respect to the Series A Preferred Stock:

(a)   “Alternative Conversion Consideration” has the meaning set forth in Section 9(a).

(b)   “Alternative Form Consideration” has the meaning set forth in Section 9(a).

(c)   “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(d)   “By-Laws” means the Amended and Restated By-Laws of the Corporation, effective as of May 29, 2014, as the same may be amended from time to time.

(e)   “Call Date Redemption Right” has the meaning set forth in Section 6(a).

(f)   “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(g)   “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on September 17, 1993, as amended by the Certificate of Amendment, filed on May 29, 2014, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.

(h)   “Change of Control” means when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of

1   Initial rate to be included in designation. See below regarding determination of the initial rate.

a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(i)   “Change of Control Conversion Date” has the meaning set forth in Section 9(a).

(j)   “Change of Control Conversion Right” has the meaning set forth in Section 9(a).

(k)   “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(l)   “Common Stock Conversion Consideration” has the meaning set forth in Section 9.

(m)   “Common Stock Price” has the meaning set forth in Section 9(a).

(n)   “Dividend Payment Date” shall mean the last day of each March, June, September and December, commencing on [•], 20[20].2

(o)   “Dividend Period” shall mean the period commencing on, but excluding, a Dividend Payment Date, to and including the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on, and include, [•], 2020).3

(p)   “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date.

(q)   “DTC” means The Depository Trust Company.

(r)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)   “First Call Date” shall mean [•], 2025.4

(t)   “Five-year U.S. Treasury Rate” shall mean, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

(u)   “H.15” shall mean the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

(v)   “Junior Stock” means the Corporation’s Common Stock, and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(w)   “Original Issue Date” means the first date on which any share of Series A Preferred Stock is issued.

[2]	First applicable date after the Original Issue Date to be included; provided, if less than 45 days after the Original Issue Date, date to be the second applicable date after the Original Issue Date.

3   Date to conform with date to be added for Dividend Period.

4   First Call Date to be set at th efive-year anniversary of the Original Issue Date.

(x)   “Parity Preferred” has the meaning set forth in Section 8(b).

(y)   “Parity Stock” means any class or series of capital stock of the Corporation established after the Original Issue Date that is expressly designated as ranking on parity with the Series A Preferred Stock as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(z)   “Preferred Directors” has the meaning set forth in Section 8(b).

(aa)   “Preferred Dividend Default” has the meaning set forth in Section 8(b).

(bb)   “Ratings Agency” shall mean any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Corporation.

(cc)   “Ratings Event” shall mean a change by any Ratings Agency to the Series A Preferred Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Preferred Current Criteria are scheduled to be in effect with respect to the Series A Preferred Stock or (ii) a lower equity credit being given to the Series A Preferred Stock than the equity credit that would have been assigned to the Series A Preferred Stock by such Ratings Agency pursuant to its Series A Preferred Current Criteria.

(dd)   “Ratings Event Redemption Right” has the meaning set forth in Section 6(a).

(ee)   “Redemption Right” has the meaning set forth in Section 6(a).

(ff)   “Reset Date” shall mean the First Call Date and, thereafter, the date falling on the fifth anniversary of the preceding Reset Date.

(gg)   “Reset Dividend Determination Date” shall mean, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

(hh)   “Reset Period” shall mean the period from and including the First Call Date to, but excluding, the next following Reset Date and, thereafter, each period from and including each Reset Date to, but excluding, the next following Reset Date.

(ii)   “Series A Preferred Current Criteria” shall mean the equity credit criteria of a Ratings Agency for securities such as the Series A Preferred Stock, as such criteria are in effect as of the Original Issue Date.

(jj)   “Share Cap” has the meaning set forth in Section 9(a).

(kk)   “Share Split” has the meaning set forth in Section 9(a).

(ll)   “Special Optional Redemption Right” has the meaning set forth in Section 7(a).

Section 3.   Ranking. The Series A Preferred Stock shall, with respect to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:

(a)   senior to all classes or series of Junior Stock;

(b)   on parity with any class or series of Parity Stock; and

(c)   junior to any class or series of capital stock of the Corporation established after the Original Issue Date (to the extent established in accordance with and subject to the provisions of Section 8 below) that is expressly designated as ranking senior to the Series A Preferred Stock as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future debt obligations.

Section 4.   Dividends and Distributions.

(a)   Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative cash dividends at the rate determined as set forth below in this Section 4 applied to the liquidation preference of $25,000 per share of the Series A Preferred Stock. Such dividends shall accrue on each share of Series A Preferred Stock and be cumulative from, and including, the later of (i) the Original Issue Date or (ii) the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 4(g), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on [•], 2020; 5 provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date. The amount of any dividend payable on the Series A Preferred Stock for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date.

(b)   Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(c)   The initial dividend rate for the Series A Preferred Stock from and including the Original Issue Date to, but excluding the First Call Date will be [•]% 6 per annum of the $25,000 liquidation preference per share. On and after the First Call Date, the dividend rate on the Series A Preferred Stock for each Reset Period will be equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus a spread of [•]%. 7 The applicable dividend rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the calculation agent will notify the Corporation of the dividend rate for the Reset Period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Call Date, will be on file at the Corporation’s principal offices, will be made available to any holder of the Series A Preferred Stock upon request and will be final and binding in the absence of manifest error.

(d)   Except as provided in Section 4(f) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Junior Stock (other than (i) a dividend paid in shares of Junior Stock or (ii) a dividend declared or paid in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan) for any period, unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

5   Date to conform with the date to be added for the Dividend Period.

[6]	Initial per annum dividend rate will be included as (a)(i) if no Bridge Loans (as defined in the Commitment Letter) or Demand Securities (as defined in the Fee Letter) are issued, the yield to maturity using the issue price for the longest duration issue of the lowest ranked financing non-convertible debt issued pursuant to a registered public offering or 144A/Reg S private placement or (ii) if any Bridge Loans (as defined in the Commitment Letter) or Demand Securities (as defined in the Fee Letter) are issued, the highest yield to maturity using the issue price of such debt, plus (b) a spread of 3.25% per annum. Defined terms in the footnotes herein not otherwise defined herein have the meanings ascribed thereto in that certain Agreement and Plan of Merger entered into between the Corporation, a wholly owned subsidiary of the Corporation, and Anixter International Inc. (the “Merger Agreement”).
[7]	This reset per annum amount will be included as the difference between (a) the initial dividend rate on the Series A Preferred Stock (determined above) and (b) the underlying Five-year U.S. treasury rate. The underlying Five-year U.S. treasury rate for this purpose will be based on the daily yield to maturity for actively traded U.S. treasury securities with a five-year maturity (as published in the H.15) for either (a) the date of pricing (and execution of definitive documents for the purchase and sale) with respect to the issuance of the notes described in clause (a)(i) of footnote 1 or (b) the date 3 Business Days prior to the Closing Date in the event any Bridge Loans (as defined in the Commitment Letter) are funded.

(e)   Except as provided in Section 4(f) below, no Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption, purchase or other acquisition of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except (i) by reclassification, conversion or exchange into or for other shares of Junior Stock, (ii) by redemption, purchase or other acquisition of shares of Junior Stock made for the purposes of and in compliance with (x) an employee incentive, benefit or share purchase plan, or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, of the Corporation or any subsidiary, (y) a dividend reinvestment or stockholder stock purchase plan, or (z) the satisfaction of the Corporation’s obligations pursuant to any contract outstanding at the Original Issue Date requiring such purchase, redemption or other acquisition, (iii) by redemption, purchase or other acquisition of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of Junior Stock or the security being converted or exchanged, or (iv) through the use of the proceeds of a substantially contemporaneous sale of shares of Junior Stock), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(f)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(g)   Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

Section 5.   Liquidation Preference.

(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25,000 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated

therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. For purposes of liquidation rights, the consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.   Redemption.

(a)   (i) On the First Call Date or any subsequent Reset Date the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25,000 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Call Date Redemption Right”) and (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Series A Preferred Ratings Event, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole but not in part, at any time or from time to time, for cash at a redemption price of $25,500 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Ratings Event Redemption Right”, and together with the Call Date Redemption Right, the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata or by lot. Holders of Series A Preferred Stock to be redeemed (i) pursuant to the Call Date Redemption Right, shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25,000 per share and any accrued and unpaid dividends payable upon such redemption following such surrender and (ii) pursuant to the Ratings Event Redemption Right, shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25,500 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion, the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board.

(b)   No shares of Series A Preferred Stock shall be redeemed by the Corporation pursuant to the Redemption Right if following such redemption less than $100,000,000 of liquidation preference of Series A Preferred Stock would remain outstanding; provided, however, the foregoing shall not prevent any purchase or other acquisition of Series A Preferred Stock pursuant to any offer to purchase, tender offer or exchange offer made to each holder of Series A Preferred Stock.

(c)   Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred

Stock shall be redeemed pursuant to the Redemption Right unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock (except by conversion into or in exchange for shares of capital stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(d)   Notice of redemption pursuant to the Redemption Right shall be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. The notice of redemption may be contingent upon the occurrence of a future event. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock, except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding anything herein to the contrary, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

(e)   If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date or the Corporation’s default in the payment of the dividend due, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but excluding, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

(f)   All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued as shares of any series of preferred stock.

Section 7.   Special Optional Redemption.

(a)   Upon the occurrence of a Change of Control, the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25,000 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of redemption with respect to all of the Series A Preferred Stock (whether pursuant to the

Redemption Right or the Special Optional Redemption Right), the holders of shares of Series A Preferred Stock will not have the conversion right described below in Section 9. Notwithstanding anything herein to the contrary, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

(b)   In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (viii) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot.

(c)   If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board.

(d)   The holders of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e)   All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 7, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued as shares of any series of preferred stock.

Section 8.   Voting and Preferred Director Rights.

(a)   Holders of the Series A Preferred Stock shall not have any voting rights, except as required by applicable law and as set forth in this Section 8.

(b)   Whenever dividends on any shares of Series A Preferred Stock shall not have been paid, and remain unpaid, for the equivalent of six or more full quarterly dividend periods, whether or not for consecutive Dividend Periods (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting together as a single class with all other classes or series of preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) and the number of directors constituting the entire Board will be increased by two directors, until all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid in full through the most recently completed Dividend Period following a Preferred Dividend Default; provided, however, that it shall be a qualification for election for any such Preferred Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors. For the avoidance of doubt, in no circumstances shall there be more than two Preferred Directors.

(c)   The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 8(d) below or (B) the next annual or special meeting of stockholders, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such accrued and unpaid dividends on the Series A Preferred Stock have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d)   At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the aggregate outstanding shares of Series A Preferred Stock and Parity Preferred, a special meeting of the holders of Series A Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the By-Laws; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders and the holders of all outstanding Series A Preferred and Parity Preferred are afforded the opportunity to elect such directors (or fill any vacancy) at such annual meeting of stockholders. The record date for determining holders of the Series A Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series, shall be entitled to elect two directors on the basis of one vote per $25,000 of liquidation preference to which such Series A Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accrued and unpaid dividends) and not cumulatively. The holder or holders of one-third of the then-outstanding Series A Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors, except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stockholder records of the Corporation. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred

Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and Parity Preferred that would have been entitled to vote at such special meeting.

(e)   If and when all such accrued and unpaid dividends on such Series A Preferred Stock shall have been paid in full through the most recently completed dividend period following a Preferred Dividend Default, the right of the holders of Series A Preferred Stock and Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the size of the Board shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 8(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of the outstanding Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred) in accordance with Sections 8(c) and (d). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f)   So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time and of each other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class without regard to series):

(i)   authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock;

(ii)   amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; provided, however, holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above, ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(iii)   consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable, taken as a whole, to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Series A Preferred Stock and Parity

Preferred, then only the series adversely affected and entitled to vote shall vote to the exclusion of all other series of such Parity Preferred. If all series of such Parity Preferred are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Certificate of Incorporation or this Certificate of Designations or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to this Section 8(f) that would alter only the contract rights, as expressly set forth in the Certificate of Incorporation or this Certificate of Designations of the Series A Preferred Stock, and the holders of any other classes or series of the capital stock of the Corporation will not be entitled to vote on such an amendment, alteration or repeal.

Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action regardless of the effect that such corporate action may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

(g)   The foregoing voting provisions of this Section 8 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or (i) notice of redemption of all of the outstanding shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of such shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends.

(h)   In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25,000 of liquidation preference (excluding amounts in respect of accrued and unpaid dividends).

Section 9.   Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)   Upon the occurrence of a Change of Control involving the issuance of additional shares of Common Stock or other Change of Control transaction, in each case, approved by holders of Common Stock, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock, per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25,000 liquidation preference per share of Series A Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price and (B) [•]8 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share

[8]	In connection with the Merger, the Share Cap shall be determined and included at Closing equal to the number of shares issuable based on conversion at a Common Stock Price per share of Common Stock equal to 50% of the average of the closing sales prices per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the date immediately prior to the Effective Time (as defined in the Merger Agreement).

Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b)   No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)   Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d)   The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 9(c) above to the holders of Series A Preferred Stock.

(e)   In order to exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of the DTC.

(f)   Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)   Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25,000 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h)   The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

Section 10.   Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 11.   No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock.

Section 12.   Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designations.

Section 13.   Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 14.   Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 15.   No Preemptive Rights. No holder of shares of Series A Preferred Stock of the Corporation shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional shares of capital stock of the Corporation or any other security of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

Section 16.   Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-Laws or by applicable law.

Section 17.   Calculation Agent. Unless the Corporation has validly called all shares of the Series A Preferred Stock for redemption on the First Call Date, the Corporation will appoint a banking institution or trust company as calculation agent with respect to the Series A Preferred Stock prior to the Reset Dividend Determination Date preceding the First Call Date. If the Corporation is unable to appoint a calculation agent using commercially reasonable efforts, the Corporation may appoint itself or an affiliate as calculation agent. The Corporation may, in its sole discretion, remove the calculation agent in accordance with the agreement between the Corporation and the calculation agent; provided, however, that the Corporation shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof in accordance with Section 16 hereof.

IN WITNESS WHEREOF, WESCO International, Inc. has caused this Certificate of Designations to be duly executed in its corporate name as of the date first set forth above.

WESCO INTERNATIONAL, INC.

Date: [•], 2020	By:	[•]
	Name:	[•]
	Title:	[•]

Annex B

WESCO INTERNATIONAL, INC.

CERTIFICATE OF DESIGNATIONS OF
[•]%1 SERIES A FIXED-RATE RESET
CUMULATIVE PERPETUAL PREFERRED STOCK

[•], 2020

WESCO International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation, and pursuant to Section 151 of the DGCL, the Board adopted a resolution providing for the designations, preferences, and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the [•]% Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock of the Corporation, as follows:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, a series of preferred stock, par value $0.01 per share, of the Corporation designated as [•]% Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock be, and it hereby is, created and authorized, and the issuance thereof is provided for, and that the designation and number of shares, and relative rights, preferences and powers thereof, shall be as follows:

Section 1. Designation and Number. A series of preferred stock, designated the “[•]% Series A Fixed-Rate Reset Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock hereby authorized shall be [•].

Section 2. Definitions. As used herein with respect to the Series A Preferred Stock:

(a)   “Alternative Conversion Consideration” has the meaning set forth in Section 9(a).

(b)   “Alternative Form Consideration” has the meaning set forth in Section 9(a).

(c)   “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

(d)   “By-Laws” means the Amended and Restated By-Laws of the Corporation, effective as of May 29, 2014, as the same may be amended from time to time.

(e)   “Call Date Redemption Right” has the meaning set forth in Section 6(a).

(f)   “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

(g)   “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on September 17, 1993, as amended by the Certificate of Amendment, filed on May 29, 2014, as the same may be amended or restated from time to time, and shall include this Certificate of Designations.

(h)   “Change of Control” means when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing

[1]	Initial rate to be included in designation. See below regarding determination of the initial rate.

such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

(i)   “Change of Control Conversion Date” has the meaning set forth in Section 9(a).

(j)   “Change of Control Conversion Right” has the meaning set forth in Section 9(a).

(k)   “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(l)   “Common Stock Conversion Consideration” has the meaning set forth in Section 9.

(m)   “Common Stock Price” has the meaning set forth in Section 9(a).

(n)   “Dividend Payment Date” shall mean the last day of each March, June, September and December, commencing on [•], 20[20].2

(o)   “Dividend Period” shall mean the period commencing on, but excluding, a Dividend Payment Date, to and including the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on, and include, [•], 2020).3

(p)   “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date.

(q)   “DTC” means The Depository Trust Company.

(r)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)   “First Call Date” shall mean [•], 2025.4

(t)   “Five-year U.S. Treasury Rate” shall mean, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

(u)   “H.15” shall mean the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second Business Day prior to the applicable Reset Date.

(v)   “Junior Stock” means the Corporation’s Common Stock, and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series A Preferred Stock as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(w)   “Original Issue Date” means the first date on which any share of Series A Preferred Stock is issued.

(x)   “Parity Preferred” has the meaning set forth in Section 8(b).

[2]	First applicable date after the Original Issue Date to be included; provided, if less than 45 days after the Original Issue Date, date to be the second applicable date after the Original Issue Date.
[3]	Date to conform with date to be added for Dividend Period.
[4]	First Call Date to be set at the five-year anniversary of the Original Issue Date.

(y)   “Parity Stock” means any class or series of capital stock of the Corporation established after the Original Issue Date that is expressly designated as ranking on parity with the Series A Preferred Stock as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(z)   “Preferred Directors” has the meaning set forth in Section 8(b).

(aa)   “Preferred Dividend Default” has the meaning set forth in Section 8(b).

(bb)   “Ratings Agency” shall mean any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for the Corporation.

(cc)   “Ratings Event” shall mean a change by any Ratings Agency to the Series A Preferred Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Preferred Current Criteria are scheduled to be in effect with respect to the Series A Preferred Stock or (ii) a lower equity credit being given to the Series A Preferred Stock than the equity credit that would have been assigned to the Series A Preferred Stock by such Ratings Agency pursuant to its Series A Preferred Current Criteria.

(dd)   “Ratings Event Redemption Right” has the meaning set forth in Section 6(a).

(ee)   “Redemption Right” has the meaning set forth in Section 6(a).

(ff)   “Reset Date” shall mean the First Call Date and, thereafter, the date falling on the fifth anniversary of the preceding Reset Date.

(gg)   “Reset Dividend Determination Date” shall mean, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

(hh)   “Reset Period” shall mean the period from and including the First Call Date to, but excluding, the next following Reset Date and, thereafter, each period from and including each Reset Date to, but excluding, the next following Reset Date.

(ii)   “Series A Preferred Current Criteria” shall mean the equity credit criteria of a Ratings Agency for securities such as the Series A Preferred Stock, as such criteria are in effect as of the Original Issue Date.

(jj)   “Share Cap” has the meaning set forth in Section 9(a).

(kk)   “Share Split” has the meaning set forth in Section 9(a).

(ll)   “Special Optional Redemption Right” has the meaning set forth in Section 7(a).

Section 3. Ranking. The Series A Preferred Stock shall, with respect to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:

(a)   senior to all classes or series of Junior Stock;

(b)   on parity with any class or series of Parity Stock; and

(c)   junior to any class or series of capital stock of the Corporation established after the Original Issue Date (to the extent established in accordance with and subject to the provisions of Section 8 below) that is expressly designated as ranking senior to the Series A Preferred Stock as to rights to payments of dividends and distributions of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series A Preferred Stock prior to conversion or exchange. The Series A Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future debt obligations.

Section 4. Dividends and Distributions.

(a)   Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative cash dividends at the rate determined as set forth below in this Section 4 applied to the liquidation preference of $25,000 per share of the Series A Preferred Stock. Such dividends shall accrue on each share of Series A Preferred Stock and be cumulative from, and including, the later of (i) the Original Issue Date or (ii) the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 4(g), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on [•], 2020;5 provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date. The amount of any dividend payable on the Series A Preferred Stock for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date. Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such date.

(b)   Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(c)   The initial dividend rate for the Series A Preferred Stock from and including the Original Issue Date to, but excluding the First Call Date will be [•]%6 per annum of the $25,000 liquidation preference per share. On and after the First Call Date, the dividend rate on the Series A Preferred Stock for each Reset Period will be equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus a spread of [•]%.7 The applicable dividend rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the calculation agent will notify the Corporation of the dividend rate for the Reset Period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period beginning on or after the First Call Date, will be on file at the Corporation’s principal offices, will be made available to any holder of the Series A Preferred Stock upon request and will be final and binding in the absence of manifest error.

(d)   Except as provided in Section 4(f) below, no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Junior Stock (other than (i) a dividend paid in shares of Junior Stock or (ii) a dividend declared or paid in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan) for any period, unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e)   Except as provided in Section 4(f) below, no Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption, purchase or other acquisition of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except (i) by reclassification, conversion or exchange into or for other shares of Junior Stock, (ii) by redemption, purchase or other acquisition of shares of Junior Stock made for the purposes of and in compliance with (x) an employee incentive, benefit or share purchase plan, or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, of the Corporation or any subsidiary, (y) a dividend

[5]	Date to conform with the date to be added for the Dividend Period.
[6]	Initial per annum dividend rate will be included as (a)(i) if no Bridge Loans (as defined in the Commitment Letter) or Demand Securities (as defined in the Fee Letter) are issued, the yield to maturity using the issue price for the longest duration issue of the lowest ranked financing non-convertible debt issued pursuant to a registered public offering of 144A/Reg S private placement of (ii) of any Bridge Loans (as defined in the Commitment Letter) or Demand Securities (as defined in the Fee Letter) are issued, the highest yield to maturity using the issue price of such debt, plus (b) a spread of 3.25% per annum. Defined terms in the footnotes herein not otherwise defined herein have the meaning ascribed thereto in that certain Agreement and Plan of Merger entered into between the Corporation, a wholly owned subsidiary of the Corporation, and Anixter International Inc. (the “Merger Agreement”).
[7]	This reset per annum amount will be included as the difference between (a) the initial dividend rate on the Series A Preferred Stock (determined above) and (b) the underlying Five-year U.S. treasury rate. The underlying Five-year U.S. treasury rate for this purpose will be based on the daily yield to maturity for actively traded U.S. treasury securities with a five-year maturity (as published in the H.15) for either (a) the date of pricing (and execution of definitive documents for the purchase and sale) with respect to the issuance of the notes described in clause (a)(i) of footnote 1 or (b) the date 3 Business Days prior to the Closing Date in the event and Bridge Loans (as defined in the Commitment Letter) are funded.

reinvestment or stockholder stock purchase plan, or (z) the satisfaction of the Corporation’s obligations pursuant to any contract outstanding at the Original Issue Date requiring such purchase, redemption or other acquisition, (iii) by redemption, purchase or other acquisition of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of Junior Stock or the security being converted or exchanged, or (iv) through the use of the proceeds of a substantially contemporaneous sale of shares of Junior Stock), unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(f)   When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(g)   Holders of shares of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

Section 5. Liquidation Preference.

(a)   Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series A Preferred Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $25,000 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. For purposes of liquidation rights, the consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a)   (i) On the First Call Date or any subsequent Reset Date the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25,000 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Call Date Redemption Right”) and (ii) at any time within 120 days after the conclusion of any review or appeal process instituted by the Corporation following the occurrence of a Series A Preferred Ratings Event, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole but not in part, at any time or from time to time, for cash at a redemption price of $25,500 per share, plus all accrued and unpaid dividends (whether or not declared) thereon up to, but excluding the date fixed for redemption, without interest, to the extent the Corporation has funds legally available therefor (the “Ratings Event Redemption Right”, and together with the Call Date Redemption Right, the “Redemption Right”). If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be redeemed pro rata or by lot. Holders of Series A Preferred Stock to be redeemed (i) pursuant to the Call Date Redemption Right, shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25,000 per share and any accrued and unpaid dividends payable upon such redemption following such surrender and (ii) pursuant to the Ratings Event Redemption Right, shall surrender such Series A Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25,500 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, dividends shall cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of such shares shall terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion, the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board.

(b)   No shares of Series A Preferred Stock shall be redeemed by the Corporation pursuant to the Redemption Right if following such redemption less than $100,000,000 of liquidation preference of Series A Preferred Stock would remain outstanding; provided, however, the foregoing shall not prevent any purchase or other acquisition of Series A Preferred Stock pursuant to any offer to purchase, tender offer or exchange offer made to each holder of Series A Preferred Stock.

(c)   Unless full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, no shares of Series A Preferred Stock shall be redeemed pursuant to the Redemption Right unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock (except by conversion into or in exchange for shares of capital stock of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(d)   Notice of redemption pursuant to the Redemption Right shall be mailed by the Corporation, postage prepaid, not fewer than 30 or more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation. The notice of redemption may be contingent upon the occurrence of a future event. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock, except as to the holder to whom such notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accrue on such redemption date; and (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. Notwithstanding anything herein to the contrary, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

(e)   If a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date or the Corporation’s default in the payment of the dividend due, and each holder of Series A Preferred Stock that surrenders its shares on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to, but excluding, the redemption date. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption has been given.

(f)   All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 6, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued as shares of any series of preferred stock.

Section 7. Special Optional Redemption.

(a)   Upon the occurrence of a Change of Control, the Corporation will have the option upon written notice mailed by the Corporation, postage pre-paid, no fewer than 30 nor more than 60 days prior to the redemption date and addressed to the holders of record of shares of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, to redeem shares of the Series A Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at $25,000 per share plus accrued and unpaid dividends, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of redemption with respect to all of the Series A Preferred Stock (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of shares of Series A Preferred Stock will not have the conversion right described below in Section 9. Notwithstanding anything herein to the contrary, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility.

(b)   In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates, if any, representing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) procedures for surrendering noncertificated shares of Series A Preferred Stock for payment of the redemption price; (vi) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date; (vii) that payment of the redemption price and any accrued and unpaid dividends will be made upon presentation and surrender of such Series A Preferred Stock; (viii) that the shares of Series A Preferred Stock are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and (ix) that holders of the shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If fewer than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Special Optional Redemption Right, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot.

(c)   If the Corporation has given a notice of redemption pursuant to the Special Optional Redemption Right and has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date, without interest. So long as full cumulative dividends on the Series A Preferred Stock for all past Dividend Periods shall have been or contemporaneously are (i) declared and paid in cash, or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for payment, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time, either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board.

(d)   The holders of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding Dividend Payment Date notwithstanding the redemption of the Series A Preferred Stock pursuant to the Special Optional Redemption Right between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation’s default in the payment of the dividend due. Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock for which a notice of redemption pursuant to the Special Optional Redemption Right has been given.

(e)   All shares of the Series A Preferred Stock redeemed or repurchased pursuant to this Section 7, or otherwise acquired in any other manner by the Corporation, shall be retired and shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series or class and may thereafter be reissued as shares of any series of preferred stock.

Section 8. Voting and Preferred Director Rights.

(a)   Holders of the Series A Preferred Stock shall not have any voting rights, except as required by applicable law and as set forth in this Section 8.

(b)   Whenever dividends on any shares of Series A Preferred Stock shall not have been paid, and remain unpaid, for the equivalent of six or more full quarterly dividend periods, whether or not for consecutive Dividend Periods (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting together as a single class with all other classes or series of preferred stock of the Corporation upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”) and the number of directors constituting the entire Board will be increased by two directors, until all accrued and unpaid dividends on the Series A Preferred Stock shall have been paid in full through the most recently completed Dividend Period following a Preferred Dividend Default; provided, however, that it shall be a qualification for election for any such Preferred Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) that listed or traded companies must have a majority of independent directors. For the avoidance of doubt, in no circumstances shall there be more than two Preferred Directors.

(c)   The Preferred Directors will be elected by a plurality of the votes cast in the election for a one-year term and each Preferred Director will serve until his or her successor is duly elected and qualified or until such Preferred Director’s right to hold office terminates, whichever occurs earlier, subject to such Preferred Director’s earlier death, disqualification, resignation or removal. The election will take place at (i) either (A) a special meeting called in accordance with Section 8(d) below or (B) the next annual or special meeting of stockholders, and (ii) each subsequent annual meeting of stockholders, or special meeting held in place thereof, until all such accrued and unpaid dividends on the Series A Preferred Stock have been paid in full. A dividend in respect of Series A Preferred Stock shall be considered timely made if made within two Business Days after the applicable Dividend Payment Date if at the time of such late payment date there shall not be any prior Dividend Periods in respect of which full dividends were not timely made at the applicable Dividend Payment Date.

(d)   At any time when such voting rights shall have vested, a proper officer of the Corporation shall call or cause to be called, upon written request of holders of record of at least 10% of the aggregate outstanding shares of Series A Preferred Stock and Parity Preferred, a special meeting of the holders of Series A Preferred Stock and each class or series of Parity Preferred by mailing or causing to be mailed to such holders a notice of such special meeting for the election of directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the By-Laws; provided, that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders and the holders of all outstanding Series A Preferred and Parity Preferred are afforded the opportunity to elect such directors (or fill any vacancy) at such annual meeting of stockholders. The record date for determining holders of the Series A Preferred Stock and Parity Preferred entitled to notice of and to vote at such special meeting will be the close of business on the third Business Day preceding the day on which such notice is mailed. At any such annual or special meeting, all of the holders of the Series A Preferred Stock and Parity Preferred, by plurality vote, voting together as a single class without regard to class or series, shall be entitled to elect two directors on the basis of one vote per $25,000 of liquidation preference to which such Series A Preferred Stock and Parity Preferred are entitled by their terms (excluding amounts in respect of accrued and unpaid dividends) and not cumulatively. The holder or holders of one-third of the then-outstanding Series A Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy, will constitute a quorum for the election of the Preferred Directors, except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock and Parity Preferred shall be entitled to vote will be given to such holders at their addresses as they appear in the stockholder records of the Corporation. At any such meeting or adjournment thereof in the absence of a quorum, subject to the provisions of any applicable law, a majority of the holders of the Series A Preferred Stock and Parity Preferred, voting as a single class, present in person or by proxy shall have the power to adjourn the meeting for the election of the Preferred Directors, without notice other than an announcement at the meeting, until a quorum is present. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock and Parity Preferred that would have been entitled to vote at such special meeting.

(e)   If and when all such accrued and unpaid dividends on such Series A Preferred Stock shall have been paid in full through the most recently completed dividend period following a Preferred Dividend Default, the right of the holders of Series A Preferred Stock and Parity Preferred to elect such additional two directors shall immediately cease (subject to re-vesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall terminate and the size of the Board shall be reduced accordingly. Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock and Parity Preferred entitled to vote thereon when they have the voting rights set forth in Section 8(b) (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of the outstanding Series A Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred) in accordance with Sections 8(c) and (d). Each of the Preferred Directors shall be entitled to one vote on any matter.

(f)   So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock outstanding at the time and of each other class or series of Parity Preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class without regard to series):

(i)   authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reclassify any authorized shares of capital stock of the Corporation into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock;

(ii)   amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; provided, however, holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to (A) any increase in the total number of authorized shares of Common Stock or Preferred Stock of the Corporation, or (B) any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above, ranking on parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(iii)   consummate a binding share exchange or reclassification involving the Series A Preferred Stock, or a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable, taken as a whole, to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of Series A Preferred Stock and Parity Preferred, then only the series adversely affected and entitled to vote shall vote to the exclusion of all other series of such Parity Preferred. If all series of such Parity Preferred are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

So long as any shares of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock also will have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the Certificate of Incorporation or this Certificate of Designations or the terms of the Series A Preferred Stock on which holders of Series A Preferred Stock are otherwise entitled to vote pursuant to this Section 8(f) that would alter only the contract rights, as expressly set forth in the Certificate of Incorporation or this Certificate of Designations of the Series A Preferred Stock, and the holders of any other classes or series of the capital stock of the Corporation will not be entitled to vote on such an amendment, alteration or repeal.

Except as set forth herein, holders of the Series A Preferred Stock shall not have any voting rights with respect to, and the consent of the holders of the Series A Preferred Stock shall not be required for, the taking of any corporate action regardless of the effect that such corporate action may have upon the powers, preferences, voting power or other rights or privileges of the Series A Preferred Stock.

(g)   The foregoing voting provisions of this Section 8 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or (i) notice of redemption of all of the outstanding shares of Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of such shares of Series A Preferred Stock so called for redemption, and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends.

(h)   In any matter in which the Series A Preferred Stock may vote (as expressly provided herein), each share of Series A Preferred Stock shall be entitled to one vote per $25,000 of liquidation preference (excluding amounts in respect of accrued and unpaid dividends).

Section 9. Conversion. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)   Upon the occurrence of a Change of Control involving the issuance of additional shares of Common Stock or other Change of Control transaction, in each case, approved by holders of Common Stock, each holder of shares of Series A Preferred Stock shall have the right, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem the Series A Preferred Stock pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock, per share of Series A Preferred Stock to be converted (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25,000 liquidation preference per share of Series A Preferred Stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price and (B) [•]8 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock shall receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of the Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

[8]	In connection with the Merger, the Share Cap shall be determined and included at Closing equal to the number of shares issuable based on conversion at a Common Stock Price per share of Common Stock equal to 50% of the average of the closing sales prices per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the date immediately prior to the Effective Time (as defined in the Merger Agreement).

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section 9(c) below that is no less than 20 days nor more than 35 days after the date on which the Corporation provides such notice pursuant to Section 9(c).

The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(b)   No fractional shares of Common Stock shall be issued upon the conversion of Series A Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)   Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the shares of Series A Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall be provided to the Corporation’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series A Preferred Stock, the holder will not be able to convert shares of Series A Preferred Stock designated for redemption and such shares of Series A Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d)   The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Section 9(c) above to the holders of Series A Preferred Stock.

(e)   In order to exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of these Articles Supplementary. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, such notice shall comply with applicable procedures of the DTC.

(f)   Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the shares of withdrawn Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.

(g)   Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series A Preferred Stock, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25,000 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date.

(h)   The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

Section 10. Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 11. No Maturity or Sinking Fund. The Series A Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series A Preferred Stock.

Section 12. Exclusion of Other Rights. The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Certificate of Incorporation and this Certificate of Designations.

Section 13. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 14. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Certificate of Incorporation and this Certificate of Designations is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Certificate of Incorporation which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

Section 15. No Preemptive Rights. No holder of shares of Series A Preferred Stock of the Corporation shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional shares of capital stock of the Corporation or any other security of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

Section 16. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or By-Laws or by applicable law.

Section 17. Calculation Agent. Unless the Corporation has validly called all shares of the Series A Preferred Stock for redemption on the First Call Date, the Corporation will appoint a banking institution or trust company as calculation agent with respect to the Series A Preferred Stock prior to the Reset Dividend Determination Date preceding the First Call Date. If the Corporation is unable to appoint a calculation agent using commercially reasonable efforts, the Corporation may appoint itself or an affiliate as calculation agent. The Corporation may, in its sole discretion, remove the calculation agent in accordance with the agreement between the Corporation and the calculation agent; provided, however, that the Corporation shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof in accordance with Section 16 hereof.

IN WITNESS WHEREOF, WESCO International, Inc. has caused this Certificate of Designations to be duly executed in its corporate name as of the date first set forth above.

WESCO INTERNATIONAL, INC.

Date: [•], 2020	By:
	Name:	[•]
	Title:	[•]

Annex C

Centerview Partners LLC
31 West 52nd Street
New York, NY 10019

January 10, 2020

The Board of Directors
Anixter International Inc.
2301 Patriot Blvd.
Glenview, IL 60026

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”) (other than Excluded Shares, as defined below), of Anixter International Inc., a Delaware corporation (the “Company”), of the Consideration (as defined below) proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among WESCO International, Inc. a Delaware corporation (“Parent”), Warrior Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) Shares owned by the Company, Parent or Merger Sub immediately prior to the effective time of the Merger and (ii) Shares that are owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (the shares referred to in clauses (i) and (ii), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive (i) the Cash Consideration (as defined below), (ii) a number of shares of common stock, par value $0.01 per share (the “Parent Common Shares”), of Parent equal to the Common Exchange Ratio (as defined below) and (iii) a number of nonassessable depositary shares, each representing a 1/1000th interest in a share of fixed-rate cumulative perpetual preferred stock of Parent, series A, $25,000 stated amount per whole preferred share (the “Parent Preferred Shares”) equal to the Preferred Exchange Ratio (as defined below) ((ii) and (iii), together, the “Stock Consideration”, and taken together (and not separately) with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The Agreement provides that the Cash Consideration will be calculated as follows: (i) $70.00 in cash, plus (ii) the Cash Collar Adjustment Amount (as defined below) plus (iii) the Preferred Reduction Adjustment Amount (as defined below). The Agreement provides that the Cash Collar Adjustment Amount will be calculated as follows, in each case rounded to the nearest whole cent: (i) if the Average Parent Stock Price1 is less than $47.10, then an amount equal to $2.82, (ii) if the Average Parent Stock Price is greater than or equal to $47.10 but less than $58.88, then the result of the Common Exchange Ratio multiplied by the difference of (1) $58.88 minus (2) the Average Parent Stock Price; and (iii) if the Average Parent Stock Price is greater than or equal to $58.88, then an amount equal to zero. The Agreement provides that the Common Exchange Ratio will be 0.2397, subject to adjustment if the aggregate number of Parent Common Shares to be issued in connection with the Merger would exceed 19.9% of the Parent Common Shares issued and outstanding immediately prior to the effective time of the Merger (in which case the Cash Consideration will be correspondingly increased). The Agreement provides that the Preferred Exchange Ratio will be 0.6356, subject to reduction (at Parent's election) by the amount by which the Cash Consideration is correspondingly increased (such amount, the “Preferred Reduction Adjustment Amount”). The Cash Consideration and Stock Consideration will be subject to certain adjustment procedures as described in this paragraph and set forth in the Agreement, as to which we express no view or opinion.

[1]	“Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive Trading Days (as defined in the Agreement) ending on (and including) the Trading Day that is three Trading Days prior to the date of the effective time of the Merger.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction, including by participating in certain of the negotiations leading to the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement (including in respect of the Company's proposed acquisition by affiliates of Clayton, Dubilier & Rice, LLC (since terminated) for which we received compensation from the Company), we have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Merger Sub and we have not received any compensation from Parent or Merger Sub during such period. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates' directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement sent January 8, 2020 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 28, 2018, December 29, 2017 and December 30, 2016 and Annual Reports on Form 10-K of the Parent for the years ended December 31, 2018, December 31, 2017 and December 31, 2016; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company and Parent prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Parent, including certain financial forecasts, analyses and projections relating to Parent prepared by management of Parent and furnished to us by the Company for purposes of our analysis (the “Parent Forecasts”) (collectively, the “Parent Internal Data”); and (viii) and certain cost savings and operating synergies projected by the management of the Company to result from the Transaction furnished to us by the Company for purposes of our analysis (the “Synergies”). We have also participated in discussions with members of the senior management and representatives of the Company and Parent regarding their assessment of the Company Internal Data, the Parent Internal Data and the Synergies, as appropriate. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Parent and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including, without limitation, the Company Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and, that the Parent Internal Data (including, without limitation, the Parent Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby, and we have relied, at your direction, on the Company Internal Data, the Parent Internal Data and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or Parent. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or Parent, or the ability of the Company or Parent to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company's underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders of the Shares pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of Parent Common Shares or Parent Preferred Shares actually will be when issued pursuant to the Transaction or the prices at which the Shares, the Parent Common Shares or the Parent Preferred Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex D

Wells Fargo Securities, LLC
 550 South Tryon Street
Charlotte, NC 28202

CONFIDENTIAL

WELLS FARGO SECURITIES, LLC
FAIRNESS OPINION LETTER:

January 10, 2020

Anixter International Inc.
2301 Patriot Blvd.
Glenview, IL 60026

Attention: Board of Directors

Members of the Board of Directors:

You have requested, in your capacity as the Board of Directors (the “Board”) of Anixter International Inc. (the “Company”), our opinion with respect to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (“Company Common Stock”), of the Company of the Consideration (as defined below) to be received by such holders in the proposed merger (the “Transaction”) of the Company with a wholly- owned subsidiary of WESCO International, Inc. (the “Acquiror”). We understand that, among other things, pursuant to an Agreement and Plan of Merger, dated as of January 10, 2020, (the “Agreement”), between Acquiror, Warrior Merger Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company, the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its subsidiaries or Appraisal Shares (as defined in the Agreement), will be converted into the right to receive 0.2397 shares of common stock, par value $0.01 per share, of Acquiror (“Acquiror Common Stock”) (the “Common Stock Consideration”), 0.6356 depositary shares, each representing a 1/1,000th interest in a share of fixed-rate reset cumulative perpetual preferred stock of Acquiror, series A, $25,000 stated amount per whole preferred share (“Acquiror Preferred Stock”) (the “Preferred Stock Consideration”), and $70.00 in cash (the “Cash Consideration”, and collectively with the Common Stock Consideration and Preferred Stock Consideration, the “Consideration”).

In preparing our opinion, we have:

•	reviewed the Agreement;
•	reviewed certain publicly available business and financial information relating to the Company and the Acquiror and the industries in which they operate;
•	compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant, and compared current and historic market prices of the Company Common Stock and the Acquiror Common Stock with similar data for such other companies;
•	compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other business combinations that we deemed relevant;
•	reviewed the current and historic market prices of the preferred stock of certain other companies we deemed relevant;
•	reviewed certain internal financial analyses and forecasts for the Company (the “Company Projections”) and the Acquiror (the “Acquiror Projections”) prepared by the managements of the Company and the Acquiror and, in the case of the Acquiror Projections, as modified by the management of the Company;

•	discussed with the management of the Company and the Acquiror certain aspects of the Transaction, the business, financial condition and prospects of the Company, the effect of the Transaction on the business, financial condition and prospects of the Company, and certain other matters that we deemed relevant; and
•	considered such other financial analyses and investigations and such other information that we deemed relevant.

In giving our opinion, we have assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or the Acquiror or otherwise reviewed by us. We have not independently verified any such information, and pursuant to the terms of our engagement by the Company, we did not assume any obligation to undertake any such independent verification. In relying on the Company Projections and Acquiror Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future performance and financial condition of the Company and the Acquiror. We express no view or opinion with respect to the Company Projections or the Acquiror Projections or the assumptions upon which they are based. We have assumed that any representations and warranties made by the Company and the Acquiror in the Agreement or in other agreements relating to the Transaction will be true and accurate in all respects that are material to our analysis and that the Company will have no exposure for indemnification pursuant to the Agreement or such other agreements that would be material to our analysis.

We have also assumed that the Transaction will have the tax consequences described in discussions with, and materials provided to us by, the Company and its representatives. We also have assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Acquiror or the contemplated benefits of the Transaction. We have also assumed that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not made any independent evaluation, inspection or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. We have not evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Our opinion only addresses the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. Furthermore, we express no opinion as to any other aspect or implication (financial or otherwise) of the Transaction, or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, executive compensation or other similar professional advice and have relied upon the assessments of the Company and its advisors with respect to such advice.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, notwithstanding that any such subsequent developments may affect this opinion. Our opinion does not address the relative merits of the Transaction as compared to any alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction. We are not expressing any opinion as to the price at which Company Common Stock, Acquiror Common Stock or Acquiror Preferred Stock may be traded at any time.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for such services, a substantial portion of which is contingent upon the consummation of the Transaction. We will also become entitled to receive a fee upon the announcement of the Transaction. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement.

During the two years preceding the date of this opinion, we and our affiliates have had investment or commercial banking relationships with the Company, for which we and such affiliates have received customary fees. Such relationships have included acting as joint bookrunner on an offering of debt securities by the Company in October 2018. We or our affiliates are also an agent and a lender to one or more of the credit facilities of the Company, and the Acquiror and certain of its affiliates. We and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of business, we and our affiliates may trade or otherwise effect transactions in the securities or other financial instruments (including bank loans or other obligations) of the Company, the Acquiror and certain of their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

This letter is for the information and use of the Board (in its capacity as such) in connection with its evaluation of the Transaction. This opinion does not constitute advice or a recommendation to any stockholder of the Company or any other person as to how to vote or act on any matter relating to the proposed Transaction or any other matter. This opinion may not be used or relied upon for any other purpose without our prior written consent, nor shall this opinion be disclosed to any person or quoted or referred to, in whole or in part, without our prior written consent. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written consent. The issuance of this opinion has been approved by a fairness committee of Wells Fargo Securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

WELLS FARGO SECURITIES, LLC

Annex E

THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by WESCO immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of January 10, 2020, by and among WESCO International, Inc., a Delaware corporation (“Parent”), and the stockholders of Anixter International Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A.   Concurrently with the execution and delivery of this Agreement, the Company is terminating that certain Second Amended and Restated Agreement and Plan of Merger, by and among CD&R Arrow Parent, LLC, CD&R Arrow Merger Sub, Inc., and the Company, dated as of January 1, 2020 (the “CD&R Merger Agreement”) in accordance with its terms, and Parent will pay in full, on behalf of Warrior Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and/or the Company, the Company Termination Fee (as defined in the CD&R Merger Agreement) to CD&R Arrow Parent pursuant to Section 6.06(b) of the CD&R Merger Agreement.

B.   Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”).

C.   As of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Common Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”).

D.   As an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.   Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.   Agreement to Not Transfer the Covered Shares.

2.1   No Transfer of Covered Shares. Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than (i) with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion) or (ii) with respect to the Covered Shares set forth on Schedule A hereto, pursuant to and as currently required by pledge arrangements with a third party banking institution in existence as of the date of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever; provided, however, that any Stockholder may Transfer any such Covered Shares to (i) any other Stockholder or any Affiliate of any such Stockholder, (ii) any family member (including a trust for such family member’s benefit) of such Stockholder or (iii) any charitable foundation or organization, in each case only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder; provided, however, that notwithstanding anything to the contrary herein, Stockholders shall be permitted to Transfer by gift an aggregate of not more than 600,000 Covered Shares to any charitable foundations or organizations without any restrictions hereunder; provided further, that any such Transfers after the date hereof by any Stockholder to the Zell Family Foundation shall not be deemed to be Covered Shares and shall not be subject to the terms and conditions of this Agreement.

2.2   Update of Beneficial Ownership Information. Promptly following the written request of Parent, or upon a Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Common Stock after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its Affiliates that acquires any shares of Common Stock on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder.

3.   Agreement to Vote the Covered Shares.

3.1   Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a)   in favor of the adoption of the Merger Agreement; and

(b)   against (A) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VII of the Merger Agreement not being satisfied on a timely basis, (B) any Company Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (C) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

3.2   Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3   Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

3.4   Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time, a Governmental Entity enters an order restraining, enjoining or otherwise prohibiting the Stockholders or their Affiliates from taking any action pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement, then (i) the obligations of each Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (ii) each Stockholder shall cause the Covered Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested.

3.5   Without limiting the obligations of the Stockholders under this Agreement, but only in the event and in each case that such Stockholder fails to be counted as present or fails to vote all of such Stockholder’s Covered Shares in accordance with this Agreement or except as provided in Section 3.4 above, then in such event each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact the officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other Person designated in writing by Parent (collectively, the “Proxy Holders”), each of them individually, with full power of substitution, to vote such Stockholder’s Covered Shares in accordance with this Agreement and, in the discretion of the Proxy Holders, with respect to any proposed postponements or adjournments of meetings of the Company’s stockholders at which any of the matters described in this Agreement are to be considered. This proxy is coupled with an interest and shall be irrevocable, and each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder’s Covered Shares. Notwithstanding anything to the contrary in this Agreement, the proxy granted by this Section 3.4 shall terminate and be of no further force and effect upon the Expiration Time.

4.   Waiver of Appraisal Rights. Each Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder.

5.   No Solicitation.

5.1    From and after the date of this Agreement until the Expiration Time, each Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations being conducted with any persons other than Parent with respect to any Company Takeover Proposal. In addition, each Stockholder (solely in the capacity as a stockholder of the Company) agrees to be subject to Section 5.03 of the Merger Agreement as if each were the “Company” thereunder (including with respect to the obligations to notify Parent promptly, and in any event within 24 hours of receipt, in writing of any Company Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Company Takeover Proposal and the identity of the Person or group of Persons making such Company Takeover Proposal or inquiry and to provide unredacted copies of all material correspondence and proposed transaction documents, including any financing documents, received by such Stockholder in connection with such Company Takeover Proposal or inquiry, or, if communicated orally, a summary of the material terms of such oral communication, and to otherwise keep Parent informed on a current basis of the status of any such Company Takeover Proposal or inquiry, including any material developments or change to the material terms thereof).

5.2   Notwithstanding the foregoing, from and after the date of the Merger Agreement until the Expiration Time and if the Company is permitted, pursuant to Sections 5.03(b) or 5.03(c) of the Merger Agreement, to have discussions or negotiations in response to a Company Takeover Proposal that did not result from a breach (other than a breach that is immaterial and unintentional) of Section 5.03(b) of the Merger Agreement, each Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with such person making such Company Takeover Proposal, to the same extent as the Company is permitted to do so under Sections 5.03(b) or 5.03(c) of the Merger Agreement, subject to compliance by such Stockholder with the last sentence of Section 5.1 above.

6.   No Legal Action. Each Stockholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by any of the Stockholders (or their performance hereunder solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that any of the Stockholders have (or may be alleged to have) to the Company or to the other holders of the Common Stock.

7.    Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way, or shall require any Stockholder to attempt to limit or affect any actions taken by any of Stockholder’s designee(s) serving on the Company Board or any such Stockholder in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s capacity as a director of the Company. No action taken (or omitted to be taken) in any such capacity as director, officer or employee shall be deemed to constitute a breach of this Agreement.

8.   Notice of Certain Events. Each Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9.   Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

9.1   Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.5 hereof. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2   Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or (ii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. Except for the Covered Shares subject to the pledge arrangements as set forth on Schedule A hereto, the Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of the Company) other than the Owned Shares.

9.3   No Conflict; Consents.

(a)   The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (a) conflict with or violate any Laws applicable to the Stockholder, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject; provided, however, that the parties acknowledge and agree that a portion of the Covered Shares are subject to existing pledge arrangements (as set forth on Schedule A hereto) and may be subject to Transfer in the event of a default under such pledge arrangements. As of the date hereof, there is no event of default (or event that with notice or lapse of time or both would become a default) under any such pledge arrangements.

(b)   No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4   Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

10.   Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

10.1    Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2    No Conflict; Consents.

(a)   The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (a) conflict with or violate any Laws applicable to Parent, or (b) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b)   No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Entity or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3   Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11.   Miscellaneous.

11.1   No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2   Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3    Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

11.4   Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

11.5   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing, shall be sent by e-mail of a .pdf attachment (providing confirmation of transmission), by reliable overnight delivery service (with proof of service) or by hand delivery, and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day:

(i)   if to the Stockholder, to the address for notice set forth on Schedule A hereto, with a copy to:

Equity Group Investments
2 N. Riverside Plaza, Suite 600
Chicago, IL 60606
Attn: Joseph Miron
Email: jmiron@egii.com

and

Neal, Gerber & Eisenberg LLP
2 N. LaSalle Street, Suite 1700
Chicago, IL 60602
Attn: David S. Stone
Email: dstone@nge.com

(ii) if to Parent, to:

WESCO International, Inc.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219
Attn: Diane Lazzaris
Email: dlazzaris@wescodist.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email: AOEmmerich@wlrk.com; JLRobinson@wlrk.com
Attention: Adam O. Emmerich; John L. Robinson

(iii) if to Company, to:

Anixter International Inc.
2301 Patriot Blvd
Glenview, IL 60026

Email: justin.choi@anixter.com
Attention: Justin Choi

with a copy to:

Sidley Austin LLP
787 7th Avenue
New York, NY 10019
Email: irotter@sidley.com; gsaltarelli@sidley.com
Attention: Irving L. Rotter; Gabriel Saltarelli

11.6   Venue; Waiver of Jury Trial.

(a)   Each of the parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Proceeding arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such Proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such Proceeding will be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Proceeding against any other party arising out of or relating to this Agreement, any of the transactions contemplated hereby or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any Proceeding so brought. The parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

(b)   Each of the parties agrees that service of any process, summons, notice or document in accordance with Section 11.5 will be effective service of process for any Proceeding brought against it by the other party in connection with this Section 11.6; provided, however, that nothing contained herein will affect the right of any party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 11.6 will not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.6 and will not be deemed to confer rights on any Person other than the parties.

(c)   EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

11.7   Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

11.8   Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.9   Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

11.10   Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.11   Entire Agreement. This Agreement, including the Schedules hereto, constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such subject matter. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.12   Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholders’ execution and delivery of this Agreement.

11.13   Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the generality of the foregoing”. When used in this Agreement, the term “or” shall be construed in the inclusive sense of “and/or”. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.14   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.15   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.16   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

11.17   Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.18   Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.19   Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earliest to occur of (i) the Expiration Time or (ii) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Article XI shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

WESCO INTERNATIONAL, INC.

By:	/s/ David S. Schulz
Name: David S. Schulz
Title: Senior Vice President and Chief Financial Officer

SAMUEL ZELL REVOCABLE TRUST

By:	/s/ Samuel Zell
Name: Samuel Zell
Title: Trustee

ZELL FAMILY FOUNDATION

By:	/s/ Samuel Zell
Name: Samuel Zell
Title: President

SAMSTOCK/SZRT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMSTOCK/SIT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMSTOCK/ZFT, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SAMSTOCK/ALPHA, L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

KMJZ INVESTMENTS L.L.C.

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

SZ INTERVIVOS QTIP TRUST

By:	Chai Trust Company, LLC, its Trustee

By:	/s/ Philip G. Tinkler
Name: Philip G. Tinkler
Title: Vice President

Schedule A

Name	Owned Shares*	Address	Shares Subject to Pledge Arrangement**
Samuel Zell Revocable Trust	14,666	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	7,333
Samstock/SZRT, L.L.C.	1,449,432	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	724,716
Samstock/SIT, L.L.C.	362,147	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	330,634
KMJZ Investments L.L.C.	526,277	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	0
Samstock/ZFT, L.L.C.	55,588	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	55,588
Samstock/Alpha, L.L.C.	55,587	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	55,587
SZ Intervivos QTIP Trust	28,700	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	0
Zell Family Foundation	1,147,940	2 N. Riverside Plaza, Suite 600, Chicago, IL 60606	0
*	If any additional shares of Common Stock are owned by any of the Stockholders as of the date of this Agreement, such shares shall be automatically deemed to be “Owned Shares” notwithstanding the contents of this Schedule A other than any additional shares of Common Stock acquired by the Zell Family Foundation after the date of this Agreement.
**	The shares of Common Stock set forth in this column are subject to existing pledge arrangements entered into by the applicable Stockholders in connection with stock loan agreements prior to the date of this Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. The WESCO charter provides, among other things, that the personal liability of WESCO’s directors is so eliminated.

Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

The WESCO bylaws provides that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of WESCO, or is or was serving or has agreed to serve at the request of WESCO as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. WESCO may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that the person is or was or has agreed to become an employee or agent of WESCO, or is or was serving or has agreed to serve at the request of WESCO as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit, or proceeding and any appeal therefrom, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of WESCO and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of WESCO to procure a judgment in its favor (1) such indemnification will be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to WESCO unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

WESCO is also authorized to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer, or is or was serving at its request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not WESCO would have the power to indemnify such person against such liability under the DGCL, provided that such insurance is available on acceptable terms, which determination will be made by a vote of a majority of the entire WESCO Board.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of that agreement and solely for the benefit of the parties to that agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, as well as by information contained in certain filings and documents incorporated by reference in the registration statement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, in the case of the merger agreement, such representations and warranties (1) will not survive completion of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement, except as set forth in the merger agreement or as result of fraud or an intentional breach, and (2) were made only as of the dates specified in the merger agreement. Accordingly, the merger agreement is not included to provide investors with any factual information regarding the parties or their respective businesses.

WESCO and Anixter acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about WESCO and Anixter may be found elsewhere in the registration statement and WESCO’s and Anixter’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See “Where You Can Find More Information” beginning on page [      ].

EXHIBIT INDEX

Exhibit	Description
2.1†
Agreement and Plan of Merger, dated as of January 10, 2020, by and among WESCO International, Inc., Warrior Merger Sub, Inc. and Anixter International Inc. (included as Annex A to the proxy statement/prospectus contained in this registration statement).

3.1	Restated Certificate of Incorporation of WESCO International, Inc. (incorporated by reference to Exhibit 3.1 to WESCO’s Registration Statement on Form S-4 dated September 28, 2001 (No. 333-70404)).
3.2
Certificate of Amendment of Certificate of Incorporation to Restated Certificate of Incorporation of WESCO International, Inc. (incorporated by reference to Exhibit 3.1 to WESCO’s Current Report on Form 8-K, dated May 29, 2014).

3.3	Form of Certificate of Designations with respect to the WESCO Series A Preferred Stock (included as Annex B to the statement/prospectus contained in this registration statement).
3.4	Amended and Restated By-Laws of WESCO International, Inc., effective as of May 29, 2014 (incorporated by reference to Exhibit 3.2 to WESCO’s Current Report on Form 8-K, dated May 29, 2014).
4.1	Form of Certificate of Designations with respect to the WESCO Series A Preferred Stock (included as Annex B to the statement/prospectus contained in this registration statement).
4.2*
Form of Deposit Agreement, by and among WESCO, Computershare Inc. and Computershare Trust Company, N.A., acting jointly as the depositary, and the holders from time to time of the Depositary Receipts described therein (included as Annex [ ] to the proxy statement/prospectus contained in this registration statement).

4.3*	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.2).
4.4
Indenture, dated November 26, 2013, among WESCO Distribution, Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated November 27, 2013).

4.5	Form of 5.375% Unrestricted Note due 2021 (incorporated by reference to Exhibit A-2 to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated November 27, 2013).
4.6
Indenture, dated June 15, 2016, among WESCO Distribution and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated June 15, 2016).

4.7	Form of 5.375% Unrestricted Note due 2024 (incorporated by reference to Exhibit A-2 to Exhibit 4.1 to WESCO’s Current Report on Form 8-K, dated June 15, 2016).
5.1	Form of Opinion of Wachtell, Lipton, Rosen & Katz regarding the legality of securities being registered.

Exhibit	Description
10.1
Voting and Support Agreement, dated January 10, 2020, between WESCO International, Inc. and the stockholders of Anixter International Inc. listed on Schedule A thereto (included as Annex F to the proxy statement/prospectus contained in this registration statement).

23.1	Consent of Wachtell, Lipton, Rosen & Katz (to be included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of WESCO International, Inc.
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm of Anixter International Inc.
99.1	Form of Proxy Card of Anixter International Inc.
99.2	Consent of Centerview Partners LLC.
99.3	Consent of Wells Fargo Securities, LLC.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.
*	To be filed by amendment.
Item 22.	Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act of 1933 or other than prospectuses filed in reliance on Rule 430A under the Securities Act of 1933, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pittsburgh, Pennsylvania, on February 7, 2020.

WESCO INTERNATIONAL, INC.

By:	/s/ John J. Engel
Name: John J. Engel
Title: Chairman, President and Chief Executive Officer
Signature	Title

/s/ John J. Engel	Chairman, President and Chief Executive Officer (Principal Executive Officer)
John J. Engel

/s/ David S. Schulz	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
David S. Schulz

/s/ Matthew J. Espe	Director
Matthew J. Espe

/s/ Bobby J. Griffin	Director
Bobby J. Griffin

/s/ John K. Morgan	Director
John K. Morgan

/s/ Steven A. Raymund	Director
Steven A. Raymund

/s/ James L. Singleton	Director
James L. Singleton

/s/ Easwaran Sundaram	Director
Easwaran Sundaram

/s/ Laura K. Thompson	Director
Laura K. Thompson

/s/ Lynn M. Utter	Director
Lynn M. Utter